                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant /X/                     Check the appropriate box:
Filed by a Party other than the Registrant / /  / / Preliminary Proxy Statement
                                                / / Confidential, For Use of the Com-
                                                    mission Only (as permitted by
                                                    Rule 14a-6(e)(2))
                                                /X/ Definitive Proxy Statement
                                                / / Definitive Additional Materials
                                                / / Soliciting Material Pursuant to Rule
                                                    14a-11(c) or Rule 14a-12


                         SULLIVAN DENTAL PRODUCTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/ / No fee required.

/X/ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


(1) Title of each class of securities to which transaction applies:

    Common Stock, par value $.01 of Henry Schein, Inc. (the "Schein Common
    Stock")

--------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

    658,455 (the additional shares of Schein Common Stock to be registered)

--------------------------------------------------------------------------------


(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$35.81, the average of the high and low prices of the Schein Common Stock on the Nasdaq National Market on September 16, 1997

--------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

$23,579,273.55 (value of  the additional shares)

--------------------------------------------------------------------------------

(5) Total fee paid:

$0 (all fees payable in connection with this transaction have been paid by Henry Schein, Inc. in connection with (i) the filing of preliminary proxy material on September 9, 1997 ($52,792) and (ii) the simultaneous filing of a Registration Statement on Form S-4 ($34,334.82))


--------------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials:

$0 (see Item 5 above)

--------------------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


(1) Amount previously paid:

(See item 5 above)
--------------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------------

(3) Filing Party:

--------------------------------------------------------------------------------

(4) Date Filed:

--------------------------------------------------------------------------------

                                [SULLIVAN LOGO]
                         SULLIVAN DENTAL PRODUCTS, INC.
                           10920 WEST LINCOLN AVENUE
                          WEST ALLIS, WISCONSIN 53227

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of the Shareholders of Sullivan Dental Products, Inc., a Wisconsin corporation ('Sullivan'), to be held on Wednesday, November 12, 1997 at 9:00 a.m., local time, at The Wyndham Hotel, 139 East Kilbourn Avenue, Milwaukee, Wisconsin 53202.

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated August 3, 1997 (the 'Merger Agreement'), by and among Sullivan, Henry Schein, Inc., a Delaware corporation ('Schein'), and HSI Acquisition Corp., a Wisconsin corporation and a wholly-owned subsidiary of Schein ('Merger Sub'), and the transactions contemplated thereby, pursuant to which Merger Sub will be merged with and into Sullivan (the 'Merger'). A copy of the Merger Agreement is attached as Annex I to this Joint Proxy Statement/Prospectus. At the effective time of the Merger, each share of Sullivan common stock will be converted into the right to receive
0.735 shares of Schein's common stock.

     I strongly support the Merger of Sullivan with Schein and join with all the other members of the Board in enthusiastically recommending the Merger to you. We urge you to vote in favor of approval of the Merger Agreement and the transactions contemplated thereby.

     Cleary Gull Reiland & McDevitt Inc., Sullivan's financial advisor in connection with the Merger, has delivered to the Board of Directors its written opinion that the consideration to be received by Sullivan's shareholders pursuant to the Merger Agreement is fair, from a financial point of view, to Sullivan's shareholders.

     Enclosed are a Notice of Special Meeting of Shareholders and a Joint Proxy Statement/Prospectus, which describes the Merger and the background of the Merger. You are urged to read all of these materials carefully. The Board of Directors has fixed the close of business on September 17, 1997 as the record date for the Special Meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof.

     THE BOARD OF DIRECTORS OF SULLIVAN HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF SULLIVAN AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY ADOPTED AND APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF APPROVING THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

     It is extremely important that your shares be represented at the Special Meeting, whether or not you plan to attend personally. Accordingly, please complete, date, sign and return the enclosed proxy card promptly and return it in the enclosed prepaid envelope. If you are present at the Special Meeting you may, if you wish, withdraw your proxy and vote in person.


                                          Very truly yours,


                                          ROBERT J. SULLIVAN
                                          Chairman

                            SULLIVAN DENTAL PRODUCTS
                           10920 WEST LINCOLN AVENUE
                          WEST ALLIS, WISCONSIN 53227
                      ------------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER 12, 1997
                      ------------------------------------

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Sullivan Dental Products, Inc., a Wisconsin corporation ('Sullivan'), will be held on Wednesday, November 12, 1997 at 9:00 a.m., local time, at The Wyndham Hotel, 139 East Kilbourn Avenue, Milwaukee, Wisconsin 53202, for the following purposes:

          1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated August 3, 1997 (the 'Merger Agreement'), by and among Sullivan, Henry Schein, Inc., a Delaware corporation ('Schein'), and HSI Acquisition Corp., a Wisconsin corporation and a wholly-owned subsidiary of Schein ('Merger Sub'), and the consummation of the transactions contemplated thereby, pursuant to which Merger Sub will be merged with and into Sullivan (the 'Merger') upon the terms and subject to the conditions set forth in the Merger Agreement, as more fully described in the enclosed Joint Proxy Statement/Prospectus. A copy of the Merger Agreement is set forth as Annex I to the attached Joint Proxy Statement/Prospectus.

          2. To transact such other business as may properly be brought before the Special Meeting, or any adjournments or postponements thereof.

     Only shareholders of record at the close of business on September 17, 1997 are entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof.

     Whether or not you plan to attend the Special Meeting, please fill in, sign, date and return the enclosed form of proxy card promptly. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States.

                                          By Order of the Board of Directors


                                          TIMOTHY J. SULLIVAN
                                          Secretary

West Allis, Wisconsin
September 22, 1997

                             JOINT PROXY STATEMENT

                    HENRY SCHEIN, INC.                                     SULLIVAN DENTAL PRODUCTS, INC.
                    SPECIAL MEETING OF                                           SPECIAL MEETING OF
                  STOCKHOLDERS TO BE HELD                                      SHAREHOLDERS TO BE HELD
                   ON NOVEMBER 12, 1997                                         ON NOVEMBER 12, 1997

                               HENRY SCHEIN, INC.
                                   PROSPECTUS
                                   FOR UP TO
               8,029,000 SHARES OF COMMON STOCK, $0.01 PAR VALUE

     This Joint Proxy Statement/Prospectus relates to up to 8,029,000 shares of common stock, par value $ .01 per share ('Schein Common Stock'), of Henry Schein, Inc., a Delaware corporation ('Schein'), offered hereby to the shareholders of Sullivan Dental Products, Inc., a Wisconsin corporation ('Sullivan'), upon consummation of a proposed merger (the 'Merger') of HSI Acquisition Corp., a Wisconsin corporation and a wholly-owned subsidiary of Schein ('Merger Sub'), with and into Sullivan (the 'Merger') pursuant to an Agreement and Plan of Merger, dated August 3, 1997, by and among Schein, Merger Sub and Sullivan (the 'Merger Agreement'). This Joint Proxy Statement/Prospectus also serves as the Joint Proxy Statement of Schein and Sullivan for use in connection with the solicitation of proxies by the Board of Directors of Schein (the 'Schein Board') at the Special Meeting of Stockholders of Schein (the 'Schein Special Meeting') to approve the issuance of shares of Schein Common Stock in the Merger (the 'Share Issuance') and to approve certain amendments to Schein's Amended and Restated Certificate of Incorporation (the 'Schein Certificate of Incorporation') described herein (the 'Schein Certificate of Incorporation Amendments'), and by the Board of Directors of Sullivan (the 'Sullivan Board') at the Special Meeting of Shareholders of Sullivan (the 'Sullivan Special Meeting') to approve the Merger Agreement and the transactions contemplated thereby, in each case among other matters. The Merger Agreement is attached as Annex I to this Joint Proxy Statement/Prospectus.

     Upon consummation of the Merger, each outstanding share of the common stock, par value $.01, of Sullivan (the 'Sullivan Common Stock'), will be converted into the right to receive 0.735 (the 'Exchange Ratio') of a share of Schein Common Stock (with cash in lieu of fractional shares). Each option to acquire Sullivan Common Stock that is outstanding and unexercised at the effective time of the Merger will be converted automatically in the Merger into an option to purchase Schein Common Stock for a number of shares, and at an exercise price, determined by adjusting the original terms of the option to reflect the Exchange Ratio. The Merger is expected to be consummated immediately after the approval of the Merger and the Share Issuance by the stockholders of Sullivan and Schein, respectively.

     The Merger is subject to the approval of the holders of a majority of the outstanding shares of the Sullivan Common Stock and the holders of a majority of the shares of Schein Common Stock voted on the Share Issuance, as well as the satisfaction of certain other conditions, including obtaining certain regulatory approvals. Under the Schein Certificate of Incorporation, the Schein Certificate of Incorporation Amendments will require the affirmative vote of at least 80% of the outstanding shares of Schein Common Stock.

     The Schein Common Stock is listed on the Nasdaq National Market under the symbol 'HSIC.' The last sale price of Schein Common Stock reported on the Nasdaq National Market on August 1, 1997, the last trading day preceding public announcement of the proposed Merger, was $39.00 per share. The Sullivan Common Stock is listed on the Nasdaq National Market under the symbol 'SULL.' The last reported sale price of Sullivan Common Stock reported on the Nasdaq National Market on August 1, 1997 was $22.25 per share. As of August 1, 1997, there were 27,350,241 shares of Schein Common Stock and 10,027,951 shares of Sullivan Common Stock outstanding.

     SEE 'RISK FACTORS' ON PAGE 15 FOR A DESCRIPTION OF CERTAIN FACTORS CONCERNING SCHEIN AND ITS OPERATIONS FOLLOWING THE MERGER.

     This Joint Proxy Statement/Prospectus and forms of proxy are first being mailed to Stockholders on or about September 23, 1997.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION (THE 'COMMISSION') OR ANY STATE SECURITIES COMMISSION,
     NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
      THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS.
              ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The date of this Joint Proxy Statement/Prospectus is September 22, 1997.

                            ------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE BY THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

     NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF SCHEIN OR SULLIVAN SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

                             AVAILABLE INFORMATION

     Schein and Sullivan are subject to the informational requirements of the Securities Exchange Act of 1934 (the 'Exchange Act'). In accordance with the Exchange Act, Schein and Sullivan file reports, proxy statements and other information with the Securities and Exchange Commission (the 'SEC').


     Schein has filed, through the Electronic Data Gathering, Analysis and Retrieval System ('EDGAR'), a Registration Statement on Form S-4 (the 'Registration Statement') with the SEC under the Securities Act of 1933 (the 'Securities Act') with respect to the shares of Schein Common Stock to be issued upon consummation of the Merger. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Copies of the Registration Statement (including such omitted portions) are available from the SEC upon payment of prescribed rates. For further information, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this Joint Proxy Statement/Prospectus relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     This filed material can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC:
Chicago Regional Office (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661) and New York Regional Office (Seven World Trade Center, New York, New York 10048). Copies of such material may be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material can be inspected at the offices of the National Association of Securities Dealers, Inc. (the 'NASD'), 1735 K Street, N.W., Washington, DC 20006. Material filed electronically through EDGAR may also be accessed through the SEC's home page on the World Wide Web at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated by reference in this Joint Proxy Statement/Prospectus:

      (a) Schein's Annual Report on Form 10-K for the year ended December 28, 1996 (File No. 0-27028);

      (b) Schein's Amended Annual Report on Form 10-K/A for the year ended December 28, 1996;

      (c) Schein's Current Report on Form 8-K dated June 24, 1997;

      (d) Schein's Quarterly Report on Form 10-Q for the period ended March 29, 1997;

      (e) Schein's Current Report on Form 8-K dated August 1, 1997;

      (f) Schein's Quarterly Report on Form 10-Q for the period ended June 28, 1997;

      (g) Schein's Registration Statement on Form 8-A dated October 27, 1995;

      (h) Sullivan's Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-18347);

      (i) Sullivan's Quarterly Report on Form 10-Q for the period ended March 31, 1997; and

      (j) Sullivan's Quarterly Report on Form 10-Q for the period ended June 30, 1997.

     All reports and definitive proxy or information statements filed by Schein or Sullivan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the date of the their respective Special Meetings shall be deemed to be incorporated by reference into this Joint Proxy Statement/Prospectus from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated in this Joint Proxy Statement/Prospectus, to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement, shall be deemed so modified or superseded. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus. All information appearing in this Joint Proxy Statement/Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein and should be read together with such information and documents.

     All information contained in this Joint Proxy Statement/Prospectus relating to Schein or Merger Sub has been supplied by Schein, and all information relating to Sullivan has been supplied by Sullivan.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF SULLIVAN COMMON STOCK AND ANY BENEFICIAL OWNER OF SCHEIN COMMON STOCK, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON REQUEST. WITH RESPECT TO SCHEIN'S DOCUMENTS, REQUESTS SHOULD BE DIRECTED TO SCHEIN AT 135 DURYEA ROAD, MELVILLE, NEW YORK 11747, ATTN: MARK E. MLOTEK (TELEPHONE: (516) 843-5500). WITH RESPECT TO SULLIVAN'S DOCUMENTS, REQUESTS SHOULD BE DIRECTED TO SULLIVAN AT 10920 WEST LINCOLN AVENUE, WEST ALLIS, WISCONSIN 53227, ATTN: TIMOTHY J. SULLIVAN (TELEPHONE: (414) 321-8881). IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY NOVEMBER 4, 1997.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
SUMMARY....................................................................................................     1
  Special Meetings.........................................................................................     1
  Required Vote............................................................................................     2
  Proxies..................................................................................................     2
  Certain Significant Considerations.......................................................................     2
  The Merger...............................................................................................     3
  Irrevocable Proxy and Termination Rights Agreement.......................................................     7
  Regulatory Matters.......................................................................................     7
  Certain Tax Consequences of the Merger...................................................................     8
  Anticipated Accounting Treatment.........................................................................     8
  Comparison of Stockholder Rights.........................................................................     8
  Market Price Data........................................................................................     8
  Summary Consolidated Historical Financial Information and Operating Data.................................     9
  Schein Summary Consolidated Historical Financial Information and Operating Data..........................    10
  Sullivan Summary Historical Financial Information........................................................    12
  Summary Unaudited Pro Forma Combined Financial Information...............................................    13
  Comparative Unaudited Per Share Data.....................................................................    14

RISK FACTORS...............................................................................................    15
  Fixed Exchange Ratio.....................................................................................    15
  Difficulty of Integration of Operations Following the Merger; Loss of Sales Representatives and
     Suppliers.............................................................................................    15
  Interests of Certain Persons in the Merger...............................................................    15
  Irrevocable Proxy and Termination Rights Agreement.......................................................    16
  Competition..............................................................................................    16
  Expansion of Schein Through Acquisitions and Joint Ventures..............................................    16
  Minority Status of Former Sullivan Shareholders; Control by Insiders.....................................    17
  Fluctuations in Quarterly Earnings.......................................................................    17
  Practice Management Software and Other Value Added Products..............................................    18
  Foreign Operations.......................................................................................    18
  Dependence on Senior Management..........................................................................    18
  Changes in Healthcare Industry...........................................................................    18
  Government Regulation....................................................................................    19
  Risk of Product Liability Claims and Insurance...........................................................    19
  Cost of Shipping.........................................................................................    19
  Reliance on Telephone and Computer Systems...............................................................    19
  State Sales Tax Collection...............................................................................    19
  Potential Volatility of Schein Common Stock Prices.......................................................    20
  Anti-takeover Provisions; Possible Issuance of Preferred Stock...........................................    20
  Shares Eligible for Future Sale..........................................................................    20
  Reorganization...........................................................................................    21

SULLIVAN SPECIAL MEETING...................................................................................    21
  General..................................................................................................    21
  Approval of the Merger...................................................................................    21
  Record Date; Shares Entitled to Vote.....................................................................    22

  Required Vote............................................................................................    22
  Proxies; Proxy Solicitation..............................................................................    22

SCHEIN SPECIAL MEETING.....................................................................................    23
  General..................................................................................................    23
  Approval of the Share Issuance...........................................................................    23
  Approval of the Schein Certificate of Incorporation Amendments...........................................    23
  Intended Appointees to the Schein Board..................................................................    25
  Record Date; Shares Entitled to Vote.....................................................................    26
  Required Vote............................................................................................    26
  Proxies; Proxy Solicitation..............................................................................    26

                                                                                                              PAGE
                                                                                                              ----
THE MERGER.................................................................................................    27
  Background of the Merger.................................................................................    27
  Consideration and Recommendation of the Merger by the Sullivan Board.....................................    28
  Schein's Reasons for the Merger..........................................................................    30
  Opinion of Cleary Gull...................................................................................    31
  Opinion of Smith Barney Inc..............................................................................    35
  Effective Time...........................................................................................    39
  Exchange Ratio...........................................................................................    39
  Exchange Agent; Exchange Procedures; Distributions with Respect to Unexchanged Shares; No Further
     Ownership Rights in Sullivan Common Stock; No Fractional Shares of Schein Common Stock................    39
  Admission for Trading on Nasdaq National Market..........................................................    41
  Cessation of Nasdaq National Market Trading and Deregistration of Sullivan Common Stock After the
     Merger................................................................................................    41
  Certain Significant Considerations.......................................................................    41
  Certain Tax Consequences of the Merger...................................................................    41
  Anticipated Accounting Treatment.........................................................................    42
  Irrevocable Proxy and Termination Rights Agreement.......................................................    42
  Interests of Certain Persons in the Merger...............................................................    43
  Operations After the Merger..............................................................................    45
  Dividends................................................................................................    45
  Treatment of Sullivan Stock Options......................................................................    46
  Right of the Sullivan Board to Withdraw Recommendation...................................................    46
  Regulatory Filings and Approvals.........................................................................    46
  Resale of Schein Common Stock Received in the Merger.....................................................    46

DESCRIPTION OF SCHEIN......................................................................................    47
  General..................................................................................................    47
  Reorganization...........................................................................................    48

MANAGEMENT OF SCHEIN.......................................................................................    50
  Directors and Executive Officers.........................................................................    50
  Background of Directors and Executive Officers...........................................................    50

DESCRIPTION OF SULLIVAN....................................................................................    53

  Sales and Service........................................................................................    53
  Sources of Supply........................................................................................    53

COMPARATIVE STOCK PRICES AND DIVIDENDS.....................................................................    54
  Schein Common Stock......................................................................................    54
  Sullivan Common Stock....................................................................................    55

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS................................................    56

SCHEIN CONSOLIDATED SELECTED HISTORICAL FINANCIAL INFORMATION AND OPERATING DATA...........................    63

SCHEIN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...............    66
  Overview.................................................................................................    66
  Recent Developments......................................................................................    66
  Results of Operations....................................................................................    68
  Six Months Ended June 28, 1997 Compared to Six Months Ended June 29, 1996................................    68
  1996 Compared to 1995....................................................................................    69
  1995 Compared to 1994....................................................................................    70
  Inflation................................................................................................    71
  Risk Management..........................................................................................    71
  Liquidity and Capital Resources..........................................................................    72
  Effect of Recently Issued Accounting Standards...........................................................    73

SULLIVAN SELECTED HISTORICAL FINANCIAL INFORMATION.........................................................    74

                                                                                                              PAGE
                                                                                                              ----
SULLIVAN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............    76
  Results of Operations....................................................................................    76
  Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996................................    76
  Fiscal 1996 Compared to Fiscal 1995......................................................................    76
  Fiscal 1995 Compared to Fiscal 1994......................................................................    77
  Liquidity and Capital Resources..........................................................................    77
  New Accounting Pronouncements............................................................................    78

TERMS OF THE MERGER AGREEMENT..............................................................................    79
  The Merger; Exchange and Conversion of Shares............................................................    79
  Exchange of Share Certificates...........................................................................    79
  Treatment of Sullivan Stock Options......................................................................    80
  Effective Time...........................................................................................    80
  Termination Rights.......................................................................................    81
  Certain Fees and Expenses................................................................................    82
  Condition to the Merger..................................................................................    82
  Representations and Warranties...........................................................................    83
  Indemnification; Officers' and Directors' Liability Insurance............................................    83
  Certain Covenants of Sullivan............................................................................    84
  Certain Covenants of Schein..............................................................................    84
  Certain Covenants of Sullivan and Schein.................................................................    85

  No Solicitation of Other Offers..........................................................................    85
  Solicitation of Employees................................................................................    86
  Amendments...............................................................................................    86

COMPARISON OF RIGHTS OF STOCKHOLDERS OF SULLIVAN AND SCHEIN................................................    87
  Certain Provisions of Delaware and Wisconsin Law.........................................................    87
  Authorized Capital Stock.................................................................................    87
  Directors................................................................................................    88
  Number of Directors; Cumulative Voting...................................................................    88
  Removal of Directors; Filling Vacancies on the Board of Directors........................................    88
  Transactions with Interested Directors...................................................................    89
  Limitation on Directors' Liability; Indemnification......................................................    89
  Meetings of Stockholders.................................................................................    90
  Quorum For Stockholder Meetings..........................................................................    91
  Stockholder Voting Requirements Generally................................................................    91
  Stockholder Action By Written Consent....................................................................    91
  Supermajority Provisions.................................................................................    91
  Stockholder Voting In Certain Significant Transactions; Takeover Legislation.............................    92
  Statutory Stockholder Liability..........................................................................    93
  Derivative Actions.......................................................................................    93
  Dissenters' Rights and Appraisal Rights..................................................................    93
  Stockholder Inspection of Books and Records..............................................................    94
  Loans to Directors.......................................................................................    94
  Amendment or Repeal of the Certificates and By-laws......................................................    94
  Dividend Declarations....................................................................................    95

EXPERTS....................................................................................................    95

LEGAL MATTERS..............................................................................................    95

ANNEX I--Agreement and Plan of Merger
ANNEX II--Opinion of Cleary Gull Reiland & McDevitt Inc.
ANNEX III--Opinion of Smith Barney Inc.
ANNEX IV--Current Article FIFTH of the Schein Certificate of Incorporation

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, in the attached Annexes and in the documents incorporated herein by reference. Stockholders are urged to read carefully this Joint Proxy Statement/Prospectus and the attached Annexes in their entirety.

     This Joint Proxy Statement/Prospectus relates to the proposed issuance (the 'Share Issuance') of up to 8,029,000 shares of the common stock, par value $.01 (the 'Schein Common Stock'), of Henry Schein, Inc., a Delaware corporation ('Schein'), in connection with the proposed merger (the 'Merger') of HSI Acquisition Corp., a Wisconsin corporation and a wholly-owned subsidiary of Schein ('Merger Sub'), with and into Sullivan Dental Products, Inc., a Wisconsin corporation ('Sullivan'), pursuant to an Agreement and Plan of Merger dated August 3, 1997 (the 'Merger Agreement'). As a result of the Merger, Sullivan will become a wholly-owned subsidiary of Schein. At the effective time of the Merger (the 'Effective Time'), each outstanding share of common stock, par value $.01, of Sullivan (the 'Sullivan Common Stock'), will be converted into the right to receive 0.735 shares of Schein Common Stock. The exchange ratio of
0.735 shares of Schein Common Stock for each share of Sullivan Common Stock is hereinafter referred to as the 'Exchange Ratio'.

     Based upon the Exchange Ratio and the closing sales price of a share of Schein Common Stock on September 18, 1997, as reported on the Nasdaq National Market, each outstanding share of Sullivan Common Stock would have been converted into Schein Common Stock with a then current market value of $26.46 had the Merger been consummated on that date, and the aggregate then current market value of the shares of Schein Common Stock issued in the Merger (7,560,738 shares assuming no change in the number of shares of Sullivan Common Stock outstanding as of the Record Date as a result of the exercise of outstanding options to purchase Sullivan Common Stock) would have been $272,186,568.

SPECIAL MEETINGS

     A Special Meeting of the shareholders of Sullivan will be held at 9:00 a.m., local time, on Wednesday, November 12, 1997 (the 'Sullivan Special Meeting'), at The Wyndham Hotel, 139 East Kilbourn Avenue, Milwaukee, Wisconsin 53202. Only holders of record of Sullivan Common Stock at the close of business on September 17, 1997 (the 'Sullivan Record Date') will be entitled to notice of, and to vote at, the Sullivan Special Meeting. At the Sullivan Special Meeting, the holders of Sullivan Common Stock will be asked to consider and vote upon the approval of the Merger Agreement, a copy of which is attached as Annex I to this Joint Proxy Statement/Prospectus. The holders of Sullivan Common Stock will also transact such other business as may properly come before the Sullivan Special Meeting. See 'SULLIVAN SPECIAL MEETING--Approval of the Merger.'


     A Special Meeting of the stockholders of Schein will be held at 10:00 a.m., local time, on Wednesday, November 12, 1997 (the 'Schein Special Meeting' and, together with the Sullivan Special Meeting, the 'Special Meetings'), at the Huntington Hilton, 598 Broadhollow Road, Melville, New York. Only holders of record of Schein Common Stock at the close of business on September 17, 1997 (the 'Schein Record Date' and together with the Sullivan Record Date, the 'Record Dates'), will be entitled to notice of, and to vote at, the Schein Special Meeting. At the Schein Special Meeting, the holders of Schein Common Stock will be asked to consider and vote upon the approval of the issuance of up to 8,029,000 shares of Schein Common Stock pursuant to the Merger (the 'Share Issuance') and proposed amendments to Schein's Certificate of Incorporation (the 'Schein Certificate of Incorporation Amendments') that would (i) authorize Schein's Board of Directors (the 'Schein Board') to establish from time to time the number of directors constituting the entire Schein Board and enable the Schein Board to amend or repeal certain By-laws, and (ii) reduce certain supermajority voting requirements. The holders of Schein Common Stock will also transact such other business as may properly come before the Schein Special Meeting. If the proposed amendment relating to the Schein Board is adopted, the Schein Board intends to appoint Robert J. Sullivan, Sullivan's Chairman of the Board, and Bruce J. Haber, an Executive Vice President of Schein and President of Schein's Micro Bio-Medics, Inc. subsidiary, to the Schein

Board. See 'SCHEIN SPECIAL MEETING--Approval of the Share Issuance',
'--Approval of the Schein Certificate of Incorporation Amendments' and 'Intended Appointees to the Schein Board.'

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the outstanding shares of Sullivan Common Stock is required for the approval of the Merger Agreement. As an inducement for Schein to enter into the Merger Agreement, certain shareholders of Sullivan, including Sullivan's Chairman of the Board and certain of his family members, its Chief Executive Officer, its President and certain of its other executive officers (the 'Granting Holders'), entered into an Irrevocable Proxy and Termination Rights Agreement with Schein (the 'Irrevocable Proxy and Termination Rights Agreement') pursuant to which such individuals, among other things, irrevocably appointed Schein their lawful agent, attorney and proxy to vote substantially all of the shares of Sullivan Common Stock that they beneficially own as a group (approximately 19.6% of the outstanding shares) in favor of the Merger Agreement and the Merger. See 'THE MERGER--Irrevocable Proxy and Termination Rights Agreement' and 'SULLIVAN SPECIAL MEETING--Required Vote'.

     The affirmative vote of the holders of a majority of the shares of Schein Common Stock voted on the proposed Share Issuance will be required to approve the Share Issuance. The affirmative vote of the holders of eighty percent (80%) of the outstanding shares of Schein Common Stock will be required for the approval of the Schein Certificate of Incorporation Amendments. See 'THE SCHEIN SPECIAL MEETING--Required Votes'. Certain of Schein's current principal stockholders have executed a Voting Trust Agreement (which expires December 31, 1998 unless terminated earlier) with Stanley M. Bergman, Chairman of the Board,

Chief Executive Officer and President of Schein, as voting trustee. Mr. Bergman will own, immediately prior to the Merger, directly or indirectly, approximately 5.0% of the outstanding shares of Schein Common Stock and will have the right to vote up to an aggregate of approximately 15.6% of the outstanding shares of Schein Common Stock.

PROXIES

     Sullivan shareholders are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-paid envelope provided for this purpose to ensure that their shares are voted. A holder of shares of Sullivan Common Stock may revoke a proxy by submitting a later dated proxy with respect to the same shares at any time prior to the vote on the approval of the Merger Agreement, by delivering written notice of revocation to the Secretary of Sullivan at any time prior to such vote, or by attending the Sullivan Special Meeting and voting in person. Mere attendance at the Sullivan Special Meeting will not in and of itself revoke a proxy.

     Schein stockholders are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-paid envelope provided for this purpose to ensure that their shares are voted. A holder of shares of Schein Common Stock may revoke a proxy with respect to the Share Issuance or the Schein Certificate of Incorporation Amendments by submitting a later dated proxy with respect to the same shares at any time prior to the vote thereon, by delivering written notice of revocation to the Secretary of Schein at any time prior to such vote, or by attending the Schein Special Meeting and voting in person. Mere attendance at the Schein Special Meeting will not in and of itself revoke a proxy.

CERTAIN SIGNIFICANT CONSIDERATIONS

     In considering whether to approve the Merger and the Share Issuance, respectively, the stockholders of Sullivan and Schein should carefully consider the factors described under 'RISK FACTORS' as well as the fact that the Exchange Ratio is fixed and will not be adjusted based upon changes in the market price of the shares of Schein Common Stock, which at the Effective Time may vary significantly from the most recent market price set forth in this Joint Proxy Statement/Prospectus or the market price on the date of the fairness opinion of Cleary Gull Reiland & McDevitt Inc. ('Cleary Gull'), which has acted as Sullivan's financial advisor in connection with the Merger, or on the date of the Special Meetings. Shareholders of Sullivan should also consider that certain members of Sullivan's management have interests in the Merger in addition to their interests as shareholders of Sullivan, which interests may be viewed as giving rise to potential conflicts of interest. For certain information about these factors and the consideration given to them by the Board of Directors of Sullivan (the 'Sullivan Board'), see '--Review and Recommendation of the Merger by the Sullivan Board' and

'--Interests of Certain Persons in the Merger' in this Summary, 'RISK FACTORS--Potential Volatility of Schein Common Stock Prices' and 'THE

MERGER--Background of the Merger,' '--Consideration and Recommendation of the Merger by the Sullivan Board' and '--Interests of Certain Persons in Merger.'

     For information about certain factors and the consideration given them by the Schein Board see '--Review and Recommendation of the Merger by the Schein Board,' '--Interests of Certain Persons in the Merger' in this Summary, 'RISK FACTORS--Potential Volatility of Schein Common Stock Prices,' 'THE MERGER-- Background of the Merger' and '--Consideration and Recommendation of the Merger by the Schein Board.'

THE MERGER

     The Parties. Schein is the largest direct marketer of healthcare products and services to office-based healthcare practitioners in the combined North American and European markets. Schein has operations in the United States, Canada, the United Kingdom, The Netherlands, Belgium, Germany, France, the Republic of Ireland and Spain. Schein sells products and services to over 230,000 customers, primarily dental practices and dental laboratories, as well as physician practices, veterinary clinics and institutions. In 1996, Schein sold products to over 65% of the estimated offices are located at 135 Duryea Road, Melville, New York 11747, telephone number (516) 843-5500. As used in this Joint Proxy Statement/Prospectus, 'Schein' refers to Henry Schein, Inc., its subsidiaries and 50% owned companies, and its predecessor, unless otherwise indicated.

     Merger Sub, a Wisconsin corporation, is a wholly-owned subsidiary of Schein that was formed solely for the purpose of effecting the Merger.

     Sullivan distributes consumable dental supplies to dentists using a marketing strategy which combines personal visits by sales representatives with a catalog of approximately 12,000 competitively priced items. The catalog is updated semi-annually, mailed directly to customers, and used by Sullivan's sales representatives to obtain additional business from existing customers and to develop new accounts. Sullivan believes that its catalog includes substantially all of the product categories used in general dentistry. Sullivan also sells, installs and services dental equipment through 52 sales and service centers located throughout the United States. Sullivan's principal executive offices are located at 10920 West Lincoln Avenue, West Allis, Wisconsin 53227, telephone number (414) 321-8881.

     Exchange Ratio. At the Effective Time, each outstanding share of Sullivan Common Stock will be converted into the right to receive 0.735 shares of Schein Common Stock and each option to acquire Sullivan Common Stock that is outstanding and unexercised will be converted automatically into a stock option to purchase Schein Common Stock for a number of shares and at an exercise price determined by adjusting the original terms of the option to reflect the Exchange Ratio. No fractional shares of Schein Common Stock will be issued in the Merger and the holders of shares of Sullivan Common Stock will be entitled to a cash payment in lieu of any such fractional shares of Schein Common Stock that would otherwise be issued in the Merger.

     Consideration and Recommendation of the Merger by the Board of Directors of Sullivan. THE SULLIVAN BOARD HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT, DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF SULLIVAN AND ITS

SHAREHOLDERS, AND RECOMMENDS THAT THE SHAREHOLDERS OF SULLIVAN VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT. IN REACHING ITS DECISION TO ADOPT THE MERGER AGREEMENT AND RECOMMEND THE MERGER, THE SULLIVAN BOARD CONSIDERED A NUMBER OF FACTORS, INCLUDING THE SUBSTANTIAL PREMIUM REPRESENTED BY THE EXCHANGE RATIO, THE INCREASED LIQUIDITY FOR SULLIVAN'S SHAREHOLDERS, AND THE STRATEGIC BUSINESS ADVANTAGES THAT THE COMBINED COMPANIES ARE EXPECTED TO ENJOY.

     Schein's Reasons for the Merger. The Schein Board has unanimously approved the Merger Agreement, determined that the Merger is in the best interests of Schein and its stockholders, and recommends that the stockholders of Schein vote FOR the Share Issuance and FOR the adoption of the proposed Schein Certificate of Incorporation Amendments.

     In reaching its decision, the Schein Board considered that the Merger will increase its market share and complement its strategic business goal of becoming a full-service supplier of dental products, equipment and services throughout the United States through a single transaction rather than through a series of smaller regional acquisitions, thereby permitting Schein and its stockholders to realize the potential benefits of such business strategy more quickly and to a greater extent than would otherwise be possible. The combined entity, Schein believes, will be able to compete effectively in establishing prime vendor relationships with customers and increase the range of goods and services that may be sold to Schein's and Sullivan's existing customers.

     Opinion of Cleary Gull. Cleary Gull Reiland & McDevitt Inc. ('Cleary Gull'), which has acted as Sullivan's financial advisor in connection with the Merger, delivered an oral opinion to the Sullivan Board on August 1, 1997, the date on which the Sullivan Board considered and approved the Merger Agreement, that the consideration to be received pursuant to the Merger Agreement by the holders of Sullivan Common Stock was fair, from a financial point of view, to such holders as of such date. Such opinion was subsequently confirmed in a written fairness opinion dated August 3, 1997. The full text of Cleary Gull's opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex II to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. The opinion of Cleary Gull is directed to the Sullivan Board and relates only to the fairness, from a financial point of view, of the consideration to be received pursuant to the Merger Agreement by the Sullivan shareholders, does not address any other aspect of the Merger or related transactions, and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Sullivan Special Meeting. HOLDERS OF SULLIVAN COMMON STOCK ARE STRONGLY URGED TO READ SUCH OPINION IN ITS ENTIRETY. See 'THE MERGER--Opinion of Cleary Gull.'

     Opinion of Smith Barney Inc. Smith Barney Inc. ('Smith Barney') has acted as financial advisor to Schein in connection with the Merger and has delivered to the Schein Board a written opinion dated August 3, 1997 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to

Schein. The full text of the written opinion of Smith Barney dated August 3, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex III to this Joint Proxy Statement/ Prospectus and should be read carefully in its entirety. The opinion of Smith Barney is directed to the Schein Board and relates only to the fairness of the Exchange Ratio from a financial point of view to Schein, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Schein Special Meeting. See 'THE MERGER--Opinion of Smith Barney Inc.'

     Interests of Certain Persons in the Merger. As is noted in 'THE MERGER--Schein's Reasons for the Merger,' Schein views the retention of Sullivan's management team as a key benefit of the Merger. Consequently, Schein has agreed to enter into employment agreements with each of the following executive officers of Sullivan: Robert J. Sullivan, Chairman of the Board, Robert E. Doering, Chief Executive Officer, Timothy J. Sullivan, President, Kevin J. Ackeret, Executive Vice President, Geoffrey A. Reichardt, Senior Vice President, David A. Steck, Vice President--Product Division, and Kenneth A. Schwing, Vice President-- Equipment Division. Robert J. Sullivan will provide executive services as directed by the Schein Board and Chairman of Schein and, if the Schein Certificate of Incorporation Amendment relating to the maximum size of the Schein Board, the fixing of the number of directors, and the authority of the Board of Directors to amend certain By-laws is approved and adopted, he is expected to be appointed as a director of Schein and Vice Chairman of the Schein Board. Robert E. Doering will also provide executive services as directed by the Schein Board and the Board of Directors of Schein's U.S. Dental Division. Each of the others will have offices and responsibilities with the U.S. Dental Division that are comparable to their existing offices and responsibilities with Sullivan. As of the Effective Time, Schein's U.S. Dental Division will consist of Sullivan's business and Schein's existing U.S. dental distribution business. The employment agreements of Robert J. Sullivan and Robert E. Doering will have terms of three years from the Effective Time, and the other employment agreements will have terms of five years from the Effective Time. Among other things, the employment agreements provide for salaries ranging from $150,000 to $250,000 per annum, signing bonuses ranging from $160,000 to $550,000, annual incentive compensation (excluding Robert J. Sullivan and Robert
E. Doering) in accordance with Schein's practices, options to purchase from 10,000 to 60,000 shares of Schein Common Stock, and restricted stock (excluding Robert J. Sullivan and Robert E. Doering) with a value (at the Effective Time) ranging from $75,000 to $200,000. Timothy J. Sullivan, Robert J. Sullivan, Robert E. Doering and Kevin J. Ackeret will also receive $950,000, $550,000, $550,000 and $255,000, respectively, in exchange for their covenants not to compete (subject to certain exceptions and limitations) for a period of five years commencing upon the expiration of their respective employment terms. See 'THE MERGER--Interests of Certain Persons in the Merger' and 'DESCRIPTION OF SCHEIN--Proposed Appointees to the Schein Board.' In addition, Howard O. Wolfe, a director and shareholder of Sullivan, and Kerry B. Wolfe, a director and shareholder of Sullivan, are members of the law firm of Wolfe, Wolfe & Ryd, which is Sullivan's general counsel. A portion of the legal fees of Wolfe, Wolfe & Ryd for services provided in connection with the Merger will only be paid upon consummation of the Merger.

     Security Ownership of Certain Persons. As of the Sullivan Record Date, there were 10,286,719 shares of Sullivan Common Stock outstanding, of which 2,146,700 shares (approximately 20.8% of the outstanding shares of Sullivan Common Stock) were beneficially owned or voted by directors and executive officers of Sullivan. All such directors and executive officers and their affiliates have indicated to Sullivan that they intend to vote or direct the vote of all such shares in favor of the approval of the Merger Agreement. In addition, certain shareholders of Sullivan have entered into the Irrevocable Proxy and Termination Rights Agreement. See '--Irrevocable Proxy and Termination Rights Agreement.'

     Treatment of Sullivan Stock Options. At the Effective Time, each outstanding option to purchase Sullivan Common Stock will be automatically assumed by Schein and converted into an option (the 'Converted Options') to purchase shares of Schein Common Stock in an amount and at an exercise price determined by adjusting the original terms of the option to reflect the Exchange Ratio.

     As of the Sullivan Record Date, there were outstanding options to purchase an aggregate of approximately 1,674,825 shares of Sullivan Common Stock. Assuming all such options remain outstanding at the Effective Time, an aggregate of approximately 1,230,996 shares of Schein Common Stock would thereafter be issuable upon the exercise of such Converted Options.

     Conditions to the Merger. The obligations of Schein, Merger Sub and Sullivan to consummate the Merger are subject to the satisfaction or waiver of various conditions, including, without limitation, Sullivan shareholder approval of the Merger Agreement, Schein stockholder approval of the Share Issuance and antitrust regulatory approval. See '--Regulatory Matters' and 'TERMS OF THE MERGER AGREEMENT--Conditions to the Merger.'

     No Solicitation. The Merger Agreement provides that neither Sullivan, its subsidiaries or affiliates, nor any of their respective directors, officers, employees, agents or representatives shall, among other things, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposals with respect to, or which may reasonably be expected to lead to, an Acquisition Transaction (as defined in the Merger Agreement), or negotiate, explore or otherwise engage in discussions with any person with respect to any Acquisition Transaction, or endorse any Acquisition Transaction; provided, however, that Sullivan may, in response to an unsolicited written proposal from a third party with respect to an Acquisition Transaction, furnish information to and engage in discussions with such third party if (i) the Sullivan Board determines in good faith by a majority vote, after consultation with Sullivan's financial advisor and based upon advice of outside counsel, that failing to take such action would result in a breach of the fiduciary duties of the Sullivan Board and (ii) prior to taking such action, Sullivan (x) provides reasonable notice to Schein to the effect that it is taking such action and (y) receives from such person (and delivers to Schein) an executed confidentiality agreement in reasonably customary form. Sullivan is required to immediately advise Schein in writing of any inquiries or proposals with respect to an Acquisition Transaction and the terms thereof, including the identity of such third party, and to update the status thereof on an ongoing basis or upon Schein's request. See 'TERMS OF THE MERGER AGREEMENT--No Solicitation of Other Offers.'

     Right of the Sullivan Board to Withdraw Recommendation. Under the Merger Agreement, the Sullivan Board may not, among other things, (i) withdraw or modify, in a manner adverse to Schein or Merger Sub, the Sullivan Board's approval or recommendation of the Merger Agreement or the Merger, (ii) approve or recommend any Acquisition Transaction, or (iii) cause Sullivan to enter into any agreement with respect to any Acquisition Transaction. Notwithstanding the foregoing, if the Sullivan Board determines in its good faith reasonable judgment, by majority vote, after consultation with Sullivan's financial advisor, that such Acquisition Transaction is more favorable to the holders of Sullivan Common Stock than the Merger and, based upon the advice of outside counsel, that such action is required by its fiduciary duties, the Sullivan Board may withdraw or modify its approval or recommendation of the Merger Agreement and the Merger, approve or recommend an Acquisition Transaction, or cause Sullivan to enter into an agreement with respect to an Acquisition Transaction; provided, in each case, that the Sullivan Board gives Schein at least five business days' prior written notice thereof, during which period Schein may make a counter proposal to such Acquisition Transaction. If Schein makes a counter proposal, Sullivan is obligated to consider such proposal in good faith. See 'THE MERGER-- Right of the Sullivan Board to Withdraw Recommendation.'

     Termination. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time and regardless of whether the shareholders of Sullivan shall have approved the Merger Agreement and the
Merger: (i) by mutual written consent of Schein and Sullivan, (ii) by either Schein or Sullivan, except in certain circumstances, if the Merger shall not have been consummated before January 31, 1998 or if any permanent injunction or action by any Governmental Entity (as defined in the Merger Agreement) shall have become final and nonappealable; provided, however, that, except under certain circumstances, either Schein or Sullivan may extend the date upon which the Merger Agreement may be so terminated for up to 90 additional days in the absence of any such permanent injunction or other action by any Governmental Entity, (iii) by Schein, if (a) the Sullivan Special Meeting is canceled or otherwise not held (except in certain circumstances) prior to January 31, 1998 (or such later date to which the Merger Agreement may be extended as described above), (b) there has been a breach of any representation or warranty of Sullivan set forth in the Merger Agreement which, individually or together with all other such breaches, has or will have a material adverse effect on the financial condition, results of operations, assets or liabilities of Sullivan and its subsidiaries, taken as a whole, or the ability of Sullivan to consummate the Merger and the other transactions contemplated by the Merger Agreement, (c) there has been a breach in any material respect of any of the covenants or agreements set forth in the Merger Agreement on the part of Sullivan, which breach is not cured within 30 days after written notice of such breach is given by Schein to Sullivan, (d) the Sullivan Board (1) withdraws or amends or modifies in a manner materially adverse to Schein or Merger Sub its recommendation of approval to shareholders in respect of the Merger Agreement or the Merger, (2) makes any recommendation with respect to an Acquisition Transaction (including making no recommendation or stating an inability to make a recommendation), other than a recommendation to reject such Acquisition Transaction, or (3) takes any action that violates the non-solicitation provisions of the Merger Agreement, (e) subject to certain exceptions, any corporation, partnership, person or other entity or group ('Acquiring Person') other than Schein, or any affiliate or subsidiary of Schein, shall have become the beneficial owner of more than 20% of the outstanding voting equity of Sullivan (either on a primary or a fully diluted basis), or (f) any other Acquisition Transaction shall have occurred with any Acquiring Person other than Schein, or any affiliate or subsidiary of Schein, or (iv) by Sullivan, if (a) the Schein Special Meeting is canceled or otherwise not held (except in certain circumstances) prior to January 31, 1998 (or such later date to which the Merger Agreement may be extended as described above), (b) there has been a breach of any representation or warranty of Schein set forth in the Merger Agreement which, individually or together with all other such breaches, has or will have a material adverse effect on the financial condition, results of operations, assets, liabilities or prospects of Schein and its subsidiaries, taken as a whole, or the ability of Schein to consummate the Merger and the other transactions contemplated by the Merger Agreement, (c) there has been a breach in any material respect of any of the covenants or agreements set forth in the Merger Agreement on the part of Schein, which breach is not cured within 30 days after written notice of such breach is given by Sullivan to Schein or (d) such termination is necessary to allow Sullivan to enter into an Acquisition Transaction permitted under the Merger Agreement. See 'TERMS OF THE MERGER AGREEMENT--Termination Rights.'

     Certain Fees and Liquidated Damages. If the Merger Agreement is terminated as provided above: (i) by Schein due to the Sullivan Board having withdrawn or modified its recommendation or approval with respect to the Merger Agreement or the Merger or having made a recommendation to shareholders with respect to an Acquisition Transaction, or an Acquiring Person having become the owner of 20% or more of Sullivan's outstanding voting equity, or any other Acquisition Transaction having occurred, (ii) by Sullivan, in order to enter into an Acquisition Transaction permitted by the Merger Agreement, (iii) by either Schein or Sullivan due to the Merger not being consummated before January 31, 1998 (or such later date to which the Merger Agreement may be extended as described above under '--Termination'), (iv) by Schein due to the Sullivan Special Meeting not occurring prior to January 31, 1998 (or such later date to which the Merger Agreement may be extended as described above under '--Termination'), or (v) by Schein due to a material breach of any representation, warranty, covenant or agreement and, in the case of a termination described in clauses (iii) through (v), within six months of such termination Sullivan or any of its subsidiaries consummates an Acquisition Transaction or enters into a definitive agreement with respect thereto; then Sullivan shall pay to Schein a termination fee of $12,000,000 (the 'Termination Fee'). If the Merger Agreement terminates under the circumstances described in clauses (iv) and (v) and an Acquisition Transaction does not occur within six months of such termination, Sullivan is required to pay to Schein the amount of $7,000,000 as liquidated damages. If Sullivan terminates the Merger Agreement due to a material breach of any representation, warranty, covenant or agreement by Schein or due to the Schein Special Meeting not occurring prior to January 31, 1998 (or such later date to which the Merger Agreement may be extended as described above under '--Termination'), then Schein is required to pay to Sullivan the amount of $7,000,000 as liquidated damages.

     Absence of Appraisal Rights. Under the WBCL, holders of shares of Sullivan Common Stock will not have appraisal rights in connection with the Merger.

IRREVOCABLE PROXY AND TERMINATION RIGHTS AGREEMENT

     Schein and the Granting Holders, including Sullivan's Chairman of the Board, its Chief Executive Officer and its President, have entered into the Irrevocable Proxy and Termination Rights Agreement, pursuant to which the Granting Holders have granted to Schein an irrevocable proxy to vote substantially all of the shares of Sullivan Common Stock that they beneficially own as a group to vote in favor of the Merger Agreement and against any other Acquisition Transaction and certain other proposals inconsistent with the Merger. An aggregate number of 2,015,565 shares of Sullivan Common Stock are subject to the Irrevocable Proxy and Termination Rights Agreement.

     In addition, under the terms of the Irrevocable Proxy and Termination Rights Agreement, if any Granting Holder shall sell, exchange or otherwise dispose of any of his, her or its shares of Sullivan Common Stock pursuant to an Acquisition Transaction after the Merger Agreement has been terminated: (A) by Schein due to (i) a breach of any representation or warranty of Sullivan which individually or together with all other such breaches has or will have a materially adverse effect on Sullivan, (ii) a material breach of any covenant or agreement set forth in the Merger Agreement which remains uncured 30 days after notice of the breach is given by Schein to Sullivan, (iii) the Sullivan Board
(x) withdrawing, amending or modifying in a manner adverse to Schein or the Merger Sub its recommendation or approval in respect of the Merger Agreement or the Merger, (y) making a recommendation with respect to an Acquisition Transaction, other than a recommendation to reject such Acquisition Transaction, or (z) taking any action that would constitute a violation of the Merger Agreement's prohibition on solicitation of proposals or inquiries regarding an Acquisition Transaction; (iv) subject to certain exceptions, any Acquiring Person, other than Schein or any affiliate or subsidiary of Schein, becoming the beneficial owner of more than 20% of the outstanding voting equity of Sullivan (either on a primary or fully diluted basis); (v) an Acquisition Transaction occurring with any Acquiring Person other than Schein or any affiliate or subsidiary of Schein; (vi) the Sullivan Special Meeting having been canceled or otherwise not held (except in certain circumstances) prior to January 31, 1998 (or such later date to which the Merger Agreement may be extended as described above under '--Termination'), or (B) by Sullivan (i) in order to permit Sullivan to enter into an Acquisition Transaction, (ii) due to the failure of Sullivan or Schein to obtain the required stockholder consents or (iii) as a result of the failure of the Merger to be consummated prior to January 31, 1998 (or such later date to which the Merger Agreement may be extended as described above under '--Termination'), then such Granting Holder shall pay or cause to be paid to

Schein upon demand an amount equal to the product of (x) 35% of the amount by which the total consideration of all kinds and from all sources received by such Granting Holder for each share of Sullivan Common Stock disposed of by such Granting Holder exceeds the fair market value of 0.735 shares of Schein Common Stock on the date of termination of the Merger Agreement and (y) the aggregate number of shares of Sullivan Common Stock sold by such Granting Holder. See 'THE SULLIVAN SPECIAL MEETING--Required Vote' and 'THE MERGER--Irrevocable Proxy and Termination Rights Agreement.'

REGULATORY MATTERS

     Antitrust. The Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the 'HSR Act'), and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and material have been furnished to the Antitrust Division of the Department of Justice (the 'Antitrust Division') and the Federal Trade Commission (the 'FTC') and certain waiting periods have expired or been terminated. Sullivan and Schein filed the required information and material with the Antitrust Division and the FTC on August 19, 1997. Early termination of the statutory waiting period under the HSR Act was granted on September 16, 1997. See 'THE MERGER--Regulatory Filings and Approvals--Antitrust.'

CERTAIN TAX CONSEQUENCES OF THE MERGER

     Schein has obtained the opinion of Proskauer Rose LLP, counsel to Schein, to the effect that the Merger will qualify as a 'tax-free reorganization' for United States Federal income tax purposes. Accordingly, no gain or loss will be recognized for United States Federal income tax purposes by the Sullivan shareholders as a result of the exchange of shares of Sullivan Common Stock for shares of Schein Common Stock. However, cash received by Sullivan shareholders in lieu of fractional shares of Schein Common Stock may give rise to taxable gain or loss. Each shareholder of Sullivan is urged to consult his or her tax advisor to determine the specific tax consequences of the Merger to such shareholder. The obligations of both Sullivan and Schein to consummate the Merger are subject to Proskauer Rose LLP's opinion not being withdrawn or modified in any material respects. For a further discussion of the tax consequences of the Merger, See 'THE MERGER--Certain Tax Consequences of the Merger.'

ANTICIPATED ACCOUNTING TREATMENT

     Schein and Sullivan believe that the Merger will qualify as a 'pooling of interests' for accounting and financial reporting purposes. It is a condition to Schein's obligation to consummate the Merger that BDO Seidman, LLP, the independent auditors for Schein, and Deloitte & Touche LLP, the independent auditors for Sullivan, issue their respective opinions that, subject to customary qualifications, the Merger qualifies as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. See 'THE MERGER--Anticipated Accounting Treatment.'

     Although either Schein or Sullivan may waive this condition to the consummation of the Merger and the tax opinion condition to the consummation of the Merger described in '--Certain Tax Consequences of the Merger,' neither Schein nor Sullivan anticipates waiving these conditions, and will not do so without resoliciting the holders of Sullivan Common Stock and Schein Common Stock for their approval of the Merger and the Share Issuance, respectively, on the basis of such waiver or waivers.

COMPARISON OF STOCKHOLDER RIGHTS

     If the Merger is consummated, shareholders of Sullivan will become stockholders of Schein, a Delaware corporation, which will result in their rights as stockholders being governed by Delaware law and Schein's Certificate of Incorporation and Amended and Restated By-laws, rather than Wisconsin law (Sullivan is a Wisconsin corporation) and Sullivan's Articles of Incorporation, as amended, and By-laws, as amended. It is not practical to describe all the differences between Delaware law and Wisconsin law and between Schein's governing documents and Sullivan's governing documents. A summary of certain of such differences is set forth in 'COMPARISON OF STOCKHOLDER RIGHTS,' including, without limitation, differences with respect to the size of the board of directors, the calling of special meetings of stockholders, and the required stockholder vote for the approval of certain transactions or the amendment of the governing documents.

MARKET PRICE DATA

     Both the Schein Common Stock (symbol: HSIC) and the Sullivan Common Stock (symbol: SULL) are admitted for trading on the Nasdaq National Market.

     The following table sets forth the high and low sales prices per share of the Schein Common Stock and the Sullivan Common Stock (on a historical and equivalent per share basis) on the Nasdaq National Market on August 1, 1997, the last trading day prior to public announcement of the signing of the Merger
Agreement:

                                                                HIGH    LOW
                                                                ----    ---
Schein Common Stock..........................................   $39     $37
Sullivan Common Stock........................................    22 1/2  21 1/2
Equivalent share basis(1)....................................    28 5/8  27 3/16

                                                        (Footnotes on next page)

(Footnotes from previous page)

------------------
(1) Equivalent share basis is determined by multiplying the applicable Schein Common Stock price by 0.735 (the Exchange Ratio) to reflect the terms of the Merger Agreement.

SUMMARY CONSOLIDATED HISTORICAL FINANCIAL INFORMATION AND OPERATING DATA

     The following tables present summary consolidated selected historical financial information of Schein and summary selected financial information of Sullivan. Schein and Sullivan's historical financial information and operating data for each of the annual periods presented have been derived from their respective audited financial statements previously filed with the SEC. Schein's historical consolidated financial information for the six months ended June 28, 1997 and June 29, 1996, and Sullivan's historical financial statements for the six months ended June 30, 1997 and 1996 have been derived from Schein's and Sullivan's respective unaudited financial statements for such periods previously filed with the SEC. In the opinions of the management of Schein and Sullivan, respectively, with respect to such companies' respective six-month financial statements, all adjustments considered necessary for a fair presentation have been made. Such adjustments consist of only those of a recurring nature. Operating results for the six month periods are not necessarily indicative of the results that may be expected for the year. The summary selected historical financial information and operating data should be read in conjunction with the selected historical financial information and operating data presented elsewhere in this Joint Proxy Statement/Prospectus. Neither Schein's nor Sullivan's Selected Operating Data has been audited. See 'SCHEIN CONSOLIDATED SELECTED HISTORICAL FINANCIAL INFORMATION AND OPERATING DATA' and 'SULLIVAN SELECTED HISTORICAL FINANCIAL INFORMATION.'

SCHEIN SUMMARY CONSOLIDATED HISTORICAL FINANCIAL INFORMATION AND OPERATING DATA
          (IN THOUSANDS, EXCEPT PER SHARE AND SELECTED OPERATING DATA)

                                                                           YEARS ENDED
                                           ----------------------------------------------------------------------------
                                           DECEMBER 28,    DECEMBER 30,    DECEMBER 31,    DECEMBER 25,    DECEMBER 26,
                                               1996            1995            1994            1993            1992
                                           ------------    ------------    ------------    ------------    ------------
STATEMENT OF OPERATIONS DATA:
Net sales...............................    $  840,122      $  623,302      $  490,834      $  417,838      $  363,477
Gross profit............................       253,109         195,854         145,966         122,884         106,215
Selling, general and
  administrative expenses...............       220,500         174,867         131,009         111,214          96,853
Special charges(1)......................            --          20,797          23,603           6,057           7,510
Operating income (loss).................        32,609             190          (8,646)          5,613           1,852
Net income (loss).......................    $   22,523      $   (8,801)     $  (10,065)     $    4,125      $      487

PRO FORMA INCOME DATA(2):

Pro forma operating income..............    $   32,609      $   20,987      $   14,957
Pro forma net income....................    $   21,326      $   10,289      $    7,483
Pro forma net income per common share...    $     0.98      $     0.71      $     0.57
Pro forma average shares outstanding....        21,794          14,517          13,197

SELECTED OPERATING DATA:
Number of orders shipped................     3,079,000       2,630,000       2,275,000       2,044,000       1,824,000
Average order size......................    $      273      $      237      $      216      $      204      $      199

BALANCE SHEET DATA (AT PERIOD END):
Working capital.........................    $  204,575      $  104,455      $   76,814      $   74,167      $   28,066
Total assets............................       467,450         299,364         191,373         161,437         138,043
Total debt..............................        39,746          43,049          61,138          56,712          41,526
Redeemable stock(3).....................            --              --          14,745              --              --
Minority interest.......................         5,289           4,547           1,823           1,051             411
Stockholders' equity....................       292,016         143,865          40,266          43,896          39,927

                                                                                              SIX MONTHS ENDED
                                                                                       ------------------------------
                                                                                       JUNE 28, 1997    JUNE 29, 1996
                                                                                       -------------    -------------
STATEMENT OF OPERATIONS DATA:
Net sales...........................................................................     $ 503,605        $ 384,595
Gross profit........................................................................       150,764          116,426
Selling, general and administrative expenses........................................       133,175          104,140
Merger and integration costs(4).....................................................         4,353               --
Operating income....................................................................        13,236           12,286
Net income..........................................................................     $   6,803        $   7,820
Net income per common share.........................................................     $    0.28
Average shares outstanding..........................................................        23,977
PRO FORMA INCOME DATA(5):
Pro forma net income................................................................                      $   7,390
Pro forma net income per common share...............................................                      $    0.37
Pro forma average shares outstanding................................................                         19,957
BALANCE SHEET DATA (AT PERIOD END):
Working capital.....................................................................     $ 209,772
Total assets........................................................................       484,753
Total debt..........................................................................        61,220
Minority interest...................................................................         2,448
Stockholders' equity................................................................       304,579

                                                        (Footnotes on next page)

(Footnotes from previous page)
------------------
(1) Includes: (a) for 1995, non-cash special management compensation charges of $17.5 million arising from final mark-to-market adjustments (reflecting an increase in estimated market value from 1994 to the initial public offering price of $16.00 per share of Schein Common Stock) for stock grants made to an executive officer of Schein in 1992 and other stock issuances made to certain other senior management of Schein (because of certain repurchase features which expired with the initial public offering), an approximate $2.8 million non-cash special management compensation charge (also based on the initial public offering price of $16.00 per share) relating to compensatory options granted in 1995, and a cash payment of $0.5 million for additional income taxes resulting from such stock issuances; (b) for 1994 special professional fees of $2.0 million incurred by Schein in connection with the reorganization of Schein's ownership, including various agreements entered into in connection therewith, between 1992 and 1994, non-cash special management compensation arising from accelerated amortization of deferred compensation arising from the 1992 stock grants to an executive officer of Schein of $17.3 million, which included a 1994 mark-to-market adjustment (because of the repurchase features referred to above) of $9.1 million, due to the resolution, with the closing of such reorganization, of certain contingencies surrounding the issuance of the stock grants, non-cash special management compensation charges of $1.6 million (net of prior accruals of approximately $1.9 million under an executive incentive plan) arising from stock issuances to certain other senior management of Schein, valued at $3.5 million, and cash payments for income taxes of approximately $2.4 million resulting from these stock issuances and $0.3 million for additional income taxes resulting from the 1992 stock grants; (c) for 1993, special professional fees of $2.2 million relating to such reorganization, special contingent consideration of $0.7 million paid in connection with an acquisition and $2.5 million resulting from the buyout of employees' rights to future income contained in their employment agreements, and non-cash special management compensation charges of $0.6 million in amortization of deferred compensation arising from the 1992 stock grants; and (d) for 1992, special professional fees of $2.2 million relating to such reorganization, and cash payments of $5.3 million for income taxes resulting from stock grants made to an executive officer of Schein. See 'Description of Schein' and 'Schein Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview.'

(2) Reflects the pro forma elimination of special charges incurred in 1995 and 1994 for special management compensation of $20.8 million and $21.6 million, respectively, and special professional fees incurred in 1994 of $2.0 million, arising from the reorganization referred to in note (1) above, and the related tax effects of $1.2 million and $5.8 million for 1995 and 1994, respectively, and provision for income taxes on previously untaxed earnings of Dentrix Dental Systems, Inc. as an S Corporation, of $1.2 million, $0.5 million and $0.3 million for 1996, 1995 and 1994, respectively. See 'Description of Schein' and 'Schein Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview.'

(3) Redeemable stock includes stock issued for compensation which was subject to repurchase by Schein at fair market value in the event of termination of employment of the holder of such shares, as well as shares purchased by the trust for Schein's ESOP and allocable to the ESOP participants. With the completion of Schein's initial public offering, the stock issued for compensation and the ESOP Common Stock were no longer subject to repurchase. See 'Description of Schein' and 'Schein Management's Discussion and Analysis

    of Financial Condition and Results of Operations--Overview.'

(4) During the six months ended June 28, 1997, Schein issued 1,916,866 shares of Common Stock in connection with four acquisitions accounted for under the pooling of interests method of accounting. In connection with these acquisitions Schein incurred certain merger and integration costs of approximately $4.4 million. Net of taxes, merger and integration costs were approximately $0.17 per share. Merger and integration costs consist primarily of investment banking, legal, accounting and advisory fees, as well as certain other integration costs associated with these mergers.

(5) Reflects the pro forma provision for income taxes of $0.4 million on previously untaxed earnings of an acquisition.

               SULLIVAN SUMMARY HISTORICAL FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        YEARS ENDED DECEMBER 31,
                                                        --------------------------------------------------------
                                                          1996        1995        1994        1993        1992
                                                        --------    --------    --------    --------    --------
STATEMENT OF OPERATIONS DATA:
Net sales............................................   $241,583    $215,568    $203,602    $169,000    $118,022
Gross profit.........................................     82,646      73,815      69,617      57,470      40,342
Total expenses.......................................     73,981      66,575      61,940      51,294      34,897
Net income...........................................   $  8,665    $  7,240    $  7,677    $  6,176    $  5,445
Net income per common share..........................       0.91        0.77        0.82        0.66        0.60
Average shares outstanding...........................      9,523       9,405       9,409       9,415       9,049
Cash dividends per share.............................   $   0.20    $   0.20          --          --          --
BALANCE SHEET DATA (AT PERIOD END):
Working capital......................................   $ 54,201    $ 47,028    $ 45,536    $ 37,577    $ 32,217
Long-term debt (net of current maturities)...........         --          --          --          --          --
Total assets.........................................    101,050      96,915      81,105      68,604      54,448
Stockholders' equity.................................     76,459      62,453      57,617      49,274      42,319

                                                                                            SIX MONTHS ENDED JUNE 30,
                                                                                            -------------------------
                                                                                                 1997         1996
                                                                                                 ----         ----
STATEMENT OF OPERATIONS DATA:
Net sales...........................................................................           $ 128,392   $ 112,957
Gross profit........................................................................              44,242      38,518
Operating expenses..................................................................              36,960      33,349
Net income..........................................................................           $   4,610   $   3,229
Net income per common share.........................................................           $    0.44   $    0.35
Average shares outstanding..........................................................              10,521       9,351
Cash dividends per share............................................................           $    0.10   $    0.05
BALANCE SHEET DATA (AT PERIOD END):
Working capital.....................................................................           $  58,674      49,002
Short-term bank debt................................................................                  --          --
Total assets........................................................................             108,406      89,368
Stockholders' equity................................................................              84,417      64,300

           SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following tables present summary unaudited pro forma combined financial information after giving effect to the Merger under the pooling of interests method of accounting as if the Merger had been consummated as of the beginning of the periods presented. The tables have been derived from, or prepared on a basis consistent with, the unaudited pro forma combined information included in this Joint Proxy Statement/Prospectus. The selected pro forma combined financial information should be read in conjunction with, and is qualified in its entirety by reference to, the unaudited pro forma combined condensed financial statements and the notes thereto. See 'UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.' The following data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred or that will occur after consummation of the Merger.

                                                                                  JUNE 28, 1997
                                                                                  --------------
                                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital................................................................      $255,246
Total assets...................................................................       593,159
Total debt.....................................................................        61,220
Stockholders' equity...........................................................       375,796

                                                            SIX MONTHS                    YEARS ENDED
                                                              ENDED       --------------------------------------------
                                                             JUNE 28,     DECEMBER 28,    DECEMBER 30,    DECEMBER 31,
                                                               1997           1996            1995            1994
                                                            ----------    ------------    ------------    ------------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales................................................    $631,997      $1,081,705       $838,870        $694,436
Operating income(1)......................................      20,518          46,354         11,540           3,724
Net income (loss)........................................    $ 11,413      $   31,188       $ (1,561)       $ (2,388)
Net income per common share..............................    $   0.36
Weighted average common and common equivalent shares
  outstanding............................................      31,730
Pro forma operating income(2)............................                                   $ 32,337        $ 27,327
Pro forma net income(3)..................................                  $   29,991         17,529          15,160
Pro forma net income per common share....................                  $     1.04       $   0.82        $   0.75
Pro forma weighted average common and common equivalent
  shares outstanding.....................................                      28,793         21,430          20,113


------------------
(1) Includes merger costs of $4,353 in 1997 and special charges of $20,797 in 1995 and $23,603 in 1994.

(2) Reflects the pro forma elimination of the special charges.

(3) Reflects the pro forma elimination of the special charges and relative tax benefit and the provision for income taxes on previously untaxed earnings of Dentrix as an S Corporation.

                      COMPARATIVE UNAUDITED PER SHARE DATA

     The following table summarizes certain unaudited comparative per share data for Schein and Sullivan on a pro forma combined basis, on a pro forma share equivalent basis and on a historical basis giving effect to the Merger as a pooling of interests for accounting purposes. Such information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Combined Condensed Financial Information, including the notes thereto, contained elsewhere in this Joint Proxy Statement/Prospectus. The unaudited pro forma statements presented are for comparative purposes only and are not necessarily indicative of future combined earnings or financial position or combined earnings or financial position that would have been reported had the Merger been completed at the beginning of the respective periods or as of the dates for which such unaudited pro forma information is presented. The Sullivan Per Share Equivalents are calculated by multiplying the Pro Forma Combined per share amounts by the Exchange Ratio of 0.735.

                                                                                  AT OR FOR THE PERIODS ENDED(1)
                                                           SIX MONTHS      --------------------------------------------
                                                              ENDED        DECEMBER 28,    DECEMBER 30,    DECEMBER 31,
                                                          JUNE 28, 1997        1996            1995            1994
                                                          -------------    ------------    ------------    ------------
PRO FORMA COMBINED
  Net income per common share..........................      $  0.36          $ 1.04          $ 0.82          $ 0.75
  Book value per common share..........................        11.94
SULLIVAN PER SHARE EQUIVALENTS
  Net income per common share..........................         0.26            0.76            0.60            0.55
  Book value per common share..........................         8.78
SULLIVAN--HISTORICAL
  Net income per common share..........................         0.44            0.91            0.77            0.82
  Book value per common share..........................         8.02
SCHEIN
  Net income per common share--Historical..............         0.28
  Pro forma net income per common share(2).............                         0.98            0.71            0.57
  Book value per common share--Historical..............        12.62

------------------
(1) Combines Schein's amounts at and for the six fiscal months ended in June and each of the fiscal years ended in December with Sullivan's amounts at and for its corresponding fiscal periods.

(2) For Schein, excludes special management compensation and related tax effects for 1995 and 1994, and special professional fees and related tax effects for 1994. See note (1) to '--Schein Summary Consolidated Historical Financial Information and Operating Data' on page 11.

Except for a dividend paid by Schein in 1992 and distributions made by Dentrix prior to its business combination with Schein, Schein has never paid a cash dividend and does not anticipate doing so in the foreseeable future. Schein's revolving credit facility and a note issued in connection with an acquisition in the Netherlands limit Schein's ability to pay dividends without the prior written consent of the lenders. Sullivan declared (and subsequently paid) cash dividends of $.20 per share in 1995, four quarterly dividends of $.05 per share in 1996 and dividends of $.05 per share for each of the first two quarters of 1997. The Merger Agreement prohibits Sullivan from paying dividends without Schein's consent and it is not anticipated that any dividends will be paid on the Sullivan Common Stock.

                                  RISK FACTORS

     In addition to other information in this Joint Proxy Statement/Prospectus, the following factors should be considered carefully by the holders of shares of Schein and Sullivan Common Stock in evaluating whether to approve and adopt the Merger Agreement. The Private Securities Litigation Reform Act of 1995 provides a 'safe harbor' for forward looking statements. Any forward looking statements contained in this Joint Proxy Statement/Prospectus, including, without limitation, those relating to the combined operations of Schein and Sullivan after the Merger, are subject to, among other things, the following factors.

FIXED EXCHANGE RATIO

     In considering whether to approve and adopt the Merger Agreement providing for the Merger and the Share Issuance, respectively, holders of shares of Sullivan Common Stock and Schein Common Stock should carefully consider that the Exchange Ratio is fixed and will not be adjusted based on changes in the market price of the Schein Common Stock, and that the market price of the Schein Common Stock at the Effective Time may vary from the price as of the date of this Joint Proxy Statement/Prospectus or the date on which holders of shares of Schein Common Stock or Sullivan Common Stock vote on the Merger due to changes in the business, operations or prospects of Schein, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions, and other factors.

DIFFICULTY OF INTEGRATION OF OPERATIONS FOLLOWING THE MERGER; LOSS OF SALES REPRESENTATIVES AND SUPPLIERS

     The Schein Board and the Sullivan Board have each given careful consideration to the Merger and believe it to be in the best interests of their respective stockholders. However, the Merger involves the combination of two companies that have operated independently. Accordingly, there can be no assurance that Sullivan can be successfully integrated into Schein or that Schein and its stockholders (including the shareholders of Sullivan who become stockholders of Schein) will ultimately realize any benefits from the Merger. The success of the combined company following the Merger will require the dedication of management resources which may temporarily detract from attention to the day to day business of Schein and Sullivan. There can be no assurance that such diversion of management resources will not adversely affect revenues or that other material adverse effects will not result from such activities.


     In addition, the combined company may be adversely affected if it suffers material defections in its combined sales force or the loss of major suppliers of either Schein or Sullivan prior to the Merger. Schein intends to pay significant signing bonuses to retain the members of the combined sales force. See 'UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS'. A leading manufacturer of chairs and other large dental equipment which is a Sullivan supplier has advised Sullivan and Schein that it intends not to sell its products to the combined company for distribution.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Robert J. Sullivan, Robert E. Doering, Timothy J. Sullivan, Kevin J. Ackeret, Geoffrey A. Reichardt, David A. Steck and Kenneth A. Schwing, Sullivan's Chairman, Chief Executive Officer, President, Executive Vice President, Senior Vice President, Vice President--Products Division and Vice President--Equipment Division, respectively, of Sullivan (each, an 'Executive' and, collectively, the 'Executives'), have entered into new employment agreements with Schein which contain provisions, among other things, for salary, signing bonuses, incentive compensation (except for Robert Sullivan and Robert Doering), grants of restricted shares of Schein Common Stock (except for Robert Sullivan and Robert Doering), grants of Schein Common Stock purchase options and noncompetition covenants. These agreements all take effect at the Effective Time. The consideration to the Executives is for services rendered or to be rendered to Sullivan or to the surviving corporation in the Merger (the 'Surviving Corporation') and, accordingly, the holders of shares of Sullivan Common Stock will not receive any part of this consideration. The additional consideration to be received by the Executives may be deemed to give rise to potential conflicts of interest for those Executives who serve as directors of Sullivan in their performance of their duties as directors of Sullivan. The Executives will receive, as holders of shares of Sullivan Common Stock, the same merger consideration as all other holders of shares of Sullivan Common Stock. See 'THE MERGER--Interests of Certain Persons in the Merger.'

IRREVOCABLE PROXY AND TERMINATION RIGHTS AGREEMENT

     Schein and the Granting Holders have entered into the Irrevocable Proxy and Termination Rights Agreement pursuant to which such Granting Holders have granted to Schein an irrevocable proxy to vote substantially all of the shares of Sullivan Common Stock that they beneficially own as a group in favor of the Merger Agreement and against any other Acquisition Transaction. In addition, under the terms of the Irrevocable Proxy and Termination Rights Agreement, if any Granting Holder shall sell, exchange or otherwise dispose of any of his, her or its shares of Sullivan Common Stock pursuant to an Acquisition Transaction after the Merger Agreement has terminated under the circumstances described in 'THE MERGER--Irrevocable Proxy and Termination Rights Agreements', then such Granting Holder shall pay or cause to be paid to Schein upon demand an amount equal to the product of (x) 35% of the amount by which the total consideration of all kinds and from all sources received by such Granting Holder for each share of Sullivan Common Stock disposed of by such Granting Holder exceeds the fair market value on the date of termination of the Merger Agreement of 0.735 shares of Schein Common Stock and (y) the aggregate number of shares of Sullivan Common Stock sold by such Granting Holder.


     The arrangements under the Irrevocable Proxy and Termination Rights Agreement may be deemed to give rise to additional and different interests of the members of the Sullivan Board in the Merger than those of other shareholders of Sullivan. In particular, the Irrevocable Proxy and Termination Rights Agreement may be deemed to diminish any economic interest that the members of the Sullivan Board would otherwise have, in their individual capacities as shareholders of Sullivan, in an Acquisition Transaction that was more favorable to the Sullivan shareholders than the Merger. Under the terms of the Merger Agreement, the Sullivan Board may terminate the Merger Agreement in order to permit Sullivan to enter into an Acquisition Transaction with a third party if it determines in its good faith reasonable judgment by majority vote, after consultation with its financial advisor, that such Acquisition Transaction is more favorable to the shareholders of Sullivan than the Merger and, after reviewing the advice of outside counsel to Sullivan, that such action is required by its fiduciary duties. See 'TERMS OF THE MERGER AGREEMENT--Termination Rights.'

COMPETITION

     The healthcare products distribution business is intensely competitive. Schein and Sullivan compete with numerous other companies, including several major manufacturers and distributors. Some of these competitors have greater financial and other resources than either Schein, Sullivan or the combined companies. Most of Schein's and Sullivan's products are available from several sources, and their customers tend to have relationships with several distributors. In addition, such competitors could obtain rights to market particular products to the exclusion of Schein or Sullivan. Manufacturers also could increase their efforts to sell directly to end-users, thereby by-passing distributors such as Schein or Sullivan. Consolidation among healthcare products distributors could result in existing competitors increasing their market position through acquisitions or joint ventures, which may materially adversely affect operating results. In addition, new competitors may emerge which could materially adversely affect Schein or Sullivan's operating results. There can be no assurance the combined companies will not face increased competition in the future.

EXPANSION OF SCHEIN THROUGH ACQUISITIONS AND JOINT VENTURES

     Schein intends to expand in its domestic and international markets, in part through acquisitions and joint ventures. However, Schein's ability to successfully expand through acquisitions and joint ventures will depend upon the availability of suitable acquisition or joint venture candidates at prices acceptable to Schein, Schein's ability to consummate such transactions, and the availability of financing (in the case of non-stock transactions) on terms acceptable to Schein. There can be no assurance that Schein will be effective in making acquisitions or forming joint ventures. Such transactions involve numerous risks, including possible adverse short-term effects on Schein's operating results or the market price of Schein Common Stock. Certain of Schein's acquisitions and future acquisitions may also give rise to an obligation by Schein to make contingent payments or to satisfy certain repurchase obligations, which payments could have an adverse financial effect on Schein. In addition, integrating acquired businesses and joint ventures may result in a loss of customers or product lines of the acquired businesses or joint ventures, and also requires significant management attention and may place significant demands on Schein's operations, information systems and financial resources. In 1996, Schein completed the acquisition of (or entered into definitive agreements to acquire) seventeen other companies and has acquired or entered into definitive agreements to acquire 16 companies (including Sullivan) so far in 1997. The failure to effectively integrate future acquired businesses and joint ventures with the combined companies' operations could adversely affect the combined companies.

MINORITY STATUS OF FORMER SULLIVAN SHAREHOLDERS; CONTROL BY INSIDERS

     Immediately after the Merger, the former holders of Sullivan Common Stock will hold an aggregate of approximately 22% of the then outstanding shares of Schein Common Stock and will not be able to control, as a group, the management of Schein. After the consummation of the Merger, Stanley M. Bergman, Chairman of the Board, Chief Executive Officer and President of Schein, will own, directly or indirectly, approximately 5.0% of the outstanding shares of Schein Common Stock and, by virtue of a Voting Trust Agreement (which expires December 31, 1998 unless terminated earlier) with certain of Schein's current principal stockholders, will have the right to vote up to an aggregate of approximately 15.6% of the outstanding shares of Schein Common Stock. In addition, until December 31, 1998, under certain circumstances, Mr. Bergman has the right to direct the nomination of a majority of the nominees to Schein's Board and, from January 1, 1999 until December 31, 2003, Mr. Bergman has the right to direct the nomination of all, or, under certain circumstances, four (out of nine), of the nominees to the Schein Board, and in all such events certain of the current principal stockholders are required to vote for such nominees. Because of these voting arrangements, Mr. Bergman has significant influence over matters requiring the approval of the Schein Board or stockholders of Schein. Under certain circumstances, these voting arrangements may terminate prior to December 31, 1998. In that event, certain of Schein's current principal Stockholders may be able to significantly influence all matters requiring stockholder approval, including the election of directors. See 'DESCRIPTION OF SCHEIN--Reorganization.'

FLUCTUATIONS IN QUARTERLY EARNINGS

     Schein's business has been subject to seasonal and other quarterly influences. Net sales and operating profits have been generally higher in the fourth quarter due to the timing of sales of software, year-end promotions, and purchasing patterns of office-based healthcare practitioners, and have been generally lower in the first quarter due primarily to increased purchases in the prior quarter. Quarterly results may also be adversely affected by a variety of other factors, including the timing of acquisitions and related costs, the release of software enhancements, promotions, adverse weather, and fluctuations in exchange rates associated with international operations. Similarly, strikes (such as the recent United Parcel Service of America, Inc. ('UPS') strike) or other service interruptions could adversely affect Schein's and Sullivan's ability to deliver products on a timely basis and result in incremental shipping and payroll costs, thereby adversely impacting quarterly results. Both Schein and Sullivan use UPS for delivery of substantially all of their domestic orders

(Sullivan does not have international orders).

     In August 1997, the Teamsters' Union went on strike against UPS, thereby substantially reducing UPS's ability to fulfill shipments of its customers' orders. In order to maintain customer service levels, Schein and Sullivan had to make alternative arrangements for its deliveries. Schein's transportation costs associated with the alternative arrangements for delivery were substantially higher than that which would have been incurred if UPS had been able to fulfill substantially all of Schein's domestic orders. In addition, Schein experienced increases in other operating costs, primarily payroll, as a result of having to sort customer orders for distribution to various regional couriers. Additionally, after the strike payroll costs continued to run at rates higher than would otherwise be expected for several days in order to handle inbound freight that was backlogged as a result of the UPS strike. None of these incremental costs incurred by Schein were passed along to its customers.

     Schein currently estimates that it incurred approximately $1.0 million to $2.0 million of additional one-time operating expenses during the third quarter of 1997 as a result of the strike, which consisted primarily of incremental freight and payroll costs. The UPS strike did not significantly impact Schein's sales. Subsequently, freight and payroll costs returned to normal pre-strike levels. Sullivan's third quarter sales also were not significantly impacted by the UPS strike. Because a significant portion of Sullivan's orders were shipped in bulk to its various sales and service centers and then delivered to customers by the local sales representatives, the overall effect of the UPS strike on Sullivan was not material.

PRACTICE MANAGEMENT SOFTWARE AND OTHER VALUE ADDED PRODUCTS

     During 1996, approximately $31.0 million, or 3.7%, and $21.4 million, or 8.5%, of Schein's net sales and gross profit, respectively, were derived from sales of Schein's Easy Dental(Registered) Plus, Dentrix Dental System, and AVImark(Registered) practice management software and other value added products to United States dental and veterinary office-based healthcare practitioners. Competition among companies supplying practice management software is intense and increasing. Schein's future sales of practice management software will depend, among other factors, upon the effectiveness of Schein's sales and marketing programs, Schein's ability to enhance its products and the ability to provide ongoing technical support. There can be no assurance that Schein will be successful in introducing and marketing software enhancements or new software, or that such software will be released on time or accepted by the market. Schein's software products, like software products generally, may contain undetected errors or bugs when introduced or as new versions are released. There can be no assurance that problems with post-release software errors or bugs will not occur in the future. Any such defective software may result in increased expenses related to the software and could adversely affect Schein's relationship with the customers using such software. Schein does not have any patents on its software and relies upon copyright, trademark and trade secret laws; there can be no assurance that such legal protections will be available or enforceable to protect its software products. Schein's Easy Dental(Registered) Plus software products are generally distributed under 'shrink-wrap' licenses that are not signed by the customer and therefore may be unenforceable in certain jurisdictions.

FOREIGN OPERATIONS

     During 1996, approximately 17.5% and 18.1% of Schein's net sales and gross profit, respectively, were derived from sales to customers located outside the United States and Canada. Schein's international businesses are subject to a number of inherent risks, including difficulties in opening and managing foreign offices and distribution centers; establishing channels of distribution; fluctuations in the value of foreign currencies; import/export duties and quotas; and unexpected regulatory, economic and political changes in foreign markets. There can be no assurance that these factors will not adversely affect the combined companies' operating results.

DEPENDENCE ON SENIOR MANAGEMENT

     Schein's future performance will depend, in part, upon the efforts and abilities of certain members of its existing senior management, particularly Stanley M. Bergman, Chairman, Chief Executive Officer and President, James P. Breslawski and Bruce J. Haber, Executive Vice Presidents, and Steven Paladino, Senior Vice President and Chief Financial Officer, as well as (if the Merger is consummated) certain members of Sullivan's existing senior management, particularly Robert J. Sullivan, who is expected to serve as Vice Chairman of Schein, and Robert E. Doering, Timothy J. Sullivan and Kevin J. Ackeret, who will serve as President Emeritus, President and Executive Vice President, respectively, of Schein's US Dental Division. The loss of service of one or more of these persons could have an adverse effect on Schein's business. Schein has entered into employment agreements with Mr. Bergman, Mr. Haber and, as of the Effective Time, Messrs. Robert J. Sullivan, Robert E. Doering, Timothy J. Sullivan and Kevin J. Ackeret, as well as certain other members of Sullivan's senior management. The success of certain acquisitions and joint ventures effected by Schein may depend, in part, on Schein's ability to retain key management of the acquired business or joint venture. Sullivan's future performance will depend, in part, upon the efforts and abilities of certain members of its existing senior management.

CHANGES IN HEALTHCARE INDUSTRY

     In recent years, the healthcare industry has undergone significant change driven by various efforts to reduce costs, including potential national healthcare reform, trends toward managed care, cuts in Medicare, consolidation of healthcare distribution companies and collective purchasing arrangements by office-based healthcare practitioners. Schein's or Sullivan's inability to react effectively to these and other changes in the healthcare industry could adversely affect its operating results. Schein and Sullivan cannot predict whether any healthcare reform efforts will be enacted and what effect any such reforms might have on them or their respective customers and suppliers.

GOVERNMENT REGULATION

     Both Schein and Sullivan and their respective customers and suppliers are subject to extensive Federal and state regulation in the United States, as well as regulation by foreign governments, and neither Schein nor Sullivan can predict the extent to which future legislative and regulatory developments concerning their practices and products or the healthcare industry may affect them. In addition, both Schein and Sullivan, as marketers, distributors and (in the case of Schein) manufacturers of healthcare products (including Schein through, among other entities, its 50%-owned company, HS Pharmaceutical, Inc., which distributes and manufactures generic pharmaceuticals), are required to obtain the approval of Federal and foreign governmental agencies, including the Food and Drug Administration, prior to marketing, distributing and manufacturing certain of those products, and it is possible that both Schein and Sullivan may be prevented from selling new manufactured products should a competitor receive prior approval. Further, Schein's and Sullivan's plants and operations are subject to review and inspection by local, state, Federal and (in the case of Schein) foreign governmental entities. The companies' suppliers are also subject to similar governmental requirements.

RISK OF PRODUCT LIABILITY CLAIMS AND INSURANCE

     The sale, manufacture and distribution of healthcare products involves a risk of product liability claims and adverse publicity. Although neither Schein nor Sullivan has been subject to a significant number of such claims or incurred significant liabilities due to such claims, there can be no assurance that this will continue to be the case. In addition, Schein and Sullivan maintain product liability insurance coverage and have certain rights to indemnification from third parties, but there can be no assurance that claims outside of or exceeding such coverage will not be made, that the combined companies will be able to continue to obtain insurance coverage or that they will be successful in obtaining indemnification from such third parties. The combined companies also may not be able to maintain existing coverage or obtain, if they determine to do so, insurance providing additional coverage at reasonable rates.

COST OF SHIPPING

     Shipping is a significant expense in the operation of both Schein's and Sullivan's business. Schein and Sullivan ship almost all of their orders by UPS and other delivery services, and typically bear the cost of shipment. Accordingly, any significant increase in shipping rates could have an adverse effect on Schein's and Sullivan's operating results. Similarly, strikes or other service interruptions by such shippers could cause Schein's and Sullivan's operating expenses to rise and adversely affect Schein's and Sullivan's ability to deliver products on a timely basis. See '--Fluctuations in Quarterly Earnings' with respect to the recent UPS strike.

RELIANCE ON TELEPHONE AND COMPUTER SYSTEMS

     Both Schein and Sullivan believe that their success depends, in part, upon their telesales and direct marketing efforts and their ability to provide prompt, accurate and complete service to their customers on a price-competitive basis. Any continuing disruption in either their computer system or their telephone system could adversely affect their ability to receive and process customer orders and ship products on a timely basis. Any such disruption could adversely affect their relations with their customers.

STATE SALES TAX COLLECTION


     As of September 8, 1997, Schein collected sales tax and other similar taxes only on sales of products to residents of 31 states, and Sullivan collected such taxes on sales of products to residents of 44 states. Various other states have sought to impose on direct marketers the burden of collecting state sales taxes on the sale of products shipped to those states' residents. A successful assertion by a state or states that either Schein or Sullivan should have collected or be collecting state sales taxes on the sale of products shipped to that state's residents could have an adverse effect on the combined companies.

POTENTIAL VOLATILITY OF SCHEIN COMMON STOCK PRICES

     As with the Sullivan Common Stock, the market price of the Schein Common Stock may be subject to fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by investment analysts or changes in business or regulatory conditions affecting Schein, its customers, its suppliers or its competitors. The stock market historically has experienced volatility which has particularly affected the market prices of securities of many companies in the healthcare industry and which sometimes has been unrelated to the operating performances of such companies. These market fluctuations may adversely affect the market price of the Schein Common Stock.

     From December 31, 1996 through September 18, 1997, the closing market price of the Schein Common Stock as reported on the Nasdaq National Market has ranged from a high of $40.50 to a low of $24.50.

ANTI-TAKEOVER PROVISIONS; POSSIBLE ISSUANCE OF PREFERRED STOCK

     Certain provisions of the Schein Certificate of Incorporation and By-laws as currently in effect may make it more difficult for a third party to acquire, or may discourage acquisition bids for, Schein and could limit the price that certain investors might be willing to pay in the future for shares of the Schein Common Stock. These provisions, among other things: (i) require the affirmative vote of the holders of at least 60% of the shares entitled to vote to approve a merger or a sale, lease, transfer or exchange of all or substantially all of the assets of Schein, (ii) require the affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote to remove a director or to fill a vacancy on the Schein Board, (iii) require the affirmative vote of the holders of at least 80% of the shares entitled to vote to amend or repeal certain provisions of the Schein Certificate of Incorporation and (iv) require the affirmative vote of at least 66 2/3% of the Schein Board to amend or repeal the By-laws of Schein. In addition, the rights of holders of Schein Common Stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future and that may be senior to the rights of the holders of Schein Common Stock. Under certain conditions, Section 203 of the Delaware General Corporation Law would prohibit Schein from engaging in a 'business combination' with an 'interested stockholder' (in general, a stockholder owning 15% or more of Schein's outstanding voting stock) for a period of three years. In addition, Schein's 1994 Stock Option Plan and 1996 Non-Employee Director Stock Option Plan provide for accelerated vesting of stock options upon a change in control of Schein, and in certain instances, agreements between Schein and its executive officers provide for increased severance payments if such executive officers are terminated without cause within two years after a change in control of Schein. At the Schein Special Meeting the holders of Schein Common Stock will be asked to vote on the Schein Certificate of Incorporation Amendments. See 'SCHEIN SPECIAL MEETING--Approval of Schein Certificate of Incorporation Amendments' and 'COMPARISON OF STOCKHOLDER'S RIGHTS.' These provisions may make it more difficult for a third party to acquire, or may discourage acquisition bids for, Schein and could limit the price that certain investors might be willing to pay in the future for shares of Schein Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of Schein Common Stock (including shares issued upon the exercise of stock options) by Schein's current stockholders (including certain executive officers, employees and affiliates of Schein) after the Merger, or the perception that such sales could occur, could adversely affect the market price for the Schein Common Stock. Approximately 7,917,301 shares of Schein Common Stock that are owned by certain executive officers, employees and affiliates of Schein, constituting approximately 28.9% of the shares of Schein Common Stock outstanding immediately prior to the Merger, may be eligible for immediate resale in the public market pursuant to Rule 144 under the Securities Act of 1933, as amended (the 'Securities Act'). In connection with the reorganization described under '--Reorganization' below, Schein entered into a registration rights agreement with certain of its stockholders. Schein has granted certain registration rights in connection with certain acquisitions, and may grant additional registration rights in connection with future acquisitions.

     In addition, all of the shares of Schein Common Stock received by holders of Sullivan Common Stock in the Merger will have been registered under the Securities Act and will be freely transferable, except that persons who are deemed to be affiliates of Sullivan prior to the Effective Time will enter into agreements with Schein prohibiting such persons from disposing of any of the shares of Schein Common Stock until after the publication of operating results including the combined operations of Schein and Sullivan for a period of at least 30 days subsequent to the consummation of the Merger, at which time such shares may be resold by such persons in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Schein) or as otherwise permitted by the Securities Act. Persons who may be deemed to be affiliates of Sullivan or Schein generally include individuals or entities that control, are controlled by, or are under common control with, such company and may include certain officers and directors of such company as well as principal stockholders of such company. In addition, up to approximately 1,230,996 shares of Schein Common Stock will be issuable upon the exercise of outstanding options to purchase Sullivan Common Stock that will be assumed by Schein. Schein intends to file a registration statement under the Securities Act covering shares issuable upon the exercise of these options. See 'THE MERGER--Treatment of Sullivan Stock Options.'

REORGANIZATION


     In connection with the reorganization of Schein's ownership and the various agreements entered into in connection therewith between 1992 and 1994 (the 'Reorganization'), certain stockholders of Schein made customary representations, warranties and covenants and provided for indemnification with respect to the structure of the transaction and for breaches of such representations, warranties and covenants. No claims for such indemnification have arisen to date. Applicable accounting rules provide that certain amounts paid or assumed by such stockholders on behalf of Schein in satisfaction of indemnity obligations may be required to be recorded by Schein for financial reporting purposes as an expense. Accordingly, although any such payment or assumption may not materially impact Schein's cash flow, Schein's results of operations would be negatively impacted in the period incurred. In addition, there can be no assurance that such stockholders will have the resources in the future to meet their respective indemnification obligations, if any, under such agreements.

                            SULLIVAN SPECIAL MEETING

GENERAL

     This Joint Proxy Statement/Prospectus is being furnished to holders of shares of Sullivan Common Stock in connection with the solicitation by the Sullivan Board of proxies for use at the Sullivan Special Meeting to be held on Wednesday, November 12, 1997, at 9:00 a.m., local time, at The Wyndham Hotel, 139 East Kilbourn Avenue, Milwaukee, Wisconsin 53202 and at any adjournments or postponements thereof.

APPROVAL OF THE MERGER

     At the Sullivan Special Meeting, holders of Sullivan Common Stock will consider and vote upon a proposal to approve the Merger Agreement and upon such other matters as may properly be submitted to a vote at the Sullivan Special Meeting. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into Sullivan and Sullivan will become a wholly owned subsidiary of Schein. Each share of Sullivan Common Stock issued and outstanding immediately prior to the Merger will be converted into the right to receive 0.735 shares of Schein Common Stock.

     No certificates representing fractional shares of Schein Common Stock shall be issued upon the surrender for exchange of certificates representing shares of Sullivan Common Stock ('Sullivan Certificates'). Each holder of shares of Sullivan Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Schein Common Stock (after taking into account all Sullivan Certificates delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount determined by multiplying (i) the fractional interest to which such holder would otherwise be entitled and (ii) the average of the per share closing prices for Schein Common Stock on the Nasdaq National Market for the five trading days immediately preceding the Effective Time. In no event shall a holder of Sullivan Common Stock receive cash in lieu of fractional shares of Schein Common Stock in an amount greater than the value of one full share of Schein Common Stock.

     THE SULLIVAN BOARD HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT, DETERMINED

THAT THE MERGER IS IN THE BEST INTERESTS OF SULLIVAN AND ITS SHAREHOLDERS AND RECOMMENDS THAT THE HOLDERS OF SULLIVAN COMMON

STOCK VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT. SEE 'THE MERGER--BACKGROUND OF THE MERGER' AND '--CONSIDERATION AND RECOMMENDATION OF THE SULLIVAN BOARD'.

RECORD DATE; SHARES ENTITLED TO VOTE

     The close of business on September 17, 1997 has been fixed as the Sullivan Record Date for determining the holders of Sullivan Common Stock who are entitled to notice of and to vote at the Sullivan Special Meeting. As of the Sullivan Record Date, there were 10,286,719 shares of Sullivan Common Stock outstanding and entitled to vote, and such shares were held by approximately 364 holders of record. The holders of record on the Sullivan Record Date of Sullivan Common Stock are entitled to one vote per share of Sullivan Common Stock on each matter submitted to a vote at the Sullivan Special Meeting. The presence in person or by proxy of the holders of a majority of the outstanding Sullivan Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Sullivan Special Meeting.

     Proxies relating to 'street name' shares that are properly executed and returned by brokers will be counted as shares present for purposes of determining the presence of a quorum, but will not be treated as shares having voted at the Sullivan Special Meeting as to the Merger Agreement if authority to vote has been withheld by the broker (a 'broker non-vote'). Abstentions will be recorded as such by the inspectors of election for the Sullivan Special Meeting. As the affirmative vote of a majority of the total number of outstanding shares of Sullivan Common Stock on the Sullivan Record Date is required to approve the Merger Agreement, broker non-votes and abstentions will have the same effect as votes against approval of the Merger Agreement.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the outstanding shares of the Sullivan Common Stock is required for approval of the Merger Agreement. As of the Sullivan Record Date, the Sullivan directors and executive officers as a group beneficially owned or voted shares representing approximately 20.8% of the outstanding shares of Sullivan Common Stock. Each of the directors and executive officers of Sullivan has advised Sullivan that he intends to vote or direct the vote of all such shares over which he has voting control, subject to, and consistent with, any fiduciary obligations in the case of shares held as a fiduciary, for approval of the Merger Agreement. In addition, as an inducement for Schein to enter into the Merger Agreement, the Granting Holders have entered into the Irrevocable Proxy and Termination Rights Agreement with Schein pursuant to which, among other things, the Granting Holders have granted to Schein an irrevocable proxy to vote substantially all of the shares of Sullivan Common Stock that they have beneficial ownership of in favor of the Merger Agreement and against any other Acquisition Transaction. Approximately 2,015,565 shares of Sullivan Common Stock (approximately 19.6% of the outstanding shares) are subject to the Irrevocable Proxy Statement and Termination Rights Agreement. See 'THE MERGER--Irrevocable Proxy and Termination Rights Agreement.'


PROXIES; PROXY SOLICITATION

     Shares of Sullivan Common Stock represented by properly executed, unrevoked proxies received at or prior to the Sullivan Special Meeting will be voted at the Sullivan Special Meeting in accordance with the instructions contained therein. Shares of Sullivan Common Stock represented by properly executed, unrevoked proxies for which no instruction is given will be voted FOR approval of the Merger Agreement. Sullivan shareholders are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-paid envelope provided for this purpose to ensure that their shares are voted. A holder of shares of Sullivan Common Stock may revoke a proxy by submitting a later dated proxy with respect to the same shares at any time prior to the vote on the approval of the Merger Agreement, by delivering written notice of revocation to the Secretary of Sullivan at any time prior to such vote, or by attending the Sullivan Special Meeting and voting in person. Mere attendance at the Sullivan Special Meeting will not in and of itself revoke a proxy.

     If the Sullivan Special Meeting is postponed or adjourned for any reason, when the Sullivan Special Meeting is convened or reconvened, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

     The cost of the solicitation of proxies by the Sullivan Board for use at the Sullivan Special Meeting will be borne by Sullivan. In addition to solicitation by mail, directors, officers and employees of Sullivan may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees of Sullivan will not be additionally compensated for such solicitation but may be reimbursed by Sullivan for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of Sullivan Common Stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material. In addition, Sullivan has retained Georgeson & Company Inc., a proxy solicitation organization, to assist in the solicitation of proxies for the Sullivan Special Meeting for a fee of approximately $1,000, plus reasonable out-of-pocket expenses.

                             SCHEIN SPECIAL MEETING

GENERAL

     This Joint Proxy Statement/Prospectus is being furnished to holders of shares of Schein Common Stock in connection with the solicitation by the Schein Board of proxies for use at the Schein Special Meeting to be held on Wednesday, November 12, 1997, at 10:00 a.m., local time, at the Huntington Hilton, 598 Broadhollow Road, Melville, New York.

APPROVAL OF THE SHARE ISSUANCE


     At the Schein Special Meeting, holders of Schein Common Stock will consider and vote upon a proposal to approve the Share Issuance. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into Sullivan and Sullivan will become a wholly owned subsidiary of Schein. Each share of Sullivan Common Stock issued and outstanding immediately prior to the Merger will be converted into the right to receive
0.735 shares of Schein Common Stock.

     If the Merger is consummated, each option to purchase shares of Sullivan Common Stock outstanding at the Effective Time will be automatically converted into options to purchase shares of Schein Common Stock, with the number of shares purchasable upon exercise and the exercise prices being appropriately adjusted to reflect the Exchange Ratio. See 'Treatment of Sullivan Stock Options'. Assuming all of the options to purchase Sullivan Common Stock outstanding as of the Sullivan Record Date were to remain outstanding as of the Effective Time, options to purchase approximately 1,230,996 shares of Schein Common Stock would be issued upon the conversion of the options to purchase shares of Sullivan Common Stock. A vote in favor of the Share Issuance will be deemed to be a vote in favor of the issuance of such options and no separate stockholders vote will be taken in connection therewith. The shares of Schein Common Stock issuable upon the exercise of such options will not count against the aggregate number of shares of Schein Common Stock that may be issued pursuant to Schein's 1994 Stock Option Plan.

     THE SCHEIN BOARD HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND APPROVED THE SHARE ISSUANCE, DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF SCHEIN AND ITS STOCKHOLDERS, AND RECOMMENDS THAT THE HOLDERS OF SCHEIN COMMON STOCK VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT. SEE 'THE MERGER--BACKGROUND OF THE MERGER' AND '--RECOMMENDATION OF THE SCHEIN BOARD AND SCHEIN REASONS FOR THE MERGER.'

APPROVAL OF THE SCHEIN CERTIFICATE OF INCORPORATION AMENDMENTS

     Background. At Schein's 1997 Annual Meeting of Stockholders convened on May 22, 1997 (the 'Schein Annual Meeting'), the Schein Board proposed (the 'Original Proposal') to amend Article 'Fifth' of the Schein Certificate of Incorporation to: (i) eliminate the limit on the maximum number of directors of the Company, while specifying only that the number of directors shall be as specified in the By-Laws or as fixed from time to time by resolution of the Board of Directors, and that there should not be fewer than five directors, (ii) eliminate the provision preventing the Board of Directors from amending or repealing By-Laws adopted by the stockholders and (iii) eliminate the 80% voting requirement with respect to amendments of Article 'Fifth'. As of the date the Schein Annual Meeting was convened, a significant minority of shares had not been represented by proxies with respect to the Original Proposal. Given the importance of the Original Proposal and the unusually high 80% supermajority requirement under the Schein Certificate of Incorporation for approval of such proposal, the Schein Annual Meeting was adjourned to give stockholders a full opportunity to have their votes counted regarding the Original Proposal. The adjournment date was set for June 10, 1997. At the reconvened Schein Annual Meeting on June 10, 1997, a vote was taken regarding the Original Proposal and, despite a significant majority vote in favor of the Original Proposal, the necessary affirmative 80% vote was not achieved. However, as a result of discussions with certain stockholders concerning their views with respect to the Original Proposal, the Schein Board reformulated the Original Proposal, and on June 10, 1997, further adjourned the Schein Annual Meeting in order to propose to stockholders a revised proposal. No vote was ever taken on the revised proposal, however, and the Schein Annual Meeting was formally adjourned. The Schein Board has further reformulated the Original Proposal into the two Schein Certificate of Incorporation Amendments described herein.

     The Proposed Amendments. Article 'Fifth' of the Schein Certificate of Incorporation, the complete text of which, prior to amendment as proposed hereby, is included as Annex IV to this Joint Proxy Statement/Prospectus, contains various provisions relating to the governance of Schein. Specifically:

          (a) Section 'A' provides that the number of directors of Schein shall be no less than five and no more than 11 through December 31, 1998, and thereafter the number of directors shall be nine;

          (b) Section 'B1' provides that stockholders may adopt any By-Law and may amend or repeal any By-Law adopted by the Schein Board and that the Schein Board may not amend or repeal any By-Law adopted by the stockholders; and

          (c) Section 'C' requires the affirmative vote of 80% of the outstanding shares to amend or repeal, or to adopt any provisions inconsistent with, Article 'Fifth'.

     The first of the proposed Schein Certificate of Incorporation Amendments would amend Sections A and B1 to increase the maximum number of directors of Schein, provide that the number of directors shall be as fixed from time to time by resolution of the Schein Board, and allow the Schein Board to amend or repeal any By-law except By-laws adopted by Schein's stockholders from and after the 1997 Annual Meeting of Stockholders. The second proposed Schein Certificate of Incorporation Amendment would amend Section C and reduce to 66 2/3 the voting requirement with respect to amendments to Article 'Fifth'. The two Schein Certificate of Incorporation Amendments will be voted upon separately at the Schein Special Meeting.

     Sections 'A' and 'B1' and 'C' of Article 'Fifth', as proposed to be amended, would read in their entirety as follows:

     FIFTH:

     A. The number of directors which shall constitute the entire Board of Directors shall be as fixed from time to time by resolution of the Board of Directors, but shall not be fewer than five nor more than nineteen.

     B. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

     1. To adopt, amend or repeal any By-Law (provided, however, that (a) any By-Law made, amended or repealed by the Board of Directors may be amended or repealed, and that any By-Laws may be adopted, by the stockholders of the Corporation and (b) the Board of Directors may not amend or repeal any By-Law adopted by the stockholders of the Corporation from and after the 1997 Annual Meeting of Stockholders of the Corporation).

     [Sections B2, B3 and B4 intentionally omitted]

     C. The affirmative vote of the holders of 66 2/3% or more of the shares entitled to vote in the election of directors shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article FIFTH.

     The current version of section 'A' of Article 'Fifth' provides that the maximum number of directors shall be 11 through December 31, 1998, which is the number of individuals presently serving as directors, and shall thereafter by nine. The Schein Board believes that it would be desirable to give Schein the ability to obtain the services of additional individuals as directors, by increasing the maximum number of directors. The first of the proposed Schein Certificate of Incorporation Amendments permitted under the Schein Certificate of

Incorporation would permit one or more additional directors to be added to the Schein Board (up to a maximum of 19) without the need for Board vacancies to exist as a result of the death, disability, removal or resignation of a current director. In contrast, Section A, as currently in effect, would require Schein to reduce the size of the Schein Board by the end of 1998. If such amendment is adopted, the Schein Board proposes to expand the number of Schein directors to 13, and to appoint Robert J. Sullivan, Sullivan's Chairman of the Board, and Bruce J. Haber, an Executive Vice President of Schein and President of Schein's Micro Bio-Medics, Inc. subsidiary, to fill the resulting vacancies. In the Merger Agreement (as to Mr. Sullivan) and in Mr. Haber's employment agreement (as to him), Schein has covenanted to use its reasonable best efforts to nominate these individuals to the Schein Board.

     With regard to the amendment to Section 'B1' of Article 'Fifth' that also would be affected by the first of the proposed Schein Certificate of Incorporation Amendments, Section 109 of the Delaware General Corporation Law (the 'DGCL') allows a Delaware corporation to confer on its directors the power to adopt, amend or repeal any By-Law, provided that such right of the directors shall not divest the stockholders of the power to adopt, amend or repeal any By-Law. Section B1 currently allows the Schein Board to adopt, amend or repeal any By-Law other than any By-Law adopted by the stockholders of Schein. Since all of the current By-Laws of Schein were adopted by the stockholders in September 1994, Section B1 effectively prevents the directors from amending or repealing any of Schein's By-Laws. The Schein Board believes that it would be desirable to increase Schein's flexibility and its ability to respond to changing conditions by permitting the directors to adopt, amend or repeal any of Schein's By-Laws previously adopted, regardless of the manner in which such By-Laws were originally adopted. The proposed amendment to Section B1 of Article 'Fifth' would limit the restriction on the power of the directors to adopt, amend or repeal any By-Laws of Schein to By-Laws adopted on or after the Schein Annual Meeting, and would continue to expressly incorporate the retained power of the stockholders under Section 109 of the DGCL to adopt, amend or repeal any By-Law, including any By-Law adopted, amended or repealed by the directors. (At the Schein Annual Meeting the stockholders of Schein approved an amendment to Schein's By-Laws that would permit the Schein Board to fill vacancies if the proposed amendment is adopted.)

     Absent a provision in the certificate of incorporation requiring a higher percentage vote, under Section 242 of the DGCL, a simple majority of the outstanding shares of capital stock is sufficient to authorize any amendment to a corporation's certificate of incorporation. Section 'C' of Article 'Fifth' currently requires the affirmative vote of 80% of the outstanding shares of Schein Common Stock to amend or repeal, or adopt any provision inconsistent with, that Article. The Schein Board believes that it is desirable for Schein to have the ability to amend the Schein Certificate of Incorporation in light of changing circumstances without having to satisfy an unusually difficult 80% 'supermajority' vote requirement, while at the same time retaining a lesser supermajority vote required to insure that any amendment adopted has the support of a substantial majority of Schein's stockholders. Accordingly, the proposed amendment to Section C that would be effected by the second Schein Certificate of Incorporation Amendment would decrease the 80% supermajority requirement to 66 2/3% of the outstanding shares of Schein Common Stock.

     On August 1, 1997, the Schein Board unanimously adopted a resolution approving the Schein Certificate of Incorporation Amendments and approving their submission to Schein's stockholders. The affirmative vote of the holders of 80% of the outstanding shares of the common stock entitled to vote at the Schein Special Meeting is required to approve the Schein Certificate of Incorporation Amendments.

     The Schein Board unanimously recommends that the holders of Schein Common Stock vote FOR the approval of the Schein Certificate of Incorporation Amendments.

INTENDED APPOINTEES TO THE SCHEIN BOARD

     As noted above, Schein proposes to add Robert J. Sullivan and Bruce J. Haber to the Schein Board, if the first of the proposed Schein Certificate of Incorporation Amendments is adopted. Robert J. Sullivan, age 66, is one of the founders of Sullivan and has been Chairman of the Sullivan Board since 1990. He was Sullivan's Chief Executive Officer from 1985 until 1992. Prior thereto, he was Sullivan's President, and has also served as its Chief Financial Officer. Bruce J. Haber became an Executive Vice President of Schein on August 1, 1997 in connection with Schein's acquisition of Micro Bio-Medics, Inc. Mr. Haber has been President of Micro Bio-Medics, Inc. since 1983 and a director of Micro Bio-Medics, Inc. since 1981.

RECORD DATE; SHARES ENTITLED TO VOTE

     The close of business on September 17, 1997 has been fixed as the Schein Record Date for determining the holders of Schein Common Stock who are entitled to notice of and to vote at the Schein Special Meeting. As of the Schein Record Date, there were 27,351,853 shares of Schein Common Stock outstanding and entitled to vote, and such shares were held by approximately 450 holders of record. The holders of record on the Schein Record Date of Schein Common Stock are entitled to one vote per share of Schein Common Stock on each matter submitted to a vote at the Schein Special Meeting. The presence in person or by proxy of the holders of a majority of the outstanding Schein Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Schein Special Meeting.

     Proxies relating to 'street name' shares that are properly executed and returned by brokers will be counted as shares present for purposes of determining the presence of a quorum, but will not be treated as shares having voted at the Schein Special Meeting as to the Merger Agreement if authority to vote has been withheld by the broker (a 'broker non-vote'). Abstentions will be recorded as such by the inspectors of election for the Schein Special Meeting. In light of the treatment of broker non-votes and abstentions and the fact that the affirmative vote required to approve the Schein Certificate of Incorporation Amendments is eighty percent of the total number of outstanding shares of Schein Common Stock on the Schein Record Date, broker non-votes and abstentions will have the same effect as votes against approval of the Schein Certificate of Incorporation Amendments.

REQUIRED VOTE

     The affirmative vote of holders of a majority of the shares of Schein Common Stock voted on the proposed Share Issuance is required for approval of the Share Issuance. The affirmative vote of the holders of eighty percent (80%) of the outstanding shares of Schein Common Stock is required for approval of the Schein Certificate of Incorporation Amendments. As of the Schein Record Date, the Schein directors and executive officers and their affiliates as a group beneficially owned or voted shares representing approximately 28.9% of the outstanding shares of Schein Common Stock. Certain of Schein's current principal shareholders have executed a Voting Trust Agreement (which expires December 31, 1998 unless terminated earlier) with Stanley M. Bergman, Chairman of the Board, Chief Executive Officer and President of Schein. Mr. Bergman will own, immediately prior to the Merger, directly or indirectly, approximately 5.0% of the outstanding shares of Schein Common Stock and will have the right to vote up to an aggregate of approximately 15.6% of the outstanding shares of Schein Common Stock.

PROXIES; PROXY SOLICITATION

     Shares of Schein Common Stock represented by properly executed, unrevoked proxies received at or prior to the Schein Special Meeting will be voted at the Schein Special Meeting in accordance with the instructions contained therein. Shares of Schein Common Stock represented by properly executed, unrevoked proxies for which no instruction is given will be voted FOR approval of the Share Issuance and FOR the approval of the Schein Certificate of Incorporation Amendments. Schein stockholders are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-paid envelope provided for this purpose to ensure that their shares are voted. A holder of shares of Schein Common Stock may revoke a proxy by submitting a later dated proxy with respect to the same shares at any time prior to voting, by delivering written notice of revocation to the Secretary of Schein at any time prior to such vote, or by attending the Schein Special Meeting and voting in person. Mere attendance at the Schein Special Meeting will not in and of itself revoke a proxy.

     If the Schein Special Meeting is postponed or adjourned for any reason, when the Schein Special Meeting is convened or reconvened, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

     The cost of the solicitation of proxies by the Schein Board for use at the Schein Special Meeting will be borne by Schein. In addition to solicitation by mail, directors, officers and employees of Schein may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees of Schein will not be additionally compensated for such solicitation but may be reimbursed by Schein for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of Schein Common Stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material. In addition, Schein has retained Georgeson & Company Inc., a proxy solicitation organization, to assist in the solicitation of proxies for the Schein Special Meeting for a fee of $11,000, plus reasonable out-of-pocket expenses.

                                   THE MERGER

BACKGROUND OF THE MERGER

     Schein's business strategy includes the acquisition of companies whose businesses are complementary to Schein's. Consistent with that strategy, in August of 1996 Stanley M. Bergman, Schein's Chairman, Chief Executive Officer and President, raised the topic of a potential business combination with Robert
J. Sullivan, the Chairman of the Board and a co-founder of Sullivan. Mr. Sullivan indicated that Sullivan was not interested in a business combination at such time. Mr. Sullivan's response was, in part, due to the fact that Sullivan's stock price had as yet only partially recovered from the low point reached in the second quarter of 1995 ($8.25) and, consequently, Sullivan was valued below what management believed to be its true value. In February, 1997, Schein acquired Dentrix Dental Systems, Inc. ('Dentrix'), a distributor of dental practice software. Sullivan was a distributor of Dentrix's products and, in this context, Mr. Bergman renewed his inquiry to Mr. Sullivan about a business combination of Schein and Sullivan. Mr. Sullivan again indicated that Sullivan was not interested in a business combination at that time, but he agreed to discussions between representatives of the two companies to explore whether some form of business combination between the two companies could result in operational and strategic benefits and what form such a business combination would take.

     Pursuant thereto, James P. Breslawski, an Executive Vice President of Schein with primary responsibility for Schein's North American Dental Group, and Timothy J. Sullivan, Sullivan's President, held intermittent discussions. As a result of these discussions, senior management of both Schein and Sullivan formed the view that a business combination integrating the management and sales forces of Sullivan and Schein would likely result in significant benefits to the combined entity and its stockholders (see '--Consideration and Recommendation of the Merger by the Sullivan Board' below). In light of these discussions and, from Sullivan's point of view, the continued slow recovery of its stock price, Schein and Sullivan agreed to meet and discuss the potential financial terms of a business combination involving a stock-for-stock merger. As is discussed below, a stock-for-stock merger that qualified for pooling of interests treatment for financial reporting purposes was viewed as the structure most favorable to Sullivan, Schein and their respective stockholders.

     At a meeting held in Milwaukee on July 14, 1997, members of the senior management of both Sullivan and Schein, including Mr. Sullivan and Mr. Bergman, began discussions regarding a potential exchange ratio of Schein Common Stock for Sullivan Common Stock in such a merger. The meeting ended with the parties significantly apart on price, but with an agreement to continue discussions. Approximately a week later, after further telephone discussions, Schein and Sullivan concluded that agreement upon an exchange ratio could be reached, and decided to suspend further discussions on price pending each party's conduct of further financial due diligence review of the other. Such due diligence proceeded, and Schein's attorneys prepared initial drafts of the Merger Agreement, the Irrevocable Proxy and Termination Rights Agreement and the other ancillary agreements (including employment agreements for key executives of Sullivan).

     Representatives of Sullivan and Schein, together with their respective financial advisors, met on July 22, 1997 to negotiate an exchange ratio. These negotiations continued the next day at Schein's headquarters in Melville, New York, as did negotiations of the other terms of the draft Merger Agreement, the Irrevocable Proxy and Termination Rights Agreement and the other ancillary documents. By the evening of July 28, 1997, the Exchange Ratio had been tentatively agreed to, contingent upon the satisfactory completion of the Merger Agreement and the ancillary documents, as to which a number of material issues remained unresolved. By August 1, 1997, the Merger Agreement, the Irrevocable Proxy and Termination Rights Agreement and the other ancillary documents were substantially complete.

     Both the Sullivan Board and the Schein Board had been kept apprised of the ongoing negotiations and had authorized their continuation. At separate meetings of the Sullivan Board and the Schein Board held on August 1, 1997, senior management presented the Merger Agreement, the Irrevocable Proxy and Termination Rights Agreement and the other ancillary documents to their respective Boards, and reviewed with such Boards their reasons for believing that the Merger was in the best interests of their company and its stockholders. At the Sullivan Board's meeting, representatives of Cleary Gull presented its financial analysis of the Merger and delivered an oral opinion that the consideration to be received pursuant to the Merger Agreement by Sullivan's shareholders was fair, from a financial point of view, to such shareholders as of such date. Such opinion was subsequently confirmed in a written opinion dated August 3, 1997, a copy of which is attached as Annex II to this Joint Proxy Statement/Prospectus. At the meeting of the Schein Board, Smith Barney made a financial presentation and rendered to the Schein Board an oral opinion (subsequently confirmed by delivery of a written opinion dated August 3, 1997) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to Schein. See '--Opinion of Smith Barney Inc.' Each of the Sullivan Board and the Schein Board approved the Merger and adopted the Merger Agreement in substantially the form presented to it in the early evening of Friday, August 1st. Resolution of the remaining open issues concerning the Merger Agreement and the Irrevocable Proxy and Termination Rights Agreement took place and such agreements were executed on Sunday August 3, 1997.

CONSIDERATION AND RECOMMENDATION OF THE MERGER BY THE SULLIVAN BOARD

     At the August 1, 1997 meeting of the Sullivan Board, the Sullivan Board determined that the terms of the Merger Agreement are fair to and in the best interests of Sullivan and its shareholders and adopted the Merger Agreement and authorized and directed the appropriate officers of Sullivan to execute the Merger Agreement on behalf of Sullivan. THE SULLIVAN BOARD HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT, DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF SULLIVAN AND ITS SHAREHOLDERS, AND RECOMMENDED THAT THE SHAREHOLDERS OF SULLIVAN VOTE FOR THE APPROVAL OF THE MERGER. In making its determination, the Sullivan Board considered, in addition to Cleary Gull's opinion, the following actual and potential advantages offered by the Merger:

          o The substantial premium, based on the recent market prices for the Schein Common Stock and the Sullivan Common Stock, that the Exchange Ratio provides to Sullivan's shareholders.

          o The increased liquidity for Sullivan shareholders as Schein Common Stock has both a higher trading volume and a greater aggregate number of publicly held shares.

          o The combined company will offer a range of products and services that will permit it to serve as the prime vendor for its customers, and will potentially increase sales penetration of each existing customer. This is particularly important given the industry trend toward prime vendor relationships, which offer customers 'one stop shopping' for products and services and computerized tracking of purchases and pricing. Neither Schein nor Sullivan alone has full prime vendor capabilities.

          o The Merger contemplates that key executives of Sullivan will have primary responsibility for the combined company's United States dental operations.

          o The combined entity will have the benefit of the second largest sales force in the United States dental industry.

          o The potential benefits of being part of a company with a more diversified business (i.e., medical as well as dental product distribution) with an international operation and a strong direct marketing business, features that Sullivan lacks.

          o  Potential synergies from the combination and rationalization of

             Sullivan's and Schein's distribution infrastructures.

          o Potential advantages offered by Schein's management and distribution systems, which were viewed by Sullivan management as business advantages held by Schein.

          o Potential economies of scale from the combined entity's purchasing power.

          o The combined entity's enhanced ability to offer value-added services, including software services.

          o  Potential exclusivity in offering certain new products.

     The Sullivan Board also considered the following actual and potential negative considerations regarding the Merger:

          o The potential volatility of the market values of the Schein Common Stock. See 'RISK FACTORS--Potential Volatility of Market Value of Schein Common Stock'.

          o The challenges presented to management (and consequent use of executive time) by the task of combining the operations of Schein and Sullivan and achieving potential synergistic benefits. These challenges involve integrating the personnel of Sullivan and Schein, which have similar but distinct corporate cultures, and integrating the business and computer systems of Sullivan and Schein relating to inventory, purchasing, sales, distribution, personnel practices and other functions. In reviewing this issue, the Sullivan Board took into account Schein's experience in consummating and integrating a large number of acquisitions since Schein's initial public offering in 1995, albeit none as large as the Merger.

          o The inability of the former shareholders of Sullivan, as a group, to control the management of Schein as a result of their minority interest in Schein upon completion of the Merger. See 'RISK FACTORS--Minority Status of Former Sullivan Shareholders; Control by Insiders'.

          o The potential loss of members of the sales force of the combined company and of suppliers to Schein or Sullivan as a result of the Merger (a leading manufacturer of chairs and other large dental equipment which is a Sullivan supplier has stated that it does not intend to sell products to the combined company).

          o The potential business risks associated with Schein's operations outside the United States as they may be affected by economic, political and military conditions in foreign countries, currency exchange fluctuations and exchange control regulations.

     In making its determination, the Sullivan Board, assisted by Cleary Gull,

also reviewed publicly available data concerning Schein and considered reports of interviews with members of Schein's senior management regarding Schein's recent financial performance, prospects and future plans. The Sullivan Board did not attempt to quantify or otherwise assign specified weights or values to the various factors considered, as it did not believe it to be practicable or desirable to do so. Instead, the Sullivan Board considered all of the factors together in light of its collective business knowledge, judgment and experience. The Sullivan Board noted, in particular, the complementary nature of Schein's and Sullivan's businesses and that the combined entity would have the ability to compete as a full service provider throughout the United States. These considerations reinforced the Sullivan Board's view that, in light of the industry's trends toward consolidation and the development of prime vendor relationships, the Merger offered potential long term benefits to Sullivan's shareholders that were unlikely to be matched by any potential business combination with any other person. The Sullivan Board concluded that these potential benefits, together with the Exchange Ratio, far outweighed the actual and potential disadvantages of the Merger, and that the Merger was fair and in the best interests of Sullivan's shareholders. With respect to the potential loss of sales representatives and suppliers, the Sullivan Board believes that the signing bonuses that Schein intends to pay to the combined sales force in connection with the Merger and the breadth of the combined company's product offerings should prevent these concerns from having a material adverse impact on the combined company, while recognizing that no assurance can be given on these issues.

     During its deliberations, the Sullivan Board was cognizant that certain members of the Sullivan Board had interests in the Merger in addition to their interests as shareholders of Sullivan. Such additional interests concerned certain compensation that such individuals would receive upon consummation of the Merger or as a result of post-consummation services to the surviving corporation and Schein. The Sullivan Board viewed such compensation as being earned by such individuals in their respective capacities other than as shareholders of Sullivan. See '--Interests of Certain Persons in the Merger'.

     Furthermore, the Sullivan Board recognized that the execution and delivery of the Irrevocable Proxy and Termination Rights Agreement by certain of the Granting Holders decreased their individual interests, as shareholders of Sullivan, in an Acquisition Transaction that might be more favorable to the other shareholders of Sullivan than the Merger. See 'RISK FACTORS--Irrevocable Proxy and Termination Rights Agreement'. After reviewing their fiduciary duties with outside counsel, the Sullivan Board determined that, given its determination that the Merger was fair to, and in the best interests of, Sullivan and its shareholders, and that Schein was requiring that the Granting Holders execute and deliver the Irrevocable Proxy and Termination Rights Agreement as a condition to Schein's execution and delivery of the Merger Agreement, that it was appropriate and in the best interests of Sullivan and its shareholders for such Granting Holders (including members of the Sullivan Board) to enter into the Irrevocable Proxy and Termination Rights Agreement. The Irrevocable Proxy and Termination Rights Agreement provides that none of the Sullivan directors who are parties thereto are making any agreement in their respective capacities as directors of Sullivan and that they are executing and delivering the Irrevocable Proxy and Termination Rights Agreement solely in their respective capacities as the record and beneficial owner of shares of Sullivan Common Stock. Accordingly, the Sullivan Board does not believe that the Irrevocable Proxy and Termination Rights Agreement has had or will have any effect on the ability of those members of the Sullivan Board to discharge its fiduciary obligations under applicable state law.

     As noted above, Cleary Gull has rendered a written opinion to the Sullivan Board as of August 3, 1997. It is not contemplated that Cleary Gull will render a supplemental fairness opinion regarding the fairness of the Merger as of any date other than August 3, 1997. Although the Sullivan Board was cognizant of the possibility of changing circumstances between the date of Cleary Gull's opinion and the consummation of the Merger, the Sullivan Board concluded that, inasmuch as the Merger Agreement provides for a fixed Exchange Ratio--which the Sullivan Board believes to be more favorable to the shareholders of Sullivan than any adjustable ratio that would have been agreed to by Schein--and permits Sullivan to terminate the Merger Agreement (among other circumstances) if events having certain material adverse effects on Schein and its subsidiaries, taken as a whole, occur, a supplemental fairness opinion was unnecessary. See 'TERMS OF THE MERGER AGREEMENT--Termination Rights, Condition to the Merger'.

     The Merger Agreement also prohibits Sullivan from soliciting inquiries or making proposals from or to any third party with respect to any merger, consolidation, other business combination or acquisition involving Sullivan or any subsidiary of Sullivan. See 'TERMS OF THE MERGER AGREEMENT--No Solicitation of Other Offers'. This provision was required by Schein as a condition for it to enter into the Merger Agreement, and the Sullivan Board viewed such provision to be reasonable given the substantial efforts that would be required by Sullivan and Schein to consummate the Merger and the Sullivan Board's opinion that the Merger is in the best interests of the shareholders of Sullivan.

SCHEIN'S REASONS FOR THE MERGER

     Schein's business strategy includes continued acquisitions of companies the business strategies of which are complementary to Schein's. In recent years, the healthcare industry has undergone significant change driven by various efforts to reduce costs, including potential national healthcare reform, trends toward managed care, cuts in Medicare, consolidation of healthcare distribution companies and collective purchasing arrangements by office-based healthcare practitioners. These trends, combined with increased consolidation among distributors, including through acquisitions or joint ventures, could adversely affect Schein's operating results unless Schein is able to maintain or increase its market share.

     Schein believes that the Merger will increase its market share and will more quickly bring about its strategic business goal of becoming a full-service supplier of dental products, equipment and services throughout the United States, thereby permitting Schein and its stockholders to realize the potential benefits of such business strategy more quickly and to a greater extent than would otherwise be possible. The combined entity, Schein believes, will be able to compete effectively in establishing prime vendor relationships with customers and increasing the range of goods and services that it may sell to Schein's and Sullivan's existing customers. The Merger will provide Schein with the services of Sullivan's key management team, whose skills will, Schein believes, complement its own management and distribution systems expertise. The combined entity will have the second largest sales force in the U.S. dental products distribution industry as well as the industry's largest direct marketing operation, and Schein believes that the Merger should result in synergistic benefits, including as a result of the combination and rationalization of Schein's and Sullivan's distribution facilities and economies of

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
scale in purchasing products for distribution. The combined company will create what management believes to be the largest dental products distributor in the United States.

     Schein intends to cause the United States dental business of Schein and Sullivan to be operated as a single unit by Sullivan's senior management team under the overall direction of James P. Breslawski, Schein's Executive Vice President, and James W. Stahly, President of Schein's North American Dental Group.

OPINION OF CLEARY GULL

     Sullivan engaged Cleary Gull to act as its financial advisor in connection with the transactions contemplated by the Merger Agreement and to render a fairness opinion. Cleary Gull rendered an oral fairness opinion to the Sullivan Board on August 1, 1997, the date on which the Sullivan Board considered and approved the Merger Agreement, that the consideration to be received by the holders of Sullivan Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders as of such date. Such opinion was subsequently confirmed in a written fairness opinion dated August 3, 1997.

     Cleary Gull's opinion is directed only to the fairness, from a financial point of view, to the holders of Sullivan Common Stock of the consideration to be received by such holders pursuant to the Merger Agreement, does not address any other aspect of the Merger or related transactions, and does not constitute a recommendation to any holder of Sullivan Common Stock as to how such shareholder should vote at the Sullivan Special Meeting. The full text of Cleary Gull's fairness opinion dated August 3, 1997, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken is attached hereto as Annex II to this Joint Proxy Statement/Prospectus. The summary of Cleary Gull's opinion set forth below is qualified in its entirety by reference to the full text of such opinion attached hereto as Annex II. SHAREHOLDERS OF SULLIVAN ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY.

     In arriving at its opinion, Cleary Gull reviewed, analyzed and considered such financial and other factors as it deemed appropriate under the circumstances, including among others, the following: (i) certain publicly available business and historical financial information relating to Sullivan and Schein; (ii) certain internal information, primarily financial in nature, concerning the business and operations of Sullivan and Schein furnished to Cleary Gull by Sullivan and Schein, respectively, for purposes of its analysis;
(iii) the business prospects of Sullivan and Schein; (iv) certain publicly available information concerning the estimates of the future operating and financial performance of Sullivan and Schein prepared by industry experts unaffiliated with either Sullivan or Schein ('Analysts' Estimates'); (v) the historical and current stock market data for Sullivan Common Stock, for Schein Common Stock and for certain other companies that Cleary Gull believed to be generally comparable to Sullivan and Schein; (vi) publicly available financial information with respect to certain other companies that Cleary Gull believed to be generally comparable to Sullivan and Schein; (vii) the financial impact of the Merger on Schein's future earnings per share; (viii) an unleveraged after-tax discounted cash flow analysis of both Sullivan and Schein; (ix) an analysis of Sullivan's percentage contribution to the operating results for Schein compared to the implied percentage ownership interest of Sullivan shareholders in Schein after giving effect to the Merger; (x) a comparison of the purchase price premium to be paid for the Sullivan Common Stock based on the Exchange Ratio to certain other similar-sized mergers; (xi) publicly available information concerning the nature and terms of certain other transactions that Cleary Gull believed to be relevant on a comparative basis; (xii) a historical comparison of Sullivan's and Schein's stock market prices; and (xiii) the terms of the Merger Agreement. Cleary Gull also met with certain officers and employees of Sullivan and Schein to discuss the foregoing, as well as other matters Cleary Gull believed relevant to its inquiry.

     In preparing its opinion, Cleary Gull relied on the accuracy and completeness of all information that was publicly available or provided to Cleary Gull by or on behalf of Sullivan and Schein, and Cleary Gull did not independently verify such information. Cleary Gull assumed that the financial forecasts examined by it were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of Sullivan and Schein as to the future performance of Sullivan and Schein, respectively. Cleary Gull also assumed that (i) certain strategic and operating benefits contemplated by the managements of Sullivan and Schein would be realized as a result of the Merger and (ii) all material liabilities (contingent or otherwise, known or unknown) of Sullivan and Schein are as set forth in the financial statements of Sullivan and Schein, respectively, or were disclosed to Cleary Gull. Cleary Gull did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Sullivan and Schein, nor was Cleary Gull furnished with any such evaluations or appraisals. Cleary Gull did not make any physical inspection of the properties or assets of Sullivan or Schein. Cleary Gull's fairness opinion was based upon economic, monetary and market conditions existing on the date thereof. Furthermore, Cleary Gull expressed no opinion as to the price or trading range at which Schein Common Stock will trade after the Effective Time. Cleary Gull's fairness opinion does not address the relative merits of the Merger, or the decision of the Sullivan Board to proceed with the Merger. The Exchange Ratio was determined by Sullivan and Schein in arm's-length negotiations. Cleary Gull did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid pursuant to the Merger Agreement. Sullivan did not place any limitations upon Cleary Gull with respect to the procedures followed or factors considered in rendering its opinion. Cleary Gull assumed, with the consent of the Sullivan Board, that the Merger will be treated as a pooling of interests for financial reporting purposes and as a tax-free reorganization for federal income tax purposes.


     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, Cleary Gull believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying Cleary Gull's opinion. In its analyses, Cleary Gull made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Sullivan and Schein. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Cleary Gull's opinion and financial analyses were only one of many factors considered by the Sullivan Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Sullivan Board or management with respect to the Exchange Ratio or the proposed Merger.

     In connection with its presentation to the Sullivan Board on August 1, 1997, Cleary Gull advised the Sullivan Board that, in evaluating the consideration to be received pursuant to the Merger Agreement by the Sullivan shareholders, Cleary Gull had performed a variety of financial analyses with respect to Sullivan and Schein. These financial analyses are summarized below.

     Analysis of Selected Publicly Traded Comparable Companies to Schein. Using publicly available information, Cleary Gull analyzed, among other things, the trading multiples of Schein and selected publicly traded dental and medical distribution companies including Allegiance Corporation, Gulf South Medical Supply, Inc., Moore Medical Corp., Owens & Minor, Inc., Patterson Dental Company and Physicians Sales & Service, Inc. (the 'Public Comparables'). Cleary Gull compared, with respect to each of the Public Comparables and Schein, equity market capitalization as a multiple of net income for the latest 12 months ('LTM') and estimated fiscal year 1997 and 1998 net income, and the equity market capitalization plus total debt less cash and cash equivalents (the 'Adjusted Market Value') as a multiple of LTM net revenue, LTM earnings before interest and taxes ('EBIT') and LTM earnings before interest, taxes, depreciation and amortization ('EBITDA'). In addition, Cleary Gull compared the ratio of (a) the result obtained by dividing the stock market price per share by the earnings per share ('EPS') estimate for fiscal 1997 (the '1997 P/E Ratio') to (b) the EPS growth rate between calendar 1997 and 1998 multiplied by 100 (the 'PEG Ratio'). Net income projections for the Public Comparables were based on either Analysts' Estimates or I/B/E/S and future net income for Schein was based on Analysts' Estimates. All trading multiples were based on closing stock prices as of August 1, 1997 (the 'Pricing Date').

     Cleary Gull compared the trading multiples of the Public Comparables to the trading multiples for Schein. Cleary Gull noted that as of the Pricing Date, the ratio of the price of a share of Schein Common Stock to its LTM EPS and to its EPS estimate for 1997 were 44.8x and 34.5x, respectively, compared to a range of 13.6x to 40.4x and 14.5x to 28.0x, respectively, for the Public Comparables. Cleary Gull also calculated the multiples of Schein's Adjusted Market Value to

LTM net revenue, LTM EBIT and LTM EBITDA. Cleary Gull noted that Schein Common Stock traded at 1.07x its LTM net revenue, 30.0x its LTM EBIT and 23.7x its LTM EBITDA, compared to a range of 0.22x to 1.76x, 11.2x to 27.4x and 7.3x to 22.4x, respectively, for the Public

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
Comparables. Cleary Gull also noted that Schein's PEG Ratio as of the Pricing Date was 130.0% as compared to a range of 78.9% to 154.4% for the Public Comparables.

     Analysis of Selected Comparable Transactions. Cleary Gull reviewed 39 transactions involving the acquisition or proposed acquisition of companies in similar businesses as Sullivan. Cleary Gull calculated the multiples of Adjusted Market Value to LTM net revenues and LTM EBITDA (the 'Acquisition Multiples') for each of these transactions. Cleary Gull compared the multiples based on the Implied Purchase Price to the Acquisition Multiples. Sullivan's Adjusted Market Value as a multiple of LTM net revenue and LTM EBITDA based on the Implied Purchase Price was 1.3x and 15.8x, respectively, as compared to a range of 0.2x to 1.9x and 8.5x to 21.9x, respectively, for the comparable transactions.

     No company, transaction or business used for comparison purposes in the 'Analysis of Selected Publicly Traded Comparable Companies to Schein' or 'Analysis of Selected Comparable Transactions' is identical to Sullivan, Schein or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences of financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Public Comparables, the selected comparable transactions or the business segment, company or transaction to which they are being compared.

     Schein Historical Latest Twelve Month Price/Earnings Ratio
Analysis. Cleary Gull calculated the ratio of the price of a share of Schein Common Stock to Schein's LTM EPS as of that particular date (the 'LTM P/E Ratio') for the period from November 3, 1995 to the Pricing Date. The range of Schein's LTM P/E Ratio over the period reviewed was 28.2x to 76.3x. Cleary Gull noted that as of the Pricing Date, Schein's LTM P/E Ratio was 44.8x.

     Earnings Dilution Analysis. Cleary Gull analyzed the potential pro forma effect of the Merger on Schein's EPS for the fiscal years ending December 31, 1997 and December 31, 1998. In performing this analysis, Cleary Gull assumed (i) the issuance of 0.735 shares of Schein Common Stock for each outstanding share of Sullivan Common Stock; (ii) that the Merger would be accounted for under the pooling of interests method of accounting; (iii) that certain one-time integration charges in connection with the Merger as projected by the managements of Sullivan and Schein would be incurred; and (iv) that certain synergies would be achieved as a result of the Merger based on the estimates of Sullivan's management. The actual results achieved by the combined company may vary from projected results and the variations may be material. Cleary Gull combined Sullivan's future operating results with the corresponding future operating results of Schein. Cleary Gull then divided the pro forma operating results by the pro forma shares outstanding. Cleary Gull compared the pro forma EPS to Schein's stand-alone EPS to determine the impact of the Merger on Schein's EPS. This analysis suggested that, excluding one-time integration charges, the Merger would be additive to Schein's EPS for the fiscal years ending December 31, 1997 and December 31, 1998. Projections of Schein's EPS for fiscal years 1997 and 1998 were based on Analysts' Estimates.

     Discounted Cash Flow Analysis of Schein. Cleary Gull analyzed Schein's fully diluted per share value based on an unleveraged after-tax discounted cash flow analysis of the five-year financial performance of Schein. The annual after-tax cash flows for the five-year period were developed by Cleary Gull based on discussions with Schein management. The discounted cash flow analysis determined the discounted present value of the unleveraged after-tax cash flows generated over the five-year period and then added a terminal value based on a range of EBIT multiples from 13.0x to 15.0x. The unleveraged after-tax cash flows and terminal value were discounted using a range of discount rates from 13.0% to 14.0%. Cleary Gull derived the range of EBIT multiples and discount rates on the basis of multiples of EBIT and estimated risk adjusted costs of capital for the Public Comparables and based upon an analysis of selected comparable transactions. Based on this analysis, Cleary Gull derived an equity value range for Schein of $37.44 to $46.08 per fully diluted share.

     Schein Common Stock Price Trading Analysis. Cleary Gull analyzed the closing sale prices of Schein Common Stock on the Nasdaq National Market over the twenty-one month period between the date of its initial public offering in November 1995 and the Pricing Date. The high and low closing sale prices for Schein Common Stock for the period were $43.50 and $21.75, respectively. Cleary Gull also reviewed a trading price/trading volume analysis of Schein Common Stock over that period which indicated that over this time period more than 50% of the shares of Schein Common Stock had traded in the marketplace at a price equal to or

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
greater than $33.00 per share and approximately 30% of the shares of Schein Common Stock had traded in the marketplace at a price equal to or greater than $36.00 per share.

     Schein Common Stock Trading Volume Analysis. Cleary Gull analyzed the historical daily trading volume of Schein Common Stock over various periods so that the Sullivan Board could consider the opportunity that Sullivan shareholders would have to sell all or a portion of their Schein Common Stock to achieve complete or partial liquidity of their holdings after the Merger. The 20, 30, 60, 90 and 180 day average daily trading volume of Schein Common Stock was approximately 165,429; 175,419; 134,197; 140,711 and 132,298 shares, respectively. For Sullivan, the 20, 30, 60, 90 and 180 day average daily trading volume was approximately 77,740; 63,284; 43,293; 40,331 and 33,106 shares, respectively.

     Analysis of Selected Publicly Traded Comparable Companies of
Sullivan. Cleary Gull compared the implied trading multiples for Sullivan to the trading multiples for the Public Comparables, assuming a stock market price of $28.67 per share (the 'Implied Purchase Price') based on the Schein market price of $39.00 on the Pricing Date multiplied by the Exchange Ratio. Sullivan's Adjusted Market Value as a multiple of LTM net revenue, LTM EBIT and LTM EBITDA based on the Implied Purchase Price was 1.27x, 18.lx and 15.8x, respectively, as compared to a median of 0.79x, 14.4x and 11.7x, respectively, for the Public

Comparables. Sullivan's equity market capitalization based on the Implied Purchase Price as a multiple of estimated 1997 and estimated 1998 net income was 28.lx and 22.8x, respectively, as compared to a median of 21.4x and 18.7x, respectively, for the Public Comparables. Projections of Sullivan's net income for fiscal years 1997 and 1998 were based on estimates provided by Sullivan.

     Discounted Cash Flow Analysis of Sullivan. Cleary Gull analyzed Sullivan's fully diluted per share value based on an unleveraged discounted cash flow analysis of the future financial performance of Sullivan. Such financial performance was based on a five-year financial plan provided by Sullivan's management. The discounted cash flow analysis determined the discounted present value of the unleveraged after-tax cash flows generated over the five-year period and then added a terminal value based on a range of EBIT multiples from 13.0x to 15.0x. The unleveraged after-tax cash flows and terminal value were discounted using a range of discount rates from 16.0% to 17.0%. Cleary Gull derived the range of EBIT multiples and discount rates on the basis of multiples of EBIT and estimated risk adjusted costs of capital for the Public Comparables and based upon an analysis of selected comparable transactions. The discounted cash flow analysis was calculated both including and excluding the value of the expected synergies from the Merger. Based on this analysis, Cleary Gull derived an equity value range for Sullivan of $18.79 to $22.17 per fully diluted share (excluding synergies) and $23.53 to $27.66 per fully diluted share (including synergies).

     Contribution Analysis. Cleary Gull reviewed certain financial information (including LTM net revenue and projected fiscal year 1997 and 1998 EBIT and net income) for Sullivan and Schein and for Schein after giving effect to the Merger. Based on such review and the fact that each share of Sullivan Common Stock will be converted into 0.735 shares of Schein Common Stock, Cleary Gull analyzed the contribution of Sullivan to Schein after giving effect to the Merger and compared the contribution to the pro forma ownership by Sullivan stockholders of the combined company. The analysis was conducted both including and excluding the impact of the expected synergies in 1998. These analyses indicated that Sullivan, excluding the value of the expected synergies, would contribute 30.1% and 24.9% of 1997 and 1998 net income, respectively, and 29.8% of 1997 EBIT. Cleary Gull contrasted these contributions to the 26.0% ownership of the Sullivan stockholders in the combined company.

     Premium Analysis. Cleary Gull compared the premium represented by the Implied Purchase Price to (a) the closing price of a share of Sullivan Common Stock on the Pricing Date of $22.25, (b) the average closing prices of Sullivan Common Stock for the 20-trading day period prior to the Pricing Date of $18.43 per share, and (c) the closing price of a share of Sullivan Common Stock one week and four weeks prior to the Pricing Date of $19.13 and $17.50 per share, respectively. Based on the Implied Purchase Price, the premium was 29% of the closing price on the Pricing Date; 56% of the 20 trading day average closing price, 50% of the one week prior price and 64% of the four week prior closing price. Cleary Gull also determined premiums paid in selected transactions having transaction values of $100 million to $500 million. In these transactions, the median premium based on the price four weeks before the date of the announcement of the transaction was 16.6%.

     Cleary Gull was selected by Sullivan as its financial advisor in connection with the Merger because of Cleary Gull's reputation and expertise as an investment banking firm and its expertise and familiarity with the dental and distribution industries. Cleary Gull, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings of equities, private placements and valuations for estate, corporate and other purposes.

     Pursuant to an engagement letter between Cleary Gull and Sullivan, Sullivan paid Cleary Gull a non-refundable retainer of $25,000 upon the signing of the engagement letter, a fee of $150,000 upon the signing of the Merger Agreement, and a fee of $500,000 when the Fairness Opinion was delivered to the Sullivan Board. In addition, Cleary Gull will be paid a fee of $225,000 upon consummation of the Merger. Sullivan has also agreed to reimburse Cleary Gull for its reasonable out-of-pocket expenses up to $50,000 and to indemnify it against certain expenses and liabilities in connection with its services as financial advisor, including those arising under federal securities laws.

     In the ordinary course of its securities business, Cleary Gull actively trades the equity securities of Sullivan and Schein for Cleary Gull's own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. On March 31, 1992, Cleary Gull was a comanager for a public offering of 700,000 shares of Sullivan Common Stock for which Cleary Gull received customary compensation.

OPINION OF SMITH BARNEY INC.

     Smith Barney was retained by Schein to act as its financial advisor in connection with the proposed Merger. In connection with such engagement, Schein requested that Smith Barney evaluate the fairness, from a financial point of view, to Schein of the consideration to be paid by Schein in the Merger. On August 1, 1997, at a meeting of the Board of Directors of Schein held to evaluate the proposed Merger, Smith Barney delivered an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated August 3, 1997, the date of execution of the Merger Agreement) to the Board of Directors of Schein to the effect that, as of the date of such opinion and based upon and subject to certain maters stated therein, the Exchange Ratio was fair, from a financial point of view, to Schein.

     In arriving at its opinion, Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Schein and certain senior officers and other representatives and advisors of Sullivan concerning the businesses, operations and prospects of Schein and Sullivan. Smith Barney examined certain publicly available business and financial information relating to Schein and Sullivan as well as certain financial forecasts and other information and data for Schein and Sullivan which were provided to or otherwise discussed with Smith Barney by the respective managements of Schein and Sullivan, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Schein Common Stock and Sullivan Common Stock; the historical and projected earnings and other operating data of Schein and Sullivan; and the capitalization and financial condition of Schein and Sullivan. Smith Barney also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered relevant in evaluating those of Schein and Sullivan. Smith Barney also evaluated the potential pro forma financial impact of the Merger on Schein. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate in arriving at its opinion. Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

     In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Smith Barney, the managements of Schein and Sullivan advised Smith Barney that such forecasts and other information and data were reasonably prepared reflecting the best currently available estimates and judgments of the respective managements of Schein and Sullivan as to the future financial performance of Schein and Sullivan and the strategic implications and operational benefits anticipated to result from the Merger. Smith Barney assumed, with the consent of the Board of Directors of Schein, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. The opinion of Smith Barney, as set forth therein, relates to the relative values of Schein and Sullivan. Smith Barney did not express any opinion as to what the value of the Schein Common Stock actually will be when issued to Sullivan stockholders pursuant to the Merger or the price at which the Schein Common Stock will trade subsequent to the Merger. Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Schein or Sullivan nor did Smith Barney make any physical inspection of the properties or assets of Schein or Sullivan. Smith Barney was not requested to consider, and Smith Barney's opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Schein or the effect of any other transaction in which Schein might engage. Although Smith Barney evaluated the Exchange Ratio from a financial point of view, Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger, which was determined through negotiation between Schein and Sullivan. No other limitations were imposed by Schein on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY DATED AUGUST 3, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX III AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY. THE OPINION OF SMITH BARNEY IS DIRECTED TO THE BOARD OF

DIRECTORS OF SCHEIN AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO SCHEIN, DOES NOT ADDRESS ANY OTHER ASPECTS OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SCHEIN SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In preparing its opinion, Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, Smith Barney made numerous assumptions with respect to Schein, Sullivan, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Schein and Sullivan. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Smith Barney's opinion and analyses were only one of many factors considered by the Board of Directors of Schein in its evaluation of the Merger and should not be viewed as determinative of the views of the Board of Directors or management of Schein with respect to the Exchange Ratio or the proposed Merger.

     Selected Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of Sullivan and the following selected publicly traded companies in the medical distribution industry, consisting of: (i) hospital/medical surgical companies:
Allegiance Corporation; and Owens & Minor, Inc.; (ii) physician office/medical surgical companies: Schein; and Physician Sales and Service, Inc.; (iii) long-term care/home care-medical surgical companies: Gulf South Medical Supply, Inc.; Graham-Field Health Products, Inc.; and Suburban Ostomy Supply Co., Inc.;
(iv) a dental distribution company: Patterson Dental Company; and (v) scientific products companies: Fisher Scientific International, Inc.; and WWR Scientific Products Corporation (collectively, the 'Selected Companies'). Smith Barney compared market values as a multiple of, among other things, estimated calendar 1997 and 1998 net income, and adjusted market values (fully diluted equity value, plus debt, less cash) as a multiple of, among other things, latest 12 months earnings before interest, taxes, depreciation and amortization ('EBITDA'). All multiples were based on closing stock prices as of July 31, 1997. Net income estimates for the Selected Companies were based on estimates of selected investment banking firms, net income estimates for Schein were based on internal estimates of the management of Schein and net income estimates for Sullivan were based both on adjusted estimates of selected investment banking firms and internal estimates of the management of Sullivan. Applying a range of multiples for the Selected Companies of estimated calendar 1997 net income, estimated calendar 1998 net income and latest 12 months EBITDA of 7.8x to 22.8x, 17.4x to 32.5x and 13.4x to 25.9x, respectively, to corresponding financial data for Sullivan resulted in an equity reference range for Sullivan of approximately $15.48 to $33.63 per share, as compared to the equity value implied by the Exchange Ratio of approximately $27.20 per share based on a closing stock price of Schein Common Stock on July 31, 1997.

     Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Smith Barney analyzed the purchase price and implied transaction value multiples paid in selected transactions in the medical distribution industry, consisting of (acquiror/target): (i) transactions announced or consummated from November 1996 to March 1997 (the 'Tier I Transactions'): McKesson Corporation/General Medical Corporation; and Gulf South Medical Supply, Inc./Gateway Healthcare Corporation; and (ii) transactions announced or consummated from August 1993 to June 1996 (the 'Tier II Transactions'): Physician Sales and Service, Inc./Crocker-Fels Company; General Medical Corporation/Randolph Medical, Inc.; Physician Sales and Service, Inc./Taylor Medical Co.; General Medical Corporation/F.D. Titus & Sons, Inc.; General Medical Corporation/Foster Medical Supply Inc.; Owens & Minor, Inc./Stuart Medical; and Kelso & Company/General Medical Corporation (the Tier I Transactions and the Tier II Transactions, collectively, the 'Selected Transactions'). Smith Barney compared, among other things, the transaction values in the Selected Transactions as multiples of latest 12 months revenue and EBITDA. All multiples for the Selected Transactions were based on information available at the time of announcement of the transaction. Applying a range of multiples (excluding outliers) for the Selected Transactions of latest 12 months revenue and EBITDA of 0.2x to 0.7x and 8.4x to 22.6x, respectively, to corresponding financial data for Sullivan resulted in an equity reference range for Sullivan of approximately $9.78 to $27.33 per share, as compared to the equity value implied by the Exchange Ratio of approximately $27.20 per share based on a closing stock price of Schein Common Stock on July 31, 1997.

     No company, transaction or business used in the 'Selected Company Analysis' or 'Selected Merger and Acquisition Transactions Analysis' as a comparison is identical to Schein, Sullivan or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions or the business segment, company or transaction to which they are being compared.

     Premium Analysis. Smith Barney analyzed the implied premium payable in the Merger and the premiums paid in approximately 53 selected transactions having transaction values of between $200 and $500 million based on, among other things, stock prices one day, one week and one month prior to announcement of such transactions. Applying a range of mean premiums for these transactions of 36% to 46% to the closing stock price of Sullivan Common Stock on July 31, 1997 (the date prior to public announcement of the Merger) resulted in an equity reference range for Sullivan of approximately $28.90 to $31.03 per share, as compared to the equity value implied by the Exchange Ratio of approximately $27.20 per share based on a closing stock price of Schein Common Stock on July 31, 1997. The trading range of Sullivan Common Stock over the 52-week period prior to public announcement of the Merger was between approximately $9.88 and $21.25 per share.

     Contribution Analysis. Smith Barney analyzed the respective contributions of Schein and Sullivan to the estimated revenue, EBITDA, EBIT and net income of the combined company for the latest 12 months ended March 31, 1997 (for Schein) and June 30, 1997 (for Sullivan) and fiscal years 1997 and 1998, based on internal estimates of the managements of Schein and Sullivan for fiscal year 1997 and on internal estimates of the management of Schein and adjusted estimates of selected investment banking firms with respect to Sullivan for fiscal year 1998, after giving effect, in fiscal years 1997 and 1998, to certain cost savings and other potential synergies anticipated by the managements of Schein and Sullivan to result from the Merger. This analysis indicated that (i) for the latest 12 months ended March 31, 1997 (for Schein) and June 30, 1997 (for Sullivan), Schein would have contributed approximately 76.4% of revenues, 67.1% of EBITDA, 65.2% of earnings before interest and taxes ('EBIT') and 65.7% of net income, and Sullivan would have contributed approximately 23.6% of revenues, 32.9% of EBITDA, 34.8% of EBIT and 34.3% of net income, of the combined company, (ii) in fiscal year 1997, Schein would contribute approximately 80.0% of revenues, 73.8% of EBITDA, 71.9% of EBIT and 71.7% of net income, and Sullivan would contribute approximately 20.0% of revenues, 26.2% of EBITDA, 28.1% of EBIT and 28.3% of net income, of the combined company, and (iii) in fiscal year 1998, Schein would contribute approximately 81.1% of revenue, 75.1% of EBITDA, 73.5% of EBIT and 72.5% of net income, and Sullivan would contribute approximately 18.9% of revenues, 24.9% of EBITDA, 26.5% of EBIT and 27.5% of net income, of the combined company. Based on the Exchange Ratio, current stockholders of Schein and Sullivan would own approximately 74.2% and 25.8%, respectively, of the equity value of the combined company upon consummation of the Merger, and Schein and Sullivan would constitute approximately 74.5% and 25.5%, respectively, of the enterprise value of the combined company.

     Discounted Cash Flow Analysis. Smith Barney performed a discounted cash flow analysis of the projected free cash flow of Sullivan for fiscal years 1998 through 2002, based on adjusted estimates of selected investment banking firms for fiscal year 1998 and internal estimates of the management of Sullivan for fiscal years 1999 through 2002 and taking into account certain cost savings and other potential synergies anticipated by the managements of Schein and Sullivan to result from the Merger. The stand-alone discounted cash flow analysis of Sullivan was determined by (i) adding (x) the present value of projected free cash flows over the five-year period from 1998 to 2002 and (y) the present value of Sullivan's estimated value in year 2002 and (ii) subtracting the current net debt of Sullivan. The range of estimated terminal values for Sullivan at the end of the five-year period was calculated by applying forward earnings multiples of

16.5x to 18.5x to Sullivan's projected 2002 forward earnings, representing Sullivan's estimated value beyond the year 2002. The cash flows and terminal values of Sullivan were discounted to present value using discount rates ranging from 12% to 14%, with particular focus on a discount rate of 13%. Utilizing such terminal multiples and a discount rate of 13%, this analysis resulted in an equity reference range for Sullivan of approximately $30.07 to $33.11 per share, as compared to the equity value implied by the Exchange Ratio of approximately $27.20 per share based on a closing stock price of Schein Common Stock on July 31, 1997.

     Pro Forma Merger Analysis. Smith Barney analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected earnings per share ('EPS') of Schein for the fiscal years ended 1998 and 1999, based on internal estimates of the managements of Schein and Sullivan. The results of the pro forma merger analysis suggested that the Merger could be accretive to Schein's EPS in each of the fiscal years analyzed, assuming certain cost savings and other potential synergies anticipated by the managements of Schein and Sullivan to result from the Merger were achieved. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Exchange Ratio Analysis. Smith Barney compared the Exchange Ratio with the historical ratio of the daily closing prices of Schein Common Stock and Sullivan Common Stock over the six-month and 12-month periods ending July 31, 1997. The average exchange ratios during such periods were 0.492 and 0.410, respectively, as compared to the Exchange Ratio of 0.735.

     Other Factors and Comparative Analyses. In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) Schein's and Sullivan's historical and projected financial results; (ii) the history of trading prices and volume for Sullivan Common Stock and the relationship between movements in Sullivan Common Stock, movements in the common stock of comparable companies and movements in the S&P 500 Index; (iii) selected published analysts' reports on Sullivan, including analysts' estimates as to the earnings growth potential of Sullivan; and (iv) the pro forma ownership of the combined company.

     Pursuant to the terms of Smith Barney's engagement, Schein has agreed to pay Smith Barney for its services in connection with the Merger an aggregate financial advisory fee based on a percentage of the total consideration (including liabilities assumed) payable in connection with the Merger. The fee payable to Smith Barney is currently estimated to be approximately $2.5 million. Schein has also agreed to reimburse Smith Barney for travel and other out-of-pocket expenses incurred by Smith Barney in performing its services, including the fees and expenses of its legal counsel, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement.

     Smith Barney has advised Schein that, in the ordinary course of business, Smith Barney and its affiliates may actively trade or hold the securities of

Schein and Sullivan for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Smith Barney has in the past provided investment banking services to Schein unrelated to the proposed Merger, for which services Smith Barney has received compensation. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Schein and Sullivan.

     Smith Barney is an internationally recognized investment banking firm and was selected by Schein based on its experience, expertise and familiarity with Schein and its business. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

EFFECTIVE TIME

     The Merger will become effective at such time as Articles of Merger are duly filed with the Wisconsin Department of Financial Institutions--Corporations Division, or at such other time as Schein and Sullivan agree and specify in the Articles of Merger. The Merger Agreement provides that Merger Sub and Sullivan will execute and file such articles or other appropriate documents as soon as practicable after the last of the conditions to the Merger have been fulfilled. See 'TERMS OF THE MERGER AGREEMENT--Conditions to the Merger'.

EXCHANGE RATIO

     At the Effective Time, each share of Sullivan Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 0.735 shares of Schein Common Stock.

     Based upon the Exchange Ratio and the closing sales price of shares of Schein Common Stock on September 18, 1997, as reported on the Nasdaq National Market, each outstanding share of Sullivan Common Stock would have been converted into Schein Common Stock with a then-current market value of $26.46 had the Merger been consummated on that date, and the aggregate then-current market value of the shares of Schein Common Stock issued in the Merger (7,560,738 shares assuming no change in the number of shares of Sullivan Common Stock outstanding as of the Record Date as a result of the exercise of outstanding options to purchase Sullivan Common Stock) would have been $272,186,568.

     As of the Effective Time, all shares of Sullivan Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Sullivan Common Stock shall cease to have any rights with respect thereto, except the right to receive shares of Schein Common Stock and cash in lieu of any fractional share of Schein Common Stock to be issued (or paid) in consideration therefor upon surrender of such certificate, in each case without interest. Any treasury shares of Sullivan Common Stock will automatically be canceled and retired and will cease to exist as of the Effective Time.

EXCHANGE AGENT; EXCHANGE PROCEDURES; DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED

SHARES; NO FURTHER OWNERSHIP RIGHTS IN SULLIVAN COMMON STOCK; NO FRACTIONAL SHARES OF SCHEIN COMMON STOCK

     Exchange Agent. The Merger Agreement requires Schein to deposit as of the Effective Time, with Continental Stock Transfer & Trust Company (the 'Exchange Agent'), for the benefit of the holders of shares of Sullivan Common Stock, the shares of Schein Common Stock issuable in exchange for Sullivan Common Stock.

     Exchange Procedures. As soon as reasonably practicable after the Effective Time, Schein shall cause the Exchange Agent to mail to each holder of record of:
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Sullivan Certificates shall pass, only upon delivery of the Sullivan Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Schein may reasonably specify) and (ii) instructions for use in effecting the surrender of the Sullivan Certificates in exchange for certificates representing shares of Schein Common Stock ('Schein Certificates'). Upon surrender of a Sullivan Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Sullivan Certificate shall be entitled to receive in exchange therefor Schein Certificates representing the shares of Schein Common Stock (rounded down to the nearest whole share) which such holder has the right to receive after taking into account all the shares of Sullivan Common Stock formerly held by such holder under all such Sullivan Certificates so surrendered, cash in lieu of fractional shares of Schein Common Stock, and any dividends or other distributions to which such holder is entitled, and the Sullivan Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Sullivan Common Stock that is not registered in the transfer records of Sullivan, a Schein Certificate may be issued to a person other than the person in whose name the Sullivan Certificate so surrendered is registered if, upon presentation to the Exchange Agent, such Sullivan Certificate is properly endorsed or otherwise is in proper form for transfer and the person requesting such payment pays any transfer or other taxes required by reason of the issuance of shares of Schein Common Stock to a person other than the registered holder of such Sullivan Certificate or establishes to the satisfaction of Schein that such tax has been paid or is not applicable. Until so surrendered, each Sullivan Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of Schein Common Stock, cash in lieu of any fractional shares of Schein Common Stock and any dividends or other distributions to which such holder is entitled pursuant to the Merger Agreement. No interest will be paid or will accrue on any cash payable pursuant to the Merger Agreement.

     SULLIVAN SHAREHOLDERS SHOULD NOT FORWARD SULLIVAN CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. SULLIVAN SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Schein Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered

Sullivan Certificate with respect to the shares of Schein Common Stock represented thereby, and no cash payment in lieu of fractional shares of Schein Common Stock shall be paid to any such holder, until the holder of record of such Sullivan Certificate shall surrender such Sullivan Certificate. Following surrender of any such Sullivan Certificate, there shall be paid to the record holder of the shares of Schein Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Schein Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Schein Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Schein Common Stock.

     No Further Ownership Rights in Sullivan Common Stock. All shares of Schein Common Stock issued upon the surrender for exchange of shares of Sullivan Common Stock in accordance with the terms of the Merger Agreement (including any cash paid) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Sullivan Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Sullivan Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Sullivan Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in the Merger Agreement.

     No Fractional Shares of Schein Common Stock. No certificates representing fractional shares of Schein Common Stock shall be issued upon the surrender for exchange of Sullivan Certificates. Each holder of shares of Sullivan Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Schein Common Stock (after taking into account all Sullivan Certificates delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount determined by multiplying (i) the fractional interest to which such holder would otherwise be entitled and (ii) the average of the per share closing sales prices for Schein Common Stock on the Nasdaq National Market for the five trading days immediately preceding the Effective Time. In no event shall a holder of Sullivan Common Stock receive cash in lieu of fractional Shares of Schein Common Stock in an amount greater than the value of one full share of Schein Common Stock.

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
ADMISSION FOR TRADING ON NASDAQ NATIONAL MARKET

     The outstanding shares of Schein Common Stock are presently admitted for trading on the Nasdaq National Market. It is a condition to each party's obligation to effect the Merger that the shares of Schein Common Stock issuable to Sullivan's shareholders pursuant to the Merger Agreement shall have been admitted for trading on the Nasdaq National Market, subject to official notice of issuance. See 'TERMS OF THE MERGER AGREEMENT--Conditions to the Merger'.

CESSATION OF NASDAQ NATIONAL MARKET TRADING AND DEREGISTRATION OF SULLIVAN COMMON STOCK

AFTER THE MERGER

     If the Merger is consummated, the Sullivan Common Stock will cease to be traded on the Nasdaq National Market and will be deregistered under the Exchange Act. After such delisting and deregistration, Sullivan will no longer be subject to any reporting obligations under the Exchange Act.

CERTAIN SIGNIFICANT CONSIDERATIONS

     In considering whether to approve the Merger Agreement providing for the Merger, stockholders of Sullivan and Schein should carefully consider those factors described under 'RISK FACTORS' as well as the fact that the Exchange Ratio is fixed and will not be adjusted based on changes in the price of the Schein Common Stock, and the price of the shares of Schein Common Stock at the Effective Time may vary from the price as of the date of this Joint Proxy Statement/Prospectus or the date on which shareholders of Sullivan vote on the Merger due to changes in the business, operations or prospects of Schein, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions, and other factors.

CERTAIN TAX CONSEQUENCES OF THE MERGER

     Neither Sullivan nor Schein has requested or will receive advance ruling from the Internal Revenue Service ('IRS') as to any of the federal income tax consequences to holders of Sullivan Common Stock of the Merger or of any of the federal income tax consequences to Sullivan or Schein of the Merger. Instead Sullivan will rely upon the opinion of Proskauer Rose LLP, counsel to Schein, as to the federal income tax consequences of the Merger. The opinion of Proskauer Rose LLP is based entirely upon the Internal Revenue Code of 1986, as amended (the 'Code'), regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change, as well as various representations and certificates of officers of Sullivan and Schein and of the other appropriate persons, and is subject to various assumptions and qualifications. Unlike a ruling from the IRS, an opinion is not binding on the IRS and there can be no assurance, and none is hereby given, that the IRS will not take a position contrary to one or more positions reflected herein or that the opinion will be upheld by the courts if the positions set forth therein are challenged by the IRS.

     In the opinion of Proskauer Rose LLP, which opinion is based upon various representations and subject to various assumptions and qualifications, each as more fully set forth in such opinion letter, the following federal income tax consequences should result from the Merger:

     1. The Merger of Merger Sub with and into Sullivan, with Sullivan surviving, will qualify as a reorganization under Section 368(a) of the Code. Sullivan, Schein and Merger Sub will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

     2. No gain or loss will be recognized by the Sullivan shareholders upon the exchange of their Sullivan Common Stock for Schein Common Stock.

     3. The basis of the Schein Common Stock received by a shareholder of Sullivan in the exchange (including any fractional shares which the shareholder otherwise might be entitled to receive) will be the same as the basis of the Sullivan Common Stock exchanged therefor.

     4. The holding period of the Schein Common Stock to be received by a Sullivan shareholder will include the holding period of the Sullivan shares surrendered by the shareholder in the exchange, provided that Sullivan shares were held as a capital asset on the date of the exchange.

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
     5. Cash received by a shareholder of Sullivan in lieu of a fractional share of Schein Common Stock will be treated as if the fractional shares were received in exchange for such fractional shares, and not as a dividend. Any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss, if such stock was held as a capital asset at the time of the exchange, equal to the difference between the cash received and the portion of the shareholder's basis in Sullivan Common Stock for such fractional share interest.

     6.     Sullivan will recognize no gain or loss as a result of the Merger.

     The opinion of Proskauer Rose LLP (which Proskauer Rose is not required to reissue or reconfirm as of the Effective Time) does not extend to the income or other potential tax consequences of the Merger under the laws of any state or any political subdivision of any state or any other jurisdiction. No legal opinion as to tax consequences of any nature has been rendered by Wolfe, Wolfe & Ryd, counsel to Sullivan. See 'Legal Matters'.

     THE FOREGOING CONSTITUTES THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER OF SULLIVAN. SHAREHOLDERS OF SULLIVAN ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

ANTICIPATED ACCOUNTING TREATMENT

     The Merger is designed to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Sullivan and Schein will be carried forward to Schein at their recorded amounts; income of Schein will include income of Schein and Sullivan for the entire fiscal year in which the Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined company. The obligations of Schein and Merger Sub to consummate the Merger are subject to the receipt by Schein, immediately prior to the Effective Time, of the opinions of BDO Seidman, LLP, the independent auditors of Schein (whose opinion shall be addressed to Schein) and Deloitte & Touche LLP, the independent auditors of Sullivan (whose opinion shall be addressed to Sullivan), that, subject to customary qualifications, the Merger qualifies as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. See 'TERMS OF THE MERGER AGREEMENT--Conditions to the Merger'.


IRREVOCABLE PROXY AND TERMINATION RIGHTS AGREEMENT

     As an inducement to Schein to enter into the Merger Agreement, the Granting Holders entered into the Irrevocable Proxy and Termination Rights Agreement. Pursuant to the Irrevocable Proxy and Termination Rights Agreement, the Granting Holders have irrevocably agreed to constitute and appoint Schein or any designee of Schein as the lawful agent, attorney and proxy of such Granting Holders to vote substantially all of the shares of Sullivan Common Stock owned by them as a group at any meeting or in connection with any written consent of Sullivan's shareholders: (i) in favor of the Merger, (ii) in favor of the Merger Agreement, as it may be modified or amended from time to time, (iii) against any Acquisition Transaction (as defined in the Merger Agreement--see 'TERMS OF THE MERGER--No Solicitation of Other Offers') other than the Merger which provides for any merger, sale of assets or other business combination between Sullivan and any other person or entity or any other action that would make it impractical for Schein to effect a merger or other business combination of Sullivan with Schein or Merger Sub, and (iv) against any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Sullivan under the Merger Agreement or which would result in any of Sullivan's obligations under the Merger Agreement not being fulfilled. An 'Acquisition Transaction' means any merger, consolidation or other business combination involving Sullivan or any subsidiary of Sullivan (excluding certain acquisitions by Sullivan expressly permitted under the Merger Agreement) or the acquisition of all or any significant assets or capital stock of Sullivan and its subsidiaries, taken as a whole.

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
     In addition, if any Granting Holder shall sell, exchange or otherwise dispose of any of his, her or its shares of Schein Common Stock pursuant to an Acquisition Transaction after the Merger Agreement has been terminated (A) by Schein due to (i) a breach of any representation or warranty of Sullivan which individually or together with all other such breaches have a materially adverse effect on Sullivan, (ii) a material breach of any covenant or agreement set forth in the Merger Agreement which remains uncured 30 days after notice of the breach is given by Schein to Sullivan, (iii) the Sullivan Board (x) withdrawing, amending or modifying in a manner adverse to Schein or the Merger Sub its recommendation or approval in respect of the Merger Agreement or the Merger, (y) making a recommendation with respect to an Acquisition Transaction, other than a recommendation to reject such Acquisition Transaction, or (z) taking any action that would constitute a violation of the Merger Agreement's prohibition on solicitation of proposals or inquiries regarding an Acquisition Transaction;
(iv) any Acquiring Person other than Schein, or any affiliate or subsidiary of Schein, shall have become the beneficial owner of more than 20% of the outstanding voting equity of Sullivan (either on a primary or fully diluted basis); provided, however that any corporation, partnership, person other entity or group which beneficially owned 20% of the outstanding voting equity of Sullivan (either on a primary or fully diluted basis) on the date of the Merger Agreement and which has not after such date increased such ownership percentage by more than an additional one percent of the outstanding voting equity of Sullivan (either on a primary or fully diluted basis) shall not be deemed to be an Acquiring Person; (v) an Acquisition Transaction shall have occurred with any

Acquiring Person other than Schein or any affiliate or subsidiary of Schein;
(vi) the failure of the Sullivan Special Meeting to be held by January 31, 1998 (except as a result of a judgment, injunction, order or decree if any competent authority or events or circumstances beyond the reasonable control of Sullivan, or (B) by Sullivan (i) in order to permit Sullivan to enter into an Acquisition Transaction, (ii) due to the failure of Sullivan or Schein to obtain the required stockholder consents or (iii) as a result of the failure of the Merger to be consummated prior to January 31, 1998, then such Granting Holder shall pay or cause to be paid to Schein upon demand an amount equal to the product of (x) 35% of the amount by which the total consideration of all kinds and from all sources received by such Granting Holder for each share of Schein Common Stock disposed of by such Granting Holder exceeds the fair market value on the date of termination of the Merger Agreement of 0.735 of a share of Schein Common Stock and (y) the aggregate number of Schein Common Stock sold by such Granting Holder. See 'TERMS OF THE MERGER AGREEMENT--Certain Fees, Expenses and Liquidation Damages'.

     The Irrevocable Proxy and Termination Rights Agreement terminates on the earlier of (i) the Effective Time and (ii) 12 months; provided, however, that the appointment of Schein or any designee of Schein as agent, attorney and proxy automatically terminates upon the termination of the Merger Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     As of the Sullivan Record Date, the directors and executive officers of Sullivan owned an aggregate of 2,146,700 shares of Sullivan Common Stock and options to purchase an aggregate of 645,000 shares of Sullivan Common Stock at a weighted average exercise price of $7.50 per share. Pursuant to the Merger Agreement, Sullivan's directors and executive officers will receive the same consideration for their shares of Sullivan Common Stock as the other Sullivan shareholders, and all outstanding options to purchase Sullivan Common Stock will be converted into options to purchase Schein Common Stock as described under 'TERMS OF THE MERGER--Treatment of Sullivan Stock Options.'

     Schein has entered into employment agreements (effective as of the Effective Time) with each of Robert J. Sullivan, Robert E. Doering, Timothy J. Sullivan, Kevin J. Ackeret, Geoffrey A. Reichhardt, David A. Steck and Kenneth
A. Schwing pursuant to which, Robert J. Sullivan will serve as a Vice Chairman of Schein, Robert E. Doering will serve as President Emeritus of Schein's U.S. Dental Division, and Timothy J. Sullivan, Kevin J. Ackeret, Geoffrey A. Reichardt, David A. Steck and Kenneth A. Schwing will serve as President, Executive Vice President, Vice President, Vice President--Products Division and Vice President--Equipment Division, respectively, of Schein's U.S. Dental Division. Except for those of Robert J. Sullivan and Robert E. Doering, which each have a term of three years, each of the employment agreements has a term of five years from the Effective Time.

     Robert J. Sullivan's employment agreement provides for, among other things, base salary at the rate of $250,000 per annum, subject to annual increases, a signing bonus of $550,000, and options to purchase 60,000 shares of Schein Common Stock, subject to vesting, at a per share exercise price equal to the fair market value of a share of Schein Common Stock at the Effective Time (the 'Exercise Price'). In addition, Mr. Sullivan has covenanted not to compete with Schein for a period of five years after the termination of his employment and, in consideration therefore, will receive the sum of $550,000.

     Robert E. Doering's employment agreement provides for, among other things, base salary at the rate of $150,000 per annum, subject to annual increases, a signing bonus of $160,000, and options to purchase 30,000 shares of Schein Common Stock, subject to vesting, at the Exercise Price. In addition, Mr. Doering has covenanted not to compete with Schein for a period of five years after the termination of his employment and, in consideration therefore, will receive the sum of $550,000.

     Timothy J. Sullivan's employment agreement provides for, among other things, base salary at the rate of $210,000 per annum, subject to annual increases, a signing bonus of $330,000, incentive compensation in accordance with Schein's practices, and options to purchase 15,000 shares of Schein Common Stock, subject to vesting, at the Exercise Price, and a grant of shares of Schein Common Stock, pursuant to a restricted stock agreement, with a fair market value (determined in accordance with such agreement) at the Effective Time of $200,000. In addition, Mr. Sullivan has covenanted not to compete with Schein for a period of five years after the termination of his employment and, in consideration therefore, will receive the sum of $950,000.

     Kevin J. Ackeret's employment agreement provides for, among other things, base salary at the rate of $210,000 per annum, subject to annual increases, a signing bonus of $310,000, incentive compensation in accordance with Schein's practices, options to purchase 15,000 shares of Schein Common Stock, subject to vesting, at the Exercise Price, and a grant of shares of Schein Common Stock, pursuant to a restricted stock agreement, with a fair market value (determined in accordance with such agreement) at the Effective Time of $200,000. In addition, Mr. Ackeret has covenanted, subject to substantial lapse under certain circumstances, not to compete with Schein for a period of five years after the termination of his employment, and, in consideration therefore, will receive the sum of $255,000.

     Geoffrey A. Reichardt's employment agreement provides for, among other things, base salary at the rate of $185,000 per annum, subject to annual increases, a signing bonus of $200,000, incentive compensation in accordance with Schein's practices, options to purchase 10,000 shares of Schein Common Stock, subject to vesting, at the Exercise Price, and a grant of shares of Schein Common Stock, pursuant to a restricted stock agreement, with a fair market value (determined in accordance with such agreement) at the Effective Time of $75,000. In addition, Mr. Reichardt has covenanted, subject to substantial lapse under certain circumstances, not to compete with Schein for a period of three years after the termination of his employment, if such termination is by Schein for cause or by Mr. Reichardt voluntarily, and twelve months if such termination is other than for cause.

     David A. Steck's Employment Agreement provides for, among other things, base salary at the rate of $175,000 per annum, subject to annual increases, a signing bonus of $195,000, incentive compensation in accordance with Schein's practices, options to purchase 10,000 shares of Schein Common Stock, subject to vesting, at the Exercise Price, and a grant of shares of Schein Common Stock, pursuant to a restricted stock agreement, with a fair market value (determined in accordance with such agreement) at the Effective Time of $75,000. In addition, Mr. Steck has covenanted, subject to substantial lapse under certain circumstances, not to compete with Schein for a period of three years after the termination of his employment, if such termination is by Schein for cause or by Mr. Steck voluntarily, and twelve months if such termination is other than for cause.

     Kenneth A. Schwing's Employment Agreement provides for, among other things, base salary at the rate of $175,000 per annum, subject to annual increases, a signing bonus of $195,000, incentive compensation in accordance with Schein's practices, options to purchase 10,000 shares of Schein Common Stock, subject to vesting, at the Exercise Price, and a grant of shares of Schein Common Stock, pursuant to a restricted stock agreement, with a fair market value (determined in accordance with such agreement) at the Effective Time of $75,000. In addition, Mr. Schwing has covenanted, subject to substantial lapse under certain circumstances, not to compete with Schein for a period of three years after the termination of his employment, if such termination is by Schein for cause or by Mr. Schwing voluntarily, and twelve months if such termination is other than for cause.

     Each of Timothy J. Sullivan and Kevin J. Ackeret will also enter into agreements with Schein pursuant to which, if his employment is terminated by him or Schein within two years after the occurrence of certain events involving a change in control of Schein, he will be entitled to receive a lump sum payment equal to (i) the product of the aggregate amount of base salary and car allowance paid to him during the three months preceding such termination and the number of months for which he was employed by Schein or Sullivan (with a maximum benefit of 36 months' base salary and car allowance) and (ii) three times the higher of his last annual bonus or his last bonus prior to the change in control, but only to the extent that all such payments would not be subject to an excise tax.

     Pursuant to the Merger Agreement, Schein has agreed, for a period of not less than six years after the Effective Time, to cause the Surviving Corporation to indemnify, defend and hold harmless the present and former directors, officers, employees and agents of Sullivan (each, an 'Indemnified Party') against any and all losses, costs, damages, claims and liabilities (including reasonable attorneys' fees) arising out of the Indemnified Party's service or services as a director, officer, employee or agent of Sullivan or, if at Sullivan's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by or related to the Merger Agreement) to the full extent provided in Sullivan's Articles of Incorporation and By-laws, including provisions relating to advances of expenses incurred in the defense of any litigation, action, claim or proceeding and whether or not Schein or the Surviving Corporation is insured against any such matter. Schein also agreed to use its reasonable best efforts to maintain in effect, for at least six years from the Effective Time in the case of claims made policies, directors' and officers' liability insurance policies providing coverage in an aggregate amount of at least $4,000,000 and with a carrier(s) having a rating of at least 'A' by

A.M. Best, an independent nationally recognized insurance publishing and rating service, covering directors and officers of Sullivan serving as of or after December 1, 1990 with respect to claims arising from occurrences prior to or at the Effective Time (including the transactions contemplated by or related to the Merger Agreement).

     Howard O. Wolfe, a director and shareholder of Sullivan, and Kerry B. Wolfe, a director and shareholder of Sullivan, are members of the law firm of Wolfe, Wolfe & Ryd, which is Sullivan's general counsel. A portion of the legal fees of Wolfe, Wolfe & Ryd for services provided in connection with the Merger will be paid only upon consummation of the Merger.

OPERATIONS AFTER THE MERGER

     At the Effective Time, Merger Sub will be merged with and into Sullivan, and Sullivan, as the Surviving Corporation in the Merger, will become a wholly owned subsidiary of Schein. Schein plans to cause Sullivan and the US Dental Division to be managed as a single unit under the immediate direction of Timothy Sullivan, Sullivan's President, and become part of the same consolidated tax return group.

DIVIDENDS

     Sullivan declared (and subsequently paid) a cash dividend of $.05 per share on the Sullivan Common Stock for each of the first and second quarters of 1997 and each quarter of 1996, and paid one cash dividend of $.20 on the Sullivan Common Stock during 1995. Except for a dividend paid in 1992 at the time of the Reorganization (see 'SCHEIN--Reorganization'), Schein has never paid a cash dividend on its Common Stock. Schein does not anticipate paying any cash dividends on the Schein Common Stock in the foreseeable future; it intends to retain its earnings to finance the expansion of its business and for general corporate purposes. Following the Merger, any payment of dividends will be at the discretion of Schein's Board of Directors and will depend upon the earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends and other factors. Schein's revolving credit agreement and a note issued in connection with Schein's acquisition of a Netherlands company limit the distribution of dividends without the prior written consent of the lenders.

TREATMENT OF SULLIVAN STOCK OPTIONS

     At the Effective Time, each outstanding option to purchase Sullivan Common Stock will be automatically assumed by Schein and converted into an option ('Converted Option') to purchase shares of Schein Common Stock in an amount and at an exercise price determined by adjusting the original terms of the option to reflect the Exchange Ratio.

     As of the Record Date, there were outstanding options to purchase an aggregate of approximately 1,674,825 shares of Sullivan Common Stock, excluding options that will expire in accordance with their terms prior to the date of the Sullivan Special Meeting. Assuming all such options were to remain outstanding at the Effective Time, an aggregate of approximately 1,230,966 shares of Schein

Common Stock will thereafter be issuable upon the exercise of such Converted Options.

     Except as noted above, the terms and conditions of the Converted Options will not be modified as a result of the Merger. Schein intends to register the issuance of shares of Schein Common Stock pursuant to the exercise of the Converted Options on Form S-8 upon the consummation of the Merger.

RIGHT OF THE SULLIVAN BOARD TO WITHDRAW RECOMMENDATION

     Under the Merger Agreement, the Sullivan Board may not, among other things,
(i) withdraw or modify, in a manner adverse to Schein or Merger Sub, the Sullivan Board's approval or recommendation of the Merger Agreement or the Merger, (ii) approve or recommend any Acquisition Transaction, or (iii) cause Sullivan to enter into any agreement with respect to any Acquisition Transaction. Notwithstanding the foregoing, if the Sullivan Board determines in its good faith reasonable judgment by a majority vote, after consultation with Sullivan's financial advisor, that such Acquisition Transaction is more favorable to the shareholders of Sullivan than the Merger and, based upon the advice of outside counsel to Sullivan, that such action is required by its fiduciary duties, the Sullivan Board may withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, approve or recommend an Acquisition Transaction, or, subject to the payment of any applicable Termination Fee, cause Sullivan to enter into an agreement with respect to an Acquisition Transaction. The Merger Agreement requires Sullivan to provide reasonable prior notice to Schein to the effect that it is taking such action. If during the notice period Schein makes a counterproposal to such Acquisition Transaction, Sullivan is obligated to consider such proposal in good faith.

REGULATORY FILINGS AND APPROVALS

     Antitrust. The Merger is subject to the requirements of the HSR Act and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and materials have been furnished to the Antitrust Division and the FTC and certain waiting periods have expired or been terminated. Schein and Sullivan filed the required information and materials with the Antitrust Division and the FTC on August 19, 1997. Early termination of the statutory waiting period under the HSR Act was granted on September 16, 1997.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the Effective Time, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, or certain other persons could take action under the antitrust laws, including seeking to enjoin the Merger.

RESALE OF SCHEIN COMMON STOCK RECEIVED IN THE MERGER

     All Schein Common Stock received by holders of Sullivan Common Stock in the Merger will have been registered under the Securities Act and will be freely transferable, except that shares of Schein Common Stock received by persons who are deemed to be affiliates of Sullivan (for purposes of Rule 145 promulgated by the SEC under the Securities Act) prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Schein) or as otherwise permitted by the Securities Act. Persons who may be deemed to be affiliates of Sullivan or Schein, as the case may be, generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. The rights of affiliates of Sullivan to receive Schein Common Stock in the Merger are conditioned upon the execution by each of such affiliates of a written agreement to the effect that such person will not offer or sell or otherwise dispose of any of the Schein Common Stock issued to such person in the Merger either in violation of the Securities Act or the rules and regulations promulgated thereunder or at any time during the period beginning 30 days before the Merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published. The Schein Common Stock received in the Merger by such affiliates will bear a restrictive legend to such effect.

                             DESCRIPTION OF SCHEIN

GENERAL

     Schein is the largest direct marketer of healthcare products and services to office-based healthcare practitioners in the combined North American and European markets. Schein has operations in the United States, Canada, the United Kingdom, The Netherlands, Belgium, Germany, France, the Republic of Ireland and Spain. Schein sells products and services to over 230,000 customers, primarily dental practices and dental laboratories, as well as physician practices, veterinary clinics and institutions. In 1996, Schein sold products to over 65% of the estimated 100,000 dental practices in the United States. Schein believes that there is strong awareness of the 'Henry Schein' name among office-based healthcare practitioners due to its more than 60 years of experience in distributing healthcare products. Through its comprehensive catalogs and other direct sales and marketing programs, Schein offers its customers a broad product selection of both branded and private brand products which include approximately 50,000 stock keeping units ('SKUs') in North America and approximately 40,000 SKUs in Europe at published prices that Schein believes are below those of many of its competitors. Schein also offers various value-added products and services, such as practice management software. As of December 28, 1996, Schein had sold over 18,000 dental practice management software systems, more than any of its competitors. On February 28, 1997, Schein acquired all of the outstanding common stock of Dentrix Dental Systems, Inc., a leading provider of clinically-based dental practice management systems, with 1996 net sales of approximately $10.2 million and a 3,500 installed user base. On August 1, 1997, Schein acquired all of the outstanding common stock of Micro BioMedics, Inc., a distributor of medical supplies to physicians and other healthcare providers, primarily in the Northeastern United States, with 1996 net sales of approximately $150 million. Both of the aforementioned transactions were accounted for as a pooling of interests.


     During 1996 Schein distributed over 9.0 million pieces of direct marketing materials (such as catalogs, flyers and order stuffers) to approximately 500,000 office-based healthcare practitioners. Schein supports its direct marketing efforts with approximately 400 telesales representatives who facilitate order processing and generate sales through direct and frequent contact with customers and with over 300 field sales consultants. Schein utilizes database segmentation techniques to more effectively market its products and services to customers. In recent years, Schein has continued to expand its management information systems and has established strategically located distribution centers in the United States and Europe to enable it to better serve its customers and increase its operating efficiency. Schein believes that these investments, coupled with its broad product offerings, enable Schein to provide its customers with a single source of supply for substantially all their healthcare product needs and provide them with convenient ordering and rapid, accurate and complete order fulfillment. Schein estimates that approximately 99% of all orders in the United States and Canada received before 7:00 p.m. and 4:00 p.m., respectively, are shipped on the same day the order is received and approximately 90% of orders are received by the customer within two days of placing the order. In addition, Schein estimates that approximately 99% of all items ordered in the United States and Canada are shipped without back ordering.

     Schein believes that there has been consolidation among healthcare products distributors serving office-based healthcare practitioners and that this consolidation will continue to create opportunities for Schein to expand through acquisitions and joint ventures. In recent years, Schein has acquired or entered into joint ventures with a number of companies engaged in businesses that are complementary to those of Schein. Schein's acquisition and joint venture strategies include acquiring additional sales that will be channeled through Schein's existing infrastructure, acquiring access to additional product lines, acquiring regional distributors with networks of field sales consultants and international expansion. For information with respect to Schein's acquisitions in

1996 and 1997, see 'SCHEIN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS--Recent Developments'.

REORGANIZATION

     Schein was formed on December 23, 1992 as a wholly-owned subsidiary of Schein Holdings, Inc. ('Schein Holdings'). At that time, Schein Holdings conducted the business in which Schein is now engaged and owned 100% of the outstanding capital stock of Schein Pharmaceutical, Inc. ('Schein Pharmaceutical'), a company engaged in the manufacture and distribution of multi-source pharmaceutical products.

     In December 1992, Schein Holdings separated Schein's business from Schein Pharmaceutical by transferring to Schein all of the assets and liabilities of the healthcare distribution business now conducted by Schein, including Schein Holdings' 50% interest in HS Pharmaceutical, Inc. ('HS Pharmaceutical'), a manufacturer and distributor of generic pharmaceuticals (together with the events described below, the 'Reorganization'). No other assets or liabilities, including the assets and liabilities associated with Schein Pharmaceutical's business, were transferred to Schein. In connection with the Reorganization, Schein agreed to indemnify Schein Holdings for all of the liabilities assumed by Schein, and Schein Holdings agreed to indemnify Schein for the liabilities associated with Schein Pharmaceutical's business of manufacturing and distributing generic pharmaceuticals. Other than certain common stockholders, there is no affiliation between Schein and Schein Pharmaceutical, and all transactions between Schein and Schein Pharmaceutical are on an arm's-length basis.

     In February 1994, Schein, Schein Holdings, Stanley M. Bergman, Marvin H. Schein, Pamela Joseph, Pamela Schein, Steven Paladino, James P. Breslawski, Martin Sperber (the Chief Executive Officer of Schein Pharmaceutical) and certain other parties entered into a number of agreements as part of the Reorganization (the 'Reorganization Agreements'). In September 1994, pursuant to the Reorganization Agreements, all of the shares of Schein Common Stock held by Schein Holdings was distributed to certain of the current stockholders of Schein. Marvin H. Schein, Pamela Schein and Pamela Joseph have agreed to severally indemnify Schein against certain potential costs and claims, if any, which might be incurred by Schein in the future from the transactions related to the Reorganization. Schein and Schein Pharmaceutical also agreed that, after September 1994, Schein would be entitled to use the 'Henry Schein' name in activities involving non-pharmaceutical products and pharmaceuticals for dental and veterinary purposes, which activities may include marketing, distributing, labeling, packaging, and manufacturing (such as HS Pharmaceutical's manufacturing of generic pharmaceuticals and Schein Dental Equipment's manufacturing of large dental equipment), which are the principal manufacturing activities currently conducted by Schein, its subsidiaries and 50%-or-less owned entities selling such products. Schein and Schein Pharmaceutical also agreed that after September 1994, Schein Pharmaceutical would be entitled to use the 'Schein Pharmaceutical' name in similar activities involving pharmaceuticals for non-dental human treatment. Schein Pharmaceutical is not permitted to use the name 'Henry Schein.'

     One of the Reorganization Agreements, a Voting Trust Agreement (the 'Voting Trust'), gives Stanley M. Bergman (or his successor trustee), as Voting Trustee, the right to vote all of the shares of Schein Common Stock owned by certain stockholders of the Company, which will be approximately 15.6% of the outstanding shares of Schein Common Stock immediately after the consummation of the Merger. Another of the Reorganization Agreements, the Amended and Restated HSI Agreement (the 'Global Agreement'), provides that the Schein Board consist of up to 11 members, and that until the earlier of January 1, 1999 or the termination of the Voting Trust, Mr. Bergman (or his successor trustee) has the right to nominate all but three of the nominees to the Schein Board. Marvin H. Schein, Pamela Joseph and Pamela Schein have the right to serve as or nominate the remaining three directors. In general, from January 1, 1999 (at which time the number of directors constituting the entire Schein Board will be reduced to nine unless the first of the proposed Schein Certificate of Incorporation Amendments are adopted), unless the Voting Trust has terminated prior thereto, until the earlier of January 1, 2004 or the first date on which Marvin H. Schein and his family group no longer beneficially own at least 25% of the outstanding Schein Common Stock that they owned immediately after the Reorganization or the date of certain changes in Schein management, Mr. Bergman (or his successor trustee) has the right to nominate all of the nominees to the Schein Board, provided, that if Marvin H. Schein does not approve such nominations, Mr.

Bergman (or his successor trustee) and Mr. Schein will each nominate four nominees (of which one will be an independent nominee) and the ninth nominee will be selected by the two independent nominees. As a result of the foregoing, until December 31, 1998, Mr. Bergman, as a practical matter, will be able to significantly influence all matters requiring stockholder approval, including the election of directors, and until January 1, 2004, Mr. Bergman will have the ability to significantly influence the election of all or a substantial number of the directors of Schein.

     The Global Agreement also requires the parties to the Voting Trust and Marvin H. Schein to vote in favor of the individuals so nominated as first described above until the earlier of January 1, 1999 or the termination of the Voting Trust, and thereafter (assuming no prior termination of the Voting Trust) to vote their shares in favor of the nominees of Stanley M. Bergman and, if applicable, Marvin H. Schein, until January 1, 2004. The Voting Trust terminates on December 31, 1998, but is subject to earlier termination if, among other things, Stanley M. Bergman ceases to be employed by or serve as a director of Schein (unless certain other members of current management are serving as senior executives of Schein) or Schein consummates a business combination which results in Marvin H. Schein (including his family members) owning less than 5% of the voting securities of the surviving corporation.

     The Global Agreement affords Marvin H. Schein or his designee the right to serve on each committee of the Board of Directors to which the Schein Board has delegated decision-making authority and the right to call a special meeting of the Schein Board. The Global Agreement also limits Schein's ability to adopt a stockholder rights plan or 'fair price amendment,' if such plan or amendment would affect Marvin H. Schein or Pamela Schein (including their respective family members), as long as Marvin H. Schein or Pamela Schein own certain specified percentages of the outstanding Schein Common Stock. The Global Agreement also limits the ability of Marvin H. Schein, Pamela Schein and Pamela Joseph to participate in any solicitation of proxies or any election contest.

     The Global Agreement places certain restrictions on the ability of the parties thereto to transfer any of the shares of Common Stock owned by them and further provides that Schein may not, prior to the earlier of December 31, 2003 or the first date on which neither Marvin H. Schein nor Pamela Schein (including their respective family members) own at least 5% of the outstanding shares of Common Stock; (i) issue in one or more private transactions securities having more than 20% of the total votes that can be cast in any election of directors of Schein without first offering Marvin H. Schein and Pamela Schein (including their respective family members) the right to purchase such securities; (ii) issue securities in connection with a business combination having more than 20%, or resulting in a person owning more than 20%, of the total votes that can be cast in any election of directors without the consent of Marvin H. Schein; or
(iii) issue preferred stock having the right to cast more than 20% of the total votes that can be cast in any election of directors of Schein. In addition, certain members of management have agreed not to transfer their shares until November 3, 1998, subject to acceleration in Mr. Bergman's discretion. Restrictions on the ability of stockholders to transfer their stock may make it more difficult for a third party to acquire, or may discourage acquisition bids for, Schein, and could limit the price that certain investors might be willing to pay in the future for Schein Common Stock.

     The Global Agreement provides that Schein will indemnify each of the other parties to the Reorganization agreements, and their family groups, from damages resulting from (i) claims asserted by third parties relating to the Reorganization agreements and (ii) any material breach of a representation, warranty or covenant made by Schein in any of the Reorganization agreements. Marvin H. Schein has agreed to consult with Pamela Schein prior to the exercise of certain of his rights of approval and consent under the Reorganization agreements.

     As described above in 'SCHEIN SPECIAL MEETING--Approval of the Schein Certificate of Incorporation Amendments', Schein is proposing amendments to its Certificate of Incorporation that would, among other things, allow the Schein Board to increase the number of directors. If such amendment to the Schein Certificate of Incorporation is adopted, it is anticipated that the parties to the Voting Trust and the Global Agreement will amend such agreements to take such amendment into account.

                              MANAGEMENT OF SCHEIN

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the current directors and executive officers of Schein. As described above under 'SCHEIN SPECIAL MEETING--Approval of the Schein Certificate of Incorporation Amendments', if the proposed amendment to the Schein Certificate of Incorporation relating to the Schein Board is adopted, the Schein Board intends to appoint Robert J. Sullivan, the Chairman of the Board of Sullivan, and Bruce
J. Haber, an Executive Vice President of Schein and President of Schein's Micro BioMedics subsidiary, to the Schein Board. Reference is made to the information set forth therein for additional information about such individuals.

NAME                                               AGE   POSITION
------------------------------------------------   ---   ------------------------------------------------
CORPORATE
Stanley M. Bergman..............................   47    Chairman, Chief Executive Officer, President and
                                                           Director
James P. Breslawski.............................   43    Executive Vice President and Director
Bruce J. Haber..................................   44    Executive Vice President and President of
                                                           Schein's Medical Group
Gerald A. Benjamin..............................   45    Senior Vice President-Administration and
                                                           Customer Satisfaction and Director
Leonard A. David................................   49    Vice President-Human Resources, Special Counsel
                                                           and Director
Diane Forrest...................................   50    Senior Vice President-Information Services and
                                                           Chief Information Officer
Stephen R. LaHood...............................   50    Senior Vice President-Distribution Services
Mark E. Mlotek..................................   42    Vice President, General Counsel, Secretary and
                                                           Director
Steven Paladino.................................   40    Senior Vice President, Chief Financial Officer
                                                           and Director
BUSINESS UNITS
Larry M. Gibson.................................   50    President-Practice Management Technologies
                                                           Division
James W. Stahly.................................   49    President-North American Dental Group
Michael Zack....................................   45    Senior Vice President-International Group

OTHER DIRECTORS
Barry J. Alperin................................   57    Director
Pamela Joseph...................................   54    Director
Donald J. Kabat.................................   61    Director
Marvin H. Schein................................   55    Founder, Schein Dental Equipment and Director
Irving Shafran..................................   54    Director

BACKGROUND OF DIRECTORS AND EXECUTIVE OFFICERS


     Stanley M. Bergman has been Chairman, Chief Executive Officer and President since 1989, and a director of Schein since 1982. Mr. Bergman held the position of Executive Vice President of Schein and Schein Pharmaceutical, Inc., from 1985 to 1989 and Vice President of Finance and Administration of Schein from 1980 to 1985. Mr. Bergman is a certified public accountant.

     James P. Breslawski has been an Executive Vice President of Schein since 1990, with primary responsibility for the North American Dental Group, the Veterinary Group and corporate creative services, and a director of Schein since 1990. Between 1980 and 1990, Mr. Breslawki held various positions with Schein, including Chief Financial Officer, Vice President of Finance and Administration and Controller. Mr. Breslawski is a certified public accountant.

     Bruce J. Haber has been an Executive Vice President of Schein and President of Schein's Medical Group since August 1, 1997, the date on which Schein acquired Micro Bio-Medics, Inc. ('MBM'). Schein has agreed to use its reasonable best efforts to cause Bruce Haber to be elected to Schein's Board of Directors. Bruce Haber has been President of MBM since 1983 and a director of MBM since 1981.

     Gerald A. Benjamin has been Senior Vice President of Administration and Customer Satisfaction since 1993, including responsibility for the worldwide human resource function, and has been a director of Schein since September 1994. Prior to holding his current position, Mr. Benjamin was Vice President of Distribution Operations of Schein from 1990 to 1992 and Director of Materials Management of Schein from 1988 to 1990. Before joining Schein, Mr. Benjamin was employed for 13 years in various management positions at Estee Lauder, where his last position was Director of Materials Planning and Control.

     Leonard A. David has been Vice President of Human Resources and Special Counsel since January 1995. Mr. David held the office of Vice President, General Counsel and Secretary from 1990 to 1995 and practiced corporate and business law for eight years prior to joining Schein. Mr. David has been a director of Schein since September 1994.

     Diane Forrest joined Schein in 1994 as Senior Vice President of Information Services and Chief Information Officer. Prior to joining Schein, Ms. Forrest was employed by Tambrands Inc. as Vice President of Information Services from 1987 to 1994, KPMG Peat Marwick as Senior Manager in the management consulting division from 1982 to 1987 and Nabisco Brands, Inc. as Corporate Manager of Manufacturing Systems from 1978 to 1982.

     Stephen R. LaHood joined Schein in 1992 as Senior Vice President of Distribution Services and also responsible for purchasing. Prior to joining Schein, Mr. LaHood was employed by Lex/Schweber Electronics Inc. as Vice President of Operations and Quality from 1988 to 1991. Mr. LaHood also spent ten years at Johnson & Johnson Products, Inc., where his last position was Manager of Corporate Business Planning and thereafter, seven years at Schering-Plough Corporation where his last position was Senior Director of Manufacturing Operations.


     Mark E. Mlotek joined Schein in December 1994 as Vice President, General Counsel and Secretary, and became a director of Schein in September 1995. Prior to joining Schein, Mr. Mlotek was a partner in the law firm of Proskauer Rose LLP, counsel to Schein, specializing in mergers and acquisitions, corporate reorganizations and tax law from 1989 to 1994.

     Steven Paladino has been Senior Vice President and Chief Financial Officer of Schein since 1993, and has been a director of Schein since 1992. From 1990 to 1992, Mr. Paladino served as Vice President and Treasurer and from 1987 to 1990 served as Corporate Controller of Schein. Before joining Schein, Mr. Paladino was employed as a public accountant for seven years and most recently was with the international accounting firm of BDO Seidman, LLP. Mr. Paladino is a certified public accountant.

     Larry M. Gibson joined Schein as President of the Practice Management Technologies Division on February 24, 1997, concurrent with Schein's acquisition of Dentrix. Before joining Schein, Mr. Gibson was Chairman and Chief Executive Officer of Dentrix, which he founded in 1980. Prior to his employment with Dentrix, Mr. Gibson was employed by Weidner Communication Systems from 1978.

     James W. Stahly joined Schein in 1994 as President of the North American Dental Group of Schein. Before joining Schein, Mr. Stahly was employed by Fox Meyer Corporation for seven years where his last position was Senior Vice President-Hospital and Alternate Care Sales. Prior to his employment with Fox Meyer, Mr. Stahly spent 16 years at McKesson Drug Company.

     Michael Zack has been responsible for the International Group of Schein since 1989. Mr. Zack was employed by Polymer Technology (a subsidiary of Bausch & Lomb) as Vice President of International Operations from 1984 to 1989 and by Gruenthal GmbH as Manager of International Subsidiaries from 1975 to 1984.

     Barry J. Alperin has been a director of Schein since May 1996. Mr. Alperin has also been a private consultant since August 1995. Mr. Alperin served as a director of Hasbro, Inc. from 1986 through May 1996 and as Vice Chairman of Hasbro, Inc. from 1990 through July 1995. Mr. Alperin served as Co-Chief Operating

Officer of Hasbro, Inc. from 1989 through 1990 and as its Senior Vice President and Executive Vice President from 1985 through 1989. Mr. Alperin recently served as Chairman of the Board for Toy Manufacturers of America, an industry trade association. Mr. Alperin currently serves as a director for Seaman Furniture Co., Inc. and K'nex Industries, Inc.

     Pamela Joseph has been a director of Schein since September 1994. For the past five years Ms. Joseph has been a self-employed artist, and is president of MA Nose Studios, Inc. Ms. Joseph is also a trustee of Alfred University.

     Donald J. Kabat has been a director of Schein since May 1996. From 1992 until the present, Mr. Kabat has served as President of D.K. Consulting Services, Inc. and Chief Financial Officer of Central Park Skaters, Inc. From 1970 to 1992, Mr. Kabat was a partner in Andersen Consulting, an affiliate of Arthur Andersen, LLP.


     Marvin H. Schein has been a director of Schein since September 1994 and has provided consulting services to Schein since 1982. Mr. Schein founded Schein Dental Equipment and had been its President for more than 15 years. Prior to founding Schein Dental Equipment, Mr. Schein held various management and executive positions with Schein.

     Irving Shafran has been a director of Schein since September 1994 and was nominated by Pamela Schein as her designee for director of Schein. Mr. Shafran has been an attorney in private practice for more than twenty-five years. From 1992 through mid-1995, Mr. Shafran was a partner in the law firm of Anderson Kill Olick and Oshinsky, P.C.

     Schein's Board of Directors is currently composed of eleven directors, six of whom are employees of Schein. Directors serve until the next annual stockholders' meeting or until their successors have been duly elected and qualified.

                            DESCRIPTION OF SULLIVAN

     Sullivan is a Wisconsin corporation that was originally incorporated as an Illinois corporation in 1980. Sullivan distributes consumable dental supplies to dentists using a marketing strategy which combines personal visits by sales representatives with a catalog of competitively priced items. Sullivan believes that its catalog includes substantially all of the product categories used in general dentistry. Sullivan also sells, installs and services dental equipment through 52 sales and service centers located throughout the United States.

     Sullivan currently sells approximately 12,000 items, including aseptic products, small equipment, hygiene supplies, impression materials, x-ray films, composite restoratives, hand instruments, disposable paper and plastic bulk, latex exam gloves and carbide burs. Sullivan's equipment lines include x-ray units, patient chairs, imaging systems, instrument delivery systems, cabinetry, operating lights, package items, sterilizers, film processors, vacuum systems and intra-oral cameras. Most products are sold under trademarks and trade names of suppliers. However, in the third quarter of 1994, Sullivan began instituting a private label program to introduce Sullivan brand products. In 1996, Sullivan had 325 Sullivan brand products resulting in private label sales of approximately $12,270,000.

     The following table shows the approximate percentages of net sales contributed by sales category for each of the years indicated:

                                                                        YEAR ENDED DECEMBER 31,
                                                                        -----------------------
                                                                        1996     1995     1994

                                                                        -----    -----    -----
Supplies.............................................................    65.9%    67.3%    68.1%
Equipment............................................................    27.7     26.1     25.0
Repair service and parts.............................................     6.4      6.6      6.9
       Total.........................................................   100.0%   100.0%   100.0%

Sales contributed by sales of equipment and sales of repair service and parts have represented an increasing percentage of total sales over the past three years, primarily as a result of a net increase of 20 in the number of equipment sales and service centers operated by Sullivan during such period.

SALES AND SERVICE

     Sullivan currently sells its products to approximately 40,000 customers. Almost all of Sullivan's customers are individual dentists or dental practice groups. Other types of customers include dental laboratories, schools and governmental agencies. During 1996, no single customer accounted for as much as 1% of total sales.

     Sullivan's sales force currently operates in 48 states. As of September 5, 1997, the sales organization consisted of 397 sales representatives, including 18 independent sales representatives. As of that date, Sullivan's work force totaled 1,071 people. Sullivan's sales representatives work primarily on a commission basis. Sullivan believes that all of its independent sales representatives have income from sources other than Sullivan. Sullivan's independent sales representatives are not employees of Sullivan.

SOURCES OF SUPPLY

     Sullivan distributes selected items from substantially all major lines of dental supplies and equipment. Sullivan does not, however, carry the full selection of products offered by any single major dental supplies manufacturer. Sullivan carefully limits the products which it sells to those likely to have reasonably high turnover. Sullivan believes the products it carries account for substantially all of the products categories used in general dentistry. Of the approximately 385 vendors used by Sullivan, the largest accounted for less than 6% of products sold in 1996. Sullivan has no long-term purchase contracts, but has experienced no difficulty in obtaining adequate quantities. For most of the categories of products it distributes, Sullivan has more than one source of supply. Sullivan attempts to minimize its investment in inventory by product turnover analysis and times its purchases to take advantage of special pricing programs available from time to time.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

     Both the Schein Common Stock (symbol: HSIC), and the Sullivan Common Stock (symbol: SULL) are admitted for trading on the Nasdaq National Market.

     The following table sets forth the high and low sales prices per share of the Schein Common Stock and the Sullivan Common Stock (on a historical and equivalent per share basis) on the Nasdaq National Market on August 1, 1997, the last trading day prior to public announcement of the signing of the Merger
Agreement:

                                                                                  HIGH     LOW
                                                                                  ----     ---
Schein Common Stock............................................................   $39      $37
Sullivan Common Stock..........................................................    22 1/2   21 1/2
Equivalent share basis (1).....................................................    28 5/8   27 3/16

------------------
(1) Equivalent share basis is determined by multiplying the applicable Schein Common Stock price by 0.735 to reflect the terms of the Merger Agreement.

SCHEIN COMMON STOCK

     The following table sets forth for the periods indicated the high and low reported sales prices of the Schein Common Stock on the Nasdaq National Market since November 3, 1995, the date of the commencement of Schein's initial public offering:

                                                                                  HIGH     LOW
                                                                                  ----     ---
YEAR ENDED DECEMBER 30, 1995:
Fourth Quarter (from November 3, 1995).........................................   $29 1/2  $20 3/8
YEAR ENDED DECEMBER 28, 1996:
First Quarter..................................................................    30 3/4   23 1/2
Second Quarter.................................................................    43 1/2   27 1/2
Third Quarter..................................................................    40 1/4   31 1/4
Fourth Quarter.................................................................    41 1/4   32 3/4
YEAR ENDING DECEMBER 27, 1997:
First Quarter..................................................................    39       24 1/2
Second Quarter.................................................................    37       26 7/8
Third Quarter (through September 18, 1997).....................................    40 1/2   30 1/4

     On September 17, 1997, there were approximately 450 holders of record of Schein Common Stock. On August 1, 1997, the last full trading day before the announcement of the Merger, the last reported sales price per share of Schein Common Stock was $39.

     Schein does not anticipate paying any cash dividends on the Schein Common Stock in the foreseeable future; it intends to retain its earnings to finance the expansion of its business and for general corporate purposes. Any payment of dividends will be at the discretion of the Schein Board and will depend upon the earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends and other factors.

Schein's revolving credit agreement and a note issued in connection with an acquisition in The Netherlands limit the distribution of dividends without the prior written consent of the lenders.

SULLIVAN COMMON STOCK

     The following table sets forth, for the periods indicated, the high and low sales prices of the Sullivan Common Stock as reported on the Nasdaq National
Market:

                                                                                  HIGH     LOW
                                                                                  ----     ---
YEAR ENDED DECEMBER 31, 1995:
First Quarter..................................................................   $16 3/4  $13 3/4
Second Quarter.................................................................    16 1/8    8 1/4
Third Quarter..................................................................    11 1/8    8 1/2
Fourth Quarter.................................................................    10 5/8    9
YEAR ENDED DECEMBER 31, 1996:
First Quarter..................................................................   $12 1/4  $ 9 1/2
Second Quarter.................................................................    12 1/4    9 3/4
Third Quarter..................................................................    11 1/2    9 7/8
Fourth Quarter.................................................................    13 7/8   11 1/8
YEAR ENDING DECEMBER 31, 1997:
First Quarter..................................................................    16       12 3/4
Second Quarter.................................................................    19       13
Third Quarter (through September 18, 1997).....................................    28 3/4   16 1/2

     As of September 17, 1997, there were approximately 364 record holders of Sullivan Common Stock. On August 1, 1997, the last full trading day prior to the announcement of the Merger Agreement, the last reported sales price per share of Sullivan Common Stock was $22-1/4. Cash dividends of $.05 were declared (and subsequently paid) on the Sullivan Common Stock for each of the first two quarters of 1997. Quarterly cash dividends of $.05 per share were paid on the Sullivan Common Stock for 1996 and one dividend of $.20 per share was paid on the Sullivan Common Stock for 1995. Prior to the consummation or termination of the Merger Agreement, Sullivan may not pay any dividends without Schein's consent, and it is not contemplated that any dividends will be paid.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements give effect to the Merger using the 'pooling of interests' method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. These unaudited pro forma combined condensed financial statements have been prepared from, and should be read in conjunction with, the historical consolidated (in the case of Schein) financial statements and notes thereto of

Schein and Sullivan, which are incorporated by reference in this Joint Proxy Statement/Prospectus.

     The unaudited pro forma combined condensed statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred had the Merger been consummated at the dates indicated, nor is it necessarily indicative of future operating results or financial position of the merged companies.

     The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the Merger as if it had occurred on June 28, 1997, combining the balance sheets of Schein at June 28, 1997 with that of Sullivan as of June 30, 1997. The Unaudited Pro Forma Combined Condensed Statements of Operations give effect to the Merger as if it had occurred at the beginning of the earliest period presented, combining the results of Schein for each year in the three-year period ended December 28, 1996 and the six-month period ended June 28, 1997 with those of Sullivan for each year in the three-year period ended December 31, 1996 and the six-month period ended June 30, 1997.

     As a result of the Merger, the merged companies will incur certain acquisition and transition related costs in connection with consummating the transaction and integrating the operations of Schein and Sullivan. The acquisition and transition related costs consist principally of compensation arrangement costs (sales force and certain senior management signing bonuses), professional and registration fees, systems modification costs and other costs associated with the integration of the two businesses resulting from the Merger. While the exact timing, nature and amount of these acquisition and transition related costs are subject to change, Schein anticipates that a one-time pre-tax charge of approximately $16.0 million for direct incremental acquisition-related costs will be recorded in the quarter in which the Merger is consummated.

     The estimate is comprised of the following amounts:

                                                              (IN THOUSANDS)
                                                              --------------
Compensation arrangements..................................      $  9,000
Professional services......................................         4,500
Registration and other regulatory costs....................         1,500
Taxes and other............................................         1,000
                                                              --------------
                                                                 $ 16,000
                                                              --------------
                                                              --------------

     The direct incremental acquisition-related costs have been reflected as an increase in accounts payable and accrued expenses in the Unaudited Pro Forma Combined Condensed Balance Sheet as of June 28, 1997. The after-tax cost of this anticipated charge ($13.2 million) has been reflected as a reduction in retained earnings in the Unaudited Pro Forma Combined Condensed Balance Sheet as of June 28, 1997.


     In addition to the one-time pretax charge of approximately $16.0 million for direct incremental acquisition-related costs, Schein also expects to record additional special costs associated with systems modifications and other integration related charges after the Merger. Such pretax charges are currently not estimable, but could be in the range of $6.0 million to $10.0 million. The ultimate amount of such costs and the periods in which they will be charged to expense will vary depending on a number of factors, including the timing and extent of the integration of the businesses.

     The unaudited pro forma combined condensed financial statements do not reflect the special costs associated with systems modifications and other integration related charges described above to be incurred during the remainder of 1997 and thereafter, or any of the anticipated recurring expense savings.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 JUNE 28, 1997
                                 (IN THOUSANDS)

                                                            HISTORICAL    HISTORICAL     PRO FORMA          PRO FORMA
                                                              SCHEIN       SULLIVAN     ADJUSTMENTS         COMBINED
                                                            ----------    ----------    -----------         ---------
                         ASSETS
Current assets:
  Cash and cash equivalents..............................    $  20,298     $     188      $--               $  20,486
  Accounts receivable, net...............................      163,327        37,388       --                 200,715
  Inventories............................................      118,199        41,650       --                 159,849
  Deferred income taxes..................................        7,056           973       --                   8,029
  Other..................................................       32,387         1,648       --                  34,035
                                                            ----------    ----------    -----------         ---------
     Total current assets................................      341,267        81,847       --                 423,114
  Property and equipment, net............................       40,503         6,868       --                  47,371
  Goodwill and other intangibles, net....................       73,226        19,546       --                  92,772
  Investments and other..................................       29,757           145       --                  29,902
                                                            ----------    ----------    -----------         ---------
                                                             $ 484,753     $ 108,406      $--               $ 593,159
                                                            ----------    ----------    -----------         ---------
                                                            ----------    ----------    -----------         ---------
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses..................    $ 111,856     $  23,173      $16,000 (2b)      $ 148,229
                                                                                           (2,800)(2c)
  Bank credit lines......................................        7,395        --           --                   7,395
  Current maturities of long-term debt...................       12,244        --           --                  12,244
                                                            ----------    ----------    -----------         ---------
     Total current liabilities...........................      131,495        23,173       13,200             167,868
  Long-term debt.........................................       41,581        --           --                  41,581
  Other liabilities......................................        4,650           816       --                   5,466
                                                            ----------    ----------    -----------         ---------

     Total liabilities...................................      177,726        23,989       13,200             214,915
                                                            ----------    ----------    -----------         ---------
  Minority interest......................................        2,448        --           --                   2,448
                                                            ----------    ----------    -----------         ---------
  Common stock...........................................          242           101          (27)(2a)            316
  Additional paid-in capital.............................      256,648        41,168         (906)(2a)        296,910
  Retained earnings......................................       50,547        44,081      (13,200)(2b)(2c)     81,428
  Treasury stock.........................................       (1,156)         (933)         933 (2a)         (1,156)
  Foreign currency translation adjustment................       (1,702)       --           --                  (1,702)
                                                            ----------    ----------    -----------         ---------
     Total stockholders' equity..........................      304,579        84,417      (13,200)            375,796
                                                            ----------    ----------    -----------         ---------
                                                             $ 484,753     $ 108,406      $--               $ 593,159
                                                            ----------    ----------    -----------         ---------
                                                            ----------    ----------    -----------         ---------

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 28, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                HISTORICAL    HISTORICAL    PRO FORMA
                                                                                  SCHEIN       SULLIVAN     COMBINED
                                                                                ----------    ----------    ---------
Net sales....................................................................    $ 503,605     $ 128,392    $ 631,997
Cost of sales................................................................      352,841        84,150      436,991
                                                                                ----------    ----------    ---------
Gross profit.................................................................      150,764        44,242      195,006
Selling, general and administrative expenses.................................      133,175        36,960      170,135
Merger costs.................................................................        4,353        --            4,353
                                                                                ----------    ----------    ---------
Operating income.............................................................       13,236         7,282       20,518
Interest income (expense)--net...............................................         (835)          488         (347)
Other--net...................................................................           80           (86)          (6)
                                                                                ----------    ----------    ---------
Income before taxes on income, minority interest and equity in earnings of
  affiliates.................................................................       12,481         7,684       20,165
Taxes on income..............................................................        6,138         3,074        9,212
Minority interest in net (loss) of subsidiaries..............................         (129)       --             (129)
Equity in earnings of affiliates.............................................          331        --              331
                                                                                ----------    ----------    ---------
Net income...................................................................    $   6,803     $   4,610    $  11,413
                                                                                ----------    ----------    ---------
                                                                                ----------    ----------    ---------
Net income per common share (1)..............................................    $    0.28     $    0.44    $    0.36
                                                                                ----------    ----------    ---------
                                                                                ----------    ----------    ---------
Weighted average common and common equivalent shares outstanding (1).........       23,997        10,521       31,730
                                                                                ----------    ----------    ---------

                                                                                ----------    ----------    ---------

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 28, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              HISTORICAL    HISTORICAL    PRO FORMA
                                                                                SCHEIN       SULLIVAN      COMBINED
                                                                              ----------    ----------    ----------
Net sales..................................................................    $ 840,122     $ 241,583    $1,081,705
Cost of sales..............................................................      587,013       158,937       745,950
                                                                              ----------    ----------    ----------
Gross profit...............................................................      253,109        82,646       335,755
Selling, general and administrative expenses...............................      220,500        68,901       289,401
                                                                              ----------    ----------    ----------
Operating income...........................................................       32,609        13,745        46,354
Interest income (expense)--net.............................................         (863)          482          (381)
Other--net.................................................................          771           214           985
                                                                              ----------    ----------    ----------
Income before taxes on income, minority interest and equity in
  earnings of affiliates...................................................       32,517        14,441        46,958
Taxes on income............................................................       11,343         5,776        17,119
Minority interest in net income of subsidiaries............................          246            --           246
Equity in earnings of affiliates...........................................        1,595            --         1,595
                                                                              ----------    ----------    ----------
Net income.................................................................    $  22,523     $   8,665    $   31,188
                                                                              ----------    ----------    ----------
                                                                              ----------    ----------    ----------
Pro forma:
  Historical net income....................................................    $  22,523     $   8,665    $   31,188
  Pro forma adjustment:
  Provision for income taxes on previously untaxed earnings of
     an acquisition........................................................       (1,197)           --        (1,197)
                                                                              ----------    ----------    ----------
Pro forma net income.......................................................    $  21,326     $   8,665    $   29,991
                                                                              ----------    ----------    ----------
                                                                              ----------    ----------    ----------
Pro forma net income per common share(1)...................................    $    0.98     $    0.91    $     1.04
                                                                              ----------    ----------    ----------
                                                                              ----------    ----------    ----------
Pro forma weighted average common and common equivalent
  shares outstanding(1)....................................................       21,794         9,523        28,793
                                                                              ----------    ----------    ----------
                                                                              ----------    ----------    ----------

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 30, 1995

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                HISTORICAL    HISTORICAL    PRO FORMA
                                                                                  SCHEIN       SULLIVAN     COMBINED
                                                                                ----------    ----------    ---------
Net sales....................................................................    $ 623,302     $ 215,568    $ 838,870
Cost of sales................................................................      427,448       141,753      569,201
                                                                                ----------    ----------    ---------
Gross profit.................................................................      195,854        73,815      269,669
Selling, general and administrative expenses.................................      174,867        62,465      237,332
Special charges..............................................................       20,797            --       20,797
                                                                                ----------    ----------    ---------
Operating income.............................................................          190        11,350       11,540
Interest income (expense)--net...............................................       (5,283)          654       (4,629)
Other--net...................................................................          390            63          453
                                                                                ----------    ----------    ---------
Income (loss) before taxes on income, minority interest and equity in
  earnings of affiliates.....................................................       (4,703)       12,067        7,364
Taxes on income..............................................................        5,126         4,827        9,953
Minority interest in net income of subsidiaries..............................          509            --          509
Equity in earnings of affiliates.............................................        1,537            --        1,537
                                                                                ----------    ----------    ---------
Net income (loss)............................................................    $  (8,801)    $   7,240    $  (1,561)
                                                                                ----------    ----------    ---------
                                                                                ----------    ----------    ---------
Pro forma:
  Historical net income (loss)...............................................    $  (8,801)    $   7,240    $  (1,561)
  Pro forma adjustments:
  Special management compensation and professional fees......................       20,797            --       20,797
  Tax effect of above........................................................       (1,174)           --       (1,174)
  Provision for income on previously untaxed earnings of
     an acquisition..........................................................         (533)           --         (533)
                                                                                ----------    ----------    ---------
Pro forma net income.........................................................    $  10,289     $   7,240    $  17,529
                                                                                ----------    ----------    ---------
                                                                                ----------    ----------    ---------
Pro forma net income per common share(1).....................................    $    0.71     $    0.77    $    0.82
                                                                                ----------    ----------    ---------
                                                                                ----------    ----------    ---------
Pro forma weighted average common and common equivalent
  shares outstanding(1)......................................................       14,517         9,405       21,430
                                                                                ----------    ----------    ---------
                                                                                ----------    ----------    ---------

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                HISTORICAL    HISTORICAL    PRO FORMA
                                                                                  SCHEIN       SULLIVAN     COMBINED
                                                                                ----------    ----------    ---------
Net sales....................................................................    $ 490,834     $ 203,602    $ 694,436
Cost of sales................................................................      344,868       133,985      478,853
                                                                                ----------    ----------    ---------
Gross profit.................................................................      145,966        69,617      215,583
Selling, general and administrative expenses.................................      131,009        57,247      188,256
Special charges..............................................................       23,603            --       23,603
                                                                                ----------    ----------    ---------
Operating income.............................................................       (8,646)       12,370        3,724
Interest income (expense)--net...............................................       (3,524)          358       (3,166)
Other--net...................................................................          542            35          577
                                                                                ----------    ----------    ---------
Income (loss) before taxes on income, minority interest and equity in
  earnings of affiliates.....................................................      (11,628)       12,763        1,135
Taxes on income (recovery)...................................................       (1,630)        5,086        3,456
Minority interest in net income of subsidiaries..............................          561            --          561
Equity in earnings of affiliates.............................................          494            --          494
                                                                                ----------    ----------    ---------
Net income (loss)............................................................    $ (10,065)    $   7,677    $  (2,388)
                                                                                ----------    ----------    ---------
                                                                                ----------    ----------    ---------
Pro forma:
  Historical net income (loss)...............................................    $ (10,065)    $   7,677    $  (2,388)
  Pro forma adjustments:
  Special management compensation and professional fees......................       23,603            --       23,603
  Tax effect of above........................................................       (5,749)           --       (5,749)
  Provision for income taxes on previously untaxed earnings of
     an acquisition..........................................................         (306)           --         (306)
                                                                                ----------    ----------    ---------
Pro forma net income.........................................................    $   7,483     $   7,677    $  15,160
                                                                                ----------    ----------    ---------
                                                                                ----------    ----------    ---------
Pro forma net income per common share(1).....................................    $    0.57     $    0.82    $    0.75
                                                                                ----------    ----------    ---------
                                                                                ----------    ----------    ---------
Pro forma weighted average common and common equivalent
  shares outstanding(1)......................................................       13,197         9,409       20,113
                                                                                ----------    ----------    ---------
                                                                                ----------    ----------    ---------

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

NOTE 1--EXCHANGE RATIO


     Under the Merger Agreement, each outstanding share of Sullivan Common Stock will be converted into 0.735 shares of Schein Common Stock. This exchange ratio was used in computing share and per share amounts in the accompanying unaudited pro forma combined condensed financial statements.

NOTE 2--PRO FORMA ADJUSTMENTS

     (a) A pro forma adjustment has been made to reflect the issuance of shares in the exchange ratio stated in Note 1 above and the cancellation of Sullivan treasury stock, in accordance with the Merger Agreement.

     (b) A pro forma adjustment has been made for certain acquisition-related costs and expenses including as described in the fourth paragraph under 'Unaudited Pro Forma Combined Condensed Financial Statements'.

     (c) A pro forma adjustment has been made for the estimated tax effects of the adjustments discussed in (b) above.

               SCHEIN CONSOLIDATED SELECTED HISTORICAL FINANCIAL
                         INFORMATION AND OPERATING DATA

     The following consolidated selected financial data with respect to Schein's financial position and its results of operations for each of the five years in the period ended December 28, 1996 set forth below has been derived from Schein's audited consolidated financial statements, which have previously been filed with the SEC. The related financial information for the six months ended June 28, 1997 and June 29, 1996 have been derived from the unaudited statements of Schein and, in Schein's opinion, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information. The results for the six months ended June 28, 1997 are not necessarily indicative of the results that may be expected for any other period. The consolidated selected financial data presented below should be read in conjunction with such audited consolidated financial statements and related notes and the other information set forth in this Joint Proxy Statement/Prospectus or incorporated by reference herein. See 'SCHEIN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS'. The Selected Operating Data and Net Sales by Market Data presented below have not been audited.

                                                                            YEARS ENDED
                                              ------------------------------------------------------------------------
                                              DECEMBER 28,   DECEMBER 30,   DECEMBER 31,   DECEMBER 25,   DECEMBER 26,
                                                  1996           1995           1994           1993           1992
                                              ------------   ------------   ------------   ------------   ------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AND SELECTED OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
  Net sales................................    $  840,122     $  623,302     $  490,834     $  417,838     $  363,477

  Cost of sales............................       587,013        427,448        344,868        294,954        257,262
                                              ------------   ------------   ------------   ------------   ------------
  Gross profit.............................       253,109        195,854        145,966        122,884        106,215
  Selling, general and administrative
     expenses..............................       220,500        174,867        131,009        111,214         96,853
  Special management compensation(1).......            --         20,797         21,596            617          5,283
  Special contingent consideration(2)......            --             --             --          3,216             --
  Special professional fees(3).............            --             --          2,007          2,224          2,227
                                              ------------   ------------   ------------   ------------   ------------
  Operating income (loss)..................        32,609            190         (8,646)         5,613          1,852
  Interest income..........................         2,558            552            251            856          1,210
  Interest expense.........................        (3,421)        (5,835)        (3,775)        (3,228)        (2,971)
  Other income (expense)--net..............           771            390            542           (634)           255
                                              ------------   ------------   ------------   ------------   ------------
  Income (loss) before taxes on income
     (recovery), minority interest and
     equity in earnings of affiliates......        32,517         (4,703)       (11,628)         2,607            346
  Taxes on income (recovery)...............        11,343          5,126         (1,630)         1,351            622
  Minority interest in net income (loss) of
     subsidiaries..........................           246            509            561            318           (249)
  Equity in earnings of affiliates.........         1,595          1,537            494          1,296            514
                                              ------------   ------------   ------------   ------------   ------------
  Income (loss) before cumulative effect of
     accounting change.....................        22,523         (8,801)       (10,065)         2,234            487
  Cumulative effect of accounting change...            --             --             --          1,891             --
                                              ------------   ------------   ------------   ------------   ------------
     Net income (loss).....................    $   22,523     $   (8,801)    $  (10,065)    $    4,125     $      487
                                              ------------   ------------   ------------   ------------   ------------
                                              ------------   ------------   ------------   ------------   ------------
PRO FORMA INCOME DATA(4):
  Pro forma operating income...............    $   32,609     $   20,987     $   14,957
  Pro forma net income.....................    $   21,326     $   10,289     $    7,483
  Pro forma net income per common share....    $     0.98     $     0.71     $     0.57
  Pro forma average shares outstanding.....        21,794         14,517         13,197
SELECTED OPERATING DATA:
  Number of orders shipped.................     3,079,000      2,630,000      2,275,000      2,044,000      1,824,000
  Average order size.......................    $      273     $      237     $      216     $      204     $      199

                                                                            YEARS ENDED
                                              ------------------------------------------------------------------------
                                              DECEMBER 28,   DECEMBER 30,   DECEMBER 31,   DECEMBER 25,   DECEMBER 26,
                                                  1996           1995           1994           1993           1992
                                              ------------   ------------   ------------   ------------   ------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AND SELECTED OPERATING DATA)
NET SALES BY MARKET DATA(5):
  Dental(6)................................    $  435,643     $  327,697     $  274,337     $  253,223     $  234,655
  Medical..................................       191,186        125,565         89,789         71,021         51,923
  Veterinary...............................        35,329         29,330         27,872         24,312         19,481

  Technology(7)............................        30,965         33,007         14,909          9,866          6,377
  International(8).........................       146,999        107,703         83,927         59,416         51,041
                                              ------------   ------------   ------------   ------------   ------------
                                               $  840,122     $  623,302     $  490,834     $  417,838     $  363,477
                                              ------------   ------------   ------------   ------------   ------------
                                              ------------   ------------   ------------   ------------   ------------
BALANCE SHEET DATA (AT PERIOD END):
  Working capital..........................    $  204,575     $  104,455     $   76,814     $   74,167     $   28,066
  Total assets.............................       467,450        299,364        191,373        161,437        138,043
  Total debt...............................        39,746         43,049         61,138         56,712         41,526
  Redeemable stock(9)......................            --             --         14,745             --             --
  Minority interest........................         5,289          4,547          1,823          1,051            411
  Stockholders' equity.....................       292,016        143,865         40,266         43,896         39,927

                                                                                              SIX MONTHS ENDED
                                                                                       ------------------------------
                                                                                       JUNE 28, 1997    JUNE 29, 1996
                                                                                       -------------    -------------
STATEMENT OF OPERATIONS DATA:
  Net Sales.........................................................................     $ 503,605        $ 384,595
  Gross Profit......................................................................       150,764          116,426
  Selling, general and administrative expenses......................................       133,175          104,140
  Merger and integration costs(10)..................................................         4,353               --
  Operating income..................................................................        13,236           12,286
  Net income........................................................................     $   6,803        $   7,820
  Net income per common share.......................................................     $    0.28
  Average shares outstanding........................................................        23,997
PRO FORMA INCOME DATA(11):
  Pro forma net income..............................................................                      $   7,390
  Pro forma net income per common share.............................................                      $    0.37
  Pro forma average shares outstanding..............................................                         19,957
NET SALES BY MARKET DATA(5):
  Dental(6).........................................................................     $ 257,997        $ 200,378
  Medical...........................................................................       121,532           81,522
  Veterinary........................................................................        20,057           17,512
  Technology(7).....................................................................        20,795           15,588
  International(8)..................................................................        83,224           69,595
                                                                                       -------------    -------------
                                                                                         $ 503,605        $ 384,595
                                                                                       -------------    -------------
                                                                                       -------------    -------------
BALANCE SHEET DATA (AT PERIOD END):
  Working capital...................................................................     $ 209,772
  Total assets......................................................................       484,753
  Total debt........................................................................        61,220
  Minority interest.................................................................         2,448
  Stockholders' equity..............................................................       304,579

------------------

 (1) Includes: (a) for 1995, non-cash special management compensation charges of $17.5 million arising from final mark-to-market adjustments (reflecting an increase in estimated market value from 1994 to the initial public offering price of $16.00 per share of Schein Common Stock) for stock grants made to an executive officer of Schein in 1992 and other stock issuances made to certain other senior management of Schein (because of certain repurchase features which expired with Schein's initial public offering), an approximate

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)
     $2.8 million non-cash special management compensation charge (also based on the initial public offering price of $16.00 per share) relating to compensatory options granted in 1995, and a cash payment of $0.5 million for additional income taxes resulting from such stock issuances; (b) for 1994, non-cash special management compensation arising from accelerated amortization of deferred compensation arising from the 1992 stock grants to an executive officer of Schein of $17.3 million, which included a 1994 mark-to-market adjustment (because of the repurchase features referred to above) of $9.1 million, due to the resolution, with the closing of the Reorganization, of certain contingencies surrounding the issuance of the stock grants, non-cash special management compensation charges of $1.6 million (net of prior accruals of approximately $1.9 million under an executive incentive plan) arising from stock issuances to certain other senior management of Schein, valued at $3.5 million, and cash payments for income taxes of approximately $2.4 million resulting from these stock issuances and $0.3 million for additional income taxes resulting from the 1992 stock grants; (c) for 1993, non-cash special management compensation charges of $0.6 million in amortization of deferred compensation arising from the 1992 stock grants; and (d) for 1992, cash payments of $5.3 million for income taxes resulting from stock grants made to an executive officer of Schein. See 'SCHEIN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Overview'.

 (2) Includes $0.7 million paid in connection with an acquisition and $2.5 million resulting from the buyout of employees' rights to future income contained in their employment agreements. See 'SCHEIN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Overview.'

 (3) Includes special professional fees incurred by Schein in connection with the Reorganization. See 'SCHEIN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Overview'.

 (4) Reflects the pro forma elimination of special charges incurred in 1995 and 1994 for special management compensation of $20.8 million and $21.6 million, respectively, and special professional fees incurred in 1994 of $2.0 million, arising from the Reorganization, and the related tax effects of $1.2 million and $5.8 million for 1995 and 1994, respectively. See 'SCHEIN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Overview'.


 (5) Restated to conform to 1996 presentation.

 (6) Dental consists of Schein's dental business in the United States and Canada.

 (7) Technology consists of Schein's practice management software business and certain other value-added products and services.

 (8) International consists of Schein's business (substantially all dental) outside the United States and Canada, primarily in Europe.

 (9) Redeemable stock includes stock issued for compensation which was subject to repurchase by Schein at fair market value in the event of termination of employment of the holder of such shares, as well as shares purchased by the trust for Schein's ESOP and allocable to the ESOP participants. With the completion of Schein's initial public offering, the stock issued for compensation and the ESOP Common Stock were no longer subject to repurchase. See 'SCHEIN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Overview'.

(10) During the six months ended June 28, 1997, Schein issued 1,916,866 shares of Common Stock in connection with four acquisitions accounted for under the pooling of interests method of accounting. In connection with these acquisitions Schein incurred certain merger and integration costs of approximately $4.4 million. Net of taxes, merger and integration costs were approximately $0.17 per share. Merger and integration costs consist primarily of investment banking, legal, accounting and advisory fees, as well as certain other integration costs associated with these mergers.

(11) Reflects the pro forma provision for income taxes of $0.4 million on previously untaxed earnings of an acquisition.

                 SCHEIN MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of Schein's consolidated financial condition and consolidated results of operations should be read in conjunction with Schein's consolidated historical financial statements and notes thereto. See 'SCHEIN'S CONSOLIDATED SELECTED HISTORICAL FINANCIAL DATA'.

OVERVIEW

     Schein's results of operations in recent years have been significantly impacted by strategies and transactions undertaken by Schein to expand its business, both domestically and internationally, in part to address significant changes in the healthcare industry, including potential national healthcare reform, trends toward managed care, cuts in Medicare, consolidation of healthcare distribution companies and collective purchasing arrangements. Schein's results of operations in recent years have also been impacted by the Reorganization.


     From 1992 through 1994, Schein was a party to a series of transactions leading to the Reorganization that resulted in, among other things, Schein being separated from Schein Holdings and the distribution of shares of the Schein Common Stock to its then current stockholders. In December 1992, an executive officer of Schein received certain stock grants in Schein and Schein Pharmaceutical, Inc. valued at approximately $6.2 million and $2.6 million, respectively, and cash of approximately $5.3 million to pay income taxes on the stock grants received. These stock grants were subject to the occurrence of certain future events, including the fulfillment of the employment term by the executive officer. Accordingly, these stock grants, totaling $8.8 million, were treated as deferred compensation while the cash payments were charged to earnings as special management compensation in the year ended December 26, 1992. During 1993, Schein amortized the deferred compensation relating to stock grants by Schein to the executive officer resulting in a charge to earnings of $0.6 million. In 1994, the contingencies relating to the stock granted to the executive officer were eliminated, such that these shares became fully vested. Accordingly, deferred compensation of $8.8 million, less the 1993 amortization of $0.6 million, plus a mark-to-market adjustment (because of certain repurchase features) of approximately $9.1 million, along with a $0.3 million cash payment for income taxes relating to the 1992 stock grants, was expensed in 1994 as special management compensation.

     In addition, in connection with the Reorganization, certain senior management of Schein were issued shares of Schein Common Stock in 1994 and 1995 to extinguish an obligation under a pre-existing long-term incentive plan and to provide them with an ownership interest in Schein. In connection with the issuance of the shares, a cash payment for income taxes relating to such stock issuances of approximately $2.4 million was paid. This cash bonus, plus $3.5 million, the fair value of the related stock issued, net of amounts accrued under the long-term incentive plan of approximately $1.9 million, resulted in an additional special management compensation charge to Schein of approximately $4.0 million in 1994. Charges to earnings for the year ended 1995 related to a mark-to-market adjustment (because of certain repurchase features) for stock grants made to an executive officer of Schein and the stock issuances to other members of senior management of approximately $17.5 million and cash payments of $0.5 million for income taxes related to the stock issuances.

     Additionally, Schein has granted certain employees options for shares of Schein Common Stock, which became exercisable upon Schein's initial public offering on November 3, 1995, at which time substantially all such options vested. Non-recurring special compensation charges for the options issued to employees recorded in the fourth quarter of 1995 amounted to approximately $2.8 million. In addition, Schein recorded an approximate $1.1 million related tax benefit.

     Special charges for special management compensation and special professional fees incurred in connection with the Reorganization aggregated $20.8 million and $23.6 million for 1995 and 1994, respectively.

RECENT DEVELOPMENTS

     During the year ended December 28, 1996, Schein acquired seventeen healthcare distribution businesses. The 1996 acquisitions included 10 dental and three medical companies, a veterinary supply distributor and three international dental companies, with aggregate net sales in their most recent fiscal years of approximately $104.0 million. All of these acquisitions were accounted for using the purchase method of accounting. The total amount of cash paid and promissory notes issued for these acquisitions was approximately $33.4 million. Schein also issued 155,183 shares of common stock in 1996 in connection with two of these acquisitions. Operations of these businesses have been included in the consolidated financial statements from their respective acquisition dates. No single 1996 acquisition was material.

     In the six months ended June 28, 1997, Schein completed 11 acquisitions and entered into definitive agreements for four additional acquisitions, of which all subsequently closed. The acquisitions completed in the first six months of fiscal 1997 included three medical and three dental supply companies with aggregate net sales for their most recently completed fiscal years of approximately $32.0 million and $17.1 million, respectively, two international dental supply companies with aggregate net sales of approximately $5.3 million, and three technology and value-added product companies with aggregate net sales of approximately $20.3 million. Of the 11 completed acquisitions, four were accounted for under the pooling of interests method and the remainder were accounted for under the purchase method of accounting. The financial statements have been restated to give retroactive effect to one of the pooling transactions as the remaining three transactions were not material and have been included in the consolidated financial statements from the beginning of the quarter in which the acquisition occurred. The total amount of cash paid and promissory notes issued in the acquisitions completed in the first half of fiscal 1997 that were accounted for under the purchase method of accounting was approximately $22.2 million. The excess of the acquisition costs over the fair value of identifiable net assets acquired for these acquisitions will be amortized on a straight-line basis over a period not to exceed 30 years. Schein also issued 1,916,866 shares of common stock in connection with the four pooling transactions.

     Operations of the acquisitions completed in the first six months of fiscal 1997, accounted for under the purchase method of accounting, have been included in the consolidated financial statements from their respective acquisition dates. These acquisitions, together with the immaterial pooling transactions, had net sales for the six months ended June 29, 1996 of approximately $26.5 million. No single acquisition completed in the six months ended June 28, 1997 was material.

     Included in the transactions completed after June 28, 1997 is the acquisition of Micro Bio-Medics, Inc. ('MBM'), which closed on August 1, 1997. Pursuant to acquisition, MBM merged into a wholly-owned subsidiary of Schein and each share of MBM common stock was converted into 0.62 shares of Schein Common Stock. MBM distributes medical supplies to physicians and hospitals in the New York metropolitan area, as well as to healthcare professionals in sports medicine, emergency medicine, school health, industrial safety, government and laboratory markets nationwide. MBM had net sales of approximately $150.0 million and earnings of approximately $1.7 million for its fiscal year ended November 30, 1996.


     In connection with the acquisitions accounted for under the pooling of interests method of accounting, during the six and three months ended June 28, 1997, Schein incurred certain merger and integration costs of approximately $4.4 million and $1.8 million, respectively. Net of taxes, for the six and three months ended June 28, 1997, merger and integration costs were approximately $0.17 and $0.06 per share, respectively. Merger and integration costs consist primarily of investment banking, legal, accounting and advisory fees, as well as certain other integration costs associated with these mergers.

     Excluding the merger and integration costs, net income and net income per common share would have been $10.8 million and $0.45, respectively, for the six months ended June 28, 1997, and $6.8 million and $0.28 respectively, for the three months then ended.

     Schein uses UPS for delivery of substantially all of its domestic orders. In August 1997, the Teamsters' Union went on strike against UPS, thereby substantially reducing UPS's ability to fulfill shipments of its customers' orders. In order to maintain customer service levels, Schein had to make alternative arrangements for its deliveries. The transportation costs associated with the alternative arrangements for delivery were substantially higher than that which would have been incurred if UPS had been able to fulfill substantially all of Schein's domestic orders. In addition, Schein experienced increases in other operating costs, primarily payroll, as a result of having to sort customer orders for distribution to various regional couriers. Additionally, after the strike payroll costs continued to run at rates higher than would otherwise be expected for several days in order to handle inbound freight that was backlogged as a result of the UPS strike. None of these incremental costs incurred by Schein were passed along to its customers.

     Schein currently estimates that it incurred approximately $1.0 million to $2.0 million of additional one-time operating expenses during the third quarter of 1997 as a result of the strike, which consisted primarily of incremental freight and payroll costs. The UPS strike did not significantly impact sales. Subsequently, freight and payroll costs returned to normal pre-strike levels.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the percentage of net sales by market of Schein and the percentage change in such items for the six months ended June 28, 1997 and June 29, 1996 and for the years ended 1996, 1995 and 1994.

                                                                                                    PERCENTAGE INCREASE
                                                                                                         (DECREASE)
                                                   PERCENTAGE OF NET SALES                        ------------------------
                              -----------------------------------------------------------------     SIX MONTHS
                                                                                                    ENDED JUNE
                                SIX MONTHS ENDED                    YEARS ENDED                    28, 1997 TO
                              --------------------   ------------------------------------------     SIX MONTHS
                              JUNE 28,    JUNE 29,   DECEMBER 28,   DECEMBER 30,   DECEMBER 31,   ENDED JUNE 29,   1996 TO

                                1997        1996         1996           1995           1994            1996         1995
                              --------    --------   ------------   ------------   ------------   --------------   -------
NET SALES BY MARKET(1):
Dental(2)..................      51.3%       52.1%        51.8%          52.6%          55.9%          28.8%         32.9%
Medical....................      24.1        21.2         22.8           20.1           18.3           49.1          52.3
Veterinary.................       4.0         4.6          4.2            4.7            5.7           14.5          20.5
Technology(3)..............       4.1         4.1          3.7            5.3            3.0           33.4          (6.2)
International(4)...........      16.5        18.0         17.5           17.3           17.1           19.6          36.5
                              -------     -------       ------         ------         ------
                                100.0%      100.0%       100.0%         100.0%         100.0%          30.9          34.8
                              -------     -------       ------         ------         ------
                              -------     -------       ------         ------         ------

                             1995 TO
                              1994
                             -------
NET SALES BY MARKET(1):
Dental(2)..................    19.5%
Medical....................    39.8
Veterinary.................     5.2
Technology(3)..............   121.4
International(4)...........    28.3
                               27.0

------------------
(1) Restated to conform to 1996 presentation.

(2) Dental consists of Schein's dental business in the United States and Canada.

(3) Technology consists of Schein's practice management software business and certain other value-added products and services.

(4) International consists of Schein's business (substantially all dental) outside the United States and Canada, primarily in Europe.

SIX MONTHS ENDED JUNE 28, 1997 COMPARED TO SIX MONTHS ENDED JUNE 29, 1996

     Net sales increased $119.0 million, or 30.9%, to $503.6 million for the six months ended June 28, 1997 from $384.6 million for the six months ended June 29, 1996. Schein estimates that overall approximately 16.0% of the increase was due to internal growth, while the remaining 14.9% was due to acquisitions. Of the $119.0 million increase, approximately $57.6 million represented a 28.8% increase in Schein's dental business, $40.0 million represented a 49.1% increase in its medical business, $13.6 million represented a 19.6% increase in its international business, $2.6 million represented a 14.5% increase in Schein's veterinary business and $5.2 million represented a 33.4% increase in its technology business. The increase in dental net sales was primarily the result of the continuing favorable impact of Schein's integrated sales and marketing approach (which coordinates the efforts of its field sales consultants with its direct marketing and telesales personnel), acquisitions, continued success in

Schein's target marketing programs and increased sales in the large dental equipment market. The increase in medical net sales was primarily due to acquisitions, increased net sales to renal dialysis centers and net sales to customers enrolled in the AMA Purchase Link program. In the international market, the increase in net sales was due equally to acquisitions and increased unit volume growth. Unfavorable exchange rate translation adjustments resulted in a net sales decrease of approximately $2.9 million dollars. Had net sales for the international market been translated at the same exchange rates in effect during 1996, net sales would have increased by an additional 4.2%. In the veterinary market, the increase in net sales was primarily due to increased account penetration with corporate accounts. The increase in technology sales was primarily due to 1997 acquisitions.

     Gross profit increased by $34.4 million, or 29.5%, to $150.8 million for the six months ended June 28, 1997 from $116.4 million for the six months ended June 29, 1996, while gross profit margin decreased to 29.9% from 30.3%. The $34.4 million increase in gross profit was primarily due to increased sales volume and acquisitions. The decrease in gross profit margin was primary due to lower technology sales as a percentage of total net sales and other sales mix changes.

     Selling, general and administrative expenses increased by $29.1 million, or 28.0%, to $133.2 million for the six months ended June 28, 1997 compared to $104.1 million for the six months ended June 29, 1996. Selling and shipping express increased by $17.3 million, or 24.5%, to $87.9 million for the six months ended June 28, 1997 from $70.6 million for the six months ended June 29, 1996. As a percentage of net sales, selling and shipping expenses decreased 0.9% to 17.5% for the six months ended June 28, 1997 from 18.4% for the six months ended June 29, 1996. This decrease was primarily due to leveraging of Schein's distribution infrastructure, partially offset by an increase in selling expenses. General and administrative expenses increased $11.8 million, or 35.2%, to $45.3 million for the six months ended June 28, 1997 from $33.5 million for the six months ended June 29, 1996, primarily as a result of acquisitions. As a percentage of net sales, general and administrative expenses increased 0.3% to 9.0% for the six months ended June 28, 1997 from 8.7% for the six months ended June 29, 1996.

     Other income (expense)-net decreased by $0.3 million, or 27.3%, to ($0.8) million for the six months ended June 28, 1997 from ($1.1) million for the six months ended June 29, 1996. This decrease was primarily due to a decrease in average borrowings, which were partially paid off with proceeds from Schein's follow-on offering in June 1996, combined with an increase in imputed interest income arising from non-interest bearing extended payment term date.

     For the six months ended June 28, 1997, Schein's effective tax rate was 49.2%. Excluding merger and integration costs, substantially all of which are not deductible for income tax purposes, Schein's effective tax rate would have been 38.4%. The difference between the effective tax rate and the federal statutory rate relates primarily to state income taxes. For the six months ended June 29, 1996, Schein's effective rate was 34.6%, and on a pro forma basis was 38.5%, which was higher than the federal statutory rate, primarily due to state income taxes.

1996 COMPARED TO 1995

     Net sales increased $216.8 million, or 34.8%, to $840.1 million in 1996 from $623.3 million in 1995. Of the $216.8 million increase, approximately $107.9 million represented a 32.9% increase in Schein's dental business, $65.6 million represented a 52.3% increase in its medical business, $39.3 million represented a 36.5% increase in its international business and $6.0 million represented a 20.5% increase in Schein's veterinary business, offset by a $2.0 million, or 6.2%, decrease in its technology business. The dental net sales increase was primarily the result of Schein's continued emphasis on its integrated sales and marketing approach (which coordinates the efforts of its field sales consultants with its direct marketing and telesales personnel), expansion into the U.S. market for large dental equipment and acquisitions. Of the approximately $65.6 million increase in medical net sales, approximately $20.9 million, or 31.9%, represents incremental net sales to renal dialysis centers, with the effects of acquisitions and increased outbound telesales activity primarily accounting for the balance of the increase in medical net sales. In the international market, the increase in net sales was due to acquisitions, primarily in France, and increased account penetration in Germany and the United Kingdom. Unfavorable exchange rate translation adjustments resulted in a net sales decrease of approximately $4.4 million. Had net sales for the International market been translated at the same exchange rates in effect during 1995, net sales would have increased by an additional 4.1%. In the veterinary market, the increase in net sales was due to the full year impact of new product lines introduced in the fourth quarter of 1995, increased account penetration and continued volume growth to customers of a veterinary-sponsored purchasing service. As anticipated, net sales in Schein's technology group was below last year's sales volume levels because of unusually high sales volume in the fourth quarter of 1995 due to the introductory launch, at that time, of Schein's Easy Dental(Registered) Plus For Windows(Registered) based product; offset due to increase in sales of Dentrix software systems.

     Gross profit increased by $57.2 million, or 29.2%, to $253.1 million in 1996, from $195.9 million in 1995, while gross profit margin decreased by 1.3% to 30.1% from 31.4% for the same period. The decrease in gross profit margin was primarily due to product mix as fewer high margin Easy Dental(Registered) Plus for Windows(Registered) products were sold in 1996. Excluding gross profit margin for Schein's technology group, which was 69.0% for 1996 as compared to 79.3% for 1995, gross profit margins were relatively unchanged at 28.6% for 1996 as compared to 28.7% for 1995.

     Selling, general and administrative expenses increased by $45.6 million, or 26.1%, to $220.5 million in 1996 from $174.9 million in 1995. Selling and shipping expenses increased by $38.2 million, or 33.6%, to $151.8 million in 1996 from $113.6 million in 1995. As a percentage of net sales, selling and shipping expenses decreased 0.1% to 18.1 % in 1996 from 18.2% in 1995. The decrease in selling and shipping expenses as a percentage of net sales was primarily due to reductions in sales promotions offered by Schein's technology group in conjunction with the introductory promotion of Easy Dental(Registered) Plus for Windows(Registered) version which occurred during 1995. These introductory promotional expenses represented 0.6% of net sales in 1995. Excluding these expenses from 1995, selling and shipping expenses, as a percentage of net sales, would have been 0.4% higher than last year. This increase was due primarily to various promotional programs and incremental field sales and marketing personnel. General and administrative expenses increased $7.4 million, or 12.1%, to $68.7 million in 1996 from $61.3 million in 1995, primarily as a result of acquisitions. As a percentage of net sales, general and administrative expenses decreased 1.6% to 8.2% in 1996 from 9.8% in 1995 due primarily to the relatively fixed nature of general and administrative expenses when compared to the 34.8% increase in sales volume for the same period.

     Net interest expense decreased $4.4 million to $0.9 million in 1996 from $5.3 million in 1995. This decrease primarily resulted from the use of the proceeds of Schein's follow-on offering in June 1996 to reduce debt and an increase in interest income arising from the temporary investment of proceeds in excess of debt and imputed interest income arising from non-interest bearing extended payment term sales, offset in part by an increase in average interest rates.

     For 1996, Schein's provision for taxes was $11.3 million, while the pre-tax income was $32.6 million. The difference between Schein's effective tax rate and the Federal statutory rate relates primarily to state income taxes offset by tax-exempt interest on municipal securities. In 1995, Schein's provision for taxes was $5.1 million, while the pre-tax loss was $4.7 million. The difference between the tax provision and the amount that would have been recoverable by applying the statutory rate to pre-tax loss was attributable substantially to the non-deductibility for income tax purposes of the $17.5 million appreciation in the value of the stock issued to an executive officer and other senior management of Schein. On a pro forma basis, excluding special charges and adjusting for a provision for taxes on the previously untaxed earnings of Dentrix Dental Systems, Inc. (which Schein acquired in 1996) included in 1995's results, taxes on income for 1995 were $6.8 million, resulting in an effective tax rate of 42.5%. The difference between the pro forma effective tax rate and the Federal statutory rate relates primarily to state income taxes and currently non-deductible net operating losses of certain foreign subsidiaries, primarily in France, which are not included in Schein's consolidated tax return.

     In the fourth quarter of 1996, Schein made adjustments which increased net income by approximately $2.4 million. These adjustments, which related predominantly to estimated reserves for premium coupon redemptions, finance charges receivable and income taxes, resulted from management's updated evaluations of historical trends (reflecting changes in business practices and other factors) and other assumptions underlying such estimates. The amounts of such reserves in prior quarters were based on reasonable estimates reflecting available facts and circumstances.

1995 COMPARED TO 1994

     Net sales increased $132.5 million, or 27.0%, to $623.3 million in 1995 from $490.8 million in 1994. Of the $132.5 million increase, approximately $53.4 million represented a 19.5% increase in Schein's dental business, $35.8 million represented a 39.8% increase in its medical business, $23.8 million represented a 28.3% increase in its international business, $18.1 million represented a 121.4% increase in its technology business and $1.4 million represented a 5.2% increase in Schein's veterinary business. The dental net sales increase, after taking into consideration acquisitions, was primarily due to Schein's increase in field sales consultants and telesales personnel, database marketing programs and promotional activities. Of the approximately $35.8 million increase in medical net sales, approximately $17.0 million, or 47.5%, represents incremental net sales to renal dialysis centers, with the effects of acquisitions and increased telesales personnel accounting for the other major increase in net sales. In the international market, the increase in net sales was due to the full year benefit of an acquisition made in France in July 1994, acquisitions made in 1995, increased unit volume growth and favorable exchange rate translation adjustments. The increase in net sales for Schein's technology market was primarily the result of an increase in unit sales due to the release of the new Windows(Registered) version of Easy Dental(Registered) Plus software in December 1995 and substantial price increases. The increased pricing on the Easy Dental(Registered) Plus software product was accompanied by substantial sales promotions and related expense, offset by increased Dentrix software sales. In the veterinary market, Schein now earns a commission on certain products which the manufacturer now sells direct. Including those sales on a basis similar to 1994, sales to the veterinary market would have increased by approximately 19.0%.

     Gross profit increased by $49.9 million, or 34.2%, to $195.9 million in 1995, from $146.0 million in 1994, while gross profit margin increased by 1.7% to 31.4% from 29.7% for the same period. Of the 1.7% increase in gross profit margin, approximately 24.9%, or 1.4%, was primarily attributed to increased sales volume of Schein's Easy Dental(Registered) Plus software, which carried a higher gross profit margin than other products sold by Schein. The higher net sales volume for Schein's technology business, up 121.4% to $33.0 million from $14.9 million for the same period last year, was primarily due to the release of the new Windows(Registered) version of Easy Dental(Registered) Plus software, which increased unit sales, coupled with substantial price increases. The increased pricing on the Easy Dental(Registered) Plus software product was accompanied with substantial sales promotions. The balance of the change in gross profit margin was due to changes in product mix.

     Selling, general and administrative expenses increased by $43.9 million, or 33.5%, to $174.9 million in 1995 from $131.0 million in 1994. Selling and shipping expenses increased by $35.3 million, or 45.1%, to $113.6 million in 1995 from $78.3 million in 1994. As a percentage of net sales, selling and shipping expenses increased 2.2% to 18.2% in 1995 from 16.0% in 1994. The increase in selling and shipping expenses as a percentage of net sales was primarily due to substantial sales promotions offered by Schein's technology group in conjunction with the promotion of Easy Dental(Registered) Plus software and the new Windows(Registered) version released in December 1995, which accounted for approximately 0.9% of the 2.2% increase in selling and shipping expenses as a percentage of net sales. The balance of the increase was due primarily to various promotional programs and incremental field sales and marketing personnel. General and administrative expenses increased $8.6 million, or 16.3%, to $61.3 million in 1995 from $52.7 million in 1994, primarily as a result of acquisitions. As a percentage of net sales, general and administrative expenses decreased 0.9% to 9.8% in 1995 from 10.7% in 1994 due primarily to the relatively fixed nature of general and administrative expenses when compared to the 27.0% increase in sales volume for the same period.

     Interest expense--net increased $1.8 million, or 51.4%, to $5.3 million in 1995 from $3.5 million in 1994. This increase was due to two factors: average interest rates rose to 8.3% in 1995 from 6.4% in 1994, and Schein's average borrowings increased by $11.6 million in 1995 as compared to 1994 as a result of higher working capital requirements and financing of acquisitions.

     Equity in earnings of affiliates increased by $1.0 million, or 200.0%, to $1.5 million in 1995 from $0.5 million in 1994. This increase in equity in earnings of affiliates was primarily due to an increase in earnings of one unconsolidated affiliate which was the result of increased sales volume and the acquisition of another unconsolidated affiliate during the fourth quarter of 1995.

     In 1995, Schein's provision for taxes was $5.1 million, while the pre-tax loss was $4.7 million. The difference between the tax provision and the amount that would have been recoverable by applying the statutory rate to pre-tax loss was attributable substantially to the non-deductibility for income tax purposes of the $17.5 million appreciation in the value of the stock issued to an executive officer and other senior management of Schein. On a pro forma basis, to give effect to special charges, taxes on income for 1995 were $6.8 million, resulting in an effective tax rate of 42.5%. The difference between the pro forma effective tax rate and the Federal statutory rate relates primarily to state income taxes and currently non-deductible net operating losses of certain foreign subsidiaries, primarily in France, which are not included in Schein's consolidated tax return. In 1994, the income tax recovery was $1.6 million, while the pre-tax loss was $11.6 million. The effective tax rate of Schein for 1994 differed from the Federal statutory rate, primarily due to non-deductible special charges of approximately $9.1 million arising from the appreciation in the value of stock issued to an executive officer of Schein and currently non-deductible net operating losses of certain foreign subsidiaries.

INFLATION

     Schein's Management does not believe inflation had a material adverse effect on the financial statements for the periods presented.

RISK MANAGEMENT

     Schein has operations in the United States, Canada, the United Kingdom, The Netherlands, Belgium, Germany, France, the Republic of Ireland and Spain. Each of Schein's operations endeavors to protect its margins by using foreign currency forward contracts to hedge the estimated foreign currency payments to foreign vendors. The total U.S. dollar equivalent of all foreign currency forward contracts hedging vendor payments was $5.0 million as of the 1996 fiscal year-end.


     Schein considers its investment in foreign operations to be both long-term and strategic. As a result, Schein does not hedge the long-term translation exposure to its balance sheet. Schein experienced a negative translation adjustment of $0.5 million in 1996 and a positive translation adjustment of $0.3 million in 1995, which adjustments were reflected in the balance sheet as an adjustment to stockholders' equity. The cumulative translation adjustment at the end of 1996 showed a net negative translation adjustment of $0.6 million.

     Schein issues a Canadian catalog once a year with prices stated in Canadian dollars; however, orders are shipped from Schein's United States warehouses resulting in U.S. dollar costs for Canadian dollar sales. To minimize the exposure to fluctuations in foreign currency exchange rates, Schein enters into foreign currency forward contracts with major international banks and an unconsolidated 50%--owned company to convert estimated monthly Canadian dollar receipts into U.S. dollars. Schein usually enters into the forward contract prior to the issuance of its Canadian catalog and for the expected life of the catalog. As of December 28, 1996, Schein had 28 forward contracts outstanding for the forward sale of 5.2 million Canadian dollars. The last of the contracts expires on October 31, 1997; however, Schein anticipates entering into new contracts in the normal course of its business.

     Schein borrowed money in U.S. dollars under a term loan related to the acquisition of Van den Braak, a Netherlands company. Schein loaned the proceeds to Henry Schein B.V. in Netherland Guilders ('NLGs') with principal and interest payable in NLGs. To minimize the resultant exposure to fluctuations in foreign currency exchange rates between the U.S. dollar and The Netherland Guilder, Schein entered into a series of foreign currency forward contracts to sell NLGs for U.S. dollars. As of December 28, 1996, Schein had 5 contracts outstanding for the forward sale of NLG 7.1 million. The last contract expires on October 31, 1997.

     Schein entered into two interest rate swaps with major financial institutions to exchange variable rate interest for fixed rate interest. The net result was to substitute a weighted average fixed interest rate of 7.81% for the variable LIBOR rate on $13.0 million of Schein's debt. The interest rate swaps expire in October and November of 2001.

LIQUIDITY AND CAPITAL RESOURCES

     Schein's principal capital requirements have been to fund (a) working capital needs resulting from increased sales, extended payment terms on various products and special inventory forward buy-in opportunities, (b) acquisitions, and (c) capital expenditures. Since sales have traditionally been strongest during the fourth quarter and special inventory forward buy-in opportunities have traditionally been most prevalent just before the end of the year, Schein's working capital requirements are generally higher from the end of the third quarter to the end of the first quarter of the following year. Schein has financed its business primarily through revolving credit facilities and stock issuances.

     Net cash used in operating activities for the six months ended June 28, 1997 of $15.4 million resulted primarily from a net increase in working capital of $30.5 million offset, in part, by net income adjusted for non-cash charges relating primarily to depreciation and amortization of $15.1 million. The increase in working capital was primarily due to (i) a decrease in account payable and other accrued expenses of $19.5 million resulting primarily from payments to vendors for inventory purchased as part of Schein's year-end inventory forward buy-in program and, (ii) a $18.9 million increase in accounts receivable resulting from increased sales and extended payment terms, (iii) a $2.5 million increase in other current assets, offset by a $10.5 million decrease in inventory. Schein anticipates future increases in working capital as a result of its continued sales growth.

     Net cash used in investing activities for the six months ended June 28, 1997 of $18.6 million resulted primarily from cash outlays for acquisitions of $13.1 million and capital expenditures of $5.4 million. Capital expenditures are comparable with the prior year period as Schein continues developing new computer systems as well as incurring expenditures for additional operating facilities. Schein expects that it will continue to invest in excess of $10.0 million per year in capital projects to modernize and expand its facilities and infrastructure systems.

     Net cash provided by financing activities for the six months ended June 28, 1997 of $10.6 million resulted primarily from net cash borrowings on bank credit lines partially offset by net payments on long-term debt.

     A balloon payment of approximately $3.5 million is due on October 31, 1997 under a term loan associated with a foreign acquisition. In addition, with respect to certain acquisitions and joint ventures, holders of minority interest in the acquired entities or ventures have the right at certain times to require Schein to acquire their interest at either fair market value or a formula price based on earnings of the entity.

     Pursuant to a stockholders' agreement, certain minority stockholders of a subsidiary of Schein exercised their option to sell their shares in the subsidiary to Schein. The value of the shares put to Schein was approximately $11.8 million, of which approximately $3.2 million was paid for in cash, with the remainder payable over two years in equal annual installments.

     Schein's cash and cash equivalents as of June 28, 1997 of $20.3 million are invested primarily in short-term bank deposits. These investments have staggered maturity dates, none greater than three months, and have a high degree of liquidity since the securities are actively traded in public markets.

     Schein entered into an amended revolving credit facility on January 31, 1997 that increased its main credit facility from $65.0 million to $100.0 million, extended the facility termination to January 30, 2002 and reduced the interest rate on Schein's borrowings under the facility. Borrowings under the credit facility were $31.3 million at June 28, 1997. Certain of Schein's subsidiaries have revolving credit facilities that total approximately $11.0 million under which $7.4 million has been borrowed at June 28, 1997.

     Schein believes that its cash and cash equivalents, its anticipated cash flow from operations, its ability to access public debt and equity markets, and the availability of funds under its existing credit agreements will provide it with sufficient liquidity to meet its currently foreseeable short-term and long-term capital needs.

EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ('SFAS No. 128'), 'Earnings Per Share.' SFAS No. 128 specifies the computation, presentation and disclosure requirements for earnings per share. SFAS No. 128 is effective for periods ending after December 15, 1997. The adoption of this statement is not expected to have a material effect on Schein's consolidated financial statements.

     In June 1997, the Financial Accounting Standards Board issued two new disclosure standards. Results of operations and financial position will be unaffected by implementation of these new standards.

     Statement of Financial Accounting Standards No. 130 ('SFAS No. 130'), Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

     Statement of Accounting Standards No. 131 ('SFAS No. 131'), Disclosures about Segments of an Enterprise and Related Information, which supersedes SFAS No. 14. Financial Reporting for Segments of a Business Enterprise, establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

     Both of these new standards are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. Due to the recent issuance of these standards, Schein's management has been unable to fully evaluate the impact, if any, they may have on future financial statement disclosures.

               SULLIVAN SELECTED HISTORICAL FINANCIAL INFORMATION

     The following selected historical financial information with respect to Sullivan's financial position and its results of operations for each of the five years in the period ended December 31, 1996 set forth below has been derived from the audited financial statements of Sullivan, which have previously been filed with the SEC. The related financial information for the six months ended

June 30, 1997 and June 30, 1996 have been derived from the unaudited statements of Sullivan and, in Sullivan's opinion, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information. The results for the six-month period ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. The selected financial information presented below should be read in conjunction with such audited historical financial statements and related notes and the other information set forth in this Joint Proxy Statement/Prospectus or incorporated herein by reference. See 'SULLIVAN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS'.

                                                                        YEARS ENDED DECEMBER 31,
                                                        --------------------------------------------------------
                                                          1996        1995        1994        1993        1992
                                                        --------    --------    --------    --------    --------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Net sales..........................................   $241,583    $215,568    $203,602    $169,000    $118,022
  Cost of sales......................................    158,937     141,753     133,985     111,530      77,680
                                                        --------    --------    --------    --------    --------
  Gross profit.......................................     82,646      73,815      69,617      57,470      40,342
  Operating expenses.................................     68,901      62,466      57,247      47,362      31,486
                                                        --------    --------    --------    --------    --------
  Operating income...................................     13,745      11,350      12,370      10,108       8,856
  Interest expense...................................       (279)        (94)         (6)        (28)        (72)
  Other income, principally interest.................        975         811         399          95         216
                                                        --------    --------    --------    --------    --------
  Income before provision for income taxes...........     14,441      12,067      12,763      10,175       9,000
  Provision for income taxes.........................      5,776       4,827       5,086       3,999       3,555
                                                        --------    --------    --------    --------    --------
     Net Income......................................   $  8,665    $  7,240    $  7,677    $  6,176    $  5,445
                                                        --------    --------    --------    --------    --------
                                                        --------    --------    --------    --------    --------
  Net income per common and common equivalent
     share...........................................   $   0.91    $   0.77    $   0.82    $   0.66    $   0.60
  Cash dividend per common share.....................   $   0.20    $   0.20          --          --          --
  Weighted average common shares.....................      9,523       9,405       9,409       9,415       9,049

BALANCE SHEET DATA (AT PERIOD END):
  Working capital....................................   $ 54,201    $ 47,028    $ 45,536    $ 37,577    $ 32,217
  Total assets.......................................    101,050      96,915      81,105      68,604      54,448
  Short-term bank debt...............................         --       9,900          --       2,600       1,000
  Stockholders' equity...............................     76,459      62,453      57,617      49,274      42,319


                                                                                               SIX MONTHS ENDED
                                                                                             --------------------
                                                                                             JUNE 30,    JUNE 30,
                                                                                               1997        1996
                                                                                             --------    --------
                                                                                                (IN THOUSANDS,
                                                                                               EXCEPT PER SHARE
                                                                                                    DATA)
STATEMENT OF OPERATIONS DATA:
  Net sales...............................................................................   $128,392    $112,957
  Cost of goods sold......................................................................     84,150      74,439
                                                                                             --------    --------
  Gross profit............................................................................     44,242      38,518

  Expenses:
     Selling, shipping and warehouse......................................................     21,872      19,375
     General and administrative...........................................................     15,088      13,974
     Interest and financing costs--net....................................................       (402)       (212)
                                                                                             --------    --------
       Total expenses.....................................................................     36,558      33,137
                                                                                             --------    --------
  Income before provision for income tax..................................................      7,684       5,381
  Provision for income taxes..............................................................      3,074       2,153
                                                                                             --------    --------
  Net income..............................................................................   $  4,610    $  3,228
                                                                                             --------    --------
                                                                                             --------    --------
  Earnings per common and common equivalent share.........................................   $   0.44    $   0.35
                                                                                             --------    --------
                                                                                             --------    --------
  Average number of shares used to compute earnings per
     common and common equivalent share...................................................     10,521       9,351
                                                                                             --------    --------
                                                                                             --------    --------
BALANCE SHEET DATA (AT PERIOD END):
  Dividends paid..........................................................................   $    982    $    452
  Working capital.........................................................................   $ 58,673    $ 49,002
  Long-term debt (net of current maturities)..............................................         --          --
  Total assets............................................................................    108,406      89,368
  Stockholders' equity....................................................................     84,417      64,300

                SULLIVAN MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

     Net sales for the six months ended June 30, 1997 ('Current Period') were $128,392,000, an increase of $15,435,000, or 13.7%, over the six months ended June 30, 1996 ('Prior Period'). The $15,435,000 increase in net sales was substantially due to increased unit sales and, to a lesser extent, price increases. The growth in unit sales was generated largely by increased penetration in existing markets.

     Sales of dental supplies comprised 67.2% of net sales in the first half of 1997 versus 69.1% during the same period in 1996. Sales of dental equipment constituted 26.5% of net sales in the Current Period versus 24.1% in the Prior Period.

     Gross profit rose $5,724,000, or 14.9%, in the first half of 1997, compared to the same period last year, primarily as a result of increased sales. Gross profit as a percentage of net sales increased in the Current Period to 34.5% from 34.1% for the Prior Period primarily as a result of more efficient buying programs and the equipment leasing operation that was developed in conjunction with the acquisition of Omega Professional Services, Inc., a Utah based equipment leasing company ('Omega').

     Operating expenses for the Current Period rose $3,612,000, or 10.8%, compared to the Prior Period but, more significantly, decreased as a percentage of net sales to 28.8% from 29.5% over the same period last year. Of this increase in operating expenses, $2,498,000 resulted from increased salaries and commissions due to higher sales creating higher commissions.

     Operating income in the Current Period increased from the Prior Period by $2,112,000 to $7,282,000 due to the factors identified above. Interest expenses decreased by $192,000 to $15,000 due to reduced use of Sullivan's credit line.

     Net income increased by $1,382,000, or 42.8%, in the first half of 1997 as compared to the same period last year. Net income per share increased to $.44 per share from $.35 per share during the Current Period compared to the Prior Period. Such increases to net income and income per share are due to the factors identified above.

FISCAL 1996 COMPARED TO FISCAL 1995

     Net sales for the year ended December 31, 1996 were $241,583,000, an increase of $26,015,000, or 12.1%, over 1995. The $26,015,000 increase in the net sales in 1996 was substantially due to increased unit sales and, to a lesser extent, price increases. The growth in unit sales was generated largely by increased penetration into existing markets, the acquisitions of Mountain West Dental Company, Inc. and Capitol Dental Supply, Inc. and, to a lesser extent, by increased sales to existing customers. No individual customer accounted for more than 1%, or single product accounted for more than 2% of net sales for 1996 or 1995.

     Sales of dental supplies comprised 65.9% of net sales in 1996 compared to 67.3% in 1995. Sales of dental equipment constituted 27.7% of net sales in 1996 compared to 26.1% in 1995. Sales of repair service and parts constituted 6.4% of net sales in 1996 versus 6.6% in 1995. The increase in the amount of equipment sales as a percentage of net sales was substantially due to Sullivan's opening of a net of six new Equipment Sales and Service Centers during 1996 (eight new centers were opened and two were closed), an increase of fourteen new equipment specialists from 1995 to 1996 as well as increased sales of intra-oral cameras.

     Gross profit rose $8,831,000, or 12.0%, in 1996 compared to 1995, primarily as a result of increased sales. Gross profit as a percentage of net sales remained at 34.2% in 1996.

     Operating expenses rose $6,436,000, or 10.3%, to $68,901,000 in 1996 compared to $62,465,000 in 1995 but, more significantly, decreased as a percentage of net sales to 28.5% in 1996 from 29.0% in 1995. Of this increase in operating expenses, $3,607,000 resulted from increased salaries and commissions primarily due to higher sales generating higher commissions.

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
     For the year ended December 31, 1996, operating income increased $2,395,000, or 21.1%, due to increased sales and more focused management of operating expenses. Interest expense increased by $185,000 to $279,000 for the year ended December 31, 1996, primarily due to the increased use of Sullivan's lines of credit in December of 1995 to increase inventories and the continued use of those lines for a portion of 1996. The weighted average interest rate paid in 1996 decreased to 6.4% from 7.0% in 1995, primarily due to fluctuations in the federal funds rate.

     The provisions for income taxes for 1996 increased $949,000, or 19.7%, primarily due to higher profits. The provision for income taxes reflected an effective rate of 40% for 1996 and 1995. Net income increased by $1,425,000, or 19.7%, in 1996 compared to 1995 and net income per share increased to $.91 per share in 1996 from $.77 per share in 1995, primarily due to the factors identified above.

FISCAL 1995 COMPARED TO FISCAL 1994

     Net sales for the year ended December 31, 1995 were $215,568,000, an increase of $11,965,000, or 5.9% over 1994. The $11,965,000 increase in net sales in 1995 was substantially due to increased unit sales and, to a lesser extent, price increases. The growth in unit sales was generated largely by increased penetration in existing markets and the acquisition of Inglis Dental Supply, Inc., a Fort Worth based dental supply and equipment company, and, to a lesser extent, by increased sales to existing customers. No individual customer accounted for more than 1%, or single product sold accounted for more than 2%, of net sales for 1995 or 1994.

     Sales of dental supplies comprised 67.3% of net sales in 1995 versus 68.1% in 1994, with dental equipment sales and sales of repair service and parts accounting for the balance in each year. Sales of dental equipment constituted 26.1% of net sales in 1995 versus 25.0% in 1994. Sales of repair service and parts constituted 6.6% of net sales in 1995 versus 6.9% in 1994. The increase in the amount of equipment sales as a percentage of net sales was substantially due to Sullivan's opening or acquisition of four equipment sales and service centers during 1995 as well as increased sales of intra-oral cameras.

     Gross profit rose $4,198,000, or 6.0%, in 1995 compared to 1994, primarily as the result of increased sales. Gross profit as a percentage of net sales remained at 34.2% in 1995.

     Operating expenses rose $5,217,000, or 9.1%, to $62,465,000 in 1995 compared to $57,248,000 in 1994 and increased as a percentage of net sales to

29.0% from 28.1% over the same period. Of this increase in operating expenses, $2,473,000 resulted from increased salaries and commissions due to an increase in sales creating higher commissions and salaries paid to new sales trainees and support staff.

     For the year ended December 31, 1995, operating income decreased from the previous year by $1,020,000, or 8.2%, to $11,350,000 due to increases in operating expenses. Interest expense increased by $88,000 to $94,000 for the year ended December 31, 1995, primarily due to use of Sullivan's credit line to build inventories at the new regional distribution center as well as year-end purchases to avoid price increases and to satisfy Sullivan's buying commitments to qualify for rebates from Sullivan's vendors. The weighted average interest rate paid in 1995 rose to 7.0% from 6.5% in 1994, primarily due to an increase in borrowing rates generally. Other income, consisting primarily of service charges and investment income, increased by $412,000 in 1995 compared to 1994.

     The provision for income taxes for 1995 decreased $259,000, or 5.1%, primarily due to lower profits. The provision for income taxes reflected an effective rate of 40.0% for 1995 compared to 39.9% in 1994. Net income decreased by $437,000, or 5.7%, in 1995 compared to 1994, and net income per share decreased from $.82 in 1994 to $.77 in 1995, primarily due to the factors identified above.

LIQUIDITY AND CAPITAL RESOURCES

     Sullivan, pursuant to a stock repurchase plan which authorized the purchase of up to 500,000 shares, has to date repurchased 320,000 shares of its common stock from the public at various prices with an average price of approximately $9.66 per share, which repurchases total $3,091,253.

     Sullivan had no short-term investments at June 30, 1997, compared to $500,000 at December 31, 1996.

     Accounts receivable of $37,388,000 at June 30, 1997, increased $2,295,000, or 6.5%, compared to December 31, 1996.

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
     Inventories increased $1,250,000, or 3.1%, from December 31, 1996.

     Working capital at June 30, 1997 was $58,673,000, an increase of $4,472,000 over December 31, 1996, reflecting net income of $4,610,000 increased by stock options exercised of $1,188,000, reduced by dividends of $998,000 and the purchase of treasury stock of $553,000.

     Cash and cash equivalents as of June 30, 1997 decreased by $363,000 from December 31, 1996. Cash was used for equipment purchases ($1,120,000), purchase of treasury stock ($553,000) and to pay dividends ($982,000) and was primarily provided by operations ($1,086,000) and stock options exercised ($984,000).

     Net cash provided by operating activities for the six months ended June 30, 1997, of $1,086,000 was primarily as a result of net income adjusted for depreciation and bad debts offset by increases in accounts receivable, inventory and prepaid expenses.


     Other assets, net of amortization, as of June 30, 1997 increased $3,307,000 to $19,691,000 compared to $16,384,000 at December 31, 1996. This increase is due to the goodwill attributable to the acquisition of Omega in the amount of $2,814,000 and S.B. Service in the amount of $934,000 offset by the amortization of goodwill and customer lists in the amount of $444,000.

     Sullivan expects that the $23,000,000 of available lines of credit, against which there were no borrowings as of June 30, 1997, together with internally generated funds, is sufficient to meet its currently foreseeable short-term and long-term liquidity and capital needs of Sullivan for the next twelve months.

     On February 14, 1997, Sullivan purchased substantially all of the assets and assumed certain liabilities of Omega in exchange for 200,000 shares of common stock of Sullivan.

     On February 21, 1997, Sullivan purchased substantially all of the assets and assumed certain liabilities of S.B. Service, a Connecticut based sterilization equipment repair company, in exchange for 65,000 shares of common stock of Sullivan.

     On March 20, 1997, Sullivan declared a cash dividend of $.05 per share for shareholders of record on April 10, 1997, which dividend was paid on April 21, 1997.

     On June 20, 1997, Sullivan declared a cash dividend of $.05 per share for shareholders of record on July 10, 1997, which dividend was paid on July 21, 1997.

     Sullivan uses UPS for delivery of substantially all of its orders. In August 1997, the Teamsters' Union went on strike against UPS, thereby substantially reducing UPS's ability to fulfill shipments of its customers' orders. Accordingly, Sullivan had to make alternative arrangements for its deliveries. The cost of the alternative means of delivery that Sullivan used during the strike was incrementally higher than that which would have been incurred if UPS had delivered substantially all of Sullivan's orders. However, because a significant portion of Sullivan's orders were shipped in bulk to its various sales and service centers and then delivered to its customers by the local sales representatives, the overall effect of the UPS strike on Sullivan was not material.

NEW ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board (FASB) issued Statements No. 128, 'Earnings Per Share' and No. 129, 'Disclosure of Information About Capital Structure'. Also in June 1997, Statements No. 130, 'Reporting Comprehensive Income' and No. 131, 'Disclosures About Segments of an Enterprise and Related Information' were issued.

     Statements No. 128 and 129 are effective for years ending after December 15, 1997 and Statements No. 130 and 131 are effective for years beginning after December 15, 1997. Sullivan's management is in the process of evaluating the accounting and disclosure effects, if any, of these statements.


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
                         TERMS OF THE MERGER AGREEMENT

     The following description of certain provisions of the Merger Agreement is only a summary and does not purport to be complete. This discussion is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached to this Joint Proxy Statement/Prospectus as Annex I and incorporated by reference herein.

THE MERGER; EXCHANGE AND CONVERSION OF SHARES

     Pursuant to and subject to the terms and conditions of the Merger Agreement, at the Effective Time, the Merger Sub will be merged with and into Sullivan. Sullivan will be the surviving corporation in the Merger (the 'Surviving Corporation'). Each outstanding share of Sullivan Common Stock shall automatically be converted into the right to receive the Exchange Ratio, payable upon the surrender of the certificates formerly representing such share of Sullivan Common Stock. Any shares of Sullivan Common Stock that are held in Sullivan's treasury shall be canceled and retired prior to the Effective Time and no securities of Schein or other consideration shall be delivered in exchange therefor.

     Based on the number of shares of Sullivan Common Stock outstanding as of the Sullivan Record Date, approximately 7,560,738 shares of Schein Common Stock will be issued in the Merger (without taking into account the shares of Schein Common Stock that will be issuable upon the exercise of options to purchase shares of Sullivan Common Stock as described in '-- Treatment of Sullivan Stock Options'), representing approximately 22% of the shares of Schein Common Stock to be outstanding immediately after the Effective Time.

     No fractional shares of Schein Common Stock will be issued in connection with the Merger. If a holder of shares of Sullivan Common Stock would otherwise be entitled at the Effective Time to a fraction of a share of Schein Common Stock, such shareholder will be entitled to receive from the Exchange Agent an amount in cash in lieu of such fractional share of Sullivan Common Stock, determined by multiplying (i) the fractional interest to which such holder would otherwise be entitled and (ii) the average of the per share closing prices for Schein Common Stock on the Nasdaq National Market for the five trading days immediately preceding the Effective Time. In no event shall a holder of Sullivan Common Stock receive cash in lieu of fractional shares of Schein Common Stock in an amount greater than the value of one full share of Schein Common Stock. The payment of cash in lieu of fractional shares is solely for the purpose of avoiding the expense and inconvenience to Schein of issuing fractional shares and does not represent separately bargained-for consideration.

EXCHANGE OF SHARE CERTIFICATES

     At the Effective Time, each Sullivan Certificate will represent solely the right to receive the number of shares of Schein Common Stock (and the amount of cash in lieu of any fractional share of Schein Common Stock) determined as described above. Until shares of Sullivan Common Stock are converted into shares of Schein Common Stock, such shares of Sullivan Common Stock will have no voting rights with respect to matters considered by Schein's stockholders.

     As soon as practicable after the Effective Time, Schein will cause the Exchange Agent to mail or make available a notice and letter of transmittal to each holder of record of shares of Sullivan Common Stock at the Effective Time, specifying that delivery shall be effected, and risk of loss and title to the Sullivan Certificates shall pass, only upon proper delivery of the Sullivan Certificates to the Exchange Agent, and advising such record holder of the procedures for surrendering to the Exchange Agent any Sullivan Certificates for exchange.

     Each holder of shares of Sullivan Common Stock so converted, upon surrender to the Exchange Agent of one or more Sullivan Certificates for cancellation together with a properly completed letter of transmittal, will be entitled to receive (i) a certificate representing 0.735 of a share of Schein Common Stock with respect to each share of Sullivan Common Stock and (ii) cash in lieu of any fractional shares of Schein Common Stock, in an amount calculated as described above after giving effect to any tax withholdings. In the event of a transfer of ownership of Sullivan Common Stock which is not registered in the transfer records of Sullivan, a certificate representing the proper number of shares of Schein Common Stock may be issued to the transferee if the Sullivan Certificate representing such Sullivan Common Stock is presented to the Exchange Agent, accompanied by all

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
documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid.

     No dividends or other distributions declared on shares of Schein Common Stock, if any, will be paid to any person entitled to receive certificates representing shares of Schein Common Stock ('Schein Certificates') until such person surrenders his, her or its Sullivan Certificates. Upon such surrender, there shall be paid, without interest, to the person in whose name the Schein Certificates shall be issued, any dividends and other distributions payable with respect to such securities which have a record date after the Effective Time and shall have become payable between the Effective Time and the time of such surrender. It is not anticipated that Schein will pay cash dividends in the foreseeable future. See 'COMPARATIVE STOCK PRICES AND DIVIDENDS.'

     Six months after the Effective Time, the Exchange Agent shall deliver to Schein all cash, Schein Certificates and other documents in its possession relating to the Merger, and any holders of Sullivan Common Stock who have not surrendered their certificates shall look only to Schein for any shares of Schein Common Stock, any dividends or distributions thereon, and any cash in lieu of fractional shares to which they are entitled. Notwithstanding the foregoing, neither the Exchange Agent nor any party to the Merger Agreement shall be liable to a holder of Sullivan Common Stock for any shares of Schein Common Stock, any dividends or distributions thereon or any cash in lieu of fractional shares delivered to a public official pursuant to applicable abandoned property, escheat or other similar laws.

TREATMENT OF SULLIVAN STOCK OPTIONS


     At the Effective Time, each outstanding option to purchase Sullivan Common Stock shall be assumed by Schein and converted automatically into an option (a 'Converted Option') to purchase shares of Schein Common Stock in an amount, and at an exercise price, determined as follows: (a) the number of shares of Schein Common Stock to be subject to such converted option shall be equal to the product of the number of shares of Sullivan Common Stock remaining subject to the original option and the Exchange Ratio, provided that any fractional shares of Schein Common Stock resulting from such multiplication shall be rounded down to the nearest share; and (b) the exercise price per share of Schein Common Stock under such converted option shall be equal to the exercise price per share of Sullivan Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded down to the nearest cent.

     After the Effective Time, each Converted Option shall be exercisable and shall vest upon the same terms and conditions as were applicable to the related Sullivan stock option immediately prior to the Effective Time, except that all references to Sullivan shall be deemed to be references to Schein. Schein shall file with the SEC a registration statement on Form S-8 (or other appropriate form) and shall take any action required under state securities 'blue sky' laws for purposes of registering all shares of Schein Common Stock issuable after the Effective Time upon exercise of the Converted Options.

     Each vote by a holder of Sullivan Common Stock in favor of the Merger shall be deemed to be a vote by such holder in favor of the conversion of the outstanding options to purchase Sullivan Common Stock for the purposes of all shareholder consent requirements under applicable law.

EFFECTIVE TIME

     The Effective Time of the Merger, at which time the closing of the Merger will occur and the conversion of the shares of Sullivan Common Stock will become effective, will be the time of the filing of Articles of Merger with the Wisconsin Department of Financial Institutions--Corporation Division, or at such later time as is provided in the Articles of Merger. This filing will occur as soon as practicable following the approval of the Merger Agreement and the Share Issuance by the stockholders of Sullivan and Schein, respectively, and the satisfaction or waiver of other conditions precedent set forth in the Merger Agreement. The Effective Time is currently expected to take place on or about November 12, 1997. See '--Termination Rights' and '--Conditions to the Merger'.

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
TERMINATION RIGHTS

     1. The Merger Agreement may be terminated at any time prior to the Effective Time by mutual consent of Sullivan, on the one hand, and of Schein, on the other hand, or by either Sullivan or Schein, if:

          (a) the Merger is not consummated before January 31, 1998, or the approval of the stockholders of each of Sullivan and Schein shall not have been obtained (unless such failure to consummate the Merger or to obtain such stockholder approval is caused by the act or omission of the party seeking to terminate the Merger Agreement, which act or omission constitutes a breach of the Merger Agreement); provided, however, that the Merger Agreement may be extended for up to 90 days by either party upon written notice to the other party if the Merger has not been consummated due to the failure to obtain HSR approval or any other required approval or consent from a Governmental Entity (as defined in the Merger Agreement), but only if no permanent injunction or other order of a Governmental Entity shall have been issued and the failure of such conditions to be satisfied shall not have been caused by a breach of the Merger Agreement by the party seeking the extension; or

          (b) there is any permanent injunction or action by any Governmental Entity of competent authority preventing consummation of the Merger which has become final and nonappealable (provided that the party seeking to terminate the Merger Agreement has used all reasonable efforts to remove such injunction or overturn such action); or

          (c) there is a breach of any covenant or a breach of any representation or warranty in the Merger Agreement on the part of the other, which breach of representation or warranty, individually or together with all other such breaches, materially and adversely affects the financial condition, results of operations, assets, liabilities or properties of the breaching party; or

          (d) there is a breach in any material respect of any of the covenants or agreements set forth in the Merger Agreement which is not cured within 30 business days following receipt by the breaching party of notice of such breach.

     2. The Merger Agreement may be terminated by Sullivan if:

          (a) such termination is necessary to allow Sullivan to enter into an Acquisition Transaction (as defined below in '--No Solicitation of Other Offers') with any Acquiring Person. Sullivan may enter into such Acquisition Transaction only if: (i) the Sullivan Board determines in good faith, by a majority of vote, after consultation with its financial advisor, Cleary Gull, that the Acquisition Transaction is more favorable to the shareholders of Sullivan than the Merger and, based upon the advice of outside counsel to Sullivan, that such action is required by the fiduciary duties of the Board of Directors; and, (ii) prior to taking such action, Sullivan provides at least five business days' prior written notice to Schein. During such notice period, Sullivan is obligated to consider in good faith any counterproposal to the Acquisition Transaction made by Schein (see 'No Solicitation of Other Offers'); or

          (b) the Schein Special Meeting is canceled or is otherwise not held prior to January 31, 1998 (or such later date to which the date for termination of the Merger Agreement has been extended in accordance with the terms thereof) except as a result of a judgment, injunction, order or decree of any competent authority or events or circumstances beyond the reasonable control of Schein.

     3. The Merger Agreement may be terminated by Schein if:

          (a) the Board of Directors of Sullivan (i) withdraws or amends or modifies in a manner adverse to Schein or Merger Sub its recommendation or approval in respect of the Merger Agreement or the Merger, (ii) makes any recommendation with respect to an Acquisition Transaction other than a recommendation to reject such Acquisition Transaction, or (iii) directly or indirectly solicits, initiates, facilitates or encourages any inquiries or the making of any proposal with respect to an Acquisition Transaction, or enters into any agreement with respect to such Acquisition Transaction or which would require it to abandon, terminate or fail to consummate the Merger or any transaction contemplated by the Merger Agreement; or

          (b) any corporation, partnership, person or other entity or group (an 'Acquiring Person'), other than Schein or any affiliate or subsidiary of Schein, becomes the beneficial owner of more than 20% of the

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
     outstanding voting equity of Sullivan (either on primary or a fully diluted basis); provided, however that 'Acquiring Person' shall not include any corporation, partnership, person, other entity or group which beneficially owns as of August 3, 1997 (either on a primary or fully diluted basis) more than 20% of the outstanding voting equity of Sullivan and which has not after August 3, 1997 increased such ownership percentage by more than an additional 1% of the outstanding voting equity of Sullivan (either on a primary or fully diluted basis); or

          (c) any other Acquisition Transaction occurs with any Acquiring Person other than Schein, or any affiliate or subsidiary of Schein; or

          (d) the Sullivan Special Meeting is canceled or is otherwise not held prior to January 31, 1998 (or such later date to which the date for termination of the Merger Agreement has been extended in accordance with the terms thereof) except as a result of a judgment, injunction, order or decree of any competent authority or events or circumstances beyond the reasonable control of Sullivan.

     4. Upon termination, the Merger shall be deemed abandoned and the Merger Agreement shall become void and have no effect, and there shall be no liability thereunder on the part of Schein, Merger Sub or Sullivan, except as provided below:

          (a) the provisions governing confidentiality of information, expenses and recruitment shall survive any termination of the Merger Agreement;

          (b) if Schein terminates the Merger Agreement under the circumstances described in paragraph 1(c), 1(d) or 3(d) above, then Sullivan shall pay to Schein, as liquidated damages and not as a penalty, seven million dollars; if Sullivan terminates the Merger Agreement under the circumstances described in paragraph 1(c), 1(d) or 2(b) above, then Schein shall pay to Sullivan, as liquidated damages and not as a penalty, seven million dollars.

          (c) if (i) Schein terminates the Merger Agreement in the circumstances described in paragraphs 3(a), 3(b), or 3(c) above, or (ii) either (x) Sullivan terminates the Merger Agreement under the circumstances described in paragraph 1(a) above, or (y) Schein terminates the Merger Agreement under the circumstances described in paragraph 1(c), 1(d) or 3(d) above and within six months after any such termination Sullivan enters into a definitive agreement for or has consummated an Acquisition Transaction, or
     (z) Sullivan terminates the Merger Agreement under the circumstances described in paragraph 2(a) above, then Sullivan shall promptly pay Schein a termination fee of twelve million dollars; provided, however, that any liquidated damage amounts previously paid by Sullivan to Schein (described in paragraph 4(b) above) shall be credited against such termination fee.

CERTAIN FEES AND EXPENSES

     Except as provided in 'Termination Rights' above, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses, except that (i) the filing fee in connection with filings under the HSR Act by Schein or Sullivan shall be the expense solely of Schein and (ii) the expenses incurred in connection with printing the Joint Proxy Statement/Prospectus and the Registration Statement and the filing fee with the SEC relating therewith will be shared equally by Schein and Sullivan.

CONDITION TO THE MERGER

     The parties' obligations to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of various conditions, including: (i) approval and adoption of the Merger Agreement by the requisite holders of the Sullivan Common Stock and of the Share Issuance by the holders of the Schein Common Stock in accordance with applicable law; (ii) any waiting period (and any extension thereof) under the HSR Act applicable to the Merger having expired or been terminated; (iii) no preliminary or permanent injunction or other order having been issued by any court or by any governmental or regulatory agency, body or authority which enjoins, restrains or prohibits the consummation of the Merger or has the effect of making the Merger illegal and which is in effect at the Effective Time (each party has agreed to use its best efforts to have any such injunction or order lifted); (iv) the absence of any statute, rule, regulation, executive order, decree or order of any kind

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
which prohibits the consummation of the Merger or has the effect of making the Merger illegal; (v) the authorization of the shares of Schein Common Stock issuable to the holders of Sullivan Common Stock for listing on the Nasdaq National Market; (vi) the effectiveness of the Registration Statement and the absence of any stop order or proceeding for a stop order; (vii) other than the filing of Merger documents in accordance with the WBCL, all authorizations, consents or waivers having been obtained from any government bodies and authorities which are required in order to consummate the Merger and the other transactions contemplated by the Merger Agreement, the failure of which to obtain would have a material adverse effect on the condition (financial or otherwise) of Schein and its subsidiaries taken as a whole after giving effect to the Merger; Schein shall have received all state securities or 'blue sky' permits and other authorizations necessary to issue the shares of Schein Common Stock; and (viii) no general suspension or limitation of trading having been imposed on Schein Common Stock or on securities generally on the Nasdaq National

Market;

     Further conditions precedent to the obligations of Schein and Merger Sub to effect the Merger are: (i) the representations and warranties of Sullivan being true and correct in all material respects, except to the extent that the aggregate effect of all inaccuracies in the representations and warranties of Sullivan does not and would not reasonably be expected to have a material adverse effect on the value of Sullivan; (ii) the performance in all material respects of all obligations of Sullivan contained in the Merger Agreement to be performed by it at or prior to the Effective Time; (iii) all persons who are 'affiliates' of Sullivan for purposes of Rule 145 under the Securities Act having delivered a written agreement in form and substance satisfactory to Schein with respect to Rule 145 of the Securities Act and the pooling of interests requirements; (iv) Schein having received opinions from BDO Seidman, LLP and Deloitte & Touche LLP, stating that the Merger qualifies for 'pooling of interests' treatment for financial reporting purposes in accordance with GAAP;
(v) Schein having received an opinion in form and substance satisfactory to it from Proskauer Rose LLP, counsel to Schein, to the effect that the Merger will be treated for United States Federal income tax purposes as a reorganization with the meaning of Section 368(a) of the Code; (vi) Schein and Merger Sub having received letters of resignation addressed to Sullivan from the members of Sullivan's board of directors, which resignations shall be effective as of the Effective Time; and (vii) Schein having received the opinion of Wolfe, Wolfe & Ryd.

     Further conditions precedent to the obligations of Sullivan to effect the Merger are: (i) the representations and warranties of Schein being true and correct in all material respects, except to the extent that the aggregate effect of all inaccuracies in the representations and warranties of Schein having no material adverse effect on the value of Schein, and (ii) the performance in all material respects of all obligations of Schein and Merger Sub contained in the Merger Agreement to be performed by it at or prior to the Effective Time; and
(iii) Sullivan having received the opinion of Proskauer Rose LLP.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties relating to, among other things, (i) each of Sullivan's and Schein's organization, capital structure and similar corporate matters, (ii) the financial statements of each of Sullivan and Schein, (iii) the authorization of the Merger Agreement by each of Sullivan and Schein and related matters, (iv) the absence of any conflicts or defaults under charters or by-laws, receipt of required consents or approvals, and absence of violations of any instruments or law, (v) documents filed by Sullivan and Schein with the SEC and the accuracy of information contained therein, (vi) the absence of a material adverse change in the properties, assets, liabilities, results of operations or condition of Sullivan and its subsidiaries taken as a whole and Schein and its subsidiaries taken as a whole, each since certain specified dates, (i) Employee Benefit Plans and ERISA matters, (ii) certain environmental matters, (iii) litigation, (iv) compliance with law, (v) the stockholders' vote required, (vi) broker's or finder's fees, (vii) absence of undisclosed liabilities, (viii) tax matters and
(ix) Intellectual Property. The representations and warranties in the Merger Agreement (other than those relating to broker's or finder's fees) will not survive the Effective Time.


INDEMNIFICATION; OFFICERS' AND DIRECTORS' LIABILITY INSURANCE

     Schein will, for a period of at least six years commencing at the Effective Time, indemnify the directors, officers, employees and agents of Sullivan with respect to acts and omissions occurring through the Effective Time, to the full extent provided in Sullivan's Articles of Incorporation or By-laws, or in any written agreement between Sullivan and such indemnified person. The Surviving Corporation or Schein shall use its reasonable best

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efforts to maintain directors' and officers' liability insurance policies, providing coverage of an aggregate amount of at least $4,000,000 and with a carrier(s) having a rating from A.M. Best of at least 'A', covering directors and officers of Sullivan serving as of or after December 1, 1990 with respect to acts and omissions occurring prior to or at the Effective Time.

CERTAIN COVENANTS OF SULLIVAN

     Sullivan has agreed, among other things, that, during the period from the date of the Merger Agreement until the Effective Time, unless Schein shall otherwise agree in writing, Sullivan will conduct its business only in the ordinary and usual course and will use its reasonable efforts to preserve intact its business organizations, to keep available the services of its present officers and key employees, and preserve the goodwill of those having business relationships with it. Sullivan has also agreed that neither it nor any of its subsidiaries will during such period (i) make any change in or amendment to its charter or by-laws; (ii) split, combine or reclassify any shares of its outstanding capital stock, (iii) declare, set aside or pay any dividend or other distribution in cash, stock or property, (iv) redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of its subsidiaries; (v) sell any shares of its capital stock or Rights (as defined in the Merger Agreement), except for (x) the issuance of shares of Sullivan Common Stock upon the exercise of Sullivan stock options outstanding on the date of the Merger Agreement; (y) the issuance of shares in connection with certain transactions approved by Schein and (z) the issuance of options in connection with the hiring of sales representatives consistent with past practice; (vi) merge or consolidate with another entity; (vii) acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization (except for such potential acquisitions, and on substantially such terms, as have been provided on the schedules to the Merger Agreement) or otherwise acquire any assets outside the ordinary and usual course of business and consistent with past practice or otherwise enter into any material contract, commitment or transaction outside the ordinary and usual course of business consistent with past practice; (vii) sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its assets outside the ordinary and usual course of business and consistent with past practice; (viii) incur, assume or prepay any material indebtedness or any other material liabilities other than in the ordinary course of business and consistent with past practice; (ix) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person other than a subsidiary of Sullivan, in each case in the ordinary course of business and consistent with past practice; (x) make any loans, advances or capital contributions to, or investments in, any other person, other than to subsidiaries of Sullivan; (xi) authorize or make capital expenditures in excess of the budgeted amounts; (xii) permit any insurance policy naming Sullivan or any subsidiary a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business; (xiii) adopt, enter into, terminate or amend (except as may be required by applicable law) any Sullivan arrangement for the current or future benefit or welfare of any director, officer or current or former employee, (xiv) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases in compensation in the ordinary course of business consistent with past practice), (xv) take any action to fund or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any employee plan, stock option plan, agreement, contract, or arrangement; (xvi) take any action with respect to, or make any material change in, its accounting or tax policies or procedures, except as required by law or to comply with GAAP; (xvii) take any action which would jeopardize the treatment of Schein's acquisition of Sullivan as a pooling of interests for accounting purposes; or (xviii) take any action which would jeopardize qualification of the Merger as a reorganization within the meaning of
Section 368(a) of the Code. In addition, Sullivan, acting through its Board of Directors, shall promptly call, give notice and, as soon as practicable following the date of effectiveness of the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, hold a meeting of the Sullivan Shareholders for the purpose of voting to approve and adopt the Merger Agreement and the transactions contemplated thereby.

CERTAIN COVENANTS OF SCHEIN

     Schein has agreed, among other things, that, during the period from the date of the Merger Agreement until the Effective Time, unless Sullivan shall otherwise agree in writing, Schein shall conduct its business and the business of its subsidiaries in a manner designed, in the good faith judgment of its Board of Directors, to enhance the long-term value of the Schein Common Stock and the business prospects of Schein and its subsidiaries.

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Schein has also agreed that neither Schein nor any of its subsidiaries shall (i)
authorize for issuance, issue or sell, or agree to issue or sell, any shares of its capital stock or Rights, except for shares of Schein Common Stock upon the exercise of Schein stock options or other Rights outstanding as of August 3, 1997 or upon the exercise of options or other Rights described in the immediately following clause; (ii) issue options or other Rights pursuant to existing employee benefit plans or arrangements other than in a manner consistent with past practice, and (iii) issue shares of Schein Common Stock other than in connection with arms' length acquisitions with non-affiliates;
(iv) split, combine or reclassify any shares of its outstanding capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property; (v) take any action which would jeopardize the treatment of Schein's acquisition of Sullivan as a 'pooling of interests' for accounting purposes; or (vi) take any action which would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. In addition, Schein will use its reasonable best efforts to cause the shares of Schein Common Stock (as well as the shares of Schein Common Stock issuable afer the Effective Time upon exercise of Schein stock options) to be listed for quotation and trading on the Nasdaq National Market. Furthermore, Schein, acting through its Board of Directors, shall promptly call, give notice and, as soon as practicable following the date of effectiveness of the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, hold a meeting of the Schein Stockholders for the purpose of voting to approve and adopt the Merger Agreement and the transactions contemplated hereby.

CERTAIN COVENANTS OF SULLIVAN AND SCHEIN

     Prior to the Effective Time, each of Sullivan and Schein have agreed that they will afford to the other and to the other's representatives reasonable access to its properties, books and records during normal business hours and to furnish a copy of each report or document filed or received by it pursuant to the requirements of federal securities laws. Unless otherwise required by law, each of Sullivan and Schein agrees that it (and its respective subsidiaries and representatives) shall hold in confidence all non-public information so acquired in accordance with the terms of the confidentiality agreement between Schein and Sullivan dated July 1, 1997. In addition, both Sullivan and Schein have agreed to cooperate in filing the Registration Statement of which this Joint Proxy Statement/Prospectus is a part and to use their best efforts to procure its effectiveness.

NO SOLICITATION OF OTHER OFFERS

     Sullivan has agreed that prior to the Effective Time, neither it, any of its subsidiaries or its affiliates, nor any of the respective directors, officers, employees, affiliates, agents or representatives of the foregoing will, directly or indirectly, facilitate or encourage any inquiries or the making of any proposal with respect to any Acquisition Transaction or negotiate, explore or otherwise engage in discussions with any corporation, partnership, person, other entity or group (other than Schein and its representatives) with respect to any Acquisition Transaction, or enter into any agreement with respect to any such Acquisition Transaction or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement; provided, however, that (i) Sullivan may, in response to an unsolicited written proposal from a third party, furnish information to and engage in discussions with such third party (subject to the following conditions), and (ii) the Board of Directors of Sullivan may withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, approve any Acquisition Transaction, or cause Sullivan to enter into any agreement with respect to any Acquisition Transaction, in each case only if the Board of Directors of Sullivan reasonably determines in good faith, by majority vote, after consultation with its financial advisor, that the Acquisition Transaction is more favorable to Sullivan's shareholders than the Merger, and, based upon the advice of outside counsel, that failure to take such action would result in a breach of the fiduciary duties of the Board of Directors and, prior to taking such action, Sullivan (x) provides reasonable notice to Schein to the effect that it is taking such action and (y) receives from the Acquiring Person (and delivers to Schein) a confidentiality agreement in a customary form.

     Sullivan has agreed that it, its subsidiaries and affiliates, and respective directors, officers, employees, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any third party with respect to any Acquisition Transaction. Sullivan will immediately advise Schein of any terms of any inquiries received by, proposals from, negotiations, or discussions with a third party with respect to an Acquisition Transaction, including the identity of such third

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party, and update on an ongoing basis or upon Schein's request, the status thereof, as well as any actions taken or other developments. In no event shall Sullivan (i) disclose any information received by it or any of its directors, officers, employees, agents or representatives pursuant to the Confidentiality Agreement or any other confidentiality or other similar agreement between Sullivan and Schein to any person in violation of such agreement and (ii) be obligated to disclose to Schein any confidential information provided to Sullivan by any third party in violation of any confidentiality agreement between Sullivan and such third party.

SOLICITATION OF EMPLOYEES

     Except as noted below, each of Schein and Sullivan have agreed that, if the Merger Agreement is terminated for any reason (i) for a period of six months following the date of termination it will not hire any individual who is then an employee or independent sales representative or who was an employee or independent sale representative of the other party at any time during the three-month period immediately preceding August 3, 1997 and (ii) for a period of twelve months following the date of termination, it will not directly or indirectly solicit any such individual. Such covenants, however, shall not be binding upon Schein or Sullivan, as the case may be, from and after the time that such party becomes entitled to a fee described in paragraph 4(b) or 4(c) under '--Termination Rights.'

AMENDMENTS

     Any provision of the Merger Agreement may be amended or waived in writing by the appropriate parties thereto before the Effective Time (notwithstanding any stockholder approval), provided that after any such stockholder approval, no such amendment or waiver shall be made which by law requires further approval by such stockholders without obtaining such further approval.

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          COMPARISON OF RIGHTS OF STOCKHOLDERS OF SULLIVAN AND SCHEIN

CERTAIN PROVISIONS OF DELAWARE AND WISCONSIN LAW

     Upon consummation of the Merger, the shareholders of Sullivan, which is a Wisconsin corporation, will become stockholders of Schein, which is a Delaware corporation. The Sullivan shareholders' rights will thereafter be governed by Delaware General Corporation Law (the 'DGCL'), the Schein Certificate of Incorporation and Schein's By-laws, which differ in certain material respects from Wisconsin Business Corporation Law (the 'WBCL'), Sullivan's Articles of Incorporation (the 'Sullivan Articles of Incorporation'), and Sullivan's

By-laws.

     Although it is not practical to compare all differences between (i) the DGCL, the Schein Certificate of Incorporation and Schein's By-laws and (ii) the WBCL, the Sullivan Articles of Incorporation and Sullivan's By-laws, the following is a summary of certain differences which may significantly affect the rights of Sullivan's shareholders. This discussion is not intended to be complete and is qualified in its entirety by references to the Sullivan Articles of Incorporation and Sullivan's By-laws and the Schein Certificate of Incorporation and Schein's By-laws. Copies of the Schein Certificate of Incorporation and Schein's By-laws and the Sullivan Articles of Incorporation and Sullivan's By-laws are available for inspection at the principal executive offices of Sullivan and copies will be sent to Sullivan's shareholders upon request.

     Under the DGCL, holders of equity interests in a corporation are referred to as 'stockholders.' The WBCL refers to such persons as 'shareholders.' In this section, the term 'stockholders' shall be used in references to the DGCL and in references to holders of Schein Common Stock. The term 'shareholders' shall be used in references to the WBCL and in references to holders of Sullivan Common Stock, except that the term 'stockholders' will also be used in joint references to the DGCL and WBCL and in joint references to holders of Schein Common Stock and Sullivan Common Stock.

AUTHORIZED CAPITAL STOCK

     The authorized capital stock of Schein consists of 61,000,000 shares, consisting of 60,000,000 shares of common stock having a par value of $.01 per share ('Schein Common Stock') and 1,000,000 shares of preferred stock having a par value of $.01 per share ('Schein Preferred Stock'). As of the Record Date, approximately 27,351,853 shares of Schein Common Stock and no shares of Schein Preferred Stock were issued and outstanding. Holders of Schein Common Stock or Schein Preferred Stock do not have preemptive rights.

     The authorized capital stock of Sullivan consists of 30,500,000 shares, consisting of 30,000,000 shares of common stock having a par value of $.01 per share ('Sullivan Common Stock'), and 500,000 shares of preferred stock, having a par value of $.01 per share ('Sullivan Preferred Stock'). As of the Record Date, 10,286,719 shares of Sullivan Common Stock and no shares of Sullivan Preferred Stock were issued and outstanding. Holders of Sullivan Common Stock or Sullivan Preferred Stock do not have preemptive rights.

     Under the Schein Certificate of Incorporation and the Sullivan Articles of Incorporation, the Schein Board and the Sullivan Board, respectively, are authorized, without further stockholder approval (subject to certain limitations by the DGCL or WBCL, as applicable), to issue from time to time up to an aggregate of 1,000,000 and 500,000 shares, respectively, of Schein Preferred Stock or Sullivan Preferred Stock, as the case may be, in one or more series with such designations and such powers, preferences and rights, and such qualifications, limitations or restrictions as the Schein Board or the Sullivan Board, as applicable, may fix by resolution. Unless otherwise provided by board resolution, the consent of holders of any class or series of Schein Preferred Stock or Sullivan Preferred Stock shall not be required for the issuance by the Schein Board or Sullivan Board, as applicable, of any other series of Schein

Preferred Stock or Sullivan Preferred Stock, as the case may be. The Schein Certificate of Incorporation provides that no dividend may be declared on any series of Schein Preferred Stock unless a dividend is declared on all shares of Schein Preferred Stock of each other series entitled to cumulative dividends then outstanding which rank senior to or equally as to dividends with the series in question.

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DIRECTORS

     The DGCL permits a corporation to divide directors into one, two or three classes, the terms of which expire in different years. The Schein Certificate of Incorporation does not provide for classes of directors.

     The WBCL permits the staggering of terms of directors by dividing the directors into two or three groups if the corporation's articles of incorporation or By-laws so provide. The Sullivan Articles of Incorporation and Sullivan's By-laws do not provide for classes of directors.

NUMBER OF DIRECTORS; CUMULATIVE VOTING

     Under the DGCL, the number of directors shall be fixed by, or in the manner provided by, the by-laws of the corporation unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors may be made only by amendment of the certificate. Under the Schein Certificate of Incorporation, the Schein Board shall consist of not less than five nor more than eleven directors with the actual number being fixed from time to time by resolution of the Schein Board through December 31, 1998, and thereafter, the maximum number of directors shall be nine. Among the Schein Certificate of Incorporation Amendments being considered and voted upon by Schein's stockholders at the Schein Special Meeting is an amendment to increase the maximum number of directors of Schein to nineteen, with the number of directors to be as fixed from time to time by resolution of the Schein Board. This amendment would, among other things, give the Schein Board the flexibility to appoint Bruce J. Haber, Executive Vice President of Schein and President of Schein's Medical Division since August 1, 1997, and Robert J. Sullivan, Sullivan's Chairman of the Board, to the Schein Board.

     Under the WBCL, the authorized number of directors constituting the Board of Directors is specified in, or fixed in accordance with, the articles of incorporation or by-laws and may be increased or decreased by amendment to, or in a manner provided in, the articles of incorporation or the by-laws. Under the Sullivan By-laws, the number of directors is seven, or such other number as may be determined by the Sullivan Board from time to time.

     Cumulative voting, which enhances the ability of minority stockholders to elect directors, is not available under either the WBCL or the DGCL unless provided for in the corporation's articles of incorporation or certificate of incorporation, as the case may be. Neither the Schein Certificate of Incorporation nor the Sullivan Articles of Incorporation provide for cumulative voting.

REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS


     Under the DGCL, in the case of a corporation whose board is classified, a director may be removed only for cause by the holders of a majority of the outstanding shares entitled to vote for the election of directors, unless the certificate of incorporation provides otherwise. As noted above, the Schein Board is not classified. Schein's By-laws provide that any director or directors of the corporation may be removed with or without cause upon the affirmative vote of holders of two-thirds of the shares entitled to vote at a special meeting of the stockholders called for that purpose.

     Under the WBCL, a director may generally be removed by the shareholders, with or without cause, if the number of votes cast to remove the director exceeds the number of votes cast not to remove him or her, unless the articles of incorporation, or By-laws adopted under authority granted in the articles of incorporation, provide for a greater voting requirement or provide that directors may only be removed for cause. The Sullivan By-laws provide that a director may be removed with or without cause by a majority of the outstanding shares entitled to vote at an election of directors.

     Under the WBCL, the circuit court for the county where a corporation's principal office or registered office is located may remove a director of the corporation from office in a proceeding brought either by the corporation or by shareholders holding at least 10% of the outstanding shares of any class, if the court finds that the director engaged in fraudulent or dishonest conduct or gross abuse of authority or discretion with respect to the corporation and that removal is in the best interests of the corporation. The DGCL contains no similar provision.

     Under the DGCL, unless otherwise provided in the certificate of incorporation or By-laws, vacancies and newly created directorships resulting from an increase in the authorized number of directors elected by all of the

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stockholders having the right to vote as a single class may be filled by a majority of the directors then in office or by the sole remaining director. Schein's By-laws provide that vacancies created by the removal, resignation or death of a director or otherwise, may be filled only by the affirmative vote of two-thirds of the shares entitled to vote in any election of directors, and any director so chosen shall hold office for the remainder of the full term of the director whose place he or she has been elected to fill and until his or her successor shall be elected and qualified. If the first of the proposed Schein Certificate of Incorporation Amendments is adopted, then, under Schein's By-laws, the Schein Board will be able to fill vacancies.

     Under the WBCL, unless the articles of incorporation provide otherwise, a vacancy occurring on the board of directors may be filled by the shareholders or the directors remaining in office. The Sullivan Articles of Incorporation do not provide otherwise. Sullivan's By-laws provide that a vacancy on the Sullivan Board may be filled by shareholders, at a special meeting held for such purpose, or by the vote of a majority of the remaining directors then in office, even when there is less than a quorum, or by the sole remaining director.

     The DGCL further provides that, if at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the whole board (as constituted immediately prior to such increase), the Delaware Court of Chancery may, upon application of any stockholder(s) holding at least 10 percent of the outstanding shares having the right to vote for directors, order an election to fill such vacancy or newly created directorship, or to replace the directors chosen by the directors then in office. The WBCL contains no similar provision.

TRANSACTIONS WITH INTERESTED DIRECTORS

     Generally, under the DGCL and the WBCL, no contract or transaction between a corporation and one or more of its directors or between a corporation and another entity in which one or more of its directors are directors or officers or in which one or more of its directors have a material financial interest is void or voidable because of such relationship or interest, if (i) the material facts of the transaction and the director's interest are disclosed or known to the board of directors or a committee of the board of directors which authorizes, approves or ratifies the transaction by the vote of a majority of directors who have no direct or indirect interest in the transaction; (ii) the material facts of the transaction and the director's interest are disclosed or known to stockholders entitled to vote and they authorize, approve or ratify the transaction; or (iii) the transaction is fair to the corporation.

LIMITATION ON DIRECTORS' LIABILITY; INDEMNIFICATION

     The DGCL provides that a corporation's certificate of incorporation may contain a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for (1) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (2) any breach of the director's duty of loyalty to the corporation or its stockholders, (3) an unlawful dividend or stock purchase or redemption, or (4) any transaction from which the director derived an improper personal benefit. The Schein Certificate of Incorporation includes such a provision limiting the personal liability of its directors to the fullest extent permitted by the DGCL.

     Under the DGCL, a corporation may generally indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of any proceedings (other than proceedings by or in the right of the corporation), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in proceedings by or in the right of the corporation, except that indemnification may be made only for expenses (including attorneys' fees) and such indemnification will not be made in respect of any matter in which the person seeking indemnification is found liable to the corporation unless and only to the extent that a court determines that indemnification for such expenses is fair and reasonable under all circumstances. The DGCL provides that to the extent such persons have been successful in the defense of any proceeding, they must be indemnified by the corporation against expenses actually and reasonably incurred in connection therewith. The Schein Certificate of Incorporation provides that the legal representatives, directors, and officers of Schein will be indemnified to the fullest extent permitted by the DGCL, which right to indemnification is not exclusive of

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any other right which any person may have or acquire under any statute, provision of the Schein Certificate of Incorporation, the Schein By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

     The WBCL provides that a director is not liable to the corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders for liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as director, unless the person asserting liability proves that the breach or failure to perform constitutes:
(1) wilful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest; (2) a violation of criminal law, unless the director had reasonable cause to believe that the conduct was lawful or no reasonable cause to believe that the conduct was unlawful; (3) a transaction from which the director derived an improper personal profit; or (4) wilful misconduct. Although the WBCL permits a corporation to limit the statutory immunity from director liability in its articles of incorporation, the Sullivan Articles of Incorporation contains no such limitation. The Sullivan Articles of Incorporation provide that, to the fullest extent authorized by the WBCL, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

     The WBCL provides that a corporation shall indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because of his or her status as a director or officer. Additionally, a corporation shall indemnify a director or officer against liability incurred by a director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes any of the conduct enumerated above relating to liability of directors. Further, a court of law may order that the corporation provide indemnification to a director or officer if it finds that the director or officer is entitled thereto under the applicable statutory provision or is fairly and reasonably entitled thereto in view of all the relevant circumstances, whether or not such indemnification is required under the applicable statutory provision.

     The WBCL permits a corporation to provide additional rights to indemnification under its articles of incorporation or By-laws, by written agreement, by resolution of its board of directors or by a vote of the holders of a majority of its outstanding shares, except that the corporation may not indemnify a director or officer unless it is determined by or on behalf of the corporation that the director or officer did not breach or fail to perform a duty owed to the corporation which constitutes conduct as enumerated above relating to liability of directors. The Sullivan Articles of Incorporation provide that each person who is or was a director of the corporation and each person who serves or served at the request of the corporation as a director, officer or partner of another enterprise shall be indemnified by Sullivan to the fullest extent authorized by the WBCL as it now exists or is hereafter amended. Sullivan's By-laws provide for indemnification and reimbursement or advancement of expenses to directors and officers to the fullest extent permitted by the WBCL and for the indemnification of an employee who is not a director or officer of the corporation, to the extent that he or she has been successful on the merits or otherwise in defense of a proceeding, for all reasonable expenses incurred in the proceeding if the employee was a party because he or she was an employee of the corporation. This provision is not exclusive of any other rights to indemnification or the advancement of expenses to which a director or officer may be entitled to under any written agreement, resolution of directors, vote of shareholders, by law or otherwise.

MEETINGS OF STOCKHOLDERS

     Under the DGCL, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized by the certificate of incorporation or the By-laws. Schein's By-laws provide that special meetings of stockholders may be called by resolution of the Schein Board or the Chairman of the Schein Board. The Schein Certificate of Incorporation provides that special meetings may be called by resolution of the Schein Board, by the Chairman of the Schein Board or by stockholders holding more than 10 percent of the outstanding shares entitled to vote in the election of directors.

     Under the WBCL, a corporation shall hold a special meeting of shareholders if (1) a special meeting is called by the board of directors or any person authorized by the articles of incorporation or By-laws to call a special meeting, or (2) the holders of at least 10 percent of all votes entitled to be cast on any issue proposed to be

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considered at the proposed special meeting deliver a written demand to the corporation describing one or more purposes for which such meeting is to be held. Sullivan's By-laws provide that a special meeting of shareholders may be called by the President or by the Sullivan Board.

QUORUM FOR STOCKHOLDER MEETINGS

     Under the DGCL, a corporation's certificate of incorporation or By-laws may specify the percentage of votes which constitutes a quorum at a meeting of stockholders, but in no event may a quorum consists of less than one-third of the shares entitled to vote. Schein's By-laws provide that a quorum exists if a majority of the voting power entitled to vote is present in person or by proxy at a meeting, except as otherwise provided by statute or by the Schein Certificate of Incorporation.

     The WBCL provides that a majority of the votes entitled to be cast on a matter by a voting group constitutes a quorum, unless the articles of incorporation, By-laws adopted under authority granted in the articles of incorporation, or the WBCL provides otherwise. Sullivan's By-laws mirror this statutory provision.

STOCKHOLDER VOTING REQUIREMENTS GENERALLY


     Under the DGCL, unless otherwise provided by the DGCL or a Delaware corporation's certificate of incorporation or By-laws, if a quorum exists, directors are elected by a plurality of votes of shares represented at a meeting and entitled to vote, and action on all other matters is approved by the affirmative vote of a majority of the shares represented at a meeting and entitled to vote on a particular matter. The Schein Certificate of Incorporation requires a greater vote on matters as discussed in the section captioned 'Supermajority Provisions' below. Schein's By-laws provide that all elections shall be decided by the vote of a majority of the stockholders present or represented and entitled to vote at a meeting unless otherwise required by the DGCL, the Schein Certificate of Incorporation or Schein's By-laws.

     Under the WBCL, with respect to matters other than the election of directors, unless a greater number of affirmative votes is required by the WBCL, the articles of incorporation, or By-laws adopted under authority granted in the articles of incorporation, if a quorum exists, action on any matter generally is approved by the shareholders if the votes cast favoring the action exceed the votes cast opposing the action. Unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote. Sullivan's By-laws provide that, if a quorum is present, the affirmative vote of a majority of the shares of voting stock represented at a meeting of shareholders shall be the act of the shareholders in all matters except for the election of directors, who shall be elected by a plurality of the votes of the shares present in person or by proxy and entitled to vote on the election of directors.

STOCKHOLDER ACTION BY WRITTEN CONSENT

     Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required or which may be taken at any annual or special meeting of stockholders may be taken without a meeting if written consents are obtained from the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereat were present and voted. The Schein Certificate of Incorporation does not limit this statutory provision.

     The WBCL permits action otherwise required to be taken at a shareholders' meeting to be taken without a meeting if (1) written consents are signed by all shareholders entitled to vote on the action, or (2) if the articles of incorporation so provide, written consents are signed by shareholders having not less than the minimum number of votes that would be necessary to authorize the proposed action at a meeting at which all shares entitled to vote were present and voted. Sullivan's By-laws mirror these provisions.

SUPERMAJORITY PROVISIONS

     Under the DGCL, the certificate of incorporation may provide for the vote of a larger portion of the stock or of any class or series thereof, or of any other securities having voting power, or a larger number of the directors, than is required by the DGCL. The Schein Certificate of Incorporation requires the affirmative vote of the holders of at least sixty percent of the outstanding voting stock to approve (i) certain mergers and sales of assets and for the amendment or repeal if any provision of the Schein Certificate of Incorporation with respect to authorization of, and (ii) adoption of any agreement with respect to such mergers and sales of assets by, the corporation and requires the affirmative vote of eighty percent of all outstanding shares entitled to vote in the election of directors to repeal, alter, amend or rescind any provision of the Schein Certificate of Incorporation regarding (x) the number, election and powers of directors and (y) the number of votes to which each share of Schein Common Stock is entitled (the Board of Directors also has this power).

     Except as discussed below in the section captioned 'Stockholder Voting in Certain Significant Transactions; Takeover Legislation,' the WBCL does not impose supermajority voting requirements.

STOCKHOLDER VOTING IN CERTAIN SIGNIFICANT TRANSACTIONS; TAKEOVER LEGISLATION

     The DGCL requires that a merger or consolidation or a sale, lease or exchange of all or substantially all of the property and assets of a corporation be approved by the holders of a majority of the outstanding stock of the corporation entitled to vote thereon. The Schein Certificate of Incorporation requires the affirmative vote of holders of sixty percent of the outstanding voting stock to approve certain mergers or sales of assets.

     The DGCL generally prohibits a stockholder owning 15 percent or more of a corporation's outstanding voting stock (an 'interested stockholder') from engaging in certain business combinations involving the corporation during the three years after the time the person became an interested stockholder unless
(1) prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85 percent of the voting stock outstanding at the time the transaction commenced, (3) at or subsequent to such time, the transaction is approved by the board of directors and by the stockholders by a vote of two-thirds of the disinterested outstanding voting stock, (4) the corporation's original certificate of incorporation provides that the corporation shall not be governed by the statute or (5) a majority of shares entitled to vote approve an amendment to the corporation's certificate of incorporation or By-laws expressly electing not to be governed by the statute (but such amendment may not be effective until one year after it was adopted and may not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to such adoption). These business combinations include, with certain exceptions, mergers, consolidations, sales of assets and transactions benefitting the interested stockholder. The Schein Certificate of Incorporation and By-laws contain no provision electing not to be governed by this statute.

     Under the WBCL, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property, other than in the usual and regular course of business, if such disposition is approved by a majority of all the votes entitled to be cast thereon. A merger or share exchange plan must be approved by each voting group entitled to vote separately on the plan by a majority of all the votes entitled to be cast on the plan by that voting group.

     The WBCL contains certain provisions that, unless a corporation elects not to be covered by such provisions, and Sullivan has not so elected, require approval of a supermajority of shareholders for certain 'business combinations' involving persons who are 'significant shareholders' before the transaction or become 'significant shareholders' after the transaction. A 'significant shareholder' is, among others, a person who is, or an affiliate who was, within two years of the transaction, a beneficial owner of 10% or more of the voting power of the applicable corporation. In such a case, unless the business combination satisfies certain 'fair price' criteria, the business combination requires the approval of 80% of the votes entitled to be cast by the outstanding voting shares of the corporation voting as a single class and two-thirds of all such shares excluding the shares owned by a significant shareholder. Sullivan has elected, in the Sullivan Articles of Incorporation, not to be covered by this provision.

     The WBCL additionally regulates a broad range of 'business combinations' between a corporation and an 'interested shareholder.' 'Business combinations' are defined as including a merger or a share exchange, sale of assets, issuance of stock or rights to purchase stock and certain related party transactions. An 'interested shareholder' is a person who beneficially owns, directly or indirectly, 10% of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting stock within the last three years. In certain cases, the WBCL prohibits a corporation from engaging in a business combination with an interested shareholder for a period of three years following the date on which the person became an interested shareholder unless (i) the board of directors approved the business combination or the acquisition of the stock prior to the acquisition date, (ii) the business combination is approved by a majority of the outstanding voting stock not owned by the interested shareholder, (iii) the consideration to be received by shareholders meets certain requirements of the statute with respect to form and amount or (iv) the business combination is of a type specifically excluded from the coverage of the statute.

     While a takeover offer is being made, or after a takeover offer has been publicly announced and before it is concluded, the WBCL requires the approval of the holders of a majority of shares entitled to vote before a public corporation may acquire more than 5% of its voting shares at a price above market value from a person who holds more than 3% of its voting shares and has held such shares for less than two years, unless at least an 'equal' offer is made to acquire all voting shares and all securities which may be converted into voting shares. Similar approval is required before a public corporation may sell or option assets which amount to at least 10% of its market value unless the corporation has at least three directors who are not either officers or employees of the corporation and a majority of the directors who are not either officers or employees vote not to be governed by this provision. Sullivan has elected, in the Sullivan Articles of Incorporation, not to be covered by this provision.

     The WBCL provides that in particular circumstances the voting of shares of an 'issuing public corporation' (a Wisconsin corporation which has at least 100 Wisconsin resident shareholders who have unlimited voting rights, 500 or more shareholders of record and total assets exceeding $1 million) held by any person in excess of 20% of the voting power is limited to 10% of the full voting power of such excess shares. Full voting power may be restored if a majority of the voting power of shares represented at a meeting, are voted in favor of such restoration.

STATUTORY STOCKHOLDER LIABILITY

     The WBCL provides that the shareholders of a corporation are personally liable to up to an amount equal to the par value of shares owned by them, and to the consideration for which shares without par value were issued, for debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months' service in any case.

DERIVATIVE ACTIONS

     Under both the DGCL and the WBCL, a stockholder may bring a derivative action if he or she was a stockholder at the time of the alleged wrongdoing, or acquired the shares by operation of law from a person who was a stockholder at such time. Under the DGCL, a stockholder has no right to bring a derivative action until he makes a demand on the corporation to institute such action or demonstrates that demand would be futile. Under the WBCL, a shareholder may not commence a derivative action until he makes a written demand on the corporation to take suitable action and a period of ninety days expires, unless the shareholder is notified that the corporation has rejected the demand or irreparable injury to the corporation would result by waiting for the period to expire.

DISSENTERS' RIGHTS AND APPRAISAL RIGHTS

     Under the DGCL, a stockholder of a corporation who has not voted for or consented to a merger or consolidation is entitled to an appraisal by the Delaware Court of Chancery of the fair value of his shares of stock. Such appraisal rights are not available to a stockholder of a Delaware corporation if the shares are (1) listed on a national securities exchange or designated as a national market systems security on an interdealer quotation system by the NASD, or (2) held of record by more than 2,000 stockholders. Notwithstanding the foregoing, a stockholder is not required by the terms of the agreement and plan of merger or consolidation to accept anything for his shares other than (1) shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof, (2) shares of stock of any other corporation, or depository receipts in respect thereof, which shares or receipts are so listed or designated or held of record by more than 2,000 stockholders, (3) cash in lieu of fractional shares or fractional depository receipts, or (4) any combination of the foregoing. Schein Common Stock is currently quoted on the Nasdaq National Market.

     The DGCL does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of the corporation's assets unless the corporation's certificate of incorporation provides otherwise. The Schein

Certificate of Incorporation does not provide for appraisal rights in the context of a sale of all or substantially all of Schein's assets.

     Under the WBCL, a shareholder of a corporation is generally entitled to receive payment of the fair value of such shareholder's stock if such shareholder dissents from a proposed merger or stock exchange or sale or exchange of all or substantially all of the property and assets of the corporation. However, except with respect to business combinations involving significant shareholders (as such terms are described in the first paragraph under 'Stockholder Voting in Certain Significant Transactions; Takeover Legislation' above), dissenters' rights are not available to holders of shares that are registered on a national securities exchange or quoted on NASDAQ. Currently, Sullivan Common Stock is quoted on the Nasdaq National Market.

STOCKHOLDER INSPECTION OF BOOKS AND RECORDS

     The DGCL permits any stockholder the right, during usual business hours, to inspect and copy the corporation's stock ledger, stockholder list and other books and records for any proper purpose upon written demand under oath stating the purpose thereof.

     The WBCL allows a shareholder, upon giving the required notice, to inspect and copy the corporation's by-laws during regular business hours at a reasonable location specified by the corporation. A shareholder fulfilling specified requirements may inspect and copy, during regular business hours at a reasonable location specified by the corporation, excerpts of any minutes or records that the corporation is required to keep as permanent records, accounting records of the corporation, and the record of shareholders, except that the corporation may provide the shareholder with a list of shareholders compiled no earlier than the date of the shareholder's demand instead of allowing the shareholder to inspect and copy the record of shareholders.

LOANS TO DIRECTORS

     Under the DGCL, a corporation may lend money to, or guaranty any obligation of, or otherwise assist any officer or other employee of the corporation, including any officer or employee who is a director of the corporation, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation. a pledge of shares of stock of the corporation.

     Under the WBCL, unless it is an advance or is made to defray expenses made in the ordinary course of the corporation's business or an advance of expenses with respect to indemnification, a corporation may not make loans to or guaranty the obligation of a director unless the particular loan or guaranty is approved by a majority of the votes represented by the voting shares of all classes, voting as a single group, excluding votes owned or controlled by the benefitted director, or the board of directors determines that the loan or guaranty benefits the corporation and either approves the specific loan or guaranty or a general plan authorizing loans or guarantees.


AMENDMENT OR REPEAL OF THE CERTIFICATES AND BY-LAWS

     Under the DGCL, a corporation's certificate of incorporation generally may be amended only if approved by a majority of the outstanding stock entitled to vote thereon. A corporation may confer the power to adopt, amend or repeal by-laws on the directors, without divesting or limiting the powers of the stockholders to adopt, amend or repeal by-laws. The Schein Certificate of Incorporation provides that (i) the Schein Board may adopt, amend or repeal any By-law of the corporation and (ii) that any By-law made, amended or repealed by the Schein Board may be amended or repealed, and that any by-law may be adopted by the stockholders of the corporation and (iii) that the Schein Board may not amend or repeal any By-law adopted by the stockholders of the corporation. Among the proposed Schein Certificate of Incorporation Amendments is a provision which would eliminate the prohibition set forth in clause (iii) above.

     In general, the WBCL provides that a corporation's articles of incorporation may be amended through a proposal submitted by the board of directors to the shareholders for their approval. Unless the articles of incorporation or by-laws provide otherwise, or unless class voting is required, or unless the WBCL provides otherwise, the amendment may be approved by a majority vote of the shares entitled to vote thereon. Class votes are required in certain circumstances which, in general, affect a class of stock adversely or uniquely. In certain very limited circumstances, either specified in the corporation's articles of incorporation or which involve certain ministerial actions which are likely to be immaterial to the shareholders, the WBCL permits the articles of incorporation to be amended by action of the board of directors without shareholder approval. In general, under Wisconsin law, the by-laws of a corporation may be amended by the board of directors, except in those instances in which the corporation's articles of incorporation or by-laws provide otherwise. Action by shareholders to amend or repeal amendments to the by-laws can overrule action taken by the board of directors. The Sullivan Articles of Incorporation provide that the Sullivan By-laws may be altered, amended or repealed by the Sullivan Board subject to the power of the shareholders to alter or repeal any by-law made by the Sullivan Board.

DIVIDEND DECLARATIONS

     Under the DGCL, the directors may, subject to any restrictions in a corporation's certification of incorporation, declare and pay dividends, either
(i) out of its surplus, or (ii) in case there shall be no surplus, out of the net profits for the fiscal year. The directors may not declare a dividend out of net profits, however, if the capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The Schein Certificate of Incorporation contains no limitations on such powers.

     Under the WBCL, no distribution may be made if, after giving it effect, either (1) the corporation would not be able to pay its debts as they become due in the usual course of business, or (2) the corporation's total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The Sullivan Articles of Incorporation contain no provision with respect to distributions.

                                    EXPERTS

     The consolidated financial statements and schedule included in Schein's Annual Report on Form 10-K, Amended Annual Report on Form 10-K/A and Form 8-K dated June 24, 1997 for the year ended December 28, 1996, which are incorporated by reference in this Joint Proxy Statement/Prospectus, have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods indicated in their reports with respect thereto and are incorporated herein in reliance upon such reports given the authority of said firm as experts in accounting and auditing.

     The financial statements and the related financial statement schedule incorporated in this Joint Proxy Statement/Prospectus by reference from the Sullivan Dental Products, Inc. Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the shares of Schein Common Stock to be issued pursuant to this Joint Proxy Statement/Prospectus will be passed upon for Schein by Proskauer Rose LLP, counsel to Schein. Certain U.S. tax matters will be passed upon for Schein by Proskauer Rose LLP.

     Shareholders wishing to present proposals for action by the shareholders at the next Annual Meeting of Sullivan's Shareholders (assuming that the Merger is not consummated prior thereto) must present such proposals at Sullivan's principal offices not later than November 25, 1997. It is suggested that any such proposals be submitted by certified mail, return receipt requested.

     Stockholders wishing to present proposals for action by the stockholders at the next Annual Meeting of Schein Stockholders must present such proposals at the principal offices of Schein not later than December 24, 1997. It is suggested that any such proposals be submitted by certified mail, return receipt requested.

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                              HENRY SCHEIN, INC.,
                             HSI ACQUISITION CORP.
                                      AND
                         SULLIVAN DENTAL PRODUCTS, INC.
                              DATED AUGUST 3, 1997

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
ARTICLE I
     THE MERGER............................................................................................     1
     Section 1.1     The Merger............................................................................     1
     Section 1.2     Effective Time of the Merger..........................................................     1
     Section 1.3     Closing...............................................................................     1

ARTICLE II
     THE SURVIVING CORPORATION.............................................................................     1
     Section 2.1     Articles of Incorporation.............................................................     1
     Section 2.2     By-Laws...............................................................................     1
     Section 2.3     Directors and Officers of Surviving Corporation.......................................     2

ARTICLE III
     CONVERSION OF SHARES..................................................................................     2
     Section 3.1     Exchange Ratio........................................................................     2
     Section 3.2     Exchange of Company Common Stock; Procedures..........................................     2
     Section 3.3     Dividends; Transfer Taxes, Escheat....................................................     3
     Section 3.4     No Fractional Securities..............................................................     3
     Section 3.5     Closing of Company Transfer Books.....................................................     3
     Section 3.6     Further Assurances....................................................................     3

ARTICLE IV
     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................................     4
     Section 4.1     Organization..........................................................................     4
     Section 4.2     Capitalization........................................................................     4
     Section 4.3     Company Subsidiaries..................................................................     5
     Section 4.4     Authority Relative to this Agreement..................................................     5
     Section 4.5     Consents and Approvals; No Violations.................................................     5
     Section 4.6     Reports and Financial Statements......................................................     5
     Section 4.7     Absence of Certain Changes or Events; Material Contracts..............................     6
     Section 4.8     Litigation............................................................................     6
     Section 4.9     Absence of Undisclosed Liabilities....................................................     6
     Section 4.10    No Default............................................................................     6
     Section 4.11    Taxes.................................................................................     6
     Section 4.12    Title to Properties; Encumbrances.....................................................     7
     Section 4.13    Intellectual Property.................................................................     7
     Section 4.14    Compliance with Applicable Law........................................................     8
     Section 4.15    Information in Disclosure Documents and Registration Statement........................     8
     Section 4.16    Employee Benefit Plans; ERISA.........................................................     9
     Section 4.17    Environmental Laws and Regulations....................................................    10
     Section 4.18    Vote Required.........................................................................    10
     Section 4.19    Opinion of Financial Advisor..........................................................    10
     Section 4.20    Accounting Matters....................................................................    10
     Section 4.21    WBCL Sections 1131, 1134 and 1141.....................................................    10

     Section 4.22    Labor Matters.........................................................................    11
     Section 4.23    Affiliate Transactions................................................................    11
     Section 4.24    Brokers...............................................................................    11
     Section 4.25    Tax Matters...........................................................................    11
     Section 4.26    Accounts Receivable...................................................................    11
     Section 4.27    Inventory.............................................................................    11

ARTICLE V
     REPRESENTATIONS AND WARRANTIES OF PARENT..............................................................    11
     Section 5.1     Organization..........................................................................    11
     Section 5.2     Capitalization........................................................................    12
     Section 5.3     Authority Relative to this Agreement..................................................    12
     Section 5.4     Consents and Approvals No Violations..................................................    12
     Section 5.5     Reports and Financial Statements......................................................    13
     Section 5.6     Absence of Certain Changes or Events; Material Contracts..............................    13
     Section 5.7     Litigation............................................................................    13
     Section 5.8     Absence of Undisclosed Liabilities....................................................    13
     Section 5.9     No Default............................................................................    13
     Section 5.10    Compliance with Applicable Law........................................................    13
     Section 5.11    Information in Disclosure Documents and Registration Statement........................    14
     Section 5.12    Vote Required.........................................................................    14
     Section 5.13    Opinion of Financial Advisor..........................................................    14
     Section 5.14    Accounting Matters....................................................................    14
     Section 5.15    Brokers...............................................................................    14
     Section 5.16    Acceleration of Parent Stock Options..................................................    15
     Section 5.17    Parent Subsidiaries...................................................................    15
     Section 5.18    Taxes.................................................................................    15
     Section 5.19    Title to Properties; Encumbrances.....................................................    16
     Section 5.20    Intellectual Property.................................................................    16
     Section 5.21    Employee Benefit Plans; ERISA.........................................................    16
     Section 5.22    Environmental Laws and Regulations....................................................    17
     Section 5.23    Labor Matters.........................................................................    18
     Section 5.24    Affiliate Transactions................................................................    18
     Section 5.25    Tax Matters...........................................................................    18
     Section 5.26    Accounts Receivable...................................................................    18
     Section 5.27    Inventory.............................................................................    18

ARTICLE VI
     CONDUCT OF BUSINESS PENDING THE MERGER................................................................    18
     Section 6.1     Conduct of Business by the Company Pending the Merger.................................    18
     Section 6.2     Conduct of Business by Parent Pending the Merger......................................    19
     Section 6.3     Conduct of Business of Sub............................................................    20

ARTICLE VII
     ADDITIONAL AGREEMENTS.................................................................................    20
     Section 7.1     Access and Information................................................................    20
     Section 7.2     No Solicitation.......................................................................    20
     Section 7.3     Registration Statement................................................................    21

     Section 7.4     Proxy Statements; Stockholder Approvals...............................................    21
     Section 7.5     Compliance with the Securities Act....................................................    22
     Section 7.6     Reasonable Best Efforts...............................................................    22
     Section 7.7     Irrevocable Proxy and Termination Rights Agreement....................................    23
     Section 7.8     Company Stock Options.................................................................    23
     Section 7.9     Public Announcements..................................................................    23
     Section 7.10    Expenses..............................................................................    23
     Section 7.11    Listing Application...................................................................    23
     Section 7.12    Supplemental Disclosure...............................................................    23
     Section 7.13    Letters of Accountants................................................................    24
     Section 7.14    Directors of Parent...................................................................    24
     Section 7.15    Indemnification.......................................................................    24
     Section 7.16    Solicitation of Employees and Representatives.........................................    24

ARTICLE VIII
     CONDITIONS TO CONSUMMATION OF THE MERGER..............................................................    25
     Section 8.1     Conditions to Each Party's Obligation to Effect the Merger............................    25
     Section 8.2     Conditions to Obligations of Parent and Sub to Effect the Merger......................    25
     Section 8.3     Conditions to Obligation of the Company to Effect the Merger..........................    26

ARTICLE IX
     TERMINATION...........................................................................................    27
     Section 9.1     Termination...........................................................................    27
     Section 9.2     Effect of Termination.................................................................    28

ARTICLE X
     GENERAL PROVISIONS....................................................................................    28
     Section 10.1    Amendment and Modification............................................................    28
     Section 10.2    Waiver................................................................................    29
     Section 10.3    Survivability; Investigations.........................................................    29
     Section 10.4    Notices...............................................................................    29
     Section 10.5    Descriptive Headings; Interpretation..................................................    30
     Section 10.6    Entire Agreement; Assignment..........................................................    30
     Section 10.7    Governing Law.........................................................................    30
     Section 10.8    Severability..........................................................................    30
     Section 10.9    Counterparts..........................................................................    30

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated August 3, 1997, by and among Henry Schein, Inc., a Delaware corporation ('Parent'), HSI Acquisition Corp., a Wisconsin corporation and wholly-owned subsidiary of Parent ('Sub'), and Sullivan Dental Products, Inc., a Wisconsin corporation (the 'Company').

     The Boards of Directors of Parent and Sub and the Company deem it advisable and in the best interests of their respective stockholders that Parent acquire the Company pursuant to the terms and conditions of this Agreement, and, in furtherance of such acquisition, such Boards of Directors have approved the merger of Sub with and into the Company in accordance with the terms of this Agreement, the General Corporation Law of the State of Delaware (the 'DGCL') and the Wisconsin Business Corporation Law (the 'WBCL').

     Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, certain holders of shares of the common stock, par value $.01 per share (the 'Company Common Stock'), of the Company are entering into an agreement with Parent and Sub in the form attached hereto as Exhibit A (the 'Irrevocable Proxy and Termination Rights Agreement') granting Parent the right to vote such shares of the Company Common Stock and granting Parent the right to receive a portion of the proceeds from the sale of such shares under certain circumstances in accordance with the terms set forth in the Irrevocable Proxy and Termination Rights Agreement.

     For federal income tax purposes, it is intended that the Merger (as defined in Section 1.1) shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the 'Code').

     For accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests.

     In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

     Section 1.1 The Merger. In accordance with the provisions of this Agreement, the DGCL and the WBCL, at the Effective Time (as defined in Section 1.2), Sub shall be merged with and into the Company (the 'Merger'), the separate existence of Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter called the 'Surviving Corporation') and shall continue its corporate existence under the laws of the State of Wisconsin. The Merger shall have the effects set forth in Section 1106 of the WBCL.

     Section 1.2 Effective Time of the Merger. The Merger shall become effective at the time of filing of or at such later time specified in, a properly executed Certificate of Merger, in the form required by and executed in accordance with the WBCL, filed with the Secretary of State of the State of Wisconsin in accordance with the provisions of Chapter 180 of the WBCL. Such filing shall be made as soon as practicable after the Closing (as defined in Section 1.3). When used in this Agreement, the term 'Effective Time' shall mean the date and time at which the Merger shall become effective.

     Section 1.3 Closing. The closing of the transactions contemplated by this Agreement (the 'Closing') shall take place at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York, at 10:00 a.m., on the day on which all of the conditions set forth in Article VIII are satisfied or waived or on such other date and at such other time and place as Parent and the Company shall agree (such date, the 'Closing Date').

                                   ARTICLE II
                           THE SURVIVING CORPORATION

     Section 2.1 Articles of Incorporation. The Articles of Incorporation of Sub in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be 'Sullivan Dental Products, Inc.'

     Section 2.2 By-Laws. The By-Laws of Sub as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with applicable law.

     Section 2.3  Directors and Officers of Surviving Corporation.

     (a) The directors of Sub at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law.

     (b) The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation, or as otherwise provided by law.

                                  ARTICLE III
                              CONVERSION OF SHARES


     Section 3.1 Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

     (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.1(b)) shall be converted into the right to receive 0.735 (the 'Exchange Ratio') of a share of the common stock, par value $.01 per share, of Parent (the 'Parent Common Stock'), payable upon the surrender of the certificate formerly representing such share of Company Common Stock.

     (b) All shares of Company Common Stock that are held by the Company as treasury shares shall be cancelled and retired and cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor.

     (c) Each share of Common Stock, par value $.01 per share, of Sub (the 'Sub Common Stock'), issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

     (d) Each outstanding option to purchase Company Common Stock issued by the Company (each, a 'Company Stock Option') shall be assumed by Parent as more specifically provided in Section 7.8.

     Section 3.2  Exchange of Company Common Stock; Procedures.

     (a) Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as Exchange Agent hereunder (the 'Exchange Agent'). As soon as practicable after the Effective Time, Parent shall cause the Transfer Agent to deposit with or for the account of the Exchange Agent stock certificates representing the number of shares of Parent Common Stock issuable pursuant to Section 3.1 in exchange for outstanding shares of Company Common Stock, which shares of Parent Common Stock shall be deemed to have been issued at the Effective Time.

     (b) As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the 'Certificates') that were converted pursuant to
Section 3.1 into the right to receive shares of Parent Common Stock (i) a form of letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (ii) instructions for use in surrendering such Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation (or delivery of such customary affidavit with respect to a lost Certificate as the Exchange Agent may reasonably require) to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article III and (y) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.4, after giving effect to any required tax withholdings, and the Certificate so surrendered (or with respect to which a lost Certificate affidavit has been delivered as provided above) shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Article III.

     Section 3.3 Dividends; Transfer Taxes, Escheat. No dividends or distributions that are declared on shares of Parent Common Stock will be paid to persons entitled to receive certificates representing shares of Parent Common Stock until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the certificates representing such shares of Parent Common Stock shall be issued, any dividends or distributions with respect to such shares of Parent Common Stock which have a record date after the Effective Time and shall have become payable between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends or distributions be entitled to receive interest thereon. Promptly following the date which is six months after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions described in this Agreement, and any holders of Company Common Stock who have not theretofore complied with this Article III shall look thereafter only to the Surviving Corporation for the shares of Parent Common Stock, any dividends or distributions thereon, and any cash in lieu of fractional shares thereof to which they are entitled pursuant to this Article
III. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Company Common Stock for any shares of Parent Common Stock, any dividends or distributions thereon or any cash in lieu of fractional shares thereof delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     Section 3.4 No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of such holder's Certificates will be entitled to receive, and Parent will timely provide (or cause to be provided) to the Exchange Agent sufficient funds to make, a cash payment (without interest) determined by multiplying (i) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock then held of record by such holder) and (ii) the average of the per share closing prices for Parent Common Stock on the NASDAQ National Market ('NASDAQ') for the five trading days immediately preceding the Effective Time. It is understood (i) that the payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration and (ii) that no holder of Company Common Stock will receive cash in lieu of fractional shares of Parent Common Stock in an amount greater than the value of one full share of Parent Common Stock.

     Section 3.5 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article III.

     Section 3.6 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows:

     Section 4.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a material adverse effect, individually or in the aggregate, on the financial condition, results of operations, assets, liabilities or properties of the Company and its Subsidiaries taken as a whole, or on the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement (a 'Company Material Adverse Effect'). As used in this Agreement, the term 'Subsidiary' means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (y) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party and/or one or more of its Subsidiaries.

     Section 4.2  Capitalization.

     (a) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 500,000 shares of preferred stock, par value $.01 per share of the Company (the 'Company Preferred Stock'). As of July 31, 1997, (i) approximately 10,027,951 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) Company Stock Options to acquire approximately 1,766,775 shares of Company Common Stock were outstanding under all stock option plans of the Company, and (iv) approximately 2,435,550 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Options and all other employee benefit plans of the Company. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable.

     (b) Except as disclosed in this Section 4.2 or as set forth on Schedule 4.2(b), (i) there is no outstanding right, subscription, warrant, call, option or other agreement or arrangement of any kind (collectively, 'Rights') to purchase or otherwise to receive from the Company or any of its Subsidiaries any of the outstanding, authorized but unissued or treasury shares of the capital stock or any other security of the Company or any of its Subsidiaries or to require the Company or any of its Subsidiaries to purchase any such security,
(ii) there is no outstanding security of any kind convertible into or exchangeable for such capital stock, and (iii) there is no voting trust or other agreement or understanding to which the Company or any of its Subsidiaries is a party or is bound with respect to the voting of the capital stock of the Company or any of its Subsidiaries. The conversion of the Company Stock Options provided for in Section 7.8 of this Agreement is in accordance with the respective terms of the Company Stock Options and the plans under which they were issued.

     (c) Since December 31, 1995, except as set forth on Schedule 4.2(c), the Company has not in any manner accelerated or provided for the acceleration of the vesting or exercisability of, or otherwise modified the terms and conditions applicable to, any of the Company Stock Options, whether set forth in the governing stock option plans of the Company, a stock option grant, award or other agreement or otherwise. Except as set forth on Schedule 4.2(c), none of the awards, grants or other agreements pursuant to which Company Stock Options were issued have provisions which accelerate the vesting or right to exercise such options upon the execution of this Agreement (including the documents attached as Exhibits hereto), the consummation of the transactions contemplated hereby (or thereby) or any other 'change of control' events.

     Section 4.3 Company Subsidiaries. Schedule 4.3 contains a complete and accurate list of all Subsidiaries of the Company. Each Subsidiary of the Company that is a corporation is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Subsidiary of the Company that is a partnership or limited liability company is duly formed and validly existing under the laws of its jurisdiction of formation. Each Subsidiary of the Company has the corporate, partnership or limited liability company power, as the case may be, to carry on its business as it is now being conducted or presently proposed to be conducted. Each Subsidiary of the Company is duly qualified as a foreign corporation, foreign partnership or a foreign limited liability company, as the case may be, authorized to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Company Material Adverse Effect. All of the outstanding shares of capital stock of the Subsidiaries of the Company that are corporations are validly issued, fully paid and nonassessable. Except as set forth in the Company SEC Reports (as hereinafter defined), all of the outstanding shares of capital stock of, or other membership or ownership interests in, each Subsidiary of the Company are owned by the Company or a Subsidiary of the Company, in each case free and clear of any liens, pledges, security interests, claims, charges or other encumbrances of any kind whatsoever ('Liens').

     Section 4.4 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated on its part hereby have been duly authorized by the Company's Board of Directors and, except for the approval of its stockholders to be sought at the stockholders meeting contemplated by Section 7.4(a) with respect to this Agreement, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or for the Company to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

     Section 4.5 Consents and Approvals; No Violations. Neither the execution, delivery and performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (i) conflict with or result in any breach of any provisions of the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries, (ii) require a filing with, or a permit, authorization, consent or approval of, any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or administrative agency or commission (a 'Governmental Entity'), except in connection with, or in order to comply with, the applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the 'HSR Act'), the Securities Act of 1933, as amended (the 'Securities Act'), the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), state securities or 'blue sky' laws, the By-Laws of the National Association of Securities Dealers, Inc. (the 'NASD') and the filing and recordation of a Certificate of Merger as required by the WBCL,
(iii) except as set forth on Schedule 4.5, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation (each, a 'Contract') to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any material law, order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to the Company, any of its Subsidiaries or any of their properties or assets.

     Section 4.6 Reports and Financial Statements. The Company has timely filed all reports required to be filed with the Securities and Exchange Commission (the 'SEC') pursuant to the Exchange Act or the Securities Act since January 1, 1995 (collectively, the 'Company SEC Reports'), and has previously made available to Parent true and complete copies of all such Company SEC Reports. Such Company SEC Reports, as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of such Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Reports have been prepared in accordance with United States generally accepted accounting principles ('GAAP') consistently applied throughout the periods indicated (except as otherwise noted therein) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates, and for the respective periods, presented therein, except that in the case of the unaudited consolidated financial statements included in any Form 10-Q, the presentation and disclosures conform with the applicable rules of the Exchange Act, but include all adjustments necessary to conform to GAAP requirements with respect to interim financial statements. Except as set forth on Schedule 4.6, since January 1, 1996, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of the Company or any of its consolidated Subsidiaries. References in this Agreement to the Company's consolidated financial statements shall be deemed to include the

Company's financial statements with respect to any period or as of any date during which or which the Company did not have any consolidated Subsidiaries.

     Section 4.7  Absence of Certain Changes or Events; Material
Contracts. Except as set forth on Schedule 4.7 or the Company's SEC Reports, since December 31, 1996 (i) neither the Company nor any of its Subsidiaries has conducted its business and operations other than in the ordinary course of business and consistent with past practices or taken any actions that, if it had been in effect, would have violated or been inconsistent with the provisions of
Section 6.1 and (ii) there has not been any fact, event, circumstance or change affecting or relating to the Company or any of its Subsidiaries which has had or is reasonably likely to have a Company Material Adverse Effect. Except as set forth on Schedule 4.7, the transactions contemplated by this Agreement will not constitute a change of control under or require the consent from or the giving of notice to a third party pursuant to the terms, conditions or provisions of any material Contract to which Parent or any of its Subsidiaries is a party.

     Section 4.8 Litigation. Except for litigation disclosed on Schedule 4.8, in the notes to the financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 or in the Company SEC Reports filed subsequent thereto, there is no suit, action, proceeding or investigation pending or, to the Actual Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties, the outcome of which is reasonably likely to have a Company Material Adverse Effect; nor is there any judgment, decree, injunction, ruling or order of any Governmental Entity outstanding against the Company or any of its Subsidiaries having, or which is reasonably likely to have a Company Material Adverse Effect. The term 'Actual Knowledge of the Company' shall mean the actual knowledge of any of Robert J. Sullivan, Robert E. Doering, Timothy J. Sullivan, Kevin J. Ackeret, Geoffrey A. Reichardt, David A. Steck and Kenneth A. Schwing.

     Section 4.9 Absence of Undisclosed Liabilities. Except for liabilities or obligations which are accrued or reserved against in the Company's consolidated financial statements (or disclosed in the notes thereto) included in the Company SEC Reports or which were incurred after December 31, 1996 in the ordinary course of business and consistent with past practice, and except as set forth on
Schedule 4.9, none of the Company and its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or disclosed in the notes thereto) or which may, to the Actual Knowledge of the Company, have a Company Material Adverse Effect.

     Section 4.10 No Default. Except as set forth on Schedule 4.10, neither the Company nor any Subsidiary of the Company is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its charter, by-laws or comparable organizational documents, (ii) any material Contract to which the Company or any of its Subsidiaries is a party or by which they or any of their properties or assets may be bound, or (iii) any material order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to the Company or any of its Subsidiaries.

     Section 4.11  Taxes.


     (a) The Company has heretofore delivered or will make available to Parent true, correct and complete copies of the consolidated federal, state, local and foreign income, franchise sales and other Tax Returns (as hereinafter defined) filed by the Company and its Subsidiaries for each of the Company's years ended December 31, 1995, 1994, 1993 and 1992, inclusive. Except as set forth on
Schedule 4.11, the Company has duly filed, and each Subsidiary has duly filed, all material federal, state, local and foreign income, franchise, sales and other Tax Returns required to be filed by the Company or any of its Subsidiaries. All such Tax Returns are true, correct and complete, in all material respects, and the Company and its Subsidiaries have duly paid, all Taxes (as hereinafter defined) shown on such Tax Returns and has made adequate provision for payment of all accrued but unpaid material Taxes anticipated in respect of all periods since the periods covered by such Tax Returns. Except as set forth on Schedule 4.11, all material deficiencies assessed as a result of any examination of Tax Returns of the Company or any of its Subsidiaries by federal, state, local or foreign tax authorities have been paid or reserved on the financial statements of the Company in accordance with GAAP consistently applied, and true, correct and complete copies of all revenue agent's reports, '30-day letters,' or '90-day letters' or similar written statements proposing or asserting any Tax deficiency against the Company or any of its Subsidiaries for any open year have been heretofore delivered to Parent. The Company has heretofore delivered or will make available to Parent true, correct and complete copies of all written tax-sharing agreements and written descriptions of all such unwritten agreement or arrangements to which the Company or any of its Subsidiaries is a party. Except as set forth in Schedule 4.11, no material issue has been raised during the past five years by any federal, state, local or foreign taxing authority which, if raised with regard to any other period not so examined, could reasonably be expected to result in a proposed material deficiency for any other period not so examined. Except as disclosed in Schedule 4.11 hereof, neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statutory period of limitations applicable to any claim for any material Taxes. The consolidated federal income tax returns of the Company and its Subsidiaries have been examined by and settled with the Internal Revenue Service (the 'Service') for all years through 1987. Except as set forth in Schedule 4.11, (i) neither the Company nor any of the Company Subsidiaries is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any 'excess parachute payments' within the meaning of Section 28OG of the Code; (ii) no consent has been filed under Section 341(f) of the Code with respect to any of the Company or the Subsidiaries of the Company;
(iii) neither the Company nor any of the Subsidiaries of the Company has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code; and (iv) neither the Company nor any of the Subsidiaries of the Company has issued or assumed any corporate acquisition indebtedness, as defined in Section 279(b) of the Code. The Company and each Subsidiary of the Company have complied (and until the Effective Time will comply) in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

     (b) For purposes of this Agreement, the term 'Taxes' shall mean all taxes, charges, fees, levies, duties, imposts or other assessments, including, without limitation, income, gross receipts, excise, property, sales, use, transfer, gains, license, payroll, withholding, capital stock and franchise taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term 'Tax Return' shall mean any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes.

     Section 4.12 Title to Properties; Encumbrances. Except as described in the following sentence, each of the Company and its Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all of its material properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the balance sheet of the Company as of March 31, 1997 included in the Company's Quarterly Report on Form 10-Q for the period ended on such date (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since March 31, 1997). None of such properties or assets are subject to any Liens (whether absolute, accrued, contingent or otherwise), except (i) as specifically set forth in the Company SEC Reports and
(ii) minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of any of the Company and its Subsidiaries.

     Section 4.13  Intellectual Property.

     (a) Except as set forth on Schedule 4.13(a), the Company and its Subsidiaries are the sole and exclusive owners of all material patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, registrations for and applications for registration of trademarks, service marks and copyrights, technology and know-how, rights in computer software and other proprietary rights and information and all technical and user manuals and documentation made or used in connection with any of the foregoing, used or held for use in connection with the businesses of the Company or any of its Subsidiaries as currently conducted (collectively, the 'Intellectual Property'), free and clear of all Liens except as set forth on Schedule 4.13(a) and except minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the value of the Intellectual Property subject thereto and do not impair the operations of any of the Company and its Subsidiaries.

     (b) All grants, registrations and applications for Intellectual Property that are used in and are material to the conduct of the Business (as hereinafter defined) (i) are valid, subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and (ii) have not lapsed, expired or been abandoned, and no grant, registration or license therefor is the subject of any legal or governmental proceeding before any registration authority in any jurisdiction.

     (c) Each of the Company and its Subsidiaries owns or has the right to use all of the material Intellectual Property used by it or held for use by it in connection with its business. To the Actual Knowledge of the Company, there are no conflicts with or infringements of any Intellectual Property by any third party. The conduct of the businesses of the Company and its Subsidiaries as currently conducted (collectively, the 'Business') does not conflict with or infringe in any way any proprietary right of any third party, which conflict or infringement would have a Company Material Adverse Effect, and there is no claim, suit, action or proceeding pending or, to the Actual Knowledge of the Company, threatened against the Company or any of its Subsidiaries (i) alleging any such conflict or infringement with any third party's proprietary rights, or
(ii) challenging the ownership, use, validity or enforceability of the Intellectual Property.

     Section 4.14  Compliance with Applicable Law.  Except as set forth on
Schedule 4.14 or as disclosed in the Company SEC Reports, (i) the Company and its Subsidiaries hold, and are in compliance with the terms of, all material permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for the current and proposed conduct of their respective businesses ('Company Permits'), except for failures to hold or to comply with such permits, licenses, exemptions, orders and approvals which would not have a Company Material Adverse Effect, (ii) no fact exists or event has occurred, and no action or proceeding is pending or, to the Actual Knowledge of the Company threatened, that has a reasonable possibility of resulting in a revocation, nonrenewal, termination, suspension or other material impairment of any material Company Permits, (iii) the businesses of the Company and its Subsidiaries are not being conducted in material violation of any applicable law, ordinance, regulation, judgment, decree or order of any Governmental Entity ('Applicable Law'), and (iv) to the Actual Knowledge of the Company (x) no investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or threatened, and (y) no Governmental Entity has indicated an intention to conduct the same.

     Section 4.15 Information in Disclosure Documents and Registration Statement. None of the information to be supplied by or on behalf of the Company for inclusion in (i) the Registration Statement to be filed with the SEC by Parent on Form S-4 under the Securities Act for the purpose of registering the shares of Parent Common Stock to be issued in connection with the Merger (the 'Registration Statement') or (ii) the joint proxy statement to be distributed in connection with Parent's and the Company's meetings of stockholders to vote upon this Agreement (the 'Proxy Statement') will, in the case of the Registration Statement, at the time it becomes effective, at the time of the filing of any post-effective amendment thereto and at the Effective Time, and, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the respective times of the meetings of stockholders of the Company and Parent to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act, and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or its representatives for inclusion in the Proxy

Statement or with respect to information concerning Parent or any of its Subsidiaries incorporated by reference in the Proxy Statement.

     Section 4.16  Employee Benefit Plans; ERISA.

     (a) Schedule 4.16 hereto sets forth a true and complete list of each 'employee benefit plan,' within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ('ERISA'), and any other material employee benefit plan, arrangement or agreement, that is maintained, or was maintained at any time during the five (5) calendar years preceding the date of this Agreement (the 'Company Plans'), by the Company or by any trade or business, whether or not incorporated (a 'Company ERISA Affiliate'), which together with the Company would be deemed a 'single employer' within the meaning of Section 4001 of ERISA or under Section 414(b), (c), (m) or (o) of the Code. True and complete copies of each of the Company Plans and related documents have been delivered to the Parent.

     (b) Each of the Company Plans is and has been maintained and operated in compliance with its terms and applicable law, including without limitation, ERISA and the Code; each of the Company Plans intended to be 'qualified' within the meaning of Section 401(a) of the Code is so qualified and has been qualified since its inception.

     (c) None of the Company, any Company ERISA Affiliate, or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation any, 'multiemployer plan' (within the meaning of Sections (3)(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), or any single employer pension plan and no Company Plan is a multiple employer plan described in Section 413 of the Code. All contributions or other amounts payable by the Company as of the Effective Time with respect to each Company Plan in respect of current or prior plan years have been either paid or accrued on the balance sheet of the Company. There are no pending, threatened or, to the Actual

Knowledge of the Company, anticipated claims, lawsuits, arbitrations or other actions (other than non-material routine claims for benefits) by, on behalf of or against any of the Company Plans, any trustee or fiduciaries thereof or any trusts related thereto. No Company Plan currently is under audit or investigation by the Internal Revenue Service, U.S. Department of Labor, or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax or penalty. With respect to each Company Plan that is funded mostly or partially through an insurance policy, neither the Company nor any Company ERISA Affiliate has any material liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent material liability arising wholly or partially out of events occurring on or before the Effective Time.

     (d) Neither the Company nor any Company ERISA Affiliate, nor any Company Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any Company ERISA Affiliate, any Company Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Company Plan or any such trust that is a 'prohibited transaction,' within the meaning of Section 4975 of the Code and Section 406 of ERISA, other than a prohibited transaction that has been corrected and with respect to which all taxes and penalties have been paid prior to the date hereof. Except as set forth on Schedule 4.16, no Company Plan provides benefits (whether or not insured), with respect to current or former employees of the Company or any Company ERISA Affiliate beyond their retirement or other termination of service other than benefits under any 'employee pension plan,' as that term is defined in Section 3(2) of ERISA, qualified under Section 401(a) of the Code or under Section 4980B of the Code. Neither the Company, any Company ERISA Affiliate, nor any officer or employee thereof, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement, or arrangement, or to modify or change any existing Company Plan. The consummation of the transactions contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay, unemployment compensation, termination pay, or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director, shareholder, or beneficiary of the Company (whether current, former, or retired) or their beneficiaries solely by reason of such transactions. Neither the Company nor any Company ERISA Affiliate has any material unfunded liabilities pursuant to any Company Plan that is not intended to be qualified under Section 401(a) of the Code.

     Section 4.17  Environmental Laws and Regulations.

     (a) Except as set forth on Schedule 4.17(a), (i) the Company and its Subsidiaries are and have been, in all material respects, in compliance with, and there are no outstanding written allegations or, to the Actual Knowledge of the Company, oral allegations by any person or entity that the Company or its Subsidiaries has not been in compliance with, all material applicable laws, rules, regulations, common law, ordinances, decrees, orders or other binding legal requirements relating to pollution (including the treatment, storage and disposal of hazardous wastes or materials and the remediation of releases and threatened releases of hazardous materials or wastes), the preservation of the environment, and the exposure to hazardous wastes or materials in the environment or work place ('Environmental Laws') and (ii) the Company and its Subsidiaries currently hold all material permits, licenses, registrations and other governmental authorizations (including exemptions, waivers, and the like) and financial assurance required under Environmental Laws for the Company and its Subsidiaries to operate their businesses as currently conducted.

     (b) Except as set forth on Schedule 4.17(b), (i) there is no friable asbestos-containing material in or on any real property currently owned, leased or operated by the Company or its Subsidiaries and (ii) there are and, to the Actual Knowledge of the Company, have been no underground storage tanks (whether or not required to be registered under any applicable law), dumps, landfills, lagoons, surface impoundments, injection wells or other land disposal units in or on any property currently owned, leased or operated by the Company or its Subsidiaries.

     (c) Except as set forth on Schedule 4.17(c), (i) neither the Company nor its Subsidiaries has received (x) any written communication from any person stating or alleging that any of them may be a potentially responsible party under any Environmental Law (including, without limitation, the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended) with respect to any actual or alleged environmental contamination or
(y) any request for information under any Environmental Law from any Governmental Entity with respect to any actual or alleged material environmental contamination; and (ii) neither the Company, nor its Subsidiaries nor any Governmental Entity is conducting or has conducted (or, to the Actual Knowledge of the Company, is threatening to conduct) any environmental remediation or investigation.

     (d) To the Actual Knowledge of the Company, all real properties formerly owned, used, leased, occupied, managed or operated by the Company or its Subsidiaries complied, in all material respects, with the Environmental Laws during the Company's or its Subsidiaries' tenure thereat, and there are no environmental liabilities associated therewith that are reasonably likely to result in a Company Material Adverse Effect.

     Section 4.18 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock are the only votes of the holders of any class or series of the Company's capital stock necessary to approve the Merger. The Board of Directors of the Company (at a meeting duly called and held) has unanimously (i) approved this Agreement and the Irrevocable Proxy and Termination Rights Agreement, (ii) determined that the transactions contemplated hereby and thereby are fair to and in the best interests of the holders of Company Common Stock and (iii) determined to recommend this Agreement, the Merger and the other transactions contemplated hereby to such holders for approval and adoption. The resolutions of the Company's Board of Directors taking the actions described in the preceding sentence have not been rescinded, withdrawn, amended or otherwise modified, remain in full force and effect, and constitute the only action of such Board of Directors with respect to the Merger or the other transactions contemplated by this Agreement.

     Section 4.19 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Cleary Gull Reiland & McDevitt, Inc. ('Cleary Gull'), dated August 1, 1997, substantially to the effect that the consideration to be received in the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view, a copy of which opinion has been delivered to Parent.

     Section 4.20 Accounting Matters. None of the Company, any of its Subsidiaries or, to the Actual Knowledge of the Company, any of their respective directors, officers or stockholders, has taken any action which would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases pursuant thereto and the pronouncements of the SEC.

     Section 4.21 WBCL Sections 1131, 1134 and 1141. Prior to the date hereof, the Board of Directors of the Company has approved this Agreement and the Irrevocable Proxy and Termination Rights Agreement, and the

Merger and the other transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger and any of such other transactions the provisions of Sections 1131, 1134 and 1141 of the WBCL.

     Section 4.22 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other understanding with a labor union or labor organization and, to the Actual Knowledge of the Company, there is no activity involving any employees of the Company or its Subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity.

     Section 4.23 Affiliate Transactions. Except as set forth in Schedule 4.23 or as disclosed in the Company SEC Reports, there are no, and since January 1, 1996 there have not been any, material Contracts or other transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

     Section 4.24 Brokers. Except for its financial advisor, Cleary Gull, no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company and the Company has disclosed to Parent the material terms of the agreement pursuant to which Cleary Gull is entitled to its fee.


     Section 4.25 Tax Matters. The Company knows of no fact or circumstance which is reasonably likely to cause the Merger to be treated other than as a tax-free reorganization under Section 368(a) of the Code.

     Section 4.26 Accounts Receivable. All of the accounts and notes receivable of the Company and its Subsidiaries set forth on the books and records of the Company (net of the applicable reserves reflected on the books and records of the Company and in the financial statements included in the Company SEC Reports) (i) represent sales actually made in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm's length transactions, (ii) constitute valid claims, and (iii) are good and collectible at the aggregate recorded amounts thereof (net of such reserves) without right of recourse, defense, deduction, return of goods, counterclaim, or offset and have been or will be collected in the ordinary course of business and consistent with past experience.

     Section 4.27 Inventory. All inventory of the Company and its Subsidiaries is (net of the applicable reserves reflected on the books and records of the Company and in the financial statements included in the Company SEC reports) of merchantable quality, free of defects in workmanship or design and is usable and saleable at normal profit margins and in accordance with historical sales practices in the ordinary course of the business of the Company and its Subsidiaries. The inventory (net of such reserves) does not include any items which are obsolete, damaged, excessive, below standard quality or slow moving (i.e., items that are for discontinued or expected to be discontinued product lines, or items that have not been used or sold within 12 months prior to the date hereof).

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company as follows:

     Section 5.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not have a material adverse effect individually or in the aggregate, on the financial condition, results of operations, assets, liabilities or properties of Parent and its Subsidiaries taken as a whole or on the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement (a 'Parent Material Adverse Effect'). Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of

Wisconsin and Parent has delivered to Company a copy of (i) the Articles of Incorporation of Sub and (ii) the By-Laws of Sub, each as in effect as of the date of this Agreement. Sub has not engaged in any business (other than in connection with this Agreement and the transactions contemplated hereby) since the date of its incorporation. Schedule 5.17 contains a complete and accurate list of all Subsidiaries of Parent (other than inactive subsidiaries the assets of which are de minimis). The Sub has no subsidiaries.

     Section 5.2  Capitalization.

     (a) The authorized capital stock of Parent consists of 60,000,000 shares of Parent Common Stock and 1,000,000 shares of Preferred Stock, par value $0.01 per share ('Parent Preferred Stock'), of Parent. As of July 31, 1997, (i) approximately 24,200,000 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) options to acquire approximately 1,300,000 shares of Parent Common Stock (the 'Parent Stock Options') were outstanding under all stock option plans of Parent, and (iv) approximately 2,230,000 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Stock Options and all other employee benefit plans of Parent. All of the outstanding shares of capital stock of Parent are, and the shares of Parent Common Stock issuable in exchange for shares of Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable. The numbers for outstanding shares, options and shares reserved for issuance in connection with the exercise of options set forth in this Section 5.2 do not reflect the shares and options issued or reserved for issuance in connection with Parent's acquisition of Micro Bio-Medics, Inc., which acquisition was consummated on August 1, 1997.

     (b) The authorized capital stock of Sub consists of 1,000 shares of Sub Common Stock, all of which shares, as of the date hereof, were issued and outstanding. All of such outstanding shares are owned by Parent, and are validly issued, fully paid and nonassessable.

     (c) Except as disclosed in this Section 5.2, (i) there are no outstanding Rights to purchase or otherwise to receive from Parent, Sub or any of Parent's other Subsidiaries any of the outstanding authorized but unissued or treasury shares of the capital stock or any other security of Parent or Sub, (ii) there is no outstanding security of any kind convertible into or exchangeable for such capital stock, and (iii) there is no voting trust or other agreement or understanding to which Parent or Sub is a party or is bound with respect to the voting of the capital stock of Parent or Sub.

     (d) Parent and its subsidiaries do not beneficially own any shares of the Company's Common Stock and, to Parent's knowledge, none of its affiliates beneficially owns any shares of the Company's Common Stock.

     Section 5.3 Authority Relative to this Agreement. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated on its part hereby have been duly authorized by their respective Boards of Directors, and by Parent as the sole stockholder of Sub, and, except for the approval of Parent's stockholders to be sought at the stockholders' meeting contemplated by Section 7.4(b), no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or for Parent and Sub to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a valid and binding agreement of each of Parent and Sub, enforceable against Parent and Sub in accordance with its terms.

     Section 5.4 Consents and Approvals No Violations. Neither the execution, delivery and performance of this Agreement by Parent or Sub, nor the consummation by Parent or Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provisions of the Amended and Restated Certificate of Incorporation or By-Laws of Parent or the Articles of Incorporation or By-Laws of Sub, (ii) require a filing with, or a permit, authorization, consent or approval of, any Governmental Entity except in connection with, or in order to comply with, the applicable provisions of the HSR Act, the Securities Act, the Exchange Act, state securities or 'blue sky' laws, the By-Laws of the NASD, and the filing and recordation of a Certificate of Merger as required by the WBCL, (iii) except as set forth on Schedule 5.4 hereto, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of a Lien on any property or asset of Parent or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any material Contract to which Parent or Sub is a party or by which either of them or any of their properties or assets may be bound or (iv) violate any material law, order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to Parent, Sub or any of their properties or assets.

     Section 5.5 Reports and Financial Statements. Parent has timely filed all reports required to be filed with the SEC pursuant to the Exchange Act or the Securities Act since January 1, 1995 (collectively, the 'Parent SEC Reports'), and has previously made available to the Company true and complete copies of all such Parent SEC Reports. Such Parent SEC Reports, as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of such SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Reports have been prepared in accordance with GAAP consistently applied throughout the periods indicated (except as otherwise noted therein and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates, and for the respective periods, presented therein except that in the case of the unaudited consolidated financial statements included in any Form 10-Q, the presentation and disclosures conform with the applicable rules of the Exchange Act, but include all adjustments necessary to conform to GAAP requirements with respect to interim financial statements. Except as set forth in the Parent SEC Reports or on Schedule 5.5, since January 1, 1996, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of the Parent or, any of its consolidated Subsidiaries.

     Section 5.6  Absence of Certain Changes or Events; Material
Contracts. Except as set forth in the Parent SEC Reports or on Schedule 5.6, since December 28, 1996, (i) Parent has not conducted its business and operations other than in the ordinary course of business and consistent with past practices or taken any of the actions set forth in Section 6.2(b) and (ii) there has not been any fact, event, circumstance or change affecting or relating to Parent and its Subsidiaries which has had or is reasonably likely to have a Parent Material Adverse Effect.

     Section 5.7 Litigation. Except for litigation disclosed in the notes to the financial statements included in Parent's Annual Report to Stockholders for the year ended December 28, 1996 or in the Parent SEC Reports filed subsequent thereto, there is no suit, action, proceeding or investigation pending or, to the Actual Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties, the outcome of which is reasonably likely to have a Parent Material Adverse Effect; nor is there any judgment, decree, injunction, ruling or order of any Governmental Entity outstanding against Parent or any of its Subsidiaries having, or which is reasonably likely to have, a Parent Material Adverse Effect. The term 'Actual Knowledge of Parent' shall mean the actual knowledge of any of Stanley M. Bergman, James P. Breslawski, Mark E. Mlotek, Steven Paladino and James W. Stahly.

     Section 5.8 Absence of Undisclosed Liabilities. Except for liabilities or obligations which are accrued or reserved against in Parent's financial statements (or disclosed in the notes thereto) included in the Parent SEC Reports or which were incurred after June 30, 1997 in the ordinary course of business and consistent with past practice, none of Parent and its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or disclosed in the notes thereto) or which may, to the Actual Knowledge of Parent, have a Parent Material Adverse Effect.

     Section 5.9 No Default. Neither Parent nor any Subsidiary of Parent is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its charter, by-laws or comparable organizational documents,
(ii) any material Contracts to which Parent or any of its Subsidiaries is a party or by which they or any of their properties or assets may be bound, or
(iii) any material order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to Parent or any of its Subsidiaries.

     Section 5.10 Compliance with Applicable Law. Except as disclosed in the Parent SEC Reports, (i) Parent and its Subsidiaries hold, and are in compliance with the terms of, all material permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for the current or proposed conduct of their respective businesses ('Parent Permits'), (ii) no fact exists or event has occurred, and no action or proceeding is pending or, to the Actual Knowledge of Parent threatened, that has a reasonable possibility of resulting in a revocation, non-renewal, termination, suspension or other material impairment of any material Parent Permits, (iii) the businesses of Parent and its Subsidiaries are not being conducted in material violation of any Applicable Law, and (iv) to the Actual Knowledge of Parent (x) no investigation or review by any Governmental Entity with respect to Parent or its Subsidiaries is pending or threatened and (y) no Governmental Entity has indicated an intention to conduct the same.

     Section 5.11 Information in Disclosure Documents and Registration Statement. None of the information to be supplied by or on behalf of Parent or Sub for inclusion in (i) the Registration Statement or (ii) the Proxy Statement will, in the case of the Registration Statement, at the time it becomes effective, at the time of the filing of any post-effective amendment thereto, and at the Effective Time, and, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the respective times of the meetings of stockholders of Parent to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, except that no representation is made by Parent with respect to statements made therein based on information supplied by the Company or its representatives for inclusion in the Registration Statement or the Proxy Statement or with respect to information concerning the Company or any of its Subsidiaries incorporated by reference in the Registration Statement or the Proxy Statement.

     Section 5.12 Vote Required. The affirmative vote of the holders of a majority of the shares of Parent Common Stock present in person or represented by proxy at the stockholders meeting of Parent described in Section 7.4(b) (provided that the shares so present or represented constitute a majority of the outstanding shares of Parent Common Stock) is the only vote of the holders of any class or series of Parent capital stock necessary to approve the Merger and the issuance of shares of Parent Common Stock pursuant thereto. The affirmative vote of Parent, as the sole stockholder of all outstanding shares of Sub Common Stock, is the only vote of the holders of any class or series of Sub capital stock necessary to approve the Merger. The Board of Directors of Parent (at a meeting duly called and held) has by the unanimous vote of the directors present
(i) approved this Agreement and the Irrevocable Proxy and Termination Rights Agreement, (ii) determined that the transactions contemplated hereby are fair to and in the best interests of the holders of Parent Common Stock, (iii)

determined to recommend this Agreement, the Merger and the other transactions contemplated hereby to such holders for approval and adoption and (iv) caused Parent, as the sole stockholder of Sub, to approve and adopt this Agreement and the Irrevocable Proxy and Termination Rights Agreement. The Board of Directors of Sub (by unanimous written consent) has approved this Agreement and the Irrevocable Proxy and Termination Rights Agreement.

     Section 5.13 Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Smith Barney Inc., dated August 1, 1997, substantially to the effect that as of such date, the Exchange Ratio is fair to Parent from a financial point of view, the material terms of which opinion have been disclosed to the Company.

     Section 5.14 Accounting Matters. None of Parent, any of its Subsidiaries or, to the Actual Knowledge of Parent, any of their respective directors, officers or stockholders, has taken any action which would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases pursuant thereto and the pronouncements of the SEC.

     Section 5.15 Brokers. Except for Smith Barney Inc., no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub, and Parent has disclosed to the Company the material terms of the agreement pursuant to which Smith Barney Inc. is entitled to its fee.

     Section 5.16 Acceleration of Parent Stock Options. Since December 31, 1995, except as set forth on Schedule 5.16, the Parent has not in any manner accelerated or provided for the acceleration of the vesting or exercisability of, or otherwise modified the terms and conditions applicable to, any outstanding option to purchase Parent Common Stock ('Parent Stock Options'), whether set forth in the governing stock option plans of the Parent, a stock option grant, award or other agreement or otherwise. Except as set forth on
Schedule 5.16, none of the awards, grants or other agreements pursuant to which Parent Stock Options were issued have provisions which accelerate the vesting or right to exercise such options upon the execution of this Agreement (including the documents attached as Exhibits hereto), the consummation of the transactions contemplated hereby (or thereby) or any other 'change of control' events.

     Section 5.17 Parent Subsidiaries. Schedule 5.17 contains a complete and accurate list of all Subsidiaries of the Parent (other than inactive subsidiaries the assets of which are de minimis). Each Subsidiary of Parent listed on Schedule 5.17 that is a corporation is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Subsidiary of Parent listed on Schedule 5.17 that is a partnership or limited liability company is duly formed and validly existing under the laws of its jurisdiction of formation. Each Subsidiary of Parent listed on Schedule 5.17 has the corporate, partnership or limited liability company power, as the case may be, to carry on its business as it is now being conducted or presently proposed to be conducted. Each Subsidiary of Parent is duly qualified as a foreign corporation, foreign partnership or a foreign limited liability company, as the case may be, authorized to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Parent Material Adverse Effect. All of the outstanding shares of capital stock of the Subsidiaries of Parent listed on Schedule 5.17 that are corporations are validly issued, fully paid and nonassessable. Except as set forth in the Parent SEC Reports, all of the outstanding shares of capital stock of, or other membership or ownership interests in, each Subsidiary of Parent are owned by the Parent or a Subsidiary of the Parent, in each case free and clear of any Liens.

     Section 5.18 Taxes. (a) Parent has heretofore delivered or will make available to the Company true, correct and complete copies of the consolidated federal, state, local and foreign income, franchise, sales and other Tax Returns filed by Parent and its Subsidiaries for each of Parent's 1995, 1994, 1993 and 1992 fiscal years, inclusive. Except as set forth on Schedule 5.18, Parent has duly filed, and each Subsidiary of Parent has duly filed, all material federal, state, local and foreign income, franchise, sales and other Tax Returns required to be filed by Parent or any of its Subsidiaries. All such Tax Returns are true, correct and complete, in all material respects, and Parent and its Subsidiaries have duly paid, all Taxes shown on such Tax Returns and has made adequate provision for payment of all accrued but unpaid material Taxes anticipated in respect of all periods since the periods covered by such Tax Returns. Except as set forth on Schedule 5.18, all material deficiencies assessed as a result of any examination of Tax Returns of Parent or any of its Subsidiaries by federal, state, local or foreign tax authorities have been paid or reserved on the financial statements of Parent in accordance with GAAP consistently applied, and true, correct and complete copies of all revenue agent's reports, '30-day letters,' or '90-day letters' or similar written statements proposing or asserting any Tax deficiency against Parent or any of its Subsidiaries for any open year have been heretofore delivered to the Company. Parent has heretofore delivered or will make available to the Company true, correct and complete copies of all written tax-sharing agreements and written descriptions of all such unwritten agreement or arrangements to which Parent or any of its Subsidiaries is a party. Except as set forth in Schedule 5.18, no material issue has been raised during the past five years by any federal, state, local or foreign taxing authority which, if raised with regard to any other period not so examined, could reasonably be expected to result in a proposed material deficiency for any other period not so examined. Except as disclosed in Schedule
5.18 hereof, neither Parent nor any of its Subsidiaries has granted any extension or waiver of the statutory period of limitations applicable to any claim for any material Taxes. The consolidated federal income tax returns of Parent and its Subsidiaries have been examined by and settled with the Internal Revenue Service (the 'Service') for all years through 1989. Except as set forth in Schedule 5.18, (i) neither Parent nor any of Parent's Subsidiaries is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any 'excess parachute payments' within the meaning of Section 28OG of the Code; (ii) no consent has been filed under
Section 341(f) of the Code with respect to any of Parent or the Subsidiaries of Parent; (iii) neither Parent nor any of the Subsidiaries of Parent has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code; and (iv) neither Parent nor any of the Subsidiaries of Parent has issued or assumed any corporate acquisition indebtedness, as defined in Section 279(b) of the Code. Parent and each Subsidiary of Parent have complied (and until the Effective Time will comply) in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

     Section 5.19 Title to Properties; Encumbrances. Except as described in the following sentence, each of Parent and its Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all of its material properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the consolidated balance sheet of Parent and its Subsidiaries as of March 29, 1997 included in Parent's Quarterly Report on Form 10-Q for the period ended on such date (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since March 29, 1997). None of such properties or assets are subject to any Liens (whether absolute, accrued, contingent or otherwise), except (i) as specifically set forth in the Parent SEC Reports and (ii) minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of any of Parent and its Subsidiaries.

     Section 5.20  Intellectual Property.

     (a) Except as set forth on Schedule 5.20(a), Parent and its Subsidiaries are the sole and exclusive owners of all material patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, registrations for and applications for registration of trademarks, service marks and copyrights, technology and know-how, rights in computer software and other proprietary rights and information and all technical and user manuals and documentation made or used in connection with any of the foregoing used or held for use in connection with the businesses of Parent or any of its Subsidiaries as currently conducted (collectively, the 'Parent Intellectual Property'), free and clear of all Liens except as set forth on Schedule 5.20 and except minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the value of the Parent Intellectual Property subject thereto and do not impair the operations of any of Parent and its Subsidiaries.

     (b) All grants, registrations and applications for Parent Intellectual Property that are used in and are material to the conduct of the business of Parent and its Subsidiaries (i) are valid, subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and (ii) have not lapsed, expired or been abandoned, and no grant, registration or license therefor is the subject of any legal or governmental proceeding before any registration authority in any jurisdiction.

     (c) Each of Parent and its Subsidiaries owns or has the right to use all of the material Parent Intellectual Property used by it or held for use by it in connection with its business. To the Actual Knowledge of Parent, there are no conflicts with or infringements of any Parent Intellectual Property by any third party. The conduct of the business of Parent and its Subsidiaries does not conflict with or infringe in any way any proprietary right of any third party, which conflict or infringement would have a Parent Material Adverse Effect, and there is no claim, suit, action or proceeding pending or, to the Actual Knowledge of Parent, threatened against Parent or any of its Subsidiaries (i) alleging any such conflict or infringement with any third party's proprietary rights, or (ii) challenging the ownership, use, validity or enforceability of the Parent Intellectual Property.

     Section 5.21  Employee Benefit Plans; ERISA.

     (a) Each 'employee benefit plan,' within the meaning of Section 3(3) of ERISA, and any other material employee benefit plan, arrangement or agreement, that is maintained, or was maintained at any time during the five (5) calendar years preceding the date of this Agreement (the 'Parent Plans'), by the Parent or by any trade or business, whether or not incorporated (a 'Parent ERISA Affiliate'), which together with the Parent would be deemed a 'single employer' within the meaning of Section 4001 of ERISA or under Section 414(b), (c), (m) or
(o) of the Code is and has been maintained and operated in compliance with its terms and applicable law, including without limitation, ERISA and the Code; each of the Parent Plans intended to be 'qualified' within the meaning of Section 401(a) of the Code is so qualified and has been qualified since its inception.

     (b) None of the Parent, any Parent ERISA Affiliate, or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation any, 'multiemployer plan' (within the meaning of Sections (3)(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), or any single employer pension plan and no Parent Plan is a multiple employer plan described in Section 413 of the Code. All contributions or other amounts payable by the Parent as of the Effective Time with respect to each Parent Plan in respect of current or prior plan years have been either paid or accrued on the balance sheet of the Parent. There are no pending, threatened or, to the Actual Knowledge of the Parent, anticipated claims, lawsuits, arbitrations or other actions (other than non-material routine claims for benefits) by, on behalf of or against any of the Parent Plans, any trustee or fiduciaries thereof or any trusts related thereto. No Parent Plan currently is under audit or investigation by the Internal Revenue Service, U.S. Department of Labor, or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax or penalty. With respect to each Parent Plan that is funded mostly or partially through an insurance policy, neither the Parent nor any Parent ERISA Affiliate has any material liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent material liability arising wholly or partially out of events occurring on or before the Effective Time.

     (c) Neither the Parent nor any Parent ERISA Affiliate, nor any Parent Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Parent or any Parent ERISA Affiliate, any Parent Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Parent Plan or any such trust that is a 'prohibited transaction,' within the meaning of Section 4975 of the Code and
Section 406 of ERISA, other than a prohibited transaction that has been corrected and with respect to which all taxes and penalties have been paid prior to the date hereof. No Parent Plan provides benefits (whether or not insured), with respect to current or former employees of the Parent or any Parent ERISA Affiliate beyond their retirement or other termination of service other than benefits under any 'employee pension plan,' as that term is defined in Section 3(2) of ERISA, qualified under Section 401(a) of the Code or under Section 4980B of the Code. The consummation of the transactions contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay, unemployment compensation, termination pay, or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director, shareholder, or beneficiary of the Parent (whether current, former, or retired) or their beneficiaries solely by reason of such transactions.

     Section 5.22 Environmental Laws and Regulations. Except as would not reasonably be likely to have a Parent Material Adverse Effect, or except as set forth on Schedule 5.22:

     (a) (i) Parent and its Subsidiaries are and have been, in all material respects, in compliance with, and there are no outstanding written allegations or, to the Actual Knowledge of Parent, oral allegations, by any person or entity that Parent or its Subsidiaries has not been in compliance with, all Environmental Laws and (ii) Parent and its Subsidiaries currently hold all material permits, licenses, registrations and other governmental authorizations (including exemptions, waivers, and the like) and financial assurance required under Environmental Laws for Parent and its Subsidiaries to operate their businesses as currently conducted.

     (b) (i) There is no friable asbestos-containing material in or on any real property currently owned, leased or operated by Parent or its Subsidiaries and
(ii) there are and, to the Actual Knowledge of Parent, have been no underground storage tanks (whether or not required to be registered under any applicable law), dumps, landfills, lagoons, surface impoundments, injection wells or other land disposal units in or on any property currently owned, leased or operated by Parent or its Subsidiaries.

     (c) (i) Neither Parent nor its Subsidiaries has received (x) any written communication from any person stating or alleging that any of them may be a potentially responsible party under any Environmental Law (including, without limitation, the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended) with respect to any actual or alleged environmental contamination or (y) any request for information under any Environmental Law from any Governmental Entity with respect to any actual or alleged material environmental contamination; and (ii) neither of Parent, nor its Subsidiaries nor any Governmental Entity is conducting or has conducted (or, to the Actual Knowledge of the Parent, is threatening to conduct) any environmental remediation or investigation.

     (d) To the Actual Knowledge of Parent, all real properties formerly owned, used, leased, occupied, managed or operated by Parent or its Subsidiaries complied, in all material respects, with the Environmental Laws during Parent's or its Subsidiaries' tenure thereat and, to the Actual Knowledge of Parent there are no environmental liabilities associated therewith that are reasonably likely to result in a Parent Material Adverse Effect.

     Section 5.23 Labor Matters. Neither Parent nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other understanding with a labor union or labor organization and, to the Actual Knowledge of Parent, there is no activity involving any employees of Parent or its Subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity.

     Section 5.24 Affiliate Transactions. Except as set forth in Schedule 5.24 or as disclosed in Parent SEC Reports, there are no, and since January 1, 1996 there have not been any, material Contracts or other transactions between the Parent or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Parent or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of the Parent or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

     Section 5.25 Tax Matters. Parent knows of no fact or circumstance which is reasonably likely to cause the Merger to be treated other than as a tax-free reorganization under Section 368(a) of the Code.

     Section 5.26 Accounts Receivable. All of the accounts and notes receivable of the Parent and its Subsidiaries set forth on the books and records of the Parent net of the applicable reserves reflected on the books and records of the Parent and in the financial statements included in the Parent SEC Reports): (i) represent sales actually made in the ordinary course of business for goods or service delivered or rendered to unaffiliated customers in bona fide arm's length transactions, (ii) constitute valid claims, and (iii) are good and collectible, at the aggregate recorded amounts thereof (net of such reserves) without right of recourse, defense, deduction, return of goods, counterclaim, or offset and have been or will be collected in the ordinary course of business and consistent with past experience.

     Section 5.27 Inventory. All inventory of the Parent and its Subsidiaries is (net of the applicable reserves reflected on the books and records of the Parent and in the financial statements included in the Parent SEC Reports) of merchantable quality, free of defects in workmanship or design and is usable and salable at normal profit margins and in accordance with historical sales practices in the ordinary course of the business of the Parent and its Subsidiaries. The inventory (net of such reserves) does not include any items which are obsolete, damaged, excessive, below standard quality or slow moving (i.e., items that are for discontinued or expected to be discontinued product lines, or items that have not been used or sold within 12 months prior to the date hereof).

                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

     Section 6.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, unless Parent shall otherwise agree in writing, or as otherwise expressly contemplated by this Agreement:

          (a) the Company shall conduct, and cause each of its Subsidiaries to conduct, its business only in the ordinary and usual course consistent with past practice, and the Company shall use, and cause each of its Subsidiaries to use, its reasonable efforts to preserve intact the present business organization, keep available the services of its present officers and key employees, and preserve the goodwill of those having business relationships with it;

          (b) the Company shall not, nor shall it permit any of its Subsidiaries to, (i) amend its charter, bylaws or other organizational documents, (ii) split, combine or reclassify any shares of its outstanding capital stock,
     (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or

     (iv) directly or indirectly redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of its Subsidiaries;

          (c) except as provided in Schedule 6.1(c), the Company shall not, nor shall it permit any of its Subsidiaries to, (i) authorize for issuance, issue or sell or agree to issue or sell any shares of, or Rights to acquire or which are convertible into any shares of, its capital stock or shares of the capital stock of any of its Subsidiaries (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except for the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and the issuance of options in connection with the hiring of sales representatives consistent with past practices; (ii) merge or consolidate with another entity; (iii) acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary and usual course of business and consistent with past practice or otherwise enter into any material contract, commitment or transaction outside the ordinary and usual course of business consistent with past practice; (iv) sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its assets outside the ordinary and usual course of business and consistent with past practice; (v) incur, assume or prepay any material indebtedness or any other material liabilities other than in the ordinary course of business and consistent with past practice; (vi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than a Subsidiary of the Company, in each case in the ordinary course of business and consistent with past practice; (vii) make any loans, advances or capital contributions to, or investments in, any other person, other than to Subsidiaries of the Company; (viii) authorize or make capital expenditures in excess of the amounts currently budgeted therefor; (ix) permit any insurance policy naming the Company or any Subsidiary of the Company as a beneficiary or a loss payee to be cancelled or terminated other than in the ordinary course of business; or (x) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (d) the Company shall not, nor shall it permit its Subsidiaries to,
     (i) adopt, enter into, terminate or amend (except as may be required by Applicable Law) any Company Plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases in salaried compensation in the ordinary course of business consistent with past practice, or (iii) take any action to fund or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or other Company Plan (including the Company Stock Options);

          (e) the Company shall not, nor shall it permit its Subsidiaries to, take any action with respect to, or make any material change in, its accounting or tax policies or procedures, except as required by law or to comply with GAAP;

          (f) the Company shall not (i) take or allow to be taken any action which would jeopardize the treatment of Parent's acquisition of the Company as a pooling of interests for accounting purposes; or (ii) take any action which would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     Section 6.2 Conduct of Business by Parent Pending the Merger. Prior to the Effective Time, unless the Company shall otherwise agree in writing, and except as otherwise expressly contemplated by this Agreement:

          (a) Parent shall conduct its business and the business of its Subsidiaries in a manner designed, in the good faith judgment of its Board of Directors, to enhance the long-term value of the Parent Common Stock and the business prospects of Parent and Subsidiaries;


          (b) Parent shall not (i) split, combine or reclassify any shares of its outstanding capital stock; or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property;

          (c) Parent shall not authorize for issuance, issue or sell or agree to issue or sell any shares of, or Rights to acquire or which are convertible into any shares of, its capital stock, except for (i) the issuance of shares of Parent Common Stock (x) upon the exercise of stock options or other Rights outstanding on the date of this Agreement, or (y) upon the exercise of Rights described in the immediately following clause (ii) or (z) upon the conversion of the Parent Preferred Stock in accordance with its present terms, (ii) the issuance of Rights or shares of Parent Common Stock pursuant to existing employee benefit plans or arrangements in a manner consistent with past practice, and (iii) the issuance of shares of Parent Common Stock or Rights in connection with arm's length transactions with non-affiliates;

          (d) neither Parent nor Sub shall (i) take or allow to be taken any action which would jeopardize the treatment of Parent's acquisition of the Company as a pooling of interests for accounting purposes; or (ii) take any action which would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     Section 6.3 Conduct of Business of Sub. During the period from the date of this Agreement to the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement. It is understood that Sub was formed by Parent solely for the purpose of effecting the Merger, and that Sub will have no material assets and no material liabilities prior to the Merger.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

     Section 7.1 Access and Information. Each of the Company and Parent shall (and shall cause its Subsidiaries and its and those of their respective officers, directors and employees whose names appear on Schedule 7.1, auditors and agents to) afford to the other and to the other's officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its books and records and its properties, plants and personnel and, during such period, each shall furnish promptly to the other a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Unless otherwise required by law, each party agrees that it (and its Subsidiaries and its and their respective representatives) shall hold in confidence all non-public information so acquired in accordance with the terms of the confidentiality agreement, dated July 1, 1997, between Parent and the Company (the 'Confidentiality Agreement').

     Section 7.2  No Solicitation.

     (a) Prior to the Effective Time, the Company agrees that neither it, any of its Subsidiaries or its affiliates, nor any of the respective directors, officers, employees, agents or representatives of the foregoing will, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or any material Subsidiary of the Company or the acquisition of any securities of the Company or all or any material assets (including stock of a subsidiary) of the Company and the Subsidiaries of the Company taken as a whole (an 'Acquisition Transaction') or negotiate, explore or otherwise engage in discussions with any person (other than Parent and its representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided, however, that the Company may, in response to an unsolicited written proposal from a third party with respect to an Acquisition Transaction, furnish information to and engage in discussions with such third party, in each case only if the Board of Directors of the Company determines in good faith by a majority vote, after consultation with its financial advisors and based upon the advice of outside counsel to the Company, that failing to take such action would result in a breach of the fiduciary duties of the Board of Directors and, prior to taking such action, the Company (i) provides reasonable notice to Parent to the effect that it is taking such action and (ii) receives from such corporation, partnership, person or other entity or group (and delivers to Parent) an executed confidentiality agreement in reasonably customary form. The Company agrees that as of the date hereof, it, its Subsidiaries and affiliates, and the respective directors, officers, employees, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than Parent and its representatives) conducted heretofore with respect to any Acquisition Transaction. The Company agrees to immediately advise Parent in writing of any inquiries or proposals (or desire to make a proposal) received by any such information requested from, or any such negotiations or discussions sought to be initiated or continued with, any of it, its Subsidiaries or affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a person (other than Parent and its representatives) with respect to an Acquisition Transaction, and the terms thereof, including the identity of such third party, and to update on an ongoing basis or upon Parent's request, the status thereof, as well as any actions taken or other developments pursuant to this Section 7.2(a). Notwithstanding anything in the foregoing provisions of this Section 7.2(a) to the contrary: (i) the Company shall not disclose any information received by it or any of its directors, officers, employees, agents or representatives pursuant to the Confidentiality Agreement or any other confidentiality or other similar agreement between the Company and Parent to any person in violation of such agreement and (ii) the Company shall not be obligated to disclose to Parent any confidential information provided to the Company by any third party in violation of any law or any confidentiality agreement between the Company and such third party provided for in this Section 7.2.

     (b) Except as set forth in this Section 7.2(b), the Board of Directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Parent or the Sub, the approval or recommendation by the Board of Directors of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Transaction or
(iii) cause the Company to enter into any agreement with respect to any Acquisition Transaction. Notwithstanding the foregoing, in the event that prior to the Effective Time the Board of Directors of the Company determines in its good faith reasonable judgment, by a majority vote, after consultation with its financial advisors, that the Acquisition Transaction is more favorable to the stockholders of the Company than the Merger and, based upon the advice of outside counsel to the Company, that such action is required by the fiduciary duties of the Board of Directors, the Board of Directors of the Company may withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend such Acquisition Transaction or (subject to Section 9.2(b)) cause the Company to enter into an agreement with respect to such Acquisition Transaction, but only if the Company gives Parent at least five business days' prior written notice thereof, during which time Parent may make, and, in such event, the Company shall in good faith consider, a counter proposal to such Acquisition Transaction.

     Section 7.3 Registration Statement. As promptly as practicable, Parent and the Company shall in consultation with each other prepare and file with the SEC the Proxy Statement and Parent in consultation with the Company shall prepare and file with the SEC the Registration Statement. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable. Parent shall also use its reasonable best efforts to take any action required to be taken under state securities or 'blue sky' laws in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement in the Merger. The Company shall furnish Parent with all information concerning the Company and the holders of its capital stock and shall take such other action as Parent may reasonably request in connection with the Registration Statement and the issuance of shares of Parent Common Stock. If at any time prior to the Effective Time any event or circumstance relating to Parent, any Subsidiary of Parent, the Company, any Subsidiary of the Company, or their respective officers or directors, should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, such party shall promptly inform the other thereof and take appropriate action in respect thereof. Neither Parent nor Company shall distribute any written material that would constitute a 'prospectus' relating to the Merger other than in compliance with the Securities Act or any applicable state's securities laws.

     Section 7.4  Proxy Statements; Stockholder Approvals.

     (a) The Company, acting through its Board of Directors, shall, subject to and in accordance with applicable law and its Certificate of Incorporation and By-Laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of the holders of Company Common Stock for the purpose of voting to approve and adopt this Agreement and the transactions contemplated hereby, and, subject to the fiduciary duties of the Board of Directors of the Company under applicable law as advised by outside legal counsel, (i) recommend approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company and include in the Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval.

     (b) Parent, acting through its Board of Directors, shall, subject to and in accordance with applicable law and its Certificate of Incorporation and By-Laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of the holders of Parent Common Stock for the purpose of voting to approve and adopt this Agreement and the transactions contemplated hereby, and, subject to the fiduciary duties of the Board of Directors of Parent under applicable law as advised by outside counsel, (i) recommend approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of Parent and include in the Proxy Statement such recommendation, and (ii) take all reasonable and lawful action to solicit and obtain such approval.

     (c) Parent and the Company, as promptly as practicable (or with such other timing as they mutually agree), shall cause the definitive Proxy Statement to be mailed to their stockholders.

     (d) At or prior to the Closing, each of Parent and the Company shall deliver to the other a certificate of its Secretary setting forth the voting results from its stockholder meeting.

     Section 7.5  Compliance with the Securities Act.

     (a) At least 45 days prior to the Effective Time, each of Parent and the Company shall cause to be delivered to the other a list identifying all persons who were, in its reasonable judgment, at the record date for its stockholders' meeting convened in accordance with Section 7.4 hereof, 'affiliates' of such party as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the 'Affiliates').

     (b) Each of Parent and the Company shall use its reasonable best efforts to cause each person who is identified as one of its Affiliates in its list referred to in, Section 7.5(a) above to deliver to Parent (with a copy to the Company), at least 30 days prior to the Effective Time, a written agreement, in the form attached hereto as Exhibit B-1, in the case of Affiliates of Parent, and in the form attached hereto as Exhibit B-2, in the case of Affiliates of the Company (the 'Affiliate Agreement').


     (c) If any Affiliate of the Company refuses to provide an Affiliate Agreement, Parent may place appropriate legends on the certificates evidencing the shares of Parent Common Stock to be received by such Affiliate pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for shares of Parent Common Stock to the effect that the shares of Parent Common Stock received by such Affiliate pursuant to this Agreement may be sold, transferred or otherwise conveyed only (i) pursuant to an effective registration statement under the Securities Act, (ii) in compliance with Rule 145 promulgated under the Securities Act, or (iii) pursuant to another exemption under the Securities Act.

     Section 7.6 Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, the obtaining of all necessary waivers, consents and approvals and the effecting of all necessary registrations and filings. Without limiting the generality of the foregoing, as promptly as practicable, the Company, Parent and Sub shall make all filings and submissions under the HSR Act as may be reasonably required to be made in connection with this Agreement and the transactions contemplated hereby and the Company shall use its reasonable best efforts to cause any affiliate of the Company who is required to make a filing or submission under the HSR Act in connection with this Agreement and the transactions contemplated hereby to do so promptly. Subject to the Confidentiality Agreement, the Company will furnish to Parent and Sub, and Parent and Sub will furnish to the Company, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Subject to the Confidentiality Agreement, the Company will provide Parent and Sub, and Parent and Sub will provide the Company, with copies of all material written correspondence, filings and communications (or memoranda setting forth the substance thereof) between such party or any of its representatives and any Governmental Entity, with respect to the obtaining of any waivers, consent or approvals and the making of any registrations or filings, in each case that is necessary to consummate the Merger and the other transactions contemplated hereby. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of Parent and the Surviving Corporation shall take all such necessary action.

     Section 7.7 Irrevocable Proxy and Termination Rights Agreement. Concurrently herewith, and as an essential inducement for Parent's entering into this Agreement, Parent and Sub are entering into the Irrevocable Proxy and Termination Rights Agreement with certain holders of the Company Common Stock with respect to all such shares of Company Common Stock held by such holders.

     Section 7.8 Company Stock Options. To the extent permitted by the respective terms of the Company Stock Options and the plans under which they were issued, at the Effective Time, each of the Company Stock Options (and, solely with respect to such options, the applicable option plans pursuant to which such options were issued) which is outstanding immediately prior to the Effective Time shall be assumed by Parent and converted automatically into an option to purchase shares of Parent Common Stock (a 'New Option') in an amount and at an exercise price determined as provided below:

          (a) The number of shares of Parent Common Stock to be subject to the New Option shall be equal to the product of the number of shares of Company Common Stock remaining subject (as of immediately prior to the Effective
     Time) to the original option and the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

          (b) The exercise price per share of Parent Common Stock under the New Option shall be equal to the exercise price per share of Company Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded down to the nearest cent.

     The adjustment provided herein with respect to any options which are 'incentive stock options' (as defined in Section 422 of the Code) shall be modified to the extent required to comply with Section 424(a) of the Code and the applicable Treasury regulations. After the Effective Time, each New Option shall be exercisable and shall vest upon the same terms and conditions as were applicable to the related Company Stock Option immediately prior to the Effective Time, except that all references to the Company shall be deemed to be references to Parent. Parent shall file with the SEC a registration statement on Form S-8 (or other appropriate form) or a post-effective amendment to the Registration Statement and shall take any action required to be taken under state securities 'blue sky' laws for purposes of registering all shares of Parent Common Stock issuable after the Effective Time upon exercise of the New Options, and shall use all reasonable efforts to have such registration statement or post-effective amendment (or a successor or replacement registration statement) become effective with respect thereto as promptly as practicable after the Effective Time.

     Section 7.9 Public Announcements. Each of Parent, Sub, and the Company agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement (including the Exhibits hereto) or the transactions contemplated hereby (or thereby) without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law or by obligations imposed pursuant to any listing agreement with any national securities exchange and (ii) the party making such disclosure has first used its reasonable best efforts to consult with (but not obtain the consent of) the other party about the form and substance of such disclosure.

     Section 7.10 Expenses. Except as otherwise set forth in Section 9.2(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement (including the Exhibits hereto) and the transactions contemplated hereby (and thereby) shall be paid by the party incurring such expenses, except that (i) the expenses incurred in connection with printing the Registration Statement and the Proxy Statement and (ii) the filing fee with the SEC relating to the Registration Statement or the Proxy

Statement will be shared equally by Parent and the Company and the filing fee in connection with filings under the HSR Act by Parent or the Company (but not any Affiliate of the Company) shall be the expense solely of Parent.

     Section 7.11 Listing Application. Parent will use its reasonable best efforts to cause the shares of Parent Common Stock to be issued pursuant to this Agreement in the Merger (as well as the shares of Parent Common Stock issuable after the Effective Time upon exercise of the New Options) to be listed for quotation and trading on the NASDAQ National Market.

     Section 7.12 Supplemental Disclosure. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this

Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 7.12 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VIII of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

     Section 7.13  Letters of Accountants.

     (a) Parent shall use all reasonable efforts to cause to be delivered to the Company (i) a letter of BDO Seidman LLP, Parent's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, which letter shall be brought down to the Effective Time, and (ii) the letter referred to in 8.2(d).

     (b) The Company shall use all reasonable best efforts to cause to be delivered to Parent a letter of Deloitte & Touche LLP, the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, which letter shall be brought down to the Effective Time.

     Section 7.14 Directors of Parent. Parent agrees that, promptly after the Effective Time, Parent shall take such action as may be necessary to cause either Robert J. Sullivan or Timothy J. Sullivan (or if both Robert J. Sullivan and Timothy J. Sullivan are unwilling or unable to serve, then Timothy J.

Sullivan's designee, which designee shall be reasonably acceptable to Parent), to be nominated for election to Parent's Board of Directors, and to use its reasonable best efforts to cause such individual to be elected to Parent's Board of Directors.

     Section 7.15  Indemnification.

          (a) Parent agrees that all rights to indemnification existing as of the date of this Agreement in favor of the employees, agents, directors or officers ('Indemnified Persons') of the Company, as provided in the Company's articles of incorporation, as amended, and bylaws, as amended ('Organic Documents') of the Company or in any written agreement between the Company and an Indemnified Person ('Indemnification Agreements') listed on Schedule 7.15 (true and complete copies of which have been delivered to Parent), shall survive the Effective Date and shall continue in full force and effect as obligations of the Parent for a period not less than six years from the Effective Date. Parent shall cause Surviving Corporation on the Effective Date not to cause or permit the amendment of such provisions of the Organic Documents for a period of not less than six years from the Effective Date.

          (b) Parent shall use its reasonable best efforts to maintain in effect (for at least six years from the Effective Time in the case of claims made policies) directors' and officers' liability insurance policies providing coverage in an aggregate amount of at least $4,000,000 and with a carrier(s) having a Best's rating of at least 'A' covering directors and officers of the Company serving as of or after December 1, 1990 with respect to claims arising from occurrences prior to or at the Effective Time (including the transactions contemplated by or related to this Agreement).

     Section 7.16 Solicitation of Employees and Representatives. Each of Parent and the Company agrees that, subject to the last sentence of this Section 7.16, (i) for a period beginning on the Termination Date, if any, and ending on the 6 month anniversary of such date, it will not hire any individual who at any time during the three month period preceding the date of this Agreement was, or who at any time on or after the date of this Agreement is, an employee or independent sales representative of the other party and (ii) for a period beginning on the Termination Date, if any, and ending on the 12-month anniversary of such date, it will not directly or indirectly solicit any such individual of the other party. Notwithstanding the foregoing, each party may place advertisements in publications of general circulation to recruit personnel, provided such publications containing such advertisements are distributed solely through the customary and public distribution channels of the publication. The covenants provided for in this Section 7.16 shall not apply to any party from and after the time that such party becomes entitled to receive a fee pursuant to Section 9.2(b), (c) or (d).

                                  ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 8.1   Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) HSR Approval. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the U.S. Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated.

          (b) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by (i) the requisite vote (as described in Section 4.18) of the stockholders of the Company and (ii) by the requisite vote (as described in Section 5.12) of the stockholders of Parent, in each case, in accordance with applicable law.

          (c) NASDAQ Listing. The shares of Parent Common Stock issuable to the holders of Company Common Stock pursuant to this Agreement in the Merger shall have been authorized for listing on the NASDAQ National Market, upon official notice of issuance.

          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

          (e) No Order. No Governmental Entity (including a federal or state court) of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or any transaction contemplated by this Agreement; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

          (f) Approvals. Other than the filing of Merger documents in accordance with the WBCL, all authorizations, consents, waivers, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain, make or occur would individually or in the aggregate have a material adverse effect at or after the Effective Time on (i) Parent and its Subsidiaries or (ii) the Surviving Corporation and its Subsidiaries shall have been obtained, been filed or have occurred. Parent shall have received all state securities or 'blue sky' permits and other authorizations necessary to issue the shares of Parent Common Stock pursuant to this Agreement in the Merger.

          (g) Litigation. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which enjoins, restrains or prohibits the transactions contemplated hereby, including the consummation of the Merger or has the effect of making the Merger illegal and which is in effect at the Effective Time (each party agreeing to use its best efforts to have any such injunction or order lifted).

          (h) Statutes. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger or has the effect of making the Merger illegal.

          (i) Market Events. There shall not have occurred and be continuing any general suspension or limitation of trading in Parent Common Stock (exclusive, however, of any temporary suspension pending an ensuing public announcement) or in securities generally on the NASDAQ National Market.

     Section 8.2 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by Parent:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date hereof and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made at and as of the Effective Time, except, in each case, to the extent that the aggregate effect of all such breaches or misrepresentations does not and would not reasonably be expected to have a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

     (b) Performance of Obligations of the Company. Each of the Company and its Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

     (c) Affiliate Agreements. Parent shall have received the Affiliate Agreements from each of the Affiliates of the Company, as contemplated in
Section 7.5.

     (d) 'Pooling Letter'. Parent shall have received from BDO Seidman LLP a letter, dated the Closing Date and addressed to Parent, to the effect that, subject to customary qualifications, the Merger qualifies for pooling of interests treatment for financial reporting purposes in accordance with GAAP, and Parent shall have received from the Company, with the consent of Deloitte & Touche LLP, a copy of a letter, dated the Closing Date, of Deloitte & Touche LLP addressed to the Company to the effect that, subject to customary qualifications, the Merger qualifies for pooling of interests for financial reporting purposes in accordance with GAAP.

     (e) Tax Opinion of Counsel. Parent shall have received an opinion of Proskauer Rose LLP, tax counsel to Parent, in form and substance reasonably satisfactory to Parent, dated as of the Effective Time, substantially to the effect that no gain or loss will be recognized by the Company, Parent or Sub as a result of the Merger.

     (f) Letters of Resignation. Parent and Sub shall have received letters of resignation addressed to the Company from the members of the Company's board of directors, which resignations shall be effective as of the Effective Time.

     (g) Legal Opinion. Parent shall have received an opinion, dated the Closing Date, of Wolfe, Wolfe & Ryd, counsel to the Company, substantially to the effect set forth in Exhibit C hereto, subject to assumptions, qualifications and limitations reasonably satisfactory to Parent. In such opinion Wolfe, Wolfe & Ryd may rely on an opinion of local counsel as to matters of Wisconsin law, provided that such local counsel and its opinion are reasonably satisfactory to Parent and a copy of such counsel's opinion is attached to Wolfe, Wolfe & Ryd's opinion.

     Section 8.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

     (a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date hereof and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made on and as of the Effective Time, except, in each case, to the extent that the aggregate effect of all such breaches or misrepresentations does not and would not reasonably be expected to have a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

     (b) Performance of Obligations of Parent and Sub. Each of Parent and Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

     (c) Legal Opinion. The Company shall have received the opinion, dated as of the Effective Time, of Proskauer Rose LLP, counsel to Parent, substantially to the effect set forth in Exhibit D hereto, subject to assumptions, qualifications and limitations reasonably satisfactory to the Company. In such opinion Proskauer Rose LLP may rely on an opinion of local counsel as to matters of Wisconsin law, provided that such local counsel and its opinion are reasonably satisfactory to the Company and a copy of such counsel's opinion is attached to Proskauer Rose LLP's opinion.

                                   ARTICLE IX
                                  TERMINATION

     Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Parent or the Company:

     (a) by mutual consent of Parent and the Company;

     (b) by either Parent or the Company, if (i) the Merger shall not have been consummated before January 31, 1998 or (ii) the approval of the stockholders of each of Parent and the Company required by Sections 5.12 and 4.18, respectively, shall not have been obtained at a meeting duly convened therefor or any adjournment thereof (unless, in the case of any such termination pursuant to this Section 9.1(b), the failure to so consummate the Merger by such date or to obtain such stockholder approval shall have been caused by the action or failure to act of the party (or its Subsidiaries) seeking to terminate this Agreement, which action or failure to act constitutes a breach of this Agreement); provided, however, that this Agreement may be extended not more than 90 days by Parent or the Company by written notice to the other party if the Merger shall not have been consummated solely as a result of the failure of any of the conditions set forth in Section 8.1(a) or Section 8.1(f) to be satisfied, but only if no permanent injunction or other order described in Section 9.1(c) shall have been issued and the failure of such conditions to be satisfied shall not have been caused by the action or failure to act of the party seeking to extend this Agreement, which action or failure to act constitutes a breach of this Agreement;

     (c) by either Parent or the Company, if any permanent injunction or action by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall have used all reasonable efforts to remove such injunction or overturn such action;

     (d) by Parent, if (i) there has been a breach of any representations or warranties of the Company set forth herein the effect of which individually or together with all other such breaches, is a Company Material Adverse Effect,
(ii) there has been a material breach of any covenant or agreement set forth in this Agreement on the part of the Company, which breach is not cured within 30 days after written notice of such breach is given by Parent to the Company,
(iii) the Board of Directors of the Company (x) withdraws or amends or modifies in a manner adverse to Parent or Sub its recommendation or approval in respect of this Agreement or the Merger, (y) makes any recommendation with respect to an Acquisition Transaction (including making no recommendation or stating an inability to make a recommendation), other than a recommendation to reject such Acquisition Transaction, or (z) takes any action that would be prohibited by
Section 7.2, (iv) any corporation, partnership, person or other entity or group (as defined in Section 13(d)(3) of the Exchange Act) ('Acquiring Person') other than Parent, or any affiliate or Subsidiary of Parent, shall have become the beneficial owner of more than 20% of the outstanding voting equity of the

Company (either on a primary or a fully diluted basis); provided, however that 'Acquiring Person' shall not include any corporation, partnership, person, other entity or group which beneficially owns as of the date hereof (either on a primary or a fully diluted basis) more than 20% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis) and which has not after the date hereof increased such ownership percentage by more than an additional 1% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis), or (v) any other Acquisition Transaction shall have occurred with any Acquiring Person other than Parent, or any affiliate or Subsidiary of Parent;

     (e) by the Company, if (i) there has been a breach of any representations or warranties of Parent set forth herein the effect of which individually or together with all other such breaches is a Parent Material Adverse Effect, (ii) there has been a material breach of any covenant or agreement set forth in this Agreement on the part of Parent, which breach is not cured within 30 days after written notice of such breach is given by the Company to Parent or (iii) such termination is necessary to allow the Company to enter into an Acquisition Transaction in accordance with the last sentence of Section 7.2(b) (provided that the termination described in this clause (iii) shall not be effective unless and until the Company shall have paid to Parent in full the fee described in Section 9.2(b);

     (f) by Parent, if the meeting of stockholders of the Company to vote upon this Agreement is canceled or is otherwise not held prior to January 31, 1998 (or such later date to which the date for termination of this Agreement pursuant to Section 9.1(b) has been extended in accordance with the terms thereof) except as a result of a judgment, injunction, order or decree of any competent authority or events or circumstances beyond the reasonable control of the Company;

     (g) by the Company, if the meeting of stockholders of the Parent to vote upon this Agreement is canceled or is otherwise not held prior to January 31, 1998 (or such later date to which the date for termination of this Agreement pursuant to Section 9.2(b) has been extended in accordance with the terms thereof) except as a result of a judgment, injunction, order or decree of any competent authority or events or circumstances beyond the reasonable control of the Parent; and

     (h) by the Company, if the average of the closing sale prices of a share of Parent Common Stock during the twenty (20) trading days preceding the third business day prior to the date of the mailing of the Proxy Statement is less than $25.00 per share.

     Section 9.2   Effect of Termination.

     (a) In the event of termination of this Agreement pursuant to this Article IX, the Merger shall be deemed abandoned and this Agreement shall forthwith become void, without liability on the part of any party hereto, except as provided in this Section 9.2, Section 7.1 (solely with respect to confidentiality), Section 7.10 and Section 7.16, and except that nothing herein shall relieve any party from liability for any breach of this Agreement.

     (b) If (x) Parent shall have terminated this Agreement pursuant to Sections 9.1(d)(iii), 9.1(d)(iv) or 9.1(d)(v) or (y) either (1) the Company shall have terminated this Agreement pursuant to Section 9.1(b) or (2) Parent shall have terminated this Agreement pursuant to Section 9.1(d)(i), 9.1(d)(ii) or 9.1(f) and, prior to or within six (6) months after any termination described in this clause (y), the Company (or any of its Subsidiaries) shall have directly or indirectly entered into a definitive agreement for, or shall have consummated, an Acquisition Transaction, or (z) the Company shall have terminated this Agreement pursuant to Section 9.1(e)(iii), then, in any of such cases, the Company shall pay Parent a termination fee of twelve million dollars ($12,000,000); provided, however, that any liquidated damage amounts previously paid by the Company to Parent pursuant to Section 9.2(c) shall be credited against the termination fee payable under this Section 9.2(b). Any fees payable under this Section 9.2(b) shall be paid in same day funds no later than: (i) five business days after a termination described in clause (x) of this Section 9.2(b); (ii) concurrently with or prior to the entering into of the definitive agreement for, or the consummation of, such Acquisition Transaction, in the case of a termination described in clause (y) of this Section 9.2(b); or (iii) concurrently with or prior to a termination described in clause (z) of this
Section 9.2(b). For the sake of clarity, the parties hereto expressly acknowledge that Parent shall not be entitled to a fee pursuant to this Section 9.2(b) if, prior to the time that Parent would otherwise be entitled to such fee, the Company shall have properly terminated this agreement pursuant to Sections 9.1(e)(i), 9.1(e)(ii) or 9.1(g).

     (c) If Parent shall have terminated this Agreement pursuant to Sections 9.1(d)(i), 9.1(d)(ii) or 9.1(f), then, in any of such cases, the Company shall pay to Parent, as liquidated damages and not as a penalty, seven million dollars ($7,000,000). Such liquidated damage amount shall be payable no later than five business days after such termination.

     (d) If the Company shall have terminated this Agreement pursuant to Sections 9.1(e)(i), 9.1(e)(ii) or 9.1(g), then, in either such case, Parent shall pay to the Company as liquidated damages and not as a penalty, seven million dollars ($7,000,000). Such liquidated damage amount shall be payable no later than five business days after such termination.

                                   ARTICLE X
                               GENERAL PROVISIONS

     Section 10.1 Amendment and Modification. At any time prior to the Effective Time, this Agreement may be amended, modified or supplemented only by written agreement (referring specifically to this Agreement) of Parent, Sub and the Company with respect to any of the terms contained herein; provided, however, that after any approval and adoption of this Agreement by the stockholders of Parent or the

Company, no such amendment, modification or supplementation shall be made which under applicable law requires the approval of such stockholders, without the further approval of such stockholders.

     Section 10.2 Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other,
(ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of such party.

     Section 10.3 Survivability; Investigations. The respective representations and warranties of Parent and the Company contained herein or in any certificates or other documents delivered prior to or as of the Effective Time (i) shall not be deemed waived or otherwise affected by any investigation made by any party hereto and (ii) shall not survive beyond the Effective Time. The covenants and agreements of the parties hereto (including the Surviving Corporation after the Merger) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

     Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof. Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

        (a)    If to Parent or Sub, to:

               Henry Schein, Inc.
               135 Duryea Road
               Melville, New York 11747

               Attention: Mark E. Mlotek

               with a copy to:

               Proskauer Rose LLP
               1585 Broadway
               New York, New York 10036

               Attention: Robert A. Cantone, Esq.

        (b)    if to the Company, to:

               Sullivan Dental Products, Inc.

               10920 West Lincoln Avenue
               West Allis, Wisconsin 53227
               Attention: Timothy J. Sullivan

               with a copy to:

               Wolfe, Wolfe & Ryd
               20 N. Wacker Drive, Suite 3550
               Chicago, IL 60606

               Attention: Kerry B. Wolfe, Esq.

If Parent, on the one hand, or the Company, on the other, has or gains knowledge prior to the Effective Date of any breach of any representation, warranty or covenant of the other set forth in this Agreement, Parent or the Company, as the case may be, shall promptly notify the other of such breach, but any failure to give such notice shall not affect such party's rights or remedies hereunder in respect thereof.

     Section 10.5 Descriptive Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to Sections, Schedules, Exhibits or Articles mean a Section, Schedule, Exhibit or Article of this Agreement unless otherwise indicated. References to this Agreement shall be deemed to include the Exhibits and Schedules hereto, unless the context otherwise requires. The term 'person' shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a Governmental Entity or an unincorporated organization.

     Section 10.6 Entire Agreement; Assignment. This Agreement (including the Schedules and other documents and instruments referred to herein), together with the Irrevocable Proxy and Termination Rights Agreement and the Confidentiality Agreement, constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof. This Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder. This Agreement shall not be assigned by operation of law or otherwise; provided that Parent or Sub may assign its rights and obligations hereunder to a direct or indirect subsidiary of Parent, but no such assignment shall relieve Parent or Sub, as the case may be, of its obligations hereunder.

     Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the provisions thereof relating to conflicts of law, except to the extent relating to matters governed by the General Corporation Law of the State of Delaware or the WBCL.

     Section 10.8 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

     Section 10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREFORE, each of Parent, Sub and the Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          HENRY SCHEIN, INC.

                                          By:         /S/ Mark E. Mlotek
                                             ----------------------------------
                                                       Mark E. Mlotek
                                                       Vice President

                                          HSI ACQUISITION CORP.

                                          By:         /S/ Mark E. Mlotek
                                             -----------------------------------
                                                       Mark E. Mlotek
                                                       Vice President

                                          SULLIVAN DENTAL PRODUCTS, INC.

                                          By:       /S/ Timothy J. Sullivan
                                             -----------------------------------
                                                     Timothy J. Sullivan

                                                                        ANNEX II

                 OPINION OF CLEARY GULL REILAND & MCDEVITT INC.

                                                                  August 3, 1997

Board of Directors
SULLIVAN DENTAL PRODUCTS, INC.
10920 West Lincoln Avenue
West Allis, WI 53227

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders (the 'Shareholders') of shares of common stock, par value $0.01 per share ('Sullivan Common Stock'), of Sullivan Dental Products, Inc. ('Sullivan') of the consideration to be received by the Stockholders pursuant to the terms of the Merger Agreement dated as of August 3, 1997 (the 'Merger Agreement') by and among Henry Schein, Inc. ('Schein'), HSI Acquisition Corp., a wholly owned subsidiary of Schein ('Subsidiary'), and Sullivan, pursuant to which Subsidiary will be merged (the 'Merger') with and into Sullivan and Sullivan will become a wholly owned subsidiary of Schein.

     Under the Merger Agreement, each issued and outstanding share of Sullivan Common Stock, other than shares of Sullivan Common Stock to be canceled pursuant to Section 3.1(b) of the Merger Agreement, will be converted into the right to receive 0.735 shares (the 'Exchange Ratio') of the $0.01 par value common stock of Schein ('Schein Common Stock'). Notwithstanding the foregoing, if the Schein Average Trading Price is less than $25.00 per share, the Sullivan Board of Directors has the right to terminate the Merger Agreement without liability in any respect whatsoever. The 'Schein Average Trading Price' shall mean the average of the closing sales prices of a share of Schein Common Stock, as reported on the NASDAQ National Market during the 20 trading day period preceding the third business day prior to the date of the mailing of the Proxy Statement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     In arriving at our opinion, we have reviewed, among other things, the Merger Agreement and certain business and financial information relating to Sullivan, including certain financial projections, estimates and analyses provided to us by Sullivan. We have also reviewed and discussed the business and prospects of Sullivan and its subsidiaries with representatives of Sullivan's management. We have considered certain financial and stock market data relating to Sullivan and in certain cases have compared that information to similar data for other publicly held companies in businesses considered to be generally comparable to Sullivan.

     We have also reviewed certain publicly available business and financial information relating to Schein, including certain information concerning the estimates of future operating and financial performance prepared by industry experts unaffiliated with Schein, and have had discussions with representatives of Schein's management. In addition, we have reviewed financial plans prepared by Schein's management. We have considered certain financial and stock market data relating to Schein and in certain cases have compared that information to similar data for other publicly held companies in businesses considered to be generally comparable to Schein.

     In arriving at our opinion, we have also considered the financial impact of the Merger on Schein's future earnings per share, an unleveraged after-tax discounted cash flow analysis of both Sullivan and Schein, an analysis of Sullivan's percentage contribution to the pro forma operating results for the combined entity resulting from the Merger compared to the implied percentage ownership interest of holders of Sullivan Common Stock in Schein after giving effect to the Merger, a comparison of the purchase price premium to be paid for the Sullivan Common Stock based on the Exchange Ratio to certain other similar mergers, publicly available information concerning the nature and terms of certain other transactions that Cleary Gull believed to be relevant on a comparative basis, a historical comparison of Sullivan's and Schein's stock market prices and such other information, financial studies and analyses and financial, economic and market criteria as we deemed relevant and appropriate.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. We have not made an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of Sullivan or Schein or any of their respective subsidiaries, nor have we been furnished with any such evaluation or appraisal that has not been publicly disclosed. With respect to the financial plans, estimates and analyses provided to us by Sullivan, we have assumed, with your permission, that all such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Sullivan as to future financial performance and was based upon the historical performance of Sullivan and certain estimates and assumptions which were reasonable at the time made. Upon advice of Sullivan and its legal and accounting advisors, we have assumed the Merger will be treated as a pooling of interests transaction in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Our opinion is based on economic, monetary and market conditions existing on the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the Shareholders pursuant to the Merger Agreement is fair, from a financial point of view, to the Shareholders.

     We are acting as financial advisor to the Board of Directors of Sullivan in this transaction and will receive a fee for our services, a portion of which was payable as a result of the delivery of this letter and a portion of which is contingent upon the approval and consummation of the Merger. In addition,

Sullivan has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. On March 31, 1992, we were the co-manager for a public offering of 700,000 shares of Sullivan Common Stock for which we received customary compensation. In the ordinary course of business, we actively trade securities of Sullivan and Schein for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. We currently make a market in Sullivan Common Stock and Schein Common Stock.

     This opinion is for the use and benefit of the Board of Directors of Sullivan and is rendered to the Board of Directors of Sullivan in connection with its consideration of the Merger. We are not making any recommendation regarding whether or not it is advisable for Shareholders to vote in favor of the Merger. We have not been requested to opine as to, and our opinion does not in any manner address, Sullivan's underlying business decision to proceed with or effect the Merger. We are not rendering any opinion as to the value of Schein or making any recommendation to the Shareholders in respect of the advisability of disposing of or retaining Schein Common Stock received pursuant to the Merger.

                                          Very truly yours,


                                          CLEARY GULL REILAND & MCDEVITT INC.

                                                                       ANNEX III

                          OPINION OF SMITH BARNEY INC.

                                                                  August 3, 1997

The Board of Directors
HENRY SCHEIN, INC.
135 Duryea Road
Melville, New York 11747

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to Henry Schein, Inc. ('Schein') of the consideration to be paid by Schein pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of August 3, 1997 (the 'Merger Agreement'), by and among Schein, HSI Acquisition Corp., a wholly owned subsidiary of Schein ('Sub'), and Sullivan Dental Products, Inc. ('Sullivan'). As more fully described in the Merger Agreement, (i) Sub will be merged with and into Sullivan (the 'Merger') and (ii) each outstanding share of the common stock, par value $0.01 per share, of Sullivan (the 'Sullivan Common Stock') will be converted into the right to receive 0.735 (the 'Exchange Ratio') of a share of the common stock, par value $0.01 per share, of Schein (the 'Schein Common Stock').

     In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Schein and certain senior officers and other representatives and advisors of Sullivan concerning the businesses, operations and prospects of Schein and Sullivan. We examined certain publicly available business and financial information relating to Schein and Sullivan as well as certain financial forecasts and other information and data for Schein and Sullivan which were provided to or otherwise discussed with us by the respective managements of Schein and Sullivan, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Schein Common Stock and Sullivan Common Stock; the historical and projected earnings and other operating data of Schein and Sullivan; and the capitalization and financial condition of Schein and Sullivan. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Schein and Sullivan. We also evaluated the potential pro forma financial impact of the Merger on Schein. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.


     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of Schein and Sullivan that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Schein and Sullivan as to the future financial performance of Schein and Sullivan and the strategic implications and operational benefits anticipated to result from the Merger. We have assumed, with your consent, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of Schein and Sullivan. We are not expressing any opinion as to what the value of the Schein Common Stock actually will be when issued to Sullivan stockholders pursuant to the Merger or the price at which the Schein Common Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the

                                     III-1
assets or liabilities (contingent or otherwise) of Schein or Sullivan nor have we made any physical inspection of the properties or assets of Schein or Sullivan. We were not requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Schein or the effect of any other transaction in which Schein might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

     Smith Barney has been engaged to render financial advisory services to Schein in connection with the Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Schein and Sullivan for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided investment banking services to Schein unrelated to the proposed Merger, for which services we have received compensation. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Schein and Sullivan.

     Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Schein in its evaluation of the proposed Merger, and our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matter relating to the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.


     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Schein.

                                          Very truly yours,


                                          SMITH BARNEY INC.

                                     III-2

                                                                        ANNEX IV

              ARTICLE FIFTH OF SCHEIN CERTIFICATE OF INCORPORATION
      PRIOR TO THE PROPOSED SCHEIN CERTIFICATE OF INCORPORATION AMENDMENTS

FIFTH:

     A. The business and affairs of the Corporation shall be managed by its Board of Directors whose members need not be residents of the State of Delaware nor stockholders of the Corporation. The number of directors which shall constitute the entire Board of Directors shall be no less than five and no more than 11 through December 31, 1998; thereafter the number of directors which shall constitute the entire Board of Directors shall be nine.

     B. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

          1. To adopt, amend or repeal any By-Law (provided, however, that (a) any By-Law made, amended or repealed by the Board of Directors may be amended or repealed, and that any by-laws may be adopted, by the stockholders of the Corporation and (b) the Board of Directors may not amend or repeal any By-Law adopted by the stockholders of the Corporation);

          2. To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation;

          3. To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created; and

          4. By resolution passed by a majority of the whole Board, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in such resolution or in the By-laws of the Corporation, shall have and may exercise all the powers and the authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the By-laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

     C. The affirmative vote of the holders of 80% or more of the shares entitled to vote in the election of directors shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article FIFTH.

                         SULLIVAN DENTAL PRODUCTS, INC.
                           10920 WEST LINCOLN AVENUE
                          WEST ALLIS, WISCONSIN 53227

                                     PROXY
                        SPECIAL MEETING OF SHAREHOLDERS
                               NOVEMBER 12, 1997

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL
                         MEETING ON NOVEMBER 12, 1997.

Unless otherwise specified below, the undersigned, a holder of record of shares of common stock, par value $.01 (the 'Sullivan Common Stock'), of Sullivan Dental Products, Inc., ('Sullivan') at the close of business on September 17, 1997, (the 'Record Date'), hereby appoints Robert J. Sullivan and Timothy J. Sullivan, or either of them, the proxy or proxies of the undersigned, each with full power of substitution, to attend the Special Meeting of Shareholders of Sullivan to be held on November 12, 1997 and any adjournments or reschedulings thereof at which holders of Sullivan Common Stock will be voting on whether to adopt the Agreement and Plan of Merger (the 'Merger Agreement'), dated as of August 3, 1997, by and among Henry Schein, Inc. ('Schein'), HSI Acquisition Corp. ('Merger Sub') and Sullivan, providing for, among other things, the merger of Merger Sub with and into Sullivan (the 'Merger') and the conversion of each outstanding share of Sullivan Common Stock into the right to receive 0.735 shares of the common stock, par value $.01, of Schein (the 'Schein Common Stock') and to approve the other transactions contemplated by the Merger Agreement, and to vote as specified in this proxy all the shares of Sullivan Common Stock which the undersigned would otherwise be entitled to vote if personally present. The undersigned hereby revokes any previous proxies with respect to the matters covered in this proxy.

THE BOARD OF DIRECTORS OF SULLIVAN RECOMMENDS A VOTE FOR ADOPTION OF THE MERGER
        AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY.

IF RETURNED CARDS ARE SIGNED AND DATED BUT NOT MARKED YOU WILL BE DEEMED TO HAVE VOTED TO ADOPT THE MERGER AGREEMENT AND TO APPROVE THE TRANSACTIONS CONTEMPLATED
                                    THEREBY.

                               (SEE REVERSE SIDE)

1.         The adoption of the Merger Agreement providing for, among other things, the Merger and the conversion of each outstanding share of Sullivan Common Stock into 0.735 shares of Schein Common Stock and approval of the other transactions contemplated thereby.
                                             / / FOR         / / AGAINST         / / ABSTAIN
           In their discretion, the proxies are authorized to vote upon such other business as may properly come before the
           Special Meeting of Shareholders of Sullivan or any adjournments or reschedulings thereof.

           If you have any questions or need assistance, please contact Georgeson & Company Inc. at 1-800-445-1790.

    Proxies can only be given by shareholders of record on the Record Date. Please sign your name below exactly as it appears hereon. When shares of Sullivan Common Stock are held of record by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                  Dated _________________ , 1997

                                                  ______________________________
                                                    Signature (Title, if any)

                                                  ______________________________
                                                    Signature if held jointly

 PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID
                                   ENVELOPE.